  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1994

                                                      REGISTRATION NO. 33-53383
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           FERRELLGAS PARTNERS, L.P.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


        DELAWARE                  5984                      43-1675728

     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)



                               ----------------

                               ONE LIBERTY PLAZA
                            LIBERTY, MISSOURI 64068
                                (816) 792-1600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               DANLEY K. SHELDON
                               ONE LIBERTY PLAZA
                            LIBERTY, MISSOURI 64068
                                (816) 792-1600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
      ANDREWS & KURTH L.L.P.                       SULLIVAN & CROMWELL
       425 LEXINGTON AVENUE                         125 BROAD STREET
     NEW YORK, NEW YORK 10017                    NEW YORK, NEW YORK 10004
          (212) 850-2800                             (212) 558-4000
 ATTENTION: MICHAEL Q. ROSENWASSER           ATTENTION: ROBERT E. BUCKHOLZ, JR.

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           FERRELLGAS PARTNERS, L.P.

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

         FORM S-1 ITEM NUMBER AND HEADING              LOCATION IN PROSPECTUS
         --------------------------------              ----------------------
  1. Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus....   Outside Front Cover Page
  2. Inside Front and Outside Back Cover Pages     Inside Front and Outside Back
      of Prospectus.............................    Cover Pages
  3. Summary Information, Risk Factors and Ratio
      of Earnings to Fixed Charges..............   Prospectus Summary; Risk
                                                    Factors
  4. Use of Proceeds............................   Prospectus Summary; Use of
                                                    Proceeds
  5. Determination of Offering Price............   Underwriting
  6. Dilution...................................   Dilution
  7. Selling Security Holders...................   *
  8. Plan of Distribution.......................   Outside Front Cover Page;
                                                    Underwriting
  9. Description of Securities to be Registered.   Prospectus Summary; Cash
                                                    Distribution Policy;
                                                    Description of the Common
                                                    Units; The Partnership
                                                    Agreement; Tax Considerations
 10. Interests of Named Experts and Counsel.....   *
 11. Information with Respect to the Registrant.   Outside Front Cover Page;
                                                    Prospectus Summary; Selected
                                                    Historical and Pro Forma
                                                    Consolidated Financial and
                                                    Operating Data; Management's
                                                    Discussion and Analysis of
                                                    Financial Condition and
                                                    Results of Operations;
                                                    Business; Management;
                                                    Conflicts of Interest and
                                                    Fiduciary Responsibility;
                                                    Financial Statements
 12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................   *

- --------
* Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 24, 1994

                            13,100,000 COMMON UNITS
                     REPRESENTING LIMITED PARTNER INTERESTS

[LOGO OF FERRELLGAS
    APPEARS HERE]         FERRELLGAS PARTNERS, L.P.
                                  ----------

  The Common Units offered hereby represent limited partner interests in Ferrellgas Partners, L.P., a Delaware limited partnership (the "Partnership"). The Partnership was recently formed to acquire and operate the propane business and assets of Ferrellgas, Inc. ("Ferrellgas"), one of the largest retail marketers of propane in the United States. Ferrellgas will serve as the general partner (the "General Partner") of the Partnership.
  The Partnership will distribute to its partners, on a quarterly basis, 100%
of its Available Cash, which is generally all of the cash receipts of the Partnership, adjusted for its cash disbursements and net changes in reserves. During the Subordination Period, which will generally not end prior to August
1, 1999, each holder of Common Units will generally be entitled to receive quarterly distributions of $0.50 per Common Unit per quarter, or $2.00 per Common Unit on an annualized basis, before any distributions are made on the outstanding Subordinated Units of the Partnership.
  PURCHASERS OF COMMON UNITS SHOULD CONSIDER EACH OF THE FACTORS DESCRIBED
UNDER "RISK FACTORS" IN EVALUATING AN INVESTMENT IN THE PARTNERSHIP, INCLUDING, BUT NOT LIMITED TO, THE FOLLOWING:
  . FUTURE PARTNERSHIP PERFORMANCE WILL DEPEND UPON THE SUCCESS OF THE
    PARTNERSHIP IN MAXIMIZING PROFIT FROM RETAIL PROPANE SALES. PROPANE SALES ARE AFFECTED BY WEATHER PATTERNS, PRODUCT PRICES AND COMPETITION,
    INCLUDING COMPETITION FROM OTHER ENERGY SOURCES.
  . CASH DISTRIBUTIONS WILL DEPEND ON FUTURE PARTNERSHIP PERFORMANCE AND WILL
    BE AFFECTED BY THE FUNDING OF RESERVES, EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF THE GENERAL PARTNER.
  . POTENTIAL CONFLICTS OF INTEREST COULD ARISE BETWEEN THE GENERAL PARTNER
    AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTNERSHIP OR ANY PARTNER THEREOF, ON THE OTHER.
  . HOLDERS OF COMMON UNITS WILL HAVE LIMITED VOTING RIGHTS AND THE GENERAL
    PARTNER WILL MANAGE AND CONTROL THE PARTNERSHIP.
  . THE PARTNERSHIP AGREEMENT LIMITS THE LIABILITY AND MODIFIES THE FIDUCIARY
    DUTIES OF THE GENERAL PARTNER; HOLDERS OF COMMON UNITS ARE DEEMED TO HAVE CONSENTED TO CERTAIN ACTIONS AND CONFLICTS OF INTEREST THAT MIGHT
    OTHERWISE BE DEEMED A BREACH OF FIDUCIARY OR OTHER DUTIES UNDER STATE LAW.
  . PURCHASERS OF THE COMMON UNITS OFFERED HEREBY WILL EXPERIENCE IMMEDIATE
    AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE PER COMMON UNIT
    FROM THE INITIAL PUBLIC OFFERING PRICE.
  Prior to this offering there has been no public market for the Common Units. It is currently estimated that the initial public offering price per Common
Unit will be between $20.50 and $22.25. For the factors considered in determining the initial public offering price, see "Underwriting." The Common Units have been approved for listing on The New York Stock Exchange, subject to official notice of issuance, under the trading symbol "FGP".
                                                           (continued on page 3)
                                  ----------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
 IS A CRIMINAL OFFENSE.
                                  ----------

                                                  UNDERWRITING
                                  INITIAL PUBLIC  DISCOUNTS AND    PROCEEDS TO
                                  OFFERING PRICE COMMISSIONS (1) PARTNERSHIP (2)
                                  -------------- --------------- ---------------
Per Common Unit..................      $              $               $
Total (3)........................     $              $               $

- -----
(1) The Partnership, the General Partner and Ferrell Companies, Inc. have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses of $     payable by the Partnership.
(3) The Partnership has granted the Underwriters an option for 30 days to purchase up to an additional 1,965,000 Common Units at the initial public offering price per unit, less the underwriting discounts and commissions, solely to cover overallotments. If such option is exercised in full, the total initial public offering price, underwriting discounts and commissions
    and proceeds to the Partnership will be $   , $   , and $   , respectively.
    See "Underwriting."
                                  ----------
  The Common Units offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates representing the Common Units will be ready for delivery in New
York, New York, on or about       , 1994.
GOLDMAN, SACHS & CO.
                  DONALDSON, LUFKIN & JENRETTE
                         SECURITIES CORPORATION
                                      A.G. EDWARDS & SONS, INC.
                                                  PAINEWEBBER INCORPORATED
                                                               SMITH BARNEY INC.
                                  ----------

                  The date of this Prospectus is       , 1994.

                                     [ART]



  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON UNITS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  UNTIL    , 1994 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN COMMON UNITS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

(continued from page 1)

  The sale of the Common Units offered hereby is subject to, among other
things, completion of the public offering of approximately $250 million of   %
Senior Notes due 2001 by the Partnership's subsidiary operating partnership.

  The Common Units offered hereby will represent a 42.5% limited partner interest in the Partnership (47.3% if the Underwriters' overallotment option is exercised in full). The General Partner and its affiliates will own a 2% general partner interest in the Partnership, as well as 1,000,000 Common Units (if the Underwriters' overallotment option is exercised in full, all of such Common Units will be repurchased and retired by the Partnership) and 16,118,559 subordinated limited partner interests (the "Subordinated Units") representing an aggregate 55.5% limited partner interest in the Partnership (50.7% if the Underwriters' overallotment option is exercised in full). The Common Units and the Subordinated Units are collectively referred to herein as the "Units." Holders of the Common Units and the Subordinated Units are collectively referred to herein as "Unitholders."

  Distributions of Available Cash by the Partnership will generally be made 98% to the Unitholders and 2% to the General Partner, except that if distributions of Available Cash exceed certain target levels, an affiliate of the General Partner will receive a percentage of such excess distributions that will increase to up to 48% of distributions in excess of the highest target level. During a specified period (the "Subordination Period"), distributions of Available Cash on Subordinated Units will generally be subordinated to distributions on Common Units to the extent necessary to permit distributions of $0.50 per Common Unit for each full quarter (the "Minimum Quarterly Distribution"). For the period from the closing of this offering through October 31, 1994, the Minimum Quarterly Distribution will be adjusted (either upward or downward) based on the actual length of the period. The Subordination Period will extend from the closing of this offering until the first day of any quarter beginning on or after August 1, 1999 in respect of which (i) distributions of Available Cash on the Common Units and the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution for each of the three consecutive four-quarter periods immediately preceding such date and (ii) the Partnership has invested at least $50 million in acquisitions and capital additions or improvements made to increase the operating capacity of the Partnership. A total of 5,372,853 Subordinated Units held by Ferrellgas and its affiliates will convert into Common Units on the first day of any quarter beginning on or after August 1, 1997 in respect of which (i) distributions of Available Cash on the Common Units and the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution for each of the two consecutive four-quarter periods immediately preceding such date and (ii) the operating cash generated by the Partnership in each of such four-quarter periods equaled or exceeded 125% of the Minimum Quarterly Distribution on all Common Units and all Subordinated Units. Upon the expiration of the Subordination Period all remaining Subordinated Units will convert into Common Units and will thereafter participate pro rata with the other Common Units in distributions of Available Cash. See "Cash Distribution Policy--Quarterly Distributions of Available Cash."

  The Partnership will furnish to record holders of Common Units (i) within 120 days after the close of each fiscal year of the Partnership, an annual report containing audited financial statements and a report thereon by its independent public accountants and (ii) within 90 days after the close of each fiscal quarter (other than the fourth quarter), a quarterly report containing unaudited summary financial information. The Partnership will also furnish each Unitholder with tax information within 90 days after the close of each calendar year.

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
PROSPECTUS SUMMARY.................   5
 Ferrellgas Partners, L.P. ........   5
 Summary Historical and Pro Forma
  Consolidated Financial and
  Operating Data...................  12
 The Offering......................  14
 Risk Factors......................  21
 Summary of Tax Considerations.....  24
RISK FACTORS.......................  27
 Risks Inherent in the
  Partnership's Business...........  27
 Risks Inherent in an Investment in
  the Partnership..................  30
 Conflicts of Interest and
  Fiduciary Duties.................  32
 Tax Considerations................  35
THE TRANSACTIONS...................  38
USE OF PROCEEDS....................  40
CAPITALIZATION.....................  41
DILUTION...........................  42
CASH DISTRIBUTION POLICY...........  43
 Quarterly Distributions of
  Available Cash...................  44
 Distributions of Cash from
  Operations during Subordination
  Period...........................  45
 Distributions of Cash from
  Operations after Subordination
  Period...........................  45
 Incentive Distributions--
  Hypothetical Annualized Yield....  45
 Distributions of Cash from
  Interim Capital Transactions.....  46
 Adjustment of Minimum Quarterly
  Distribution and Target
  Distribution Levels..............  47
 Distributions of Cash Upon
  Liquidation......................  48
 Pro Forma Available Cash..........  49
SELECTED HISTORICAL AND PRO FORMA
 CONSOLIDATED FINANCIAL AND
 OPERATING DATA....................  50
MANAGEMENT'S DISCUSSION AND
 ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS.....................  52
 General...........................  52
 Results of Operations.............  53
 Liquidity and Capital Resources...  57
 Pro Forma Financial Condition.....  58
 Tax Audit.........................  61
BUSINESS...........................  62
 General...........................  62
 Retail Operations.................  62
 Industry and Competition..........  66
 Other Operations..................  67
 Employees.........................  68
 Governmental Regulation;
  Environmental and Safety Matters.  68
 Service Marks and Trademarks......  69
 Management Information and Control
  Systems..........................  69
 Properties........................  69
 Litigation........................  70
 Transfer of the Partnership
  Assets...........................  70
MANAGEMENT.........................  72
 Partnership Management............  72
 Directors and Executive Officers
  of the General Partner...........  72
 Compensation of the General
  Partner..........................  73
 Executive Compensation............  73
 Compensation of Directors.........  75
 Termination of Employment
  Arrangement......................  75

                                     PAGE
                                     ----
 Security Ownership of Certain
  Beneficial Owners and Management.   76
 Certain Relationships and Related
  Transactions.....................   76
CONFLICTS OF INTEREST AND FIDUCIARY
 RESPONSIBILITY....................   78
 Transactions of the Partnership
  with Ferrellgas and its
  Affiliates.......................   78
 Conflicts of Interest.............   78
DESCRIPTION OF THE COMMON UNITS....   83
 The Units.........................   83
 Transfer Agent and Registrar......   83
 Transfer of Units.................   84
THE PARTNERSHIP AGREEMENT..........   85
 Organization and Duration.........   85
 Purpose...........................   85
 Capital Contributions.............   85
 Power of Attorney.................   85
 Restrictions on Authority of the
  General Partner..................   86
 Withdrawal or Removal of the
  General Partner..................   86
 Transfer of General Partner
  Interest.........................   87
 Reimbursement for Services........   87
 Change of Management Provisions...   88
 Status as Limited Partner or
  Assignee.........................   88
 Non-citizen Assignees; Redemption.   88
 Issuance of Additional Securities.   89
 Limited Call Right................   90
 Amendment of Partnership
  Agreement........................   90
 Meetings; Voting..................   91
 Indemnification...................   92
 Limited Liability.................   93
 Books and Reports.................   93
 Right to Inspect Partnership Books
  and Records......................   94
 Termination and Dissolution.......   94
 Liquidation and Distribution of
  Proceeds.........................   95
 Registration Rights...............   95
UNITS ELIGIBLE FOR FUTURE SALE.....   96
TAX CONSIDERATIONS.................   98
 Legal Opinions and Advice.........   98
 Changes in Federal Income Tax
  Laws.............................   98
 Partnership Status................   99
 Limited Partner Status............  100
 Tax Consequences of Unit
  Ownership........................  101
 Allocation of Partnership Income,
  Gain, Loss and Deduction.........  103
 Tax Treatment of Operations.......  104
 Disposition of Common Units.......  107
 Uniformity of Units...............  109
 Tax-Exempt Organizations and
  Certain Other Investors..........  110
 Administrative Matters............  111
 Other Tax Considerations..........  114
INVESTMENT IN THE PARTNERSHIP BY
 EMPLOYEE BENEFIT PLANS............  115
UNDERWRITING.......................  116
VALIDITY OF COMMON UNITS...........  117
EXPERTS............................  118
ADDITIONAL INFORMATION.............  118
INDEX TO FINANCIAL STATEMENTS......  F-1
APPENDIX A--FORM OF AGREEMENT OF
 LIMITED PARTNERSHIP OF FERRELLGAS
 PARTNERS, L.P.....................  A-1
APPENDIX B--FORM OF APPLICATION FOR
 TRANSFER OF COMMON UNITS..........  B-1
APPENDIX C--GLOSSARY OF TERMS......  C-1

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and historical and pro forma financial statements appearing elsewhere in this Prospectus and should be read only in conjunction with the entire Prospectus. Unless otherwise specified, the information in this Prospectus assumes that the Underwriters' overallotment option is not exercised and that the initial public offering price is $21.375 per Common Unit (the midpoint of the estimated range). For ease of reference, a glossary of certain terms used in this Prospectus is included as Appendix C to this Prospectus.

                           FERRELLGAS PARTNERS, L.P.

  Ferrellgas Partners, L.P. (the "Partnership") is a Delaware limited partnership recently formed to acquire and operate the propane business and assets of Ferrellgas, Inc. (the "Company" or "Ferrellgas"). Ferrellgas is the general partner (the "General Partner") of the Partnership and a wholly owned subsidiary of Ferrell Companies, Inc. ("Ferrell"). Ferrell was founded in 1939 as a single retail propane outlet in Atchison, Kansas, and has grown principally through the acquisition of retail propane operations throughout the United States. The Company believes that it is the third largest retail marketer of propane in the United States, based on gallons sold, serving more than 600,000 residential, industrial/commercial and agricultural customers in 45 states and the District of Columbia through approximately 416 retail outlets and 226 satellite locations in 36 states (some outlets serve an interstate market). The Company's largest market concentrations are in the Midwest, Great Lakes and Southeast regions of the United States. The Company operates in areas of strong retail market competition, which has required it to develop and implement strict capital expenditure and operating standards in its existing and acquired retail propane operations in order to control operating costs. This effort has resulted in upgrades in the quality of its field managers, the application of strong return on asset benchmarks and improved productivity methodologies.

  The Company's retail propane sales volumes were approximately 553 million, 496 million and 482 million gallons during the fiscal years ended July 31, 1993, 1992 and 1991, respectively. Earnings before depreciation, amortization, interest and taxes ("EBITDA") were $89.4 million, $87.6 million and $99.2 million for the fiscal years ended July 31, 1993, 1992 and 1991, respectively. EBITDA for the twelve months ended April 30, 1994 was $98.6 million. The Company's net losses for the fiscal years ended July 31, 1993 and 1992 were $0.8 million and $11.7 million, respectively, and its net earnings for the fiscal year ended July 31, 1991 were $2.0 million. Net earnings for the nine month periods ended April 30, 1994 and 1993 were $19.5 million and $12.8 million, respectively. For a discussion of the seasonality of the Company's operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

BUSINESS STRATEGY

  The retail propane industry is a mature one, in which the Company foresees only limited growth in total demand for the product. Based on information available from the Energy Information Administration, the Company believes the overall demand for propane has remained relatively constant over the past several years, with year to year industry volumes being impacted primarily by weather patterns. As a result, growth in this industry is accomplished primarily through acquisitions. Except for a few large competitors, the propane industry is highly fragmented and principally composed of over 3,000 local and regional companies. Historically, the Company has been successful in acquiring independent propane retailers and integrating them into the Company's operations at what it believes to be attractive returns. In July 1984, the Company acquired propane operations with annual retail sales volumes of approximately 33 million gallons at a cost of approximately $13.0 million, and in December 1986, the Company acquired propane operations with annual retail sales volumes of approximately 395 million gallons at a cost of approximately $457.5 million. Since December 1986, and as of April 30, 1994, the Company has acquired 67 smaller independent propane retailers which the Company believes were not individually material. These acquisitions have significantly expanded and diversified the Company's geographic presence.

  The Partnership plans to continue to expand its business principally through acquisitions in areas in close proximity to the Company's existing operations so that such newly acquired operations can be efficiently combined with existing operations and savings can be achieved through the elimination of certain overlapping functions. An additional goal of these acquisitions will be to improve the operations and profitability of the businesses the Partnership acquires by integrating them into its established propane supply network and by improving customer service. The Partnership also plans to pursue acquisitions which broaden its geographic coverage. The Company has historically increased its existing customer base and retained the customers of acquired operations through marketing efforts that focus on providing quality service to customers. The General Partner believes that there are numerous local retail propane distribution companies that are possible candidates for acquisition by the Partnership and that the Partnership's geographic diversity of operations helps to create many attractive acquisition opportunities for the Partnership.

  The General Partner is unable to predict the amount or timing of future capital expenditures for acquisitions. Prior to the closing of this offering, however, the Operating Partnership will enter into a bank credit facility (the "Credit Facility") providing a maximum $185 million commitment for borrowings and letters of credit. Under the terms of the Credit Facility at least $60 million will be available solely to finance acquisitions and growth capital expenditures.In addition to borrowings under the Credit Facility, the Partnership may fund future acquisitions from internal cash flow or the issuance of additional Partnership interests. Under the instruments governing the Senior Notes and the Credit Facility, the Partnership is prohibited from making distributions to its partners and other Restricted Payments (as defined in such instruments) unless certain specified targets for capital expenditures and expenditures for permitted acquisitions have been met. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pro Forma Financial Condition."

  In addition to growth through acquisitions, the General Partner believes that the Partnership may also achieve growth within its existing propane operations. Historically, the Company has experienced modest internal growth in its customer base. As a result of its experience in responding to competition and in implementing more efficient operating standards, the General Partner believes that it has positioned the Partnership to be more successful in direct competition for customers. The Company currently has marketing programs underway which focus specific resources toward this effort. See "Business-- Retail Operations--Business Strategy."

GENERAL

  Propane, a byproduct of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative forms of stand alone energy sources. In the residential and commercial markets, propane is primarily used for space heating, water heating and cooking. In the agricultural market propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for certain industrial applications, including use as an engine fuel which is burned in internal combustion engines that power vehicles and forklifts and as a heating or energy source in manufacturing and drying processes. Consumption of propane as a heating fuel peaks sharply in winter months.

  The Company sells propane primarily to four specific markets: residential, industrial/commercial, agricultural and other (principally to other propane retailers and as an engine fuel). During the fiscal year ended July 31, 1993, sales to residential customers accounted for 61% of the Company's retail gross profits, sales to industrial/commercial customers accounted for 26% of the Company's retail gross profits, sales to agricultural customers accounted for 6% of the Company's retail gross profits and sales to other customers accounted for 7% of the Company's retail gross profits. Residential sales have a greater profit margin and a more stable customer base and tend to be less sensitive to price changes than the other markets served by the Company. While the propane distribution business is seasonal in nature and historically sensitive to variations in weather, management believes that the geographical diversity of the Company's areas of operations helps to minimize the Company's exposure to regional weather or economic patterns. Furthermore, long-term historic weather data from the National Climatic Data Center indicate that average annual temperatures have remained relatively constant over the last 30 years, with fluctuations occurring on a year-to-year basis only. In each of the past five fiscal years, which include the two warmest winters in the United States since 1953, pro forma Available Cash would have been sufficient to allow the Partnership to distribute the Minimum Quarterly Distribution on all Common Units assuming projected pro forma interest expense and capital expenditure levels.

  Profits in the retail propane business are primarily based on the cents-per-gallon difference between the purchase price and the sales price of propane. The Company generally purchases propane on a short-term basis; therefore, its supply costs generally fluctuate with market price fluctuations. Should the wholesale cost of propane decline in the future, the Company believes that the Partnership's margins on its retail propane distribution business should increase in the short-term because retail prices tend to change less rapidly than wholesale prices. Should the wholesale cost of propane increase, for similar reasons retail margins and profitability would likely be reduced at least for the short-term until retail prices can be increased. Historically, the Company has been able to maintain margins on an annual basis following changes in the wholesale cost of propane. The Company's success in maintaining its margins is evidenced by the fact that since fiscal 1989 average annual retail gross margins, measured on a cents-per-gallon basis, have generally varied by a relatively low percentage. The General Partner is unable to predict, however, how and to what extent a substantial increase or decrease in the wholesale cost of propane would affect the Partnership's margins and profitability.

  Propane competes primarily with natural gas, electricity and fuel oil as an energy source, principally on the basis of price, availability and portability. Propane serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Propane is generally more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, although propane is sold in such areas as a standby fuel for use during peak demand periods and during interruption in natural gas service. Propane is generally less expensive to use than electricity for space heating, water heating and cooking. Although propane is similar to fuel oil in application, market demand and price, propane and fuel oil have generally developed their own distinct geographic markets, lessening competition between such fuels.

  The retail propane business of the Company consists principally of transporting propane to its retail distribution outlets and then to tanks located on its customers' premises. Propane supplies are purchased in the contract and spot markets, primarily from natural gas processing plants and major oil companies. In addition, retail propane customers typically lease their stationary storage tanks from their propane distributors. Approximately 70% of the Company's customers lease their tank from the Company. The lease terms and, in most states, certain fire safety regulations, restrict the refilling of a leased tank solely to the propane supplier that owns the tank. The cost and inconvenience of switching tanks minimizes a customer's tendency to switch among suppliers of propane on the basis of minor variations in price.

  The Company is also engaged in the trading of propane and other natural gas liquids, chemical feedstocks marketing and wholesale propane marketing. In fiscal year 1993, the Company's annual wholesale and trading sales volume was approximately 1.2 billion gallons of propane and other natural gas liquids, approximately 64% of which was propane. Because the Partnership will possess a large distribution system, underground storage capacity and the ability to buy large volumes of propane, the General Partner believes that the Partnership will be in a position to achieve product cost savings and avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors.

PARTNERSHIP STRUCTURE AND MANAGEMENT

  Ferrellgas will serve as the general partner of the Partnership. Following this offering the management and employees of Ferrellgas who currently manage and operate the propane business and assets to be owned by the Partnership will continue to manage and operate the Partnership's business as officers and employees of the General Partner. See "Management."

  In order to simplify the Partnership's obligations under the laws of several jurisdictions in which it will conduct business, the Partnership's activities will be conducted through a subsidiary operating partnership (the "Operating Partnership"). The Partnership will be the sole limited partner of the Operating Partnership and the General Partner will serve as general partner of the Operating Partnership. Unless the context otherwise requires, references herein to the Partnership include the Partnership and the Operating Partnership on a combined basis.

  The General Partner will receive no management fee in connection with its management of the Partnership and will receive no remuneration for its services as general partner of the Partnership other than reimbursement for all direct and indirect expenses incurred in connection with the Partnership's operations and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with the operation of the Partnership's business. The Partnership Agreement provides that the General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Because of the broad authority granted to the General Partner to determine the fees and expenses, including compensation of the General Partner's officers and other employees, allocable to the Partnership, certain conflicts of interest could arise between the General Partner and its affiliates, on the one hand, and the Partnership and its limited partners, on the other, and the limited partners will have no ability to control the expenses allocated by the General Partner to the Partnership.

  The principal executive offices of the Partnership are located at One Liberty Plaza, Liberty, Missouri 64068, and its telephone number is (816) 792-1600.

  The chart on the following page depicts the organization and ownership of the Partnership and the Operating Partnership after giving effect to the sale of the Common Units offered hereby (assuming that the Underwriters' overallotment option is not exercised). The percentages reflected in the following chart represent the approximate ownership interest in each of the Partnership and the Operating Partnership, individually. Except in the following chart, the ownership percentages referred to in this Prospectus reflect the approximate effective ownership interest of the holder in the Partnership and the Operating Partnership on a combined basis.

                                    (CHART)


  Conflicts of interest may arise between the General Partner and its affiliates, on the one hand, and the Partnership, the Operating Partnership and the Unitholders, on the other. Such conflicts could include, without limitation, conflicts arising from (i) decisions of the General Partner that affect the amount of Available Cash constituting Cash from Operations, (ii) the dependence of the Partnership on employees of the General Partner and its affiliates to conduct the business of the Partnership, (iii) the reimbursement of the General Partner for expenses incurred by it in connection with the Partnership's operations, (iv) the General Partner's decision to limit, where possible, its liability under contractual arrangements entered into by the Partnership, (v) the inability of the limited partners of the

Partnership to enforce obligations of the General Partner under agreements it has entered into with the Partnership, (vi) the fact that the agreements and arrangements between the Partnership and the General Partner and its affiliates are not and will not be the result of arms-length negotiations, (vii) the right of the General Partner to call for and purchase Units as provided in the Partnership Agreement and (viii) the ability of affiliates of the General Partner to engage in activities that compete with the business of the Partnership, other than retail propane sales to end users in the continental United States. The General Partner will have an audit committee consisting of independent members of its Board of Directors which will be available at the General Partner's discretion to review matters involving potential conflicts of interest.

TRANSACTIONS AT CLOSING

  Concurrently with the closing of this offering, Ferrellgas will contribute all of its propane business and assets to the Partnership in exchange for 1,000,000 Common Units, 16,118,559 Subordinated Units and certain rights to receive incentive distributions (the "Incentive Distribution Rights") if distributions of Available Cash exceed certain target levels, as well as a 2% general partner interest in the Partnership and the Operating Partnership, on a combined basis (see "Cash Distribution Policy--Quarterly Distributions of Available Cash"). In connection with the contribution of such business and assets by Ferrellgas, the Operating Partnership will assume substantially all of the liabilities, whether known or unknown, associated with such business and assets (other than income tax liabilities). The Operating Partnership intends to maintain insurance and reserves at levels that it believes will be adequate to satisfy such liabilities. In addition, the Operating Partnership will assume the payment obligations of Ferrellgas under its Series A and Series C Floating Rate Senior Notes due 1996 (the "Existing Floating Rate Notes"), its Series B and Series D Fixed Rate Senior Notes (the "Existing Fixed Rate Notes" and, together with the Existing Floating Rate Notes, the "Existing Senior Notes") and its 11 5/8% Senior Subordinated Debentures (the "Existing Subordinated Debentures"). All of this long-term debt will be retired with the net proceeds from the sale by the Partnership of the Common Units offered hereby (estimated to be approximately $260.3 million at an assumed initial public offering price of $21.375 per Common Unit) and the net proceeds from the issuance of approximately $250 million in aggregate principal amount of % Senior Notes due 2001 (the "Senior Notes") to be issued by the Operating Partnership concurrently with the closing of this offering (estimated to be approximately $245.3 million). The book value of the assets being contributed to the Partnership will be approximately $83 million less than the liabilities to be assumed by the Operating Partnership. Immediately prior to the closing of this offering, the Operating Partnership expects to enter into the $185 million Credit Facility. The Credit Facility will permit borrowings of up to $100 million on a senior unsecured revolving line of credit basis to fund working capital and general partnership requirements (of which $50 million will be available to support letters of credit). In addition, up to $85 million of borrowings will be permitted on a senior unsecured basis, at least $60 million of which will be available solely to finance acquisitions and growth capital expenditures.

  Ferrellgas will retain and will not contribute to the Partnership approximately $39 million in cash, approximately $17 million in receivables from affiliates of its parent, Ferrell, and Class B redeemable common stock of Ferrell (the "Ferrell Class B Stock") with a book value of approximately $36 million. It is anticipated that following the closing of this offering the Company will loan approximately $25 million to Ferrell and will dividend to Ferrell the remainder of the cash, receivables and Ferrell Class B Stock, as well as the Common Units, Subordinated Units and Incentive Distribution Rights received by the Company in exchange for the contribution of its propane business and assets to the Partnership.

  Concurrently with the closing of this offering, the Company will consummate a tender offer and consent solicitation with respect to its Existing Subordinated Debentures. The consent solicitation is necessary to modify the indenture related to the Existing Subordinated Debentures in order to permit the Company to consummate the transactions contemplated by this Prospectus. As of the date of this Prospectus, all of the outstanding Existing Subordinated Debentures have been tendered and will be retired by the Operating Partnership, as described above.

  Concurrently with the closing of this offering, the Company will mail to the holders of the Existing Senior Notes a notice of redemption of all outstanding Existing Senior Notes, pursuant to the optional redemption provisions of the indenture governing the Existing Senior Notes (the "Existing Senior Notes Indenture"). The redemption date will be 30 days after the date of mailing of such notice. The Existing Senior Notes Indenture provides for a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date plus, in the case of the Existing Fixed Rate Notes, a premium which is based on certain yield information for U.S. Treasury securities as of three business days prior to the redemption date. The Operating Partnership will deposit with the trustee on the date of closing of this offering an amount expected to be more than sufficient to pay the redemption price. As a result of the transactions contemplated hereby, during the 30-day period prior to the redemption date, an event of default will exist under the Existing Senior Notes Indenture. The holders of at least 25% of the principal amount of Existing Senior Notes, therefore, will be entitled, by notice to the Company and the trustee, to declare the unpaid principal of, and accrued and unpaid interest and the applicable premium on, the Existing Senior Notes to be immediately due and payable. The trustee under the Existing Senior Notes Indenture has advised the Company that it intends to notify the holders of the Existing Senior Notes of this right. In the event of such a declaration, the amount already deposited by the Operating Partnership in payment of the redemption price would be applied to pay the amount so declared immediately due and payable. The Partnership will incur an extraordinary loss of approximately $20.4 million related to the retirement of the Existing Senior Notes, approximately $31.2 million relating to the Existing Subordinated Debentures resulting from consent and tender offer fees and approximately $11.2 million relating to the write-off of unamortized financing costs, all in accordance with generally accepted accounting principles ("GAAP").

  At the closing of this offering, it is anticipated that the Operating Partnership will borrow approximately $10 million under the Credit Facility which will enable the Partnership to commence operations with an initial cash balance of at least $20 million. To the extent that the initial public offering price per Common Unit is less than $21.375, the Operating Partnership may need to borrow additional funds under the Credit Facility in order to commence operations with an initial cash balance of at least $20 million. For a description of the Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pro Forma Financial Condition."

  The foregoing description assumes that the Underwriters' overallotment option is not exercised. If the Underwriters' overallotment option is exercised in full, the Partnership will issue 1,965,000 additional Common Units. The Partnership will use the net proceeds from any exercise of the Underwriters' overallotment option first to repay any amounts borrowed under the Credit Facility or, if no such borrowings have been made, to establish an initial cash balance of up to $20 million that will be used for general partnership purposes. Any remaining net proceeds from the exercise of the Underwriters' overallotment option will be used by the Partnership to repurchase for retirement up to 1,000,000 Common Units held by Ferrell at a price per Unit equal to the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. Any net proceeds remaining after such repurchase will be retained by the Partnership for general partnership purposes.

  Immediately following this offering, Ferrellgas will own an effective 2% general partner interest in the Partnership and the Operating Partnership, on a combined basis, and Ferrell will own 1,000,000 Common Units (if the Underwriters' overallotment option is exercised in full, all of such Common Units will be repurchased and retired by the Partnership) and 16,118,559 Subordinated Units representing an aggregate 55.5% limited partner interest in the Partnership (50.7% if the Underwriters' overallotment option is exercised in full) and the Incentive Distribution Rights. See "The Transactions."

                        SUMMARY HISTORICAL AND PRO FORMA
                   CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following tables set forth for the periods and the dates indicated, summary historical financial and operating data for the Company and pro forma financial and operating data for the Partnership after giving effect to the transactions contemplated by this Prospectus. The summary historical financial data for the three years ended July 31, 1993 and the nine-month periods ended April 30, 1993 and 1994, are derived from the audited and unaudited consolidated financial statements contained elsewhere in this Prospectus. The historical financial data for the interim period ended April 30, 1993 and the Partnership's summary pro forma financial data are derived from unaudited financial information. The Partnership's summary pro forma financial data should be read in conjunction with the consolidated financial statements and the pro forma combined financial statements and notes thereto included elsewhere in this Prospectus. In addition, the propane business is seasonal in nature with its peak activity during the winter months. Therefore, the results for the interim periods are not indicative of the results that can be expected for a full year. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                               PARTNERSHIP
                                           HISTORICAL                           PRO FORMA
                          --------------------------------------------------  ------------
                                      YEAR ENDED JULY 31,                     YEAR ENDED
                          --------------------------------------------------   JULY 31,
                            1989      1990      1991     1992         1993       1993
                          --------  --------  -------- --------     --------  ----------
                              (IN THOUSANDS, EXCEPT PER UNIT DATA AND RATIO)
INCOME STATEMENT DATA:
 Total revenues.........  $409,953  $467,641  $543,933 $501,129     $541,945   $541,945
 Depreciation and
  amortization..........    32,528    33,521    36,151   31,196       30,840     30,840
 Operating income.......    53,425    54,388    63,045   56,408       58,553     58,053
 Interest expense.......    54,572    55,095    60,507   61,219       60,071     29,029
 Earnings (loss) from
  continuing operations.    (1,506)     (347)    1,979   (1,700)(1)      109     28,750
 Earnings from
  continuing operations
  per Unit..............                                                       $   0.93
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Working capital........  $(39,708) $ 50,456  $ 53,403 $ 67,973     $ 74,408
 Total assets...........   487,631   554,580   580,260  598,613      573,376
 Payable to (receivable
  from) parent and
  affiliates............    13,109    10,743     3,763    2,236         (916)
 Long-term debt.........   354,626   465,644   466,585  501,614      489,589
 Stockholder's equity...     6,616    11,463    21,687    8,808       11,359
OPERATING DATA:
 Retail propane sales
  volumes (in gallons)..   498,395   499,042   482,211  495,707      553,413    553,413
 Capital
  expenditures(2):
 Maintenance............  $  7,271  $  5,428  $  7,958 $ 10,250     $ 10,527   $ 10,527
 Growth.................    10,062    10,447     2,478    3,342        2,851      2,851
 Acquisition............    14,668    18,005    25,305   10,112          897        897
                          --------  --------  -------- --------     --------   --------
  Total.................  $ 32,001  $ 33,880  $ 35,741 $ 23,704     $ 14,275   $ 14,275
                          ========  ========  ======== ========     ========   ========
SUPPLEMENTAL DATA:
 Earnings before
  depreciation,
  amortization, interest
  and taxes(3)..........  $ 85,953  $ 87,909  $ 99,196 $ 87,604     $ 89,393   $ 88,893
 Fixed charge coverage
  ratio(4)..............                                                            3.0x

                                                                  PARTNERSHIP
                                          HISTORICAL               PRO FORMA
                                       --------------------    -----------------
                                       NINE MONTHS ENDED
                                           APRIL 30,           NINE MONTHS ENDED
                                       --------------------        APRIL 30,
                                         1993        1994            1994
                                       --------    --------    -----------------
                                       (IN THOUSANDS, EXCEPT PER UNIT DATA
                                                   AND RATIO)
INCOME STATEMENT DATA:
 Total revenues......................  $468,302    $450,477        $450,477
 Depreciation and amortization.......    23,238      21,688          21,688
 Operating income....................    64,708      75,445          75,070
 Interest expense....................    45,056      44,233          21,187
 Earnings from continuing operations.    12,785      20,356          53,892
 Earnings from continuing operations
  per Unit...........................                              $   1.75
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Working capital.....................  $100,645    $104,164        $ 54,304
 Total assets........................   602,063     600,113         478,254
 Payable to (receivable from) parent
  and affiliates.....................     2,076      (3,909)             91
 Long-term debt......................   500,227     476,471         267,441
 Stockholder's equity................    21,855      30,848
 Partners' capital:
 Common unitholders..................                                66,067
 Subordinated unitholder.............                                75,524
 General partner.....................                                 2,890
OPERATING DATA:
 Retail propane sales volumes (in
  gallons)...........................   483,489     490,254         490,254
 Capital expenditures(2):
 Maintenance.........................  $  9,232(5) $  3,377(5)     $  3,377
 Growth..............................     2,597       2,568           2,568
 Acquisition.........................       --        2,472           2,472
                                       --------    --------        --------
  Total..............................  $ 11,829    $  8,417        $  8,417
                                       ========    ========        ========
SUPPLEMENTAL DATA:
 Earnings before depreciation,
  amortization, interest and
  taxes(3)...........................  $ 87,946    $ 97,133        $ 96,758
 Fixed charge coverage ratio(4)                                         3.3x

- --------
(1) In August 1991, the Company revised the estimated useful lives of storage tanks from 20 to 30 years in order to more closely reflect the expected useful lives of these assets. The effect of the change in accounting estimates resulted in a favorable impact on net loss from continuing operations of approximately $3.7 million for the fiscal year ended July 31, 1992.
(2) The Company's capital expenditures fall generally into three categories:
    (i) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment; (ii) growth capital expenditures, which include expenditures for purchases of new propane tanks and other equipment to facilitate expansion of the Company's retail customer base; and (iii) acquisition capital expenditures, which include expenditures related to the acquisition of retail propane operations. Acquisition capital expenditures include a portion of the purchase price allocated to intangibles associated with the acquired businesses.
(3) EBITDA is calculated as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. EBITDA is a non-GAAP measure, but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. In addition, EBITDA is not intended as an alternative to earnings from continuing operations or net income.

(4) Such ratio is calculated for the preceding four quarter period. Under the terms of the Indenture (as defined in the glossary), the Operating Partnership will be prohibited from making any distributions to the Partnership if the Operating Partnership's Fixed Charge Coverage Ratio (as defined in the glossary) for the preceding four fiscal quarters does not exceed 2.25 to 1 after giving effect to such distribution.

(5) The decrease in maintenance capital expenditures from the nine months ended April 30, 1993 to the nine months ended April 30, 1994 is primarily due to the purchase of the Company's corporate headquarters in Liberty, Missouri for its fair market value of $4.1 million in the first nine months of fiscal 1993.

                                  THE OFFERING

Securities offered..........    13,100,000 Common Units (15,065,000 Common
                                 Units if the Underwriters' overallotment op-tion is exercised in full).


Units to be outstanding
 after this offering........    14,100,000 Common Units representing a 45.7%
                                 limited partner interest in the Partnership and 16,118,559 Subordinated Units representing a 52.3% limited partner interest in the Part-nership. If the Underwriters' overallotment option is exercised in full, 1,965,000 addi-tional Common Units will be issued by the Partnership and all of the 1,000,000 Common Units owned by Ferrell will be repurchased by the Partnership, resulting in 15,065,000 Com-mon Units and 16,118,559 Subordinated Units outstanding, representing a 47.3% and 50.7% limited partner interest in the Partnership, respectively.

Distributions of Available
 Cash.......................    The Partnership will distribute 100% of its
                                 Available Cash within 45 days after the end of each January, April, July and October to Unitholders of record on the applicable record date and to the General Partner. "Available Cash" will consist generally of all of the cash receipts of the Partnership adjusted for its cash disbursements and net changes in re-serves. The full definition of Available Cash is set forth in the Partnership Agreement, the form of which is included in this Prospectus as Appendix A. The General Partner has discre-tion in making cash disbursements and estab-lishing reserves, thereby affecting the amount of Available Cash. See "Cash Distribution Pol-icy." Available Cash will generally be dis-tributed 98% to the Unitholders and 2% to the General Partner, except that if distributions of Available Cash exceed certain target lev-els, an affiliate of the General Partner will receive a percentage of such excess distribu-tions that will increase to up to 48% of dis-tributions in excess of the highest target level. See "Cash Distribution Policy--Quar-terly Distributions of Available Cash--Incen-tive Distributions--Hypothetical Annualized
                                 Yield."

Distributions to
 Unitholders................    With respect to each quarter during the Subor-
                                 dination Period, which will generally not end earlier than August 1, 1999, the Common Unitholders will generally have the right to receive the Minimum Quarterly Distribution of $0.50 per Common Unit, plus any arrearages in the distribution of the Minimum Quarterly Dis-tribution on the Common Units for prior quar-ters, before any distributions of Available Cash are made to the Subordinated

                                 Unitholders. For the period from the closing of this offering through October 31, 1994, the Minimum Quarterly Distribution will be ad-justed (either upward or downward) based on the actual length of the period. Subordinated Units will not accrue distribution arrearages. Upon the expiration of the Subordination Peri-od, Common Units will no longer accrue distri-bution arrearages.


Subordination Period;
 Conversion of Subordinated
 Units......................    The Subordination Period will extend from the
                                 closing of this offering until the first day of any quarter beginning on or after August 1, 1999 in respect of which (i) distributions of Available Cash on the Common Units and the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution for each of the three consecutive four-quarter periods immedi-ately preceding such date and (ii) the Part-nership has invested at least $50 million in acquisitions and capital additions or improve-ments made to increase the operating capacity of the Partnership. A total of 5,372,853 Sub-ordinated Units held by Ferrellgas and its af-filiates will convert into Common Units on the first day of any quarter beginning on or after August 1, 1997 in respect of which (i) distri-butions of Available Cash on the Common Units and the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution for each of the two consecutive four-quarter periods imme-diately preceding such date and (ii) the oper-ating cash generated by the Partnership in each of such four-quarter periods equaled or exceeded 125% of the Minimum Quarterly Distri-bution on all Common Units and all Subordi-nated Units. Upon the expiration of the Subor-dination Period, all remaining Subordinated Units will convert into Common Units. The Partnership Agreement also provides that if the General Partner is removed other than for cause, the Subordination Period will end and all outstanding Subordinated Units will con-vert into Common Units. See "Cash Distribution Policy--Quarterly Distributions of Available Cash" and "The Partnership Agreement--Change of Management Provisions."

Incentive distributions.....    As an incentive, if quarterly distributions of
                                 Available Cash exceed certain specified target levels an affiliate of the General Partner will receive 13%, then 23% and then 48% of distributions of Available Cash in excess of such target levels. The target levels are based on the amounts of Available Cash dis-tributed, and incentive distributions will not be made unless the Unitholders have received distributions at specified levels above the Minimum Quarterly Distribution. The rights to receive incentive distributions are referred to as "Incentive Distribution Rights." See "Cash Distribution Policy--Quarterly Distribu-tions of Available Cash."

Adjustment of Minimum
 Quarterly Distribution and
 target distribution
 levels.....................    The Minimum Quarterly Distribution and the tar-
                                 get distribution levels for the incentive dis-tributions are subject to downward adjustments in the event that Unitholders receive distri-butions of Cash from Interim Capital Transac-tions, as defined in the glossary (which gen-erally include transactions such as borrowings, refinancings, sales of securities or sales or other dispositions of assets con-stituting a return of capital under the Part-nership Agreement, as distinguished from cash from Partnership operations), or in the event legislation is enacted or existing law is mod-ified or interpreted in a manner that causes the Partnership to be treated as an associa-tion taxable as a corporation or otherwise taxable as an entity for federal, state or lo-cal income tax purposes. If the Unitholders receive a full return of capital as a result of distributions of Cash from Interim Capital Transactions, the distributions payable to the holders of the Incentive Distribution Rights will increase to 48% of all amounts distrib-uted thereafter. See "Cash Distribution Poli-cy--Quarterly Distributions of Available Cash--Distributions of Cash from Interim Capi-tal Transactions" and "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

Potential for significant
 additional dilution in the
 future.....................    The Partnership Agreement authorizes the Gen-
                                 eral Partner to cause the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be es-tablished by the General Partner in its sole discretion, without the approval of the Unitholders, with certain exceptions, includ-ing the following: prior to the end of the Subordination Period, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 7,000,000 additional Common Units (excluding Common Units issued upon the exercise of the Underwriters' overallotment option and Common Units issued upon conversion of Subordinated Units) or an equivalent amount of securities ranking on a parity with the Common Units, in either case without the approval of the holders of at least 66 2/3% of the outstanding Common Units; provided, however, that the Partnership may also issue an unlimited number of additional Common Units or parity securities prior to the end of the Subordination Period and without the approval of the Unitholders if (a) such issuance occurs in connection with or (b) such issuance occurs within 270 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, a transaction in which the Partnership acquires (through an asset acquisition, merger, stock acquisition or other form of investment) con-trol over assets and properties that would have, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such transaction is to be consummated, resulted in an increase in (i) the amount of Acquisition Pro Forma Available Cash constituting Cash from Operations (as de-fined in the glossary) generated by the Part-nership on a per-Unit basis for all outstand-ing Units with respect to each of the four most recently completed quarters over (ii) the actual amount of Available Cash constituting Cash from Operations generated by the Partner-ship on a per-Unit basis for all outstanding Units with respect to each of such four quar-ters. After the end of the Subordination Peri-od, there is no restriction under the Partner-ship Agreement on the ability of the Partner-ship to issue additional limited or general partner interests junior to, on a parity with or senior to the Common Units. See "Risk Fac-tors--Risks Inherent in an Investment in the Partnership--The Partnership May Issue Addi-tional Units, Diluting Existing Unitholders' Interests."

Limited call right..........    If at any time the General Partner and its af-
                                 filiates own 80% or more of the issued and outstanding limited partner interests of any class, the General Partner may purchase, or assign to its affiliates or the Partnership its right to purchase, all, but not less than all, of the remaining lim-ited partner inter-ests of such class at a purchase price equal to the higher of the Current Market Price (the 20 trading day average of the closing prices on The New York Stock Exchange ("NYSE") ending three days prior to the call date) and the highest cash price paid by the General Partner or any of its affiliates for any limited part-ner interests of such class within the previ-ous 90 days. As a consequence, a holder of such limited partner interests may have his interests purchased from him even though he may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his limited partner interests. See "The Partnership Agree-ment--Limited Call Right."

Limited voting rights.......    Unitholders will not have voting rights except
                                 with respect to the following matters, for which the Partnership Agreement requires the approval of at least a majority (and in cer-tain cases a greater percentage) of the out-standing Units (excluding in some cases Units held by the General Partner and its affili-
                                 ates): a sale or exchange of all or substan-tially all of the Partnership's assets, the withdrawal or removal of the General Partner, the election of a successor General Partner, a dissolution and plan of liquidation or reconstitution of the Partnership, a merger of the Partnership, is-suance of Units in certain circumstances, ap-proval of certain actions of the General Part-ner (including the transfer by the General Partner of its general partner interest under certain circumstances) and certain amendments to the Partnership Agreement, including any amendment that would cause the Partnership to be treated as an association taxable as a cor-poration. Subordinated Units will generally vote as a single class with the Common Units, although Units owned by the General Partner and its affiliates are not permitted to vote on certain issues (such as, the withdrawal of the General Partner, the approval of certain amendments to the Partnership Agreement and the taking of actions that would change the tax status of the Partnership). See "The Part-nership Agreement--Restrictions on Authority of the General Partner," "--Amendment of Part-nership Agreement," "--Meetings; Voting" and "--Termination and Dissolution."

Inability to remove general
 partner without consent of
 Ferrell....................    Subject to certain conditions, the General
                                 Partner may be removed upon the approval of the holders of at least 66 2/3% of the out-standing Units. A meeting of the holders of the Common Units may be called only by the General Partner or by the holders of 20% or more of the outstanding Common Units. Ferrell's ownership of Units representing an aggregate 55.5% limited partner interest (50.7% if the Underwriters' overallotment op-tion is exercised in full) upon the closing of this offering effectively precludes any vote to remove Ferrellgas as general partner with-out the consent of Ferrell. See "The Partner-ship Agreement-- Withdrawal or Removal of the General Partner" and "-- Meetings; Voting."

Change of management
 provisions.................    Any person or group (other than Ferrellgas or
                                 its affiliates) that acquires beneficial own-ership of 20% or more of the Common Units will lose its voting rights with respect to all of its Common Units. In addition, if Ferrellgas is removed as the general partner of the Part-nership other than for cause, the Subordina-tion Period will end, and the Subordinated Units will immediately convert into Common Units; in such event Ferrell, as a holder of Common Units issued upon conversion of Subor-dinated Units, would participate in any dis-tributions, including distributions in respect of arrearages in the Minimum Quarterly Distri-bution, pro rata with other holders of Common Units. These provisions are intended to dis-courage a per-son or group from attempting to remove Ferrellgas as general partner of the Partner-ship or otherwise change management of the Partnership. The effect of these provisions may be to diminish the price at which the Com-mon Units will trade under certain circum-stances. For example, the provisions may make it unlikely that a third party, in an effort to remove the General Partner and take over the management of the Partnership, would make a tender offer for the Common Units at a price above their trading market price. See "The Partnership Agreement--Change of Management Provisions."

Lack of preemptive rights
 of Unitholders.............    The holders of Common Units will not have pre-
                                 emptive rights to acquire additional Common
                                 Units or other partnership interests that may be issued by the Partnership. See "Risk Fac-tors--Risks Inherent in an Investment in the Partnership--The Partnership May Issue Addi-tional Units, Diluting Existing Unitholders Interests." Ferrellgas and its affiliates, however, will have certain rights to acquire interests in the Partnership in order to main-tain their percentage interests in the Part-nership. See "The Partnership Agreement--Issu-ance of Additional Securities."

Lack of dissenters' rights..    The Common Unitholders are not entitled to dis-
                                 senters' rights of appraisal under the Part-nership Agreement or applicable Delaware law in the event of a merger or consolidation of the Partnership, a sale of substantially all of the Partnership's assets or any other event.

Transfer restrictions.......    All purchasers of Common Units in this offering
                                 and purchasers of Common Units in the open market who wish to become Common Unitholders of record must deliver an executed transfer application (the "Transfer Application," the form of which is included in this Prospectus as Appendix B) before the transfer of such Common Units will be registered and before cash distributions and federal income tax al-locations will be made to the transferee. Any such transferee who signs a Transfer Applica-tion will be entitled to cash distributions and federal income tax allocations without the necessity of any consent of the General Part-ner. Persons purchasing Common Units who do not deliver an executed Transfer Application will acquire no rights in such Common Units other than the right to resell such Common Units. See "Description of the Common Units-- Transfer of Units."

Liquidation preference......    In the event of any liquidation of the Partner-
                                 ship during the Subordination Period, the out-standing Common Units generally will be enti-tled to receive a distribution out of the net assets of the Partnership in preference to liquidat-ing distributions on the Subordinated Units. Following conversion of the Subordinated Units into Common Units, all Units will be treated the same upon liquidation of the Partnership. See "Cash Distribution Policy--Distributions of Cash Upon Liquidation."

Use of proceeds.............    The net proceeds from the sale of the Common
                                 Units (estimated to be approximately $260.3 million after deducting the underwriting dis-count and expenses of this offering) will be used by the Partnership to repay indebtedness. The Partnership will use the net proceeds from any exercise of the Un-derwriters' overallotment option first to re-pay any amounts borrowed under the Credit Fa-cility or, if no such borrowings have been made, to establish an initial cash balance of up to $20 million that will be used for gen-eral partnership purposes. Any remaining net proceeds from the exercise of the Underwrit-ers' overallotment option will be used by the Partnership to repurchase up to 1,000,000 Com-mon Units held by Ferrell at a price per Unit equal to the initial public offering price less the underwriting discounts and commis-sions set forth on the cover page of this Pro-spectus. Any net proceeds remaining after such repurchase will be retained by the Partnership for general partnership purposes. See "Use of Proceeds."

Listing.....................    The Common Units have been approved for listing
                                 on the NYSE, subject to official notice of is-suance.

NYSE symbol.................    FGP

                                  RISK FACTORS

  Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which the Partnership will be subject are similar to those that would be faced by a corporation engaged in a similar business. Prospective purchasers of the Common Units should consider the following factors in evaluating an investment in the Common Units:

RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

  . Partnership profitability will depend in part on the volumes of propane the Partnership markets. Demand for propane is affected by weather patterns, product prices and competition, including competition from other energy sources.

  . Rapid increases in the wholesale price of propane may reduce margins on retail sales. The Partnership intends to engage in the brokerage and trading of propane in order to help insure propane supplies. Trading losses may have an adverse impact on the amount of Available Cash available for distribution to holders of Common Units. Personnel responsible for trading activities have an average of over 10 years of trading experience with the Company.

  . Partnership profitability may be affected by competition. There is intense competition among all participants in the retail propane business for customers. Moreover, many retail customers tend to develop long-term relationships with propane suppliers and, therefore, it may be difficult to obtain new customers other than through the acquisition of other retail propane businesses. Further, the retail propane industry is a mature one, in which the Company foresees only limited growth in total demand for the product. See "Business--Industry and Competition-- Competition."

  . The Partnership will transport combustible petroleum products and its activities will be subject to certain operational hazards, including explosion and resulting personal injury. Although the Partnership will carry insurance with respect to certain casualty occurrences, a casualty occurrence might result in the loss of equipment or life, as well as injury and extensive property damage. See "Business--Government Regulation, Environmental and Safety Matters." The General Partner will neither guarantee nor indemnify the Partnership against any claims, whether known or unknown, or contingent liabilities.

RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP


  . The Partnership will incur indebtedness concurrently with the offering made hereby. As a result, the Partnership will be significantly leveraged and will have indebtedness that is substantial in relation to its partners' equity. Such indebtedness may limit the Partnership's ability to obtain additional borrowings or to issue additional partnership interests on favorable terms. The Senior Notes and the Credit Facility include limitations on the ability of the Operating Partnership to distribute cash to the Partnership and to incur additional indebtedness. Payment of principal and interest on such indebtedness, as well as compliance with the requirements and covenants of such indebtedness, may limit the Partnership's ability to make distributions to Unitholders.

  . Cash distributions are not guaranteed and may fluctuate based upon the Partnership's performance. Although the Partnership will distribute 100% of its Available Cash, as defined in the Partnership Agreement, there can be no assurance regarding the amounts of Available Cash to be generated by the Partnership. The General Partner may establish reserves that reduce the amount of Available Cash available for distribution. Because the business of the Partnership will be seasonal, the General Partner anticipates that it may make additions to reserves during the Partnership's second and third fiscal quarters in order to fund operating expenses, interest payments and cash distributions to partners with respect to the first and fourth fiscal quarters. Although the General Partner is unable to anticipate the amount of such reserves, its ability to establish reserves enables it to control the amount of Available Cash distributed by the Partnership. Because the Partnership may establish reserves when it is profitable and borrow to make distributions if it does not generate a profit, cash distributions may not be directly connected with the Partnership's profitability.

  . The Senior Notes provide that if the General Partner is no longer controlled by James E. Ferrell or his affiliates, except in certain limited circumstances, the holders of the Senior Notes have the right to require the Operating Partnership to repurchase any or all of the outstanding Senior Notes. The Credit Facility also has a change of control provision which, if triggered, requires the Operating Partnership to repay all outstanding amounts under the Credit Facility.

  . Voting rights of the holders of Common Units are limited. As a result of such limited voting rights, holders of Common Units will not have the ability to participate in Partnership governance to the same degree as holders of capital stock in a corporation.

  . The General Partner will manage and operate the Partnership, and holders of Common Units will have no right to participate in such management and operation. Holders of Common Units will have no right to elect the General Partner on an annual or other continuing basis. The control exercised by the General Partner may make it more difficult for others to gain control or influence the activities of the Partnership.

  . Purchasers of Common Units in this offering will experience substantial and immediate dilution in the net tangible book value per Common Unit from the initial public offering price.

  . The Partnership may issue additional Units and other interests in the Partnership, diluting existing Unitholders' interests.

  . The Partnership Agreement contains certain change of management provisions that are intended to discourage a person or group from attempting to remove Ferrellgas as general partner or otherwise change management of the Partnership.

  . Prior to this offering there has been no public market for the Common
    Units. The initial public offering price for the Common Units will be determined through negotiations among the General Partner and the representatives of the Underwriters.

  . The holders of the Common Units have not been represented by counsel in connection with this offering, including the preparation of the Partnership Agreement or the other agreements referred to herein.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

  . The General Partner and its affiliates may have conflicts of interest with the Partnership and the holders of Common Units. The Partnership Agreement permits the General Partner to consider, in resolving conflicts of interest, the interests of other parties (including Ferrellgas and its affiliates) in addition to the interests of the Unitholders.

  . The Partnership Agreement limits the liability and modifies the fiduciary duties under Delaware law of the General Partner to the Partnership and the Unitholders. Holders of Common Units are deemed to have consented to certain actions that might otherwise be deemed conflicts of interest or a breach of fiduciary duty.

  . The Partnership Agreement permits affiliates of the General Partner to engage in any activities except for the retail sale of propane to end users in the continental United States. The General Partner's affiliates may compete with the Partnership in other propane related activities, such as trading, transportation, storage and wholesale distribution of propane. Although the Partnership Agreement does not restrict the ability of affiliates of the General Partner to trade propane or other natural gas liquids in competition with the Partnership, they do not intend to engage in such trading except in association with the conduct of their other permitted activities.

TAX CONSIDERATIONS

  . The availability to a Unitholder of federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Based on certain representations by the General Partner, Andrews & Kurth L.L.P., special counsel to the General Partner and the Partnership, is of the opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes.

  . No ruling has been requested from the Internal Revenue Service (the
    "IRS") with respect to classification of the Partnership as a partnership for federal income tax purposes or any other matter affecting the Partnership.

  . In connection with the formation of the Partnership, the General Partner will contribute certain customer relationships to the Partnership. The General Partner intends to treat such customer relationships as amortizable assets of the Partnership for federal income tax purposes. The IRS has challenged the Company's amortization of customer relationships and it is possible that the IRS will challenge the amortization of customer relationships by the Partnership. If the IRS were to successfully challenge the amortization of customer relationships by the Partnership, the amount of amortization available to a Unitholder and, therefore, the after tax return of a Unitholder with respect to his investment in the Partnership, could be adversely affected, although the Partnership does not believe the impact of such effect would be material.

  . In the case of taxpayers subject to the passive loss rules, losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments.

  . A Unitholder will be required to pay income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership.

  . Investment in Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons.

  . A Unitholder who disposes of Units following the close of the Partnership's taxable year but before the close of the Unitholder's taxable year may be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction.

  . The Partnership has been registered with the IRS as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made.

  See "Risk Factors," "Conflicts of Interest and Fiduciary Responsibility," "Description of the Common Units," "The Partnership Agreement" and "Tax Considerations" for a more detailed description of these and other risk factors and conflicts of interest which should be considered in evaluating an investment in the Common Units.

                         SUMMARY OF TAX CONSIDERATIONS

  The tax consequences of an investment in the Partnership to a particular investor will depend in part on the investor's own tax circumstances. Each prospective investor should consult his own tax advisor about the federal, state and local tax consequences of an investment in Common Units.

  The following is a brief summary of certain expected tax consequences of acquiring, owning and disposing of Common Units. The following discussion, insofar as it relates to federal income tax laws, is based in part upon the opinion of Andrews & Kurth L.L.P., special counsel to the General Partner and the Partnership, described in "Tax Considerations." This summary is qualified by the discussion in "Tax Considerations," particularly the qualifications on the opinions of counsel described therein.

PARTNERSHIP STATUS

  In the opinion of Andrews & Kurth L.L.P., the Partnership will be classified for federal income tax purposes as a partnership, and the beneficial owners of Common Units will be considered partners in the Partnership. Accordingly, the Partnership will pay no federal income taxes, and a Common Unitholder will be required to report in his federal income tax return his share of the Partnership's income, gains, losses, deductions and credits. In general, cash distributions to a Common Unitholder will be taxable only if, and to the extent that, they exceed such Unitholder's tax basis in his Common Units.

TREATMENT OF PARTNERSHIP DISTRIBUTIONS

  In general, annual income and loss of the Partnership will be allocated to the General Partner and the Unitholders for each taxable year in accordance with their respective percentage interests in the Partnership, as determined annually and prorated on a monthly basis and subsequently apportioned among the General Partner and the Unitholders of record as of the opening of the first business day of the month to which they relate, even though Unitholders may dispose of their Units during the month in question. A Unitholder will be required to take into account, in determining his federal income tax liability, his share of income generated by the Partnership for each taxable year of the Partnership ending within or with the taxable year of the Unitholder's whether or not cash distributions are made to him. As a consequence, a Unitholder's share of taxable income of the Partnership (and possibly the income tax payable by him with respect to such income) may exceed the cash, if any, actually distributed to such Unitholder.

RATIO OF TAXABLE INCOME TO DISTRIBUTION

  The General Partner estimates that a purchaser of Common Units in this offering (i) who holds such Common Units through the record date for the quarter ended July 31, 1995 will be allocated an amount of federal taxable income for such period that will be approximately 10% of cash distributed with respect to such period and (ii) who holds such Common Units through the record date for the quarter ended July 31, 1999 will be allocated, on a cumulative basis, no net federal taxable income for such period. The General Partner anticipates that after July 31, 1999 taxable income allocated to Unitholders will increase from year to year and will constitute a significantly higher percentage of cash distributed to Unitholders. These estimates are based upon the assumption that the gross income from operations will approximate an amount required to make the Minimum Quarterly Distribution and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, competitive and political uncertainties beyond the control of the General Partner. Further, the estimates are based on current tax law and certain tax reporting positions that the General Partner intends to adopt and with which the IRS could disagree. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentages could be higher or lower than as described and such differences could be material. See "Tax Considerations--Tax Consequences of Unit Ownership--Ratio of Taxable Income to Distributions."

BASIS OF COMMON UNITS

  A Unitholder's initial tax basis for a Unit will be the amount paid for the Unit. A Unitholder's basis is generally increased by his share of Partnership income and decreased by his share of Partnership losses and distributions.

LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

  A Unitholder may deduct his share of Partnership losses only to the extent the losses do not exceed the basis in his Units or, in the case of taxpayers subject to the "at risk" rules, the amount the Unitholder is at risk with respect to the Partnership's activities, if less than such basis. Further, in the case of taxpayers subject to the passive loss rules, under the passive loss limitations, Partnership losses, if any, will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities including passive activities or investments. Any losses unused by virtue of the passive loss rules may be deducted when the Unitholder disposes of all of his Units in a fully taxable transaction with an unrelated party.

SECTION 754 ELECTION

  The Partnership intends to make the election provided for by Section 754 of the Internal Revenue Code of 1986, as amended (the "Code"), which will generally permit a Unitholder to calculate income and deductions by reference to the portion of his purchase price attributable to each asset of the Partnership.

DISPOSITION OF COMMON UNITS

  A Unitholder who sells Common Units will recognize gain or loss equal to the difference between the amount realized (including his share of Partnership nonrecourse debt) and his adjusted basis in such Common Units. A portion of the amount realized (whether or not representing gain) may be ordinary income.

OTHER TAX CONSIDERATIONS

  In addition to federal income taxes, Unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which a Unitholder resides or in which the Partnership does business or owns property. A Unitholder will likely be required to file state income tax returns and to pay taxes in various states and may be subject to penalties for failure to comply with such requirements. The General Partner anticipates that a substantial portion of the Partnership's income will be generated in six states: Georgia, Kentucky, Michigan, Missouri, Ohio and Texas. Based on the Company's income apportionment for fiscal year 1992 for state income tax purposes, the General Partner estimates that no other state will account for more than 4% of the Partnership's income. Of the six states in which the General Partner anticipates that a substantial portion of the Partnership's income will be generated, only Texas does not currently impose a personal income tax. Some of the states may require the Partnership to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state.

  It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities of his investment in the Partnership.

Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all federal, state and local tax returns that may be required of such Unitholder. Andrews & Kurth L.L.P. has not rendered an opinion on the state and local tax consequences of an investment in the Partnership.

OWNERSHIP OF COMMON UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER
INVESTORS

  An investment in Units by tax-exempt organizations (including individual retirement accounts and other retirement plans), regulated investment companies and foreign persons raises issues unique to such persons. Virtually all of the income derived by a Unitholder which is a tax-exempt organization will be unrelated business taxable income, and thus will be taxable to such Unitholder; no significant amount of the Partnerships gross income will be qualifying income for purposes of determining whether a Unitholder will qualify as a regulated investment company; and a Unitholder who is a nonresident alien, foreign corporation or other foreign person will be regarded as being engaged in a trade or business in the United States as a result of ownership of a Unit and thus will be required to file federal income tax returns and to pay tax on such Unitholder's share of Partnership taxable income. See "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors."

TAX SHELTER REGISTRATION

  The Code generally requires that "tax shelters" be registered with the Secretary of the Treasury. It is arguable that the Partnership will not be subject to the registration requirement on the basis that it will not constitute a tax shelter. Nevertheless, the Partnership has registered as a tax shelter with the IRS. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. See "Tax Considerations-- Administrative Matters--Registration as a Tax Shelter."

                                 RISK FACTORS

  A prospective investor should carefully consider the following investment considerations and risks, as well as the other information set forth in this Prospectus, before making a decision to invest in the Common Units:

RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

 WEATHER CONDITIONS AFFECT THE DEMAND FOR PROPANE

  National weather conditions can have a substantial impact on the demand for propane and, therefore, the results of operations of the Partnership. In particular, the demand for propane by residential customers is affected by weather, with peak sales typically occurring during the winter months. Average winter temperatures as measured by degree days across the Company's operating areas in fiscal 1991, 1992 and 1993 were warmer than historical standards, thus lowering demand for propane. Average winter temperatures as measured by degree days across the Company's operating areas in fiscal 1994 to date have been slightly colder than historical averages. There can be no assurance that average temperatures in future years will be close to the historical average. Agricultural demand is also affected by weather. Wet weather during harvest season causes an increase in propane used for crop drying and dry weather during the growing season causes an increase in propane used for irrigation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

 THE RETAIL PROPANE INDUSTRY IS A MATURE ONE

  The retail propane industry is a mature one, with only limited growth in total demand for the product foreseen (the exception being in the case of motor fuel applications which is being driven by recent environmental legislation, but for which the opportunity cannot be estimated). Based on information available from the Energy Information Administration, the Company believes the overall demand for propane has remained relatively constant over the past several years, with year to year industry volumes being impacted primarily by weather patterns. Therefore, the Partnership's ability to grow within the industry is dependent on the success of its marketing efforts to acquire new customers and on its ability to acquire other retail distributors.

 THE PARTNERSHIP WILL BE SUBJECT TO PRICING AND INVENTORY RISK

  An important element of the Company's high retention of retail customers has been its ability to deliver propane during periods of extreme demand. To help insure this capability, the Partnership intends to continue engaging in the brokerage and trading of propane and other natural gas liquids historically performed by the Company. If the Partnership sustains material losses from its trading activities, the amount of Available Cash constituting Cash from Operations available for distribution to the holders of Common Units may be reduced. The Company has sought to minimize its trading risks through the enforcement of trading policies, which include total inventory limits and loss limits. The Partnership intends to continue these policies. Personnel responsible for trading activities have an average of over 10 years of trading experience with the Company. See "Business--Other Operations." In addition, depending on inventory and price outlooks, the Partnership may purchase and store propane or other natural gas liquids. This activity may subject the Partnership to losses if the prices of propane or such other natural gas liquids decline prior to their sale by the Partnership. The Partnership may be unable to pass rapid increases in the wholesale cost of propane on to its retail customers, reducing margins on retail sales. In the long term, however, margins generally have not been materially impacted by rapid increases in the wholesale cost of propane, as the Company has generally been able to eventually pass on increases to its retail customers. There can be no assurance as to whether the Partnership will be able to pass on such costs in the future.

 THE RETAIL PROPANE BUSINESS EXPERIENCES COMPETITION FROM OTHER ENERGY SOURCES AND WITHIN THE INDUSTRY

  The Partnership will compete for customers against suppliers of natural gas, electricity and fuel oil. Because of the significant cost advantage of natural gas over propane, propane is generally not competitive with natural gas in those areas where natural gas is readily available. The expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in many areas that previously depended upon propane. Propane is generally less expensive to use than electricity for space heating, water heating and cooking and competes effectively with electricity in those parts of the country where propane is cheaper than electricity on an equivalent BTU basis. Although propane is similar to fuel oil in application, market demand and price, propane and fuel oil have generally developed their own distinct geographic markets. In addition, given the cost of conversion from fuel oil to propane, potential customers of propane generally will only switch from fuel oil if there is a significant price advantage with propane.

  Long-standing customer relationships are also typical to the retail propane industry. Retail propane customers generally lease their storage tanks from their suppliers. The lease terms and, in most states, certain fire safety regulations, restrict the refilling of a leased tank solely to the propane supplier that owns the tank. The cost and inconvenience of switching tanks minimizes a customer's tendency to switch among suppliers of propane on the basis of minor variations in price. As a result, the Partnership may experience difficulty in acquiring new retail customers in areas where there are existing relationships between potential customers and other propane distributors.

 PARTNERSHIP OPERATIONS ARE SUBJECT TO OPERATING RISKS

  The Partnership's operations will be subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, the Company is, and the Partnership will be, a defendant in various legal proceedings and litigation arising in the ordinary course of business. The Partnership will maintain insurance policies with insurers in such amounts and with such coverages and deductibles as the General Partner believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal and property damage or that such levels of insurance will be available in the future at economical prices. After taking into account the pending and threatened matters against the Company that will be assumed by the Partnership and the insurance coverage and reserves to be maintained by the Partnership, the General Partner is of the opinion that there are no known contingent claims or uninsured claims that are likely to have a material adverse effect on the results of operations or financial condition of the Partnership. See "Business--Litigation." The General Partner will neither guarantee nor indemnify the Partnership against any claims, whether known or unknown, or contingent liabilities. The occurrence of an event not fully covered by insurance, or the occurrence of a large number of claims that are self-insured, may have a material adverse effect on the results of operations or financial position of the Partnership.

 THE PARTNERSHIP MAY NOT BE SUCCESSFUL IN MAKING ACQUISITIONS

  The Company has historically expanded its business through acquisitions. The Partnership intends to consider and evaluate opportunities for growth through acquisitions in its industry, although it currently has no material acquisitions under consideration. There can be no assurance that the Partnership will find attractive acquisition candidates in the future, or that the Partnership will be able to acquire such candidates on economically acceptable terms.

 ENERGY EFFICIENCY AND TECHNOLOGY TRENDS MAY AFFECT DEMAND FOR PROPANE

  Retail customers primarily use propane as a heating fuel. Increased technological advances in energy efficiency, including the development of more efficient heating devices, has slowed the growth of demand for propane by retail gas customers. The Partnership is unable to predict the effect that any technological advances in energy efficiency, conservation, energy generation or other devices might have on the Partnership's operations.

 THE PARTNERSHIP WILL BE DEPENDENT UPON KEY PERSONNEL OF THE GENERAL PARTNER


  The Company believes its success has been, and the Partnership's success will be, dependent to a significant extent upon the efforts and abilities of its senior management team, in particular James E. Ferrell, President and Chairman of the Board of the Company. The failure of the General Partner to retain Mr. Ferrell and other executive officers could adversely affect the Partnership's operations. Mr. Ferrell, who has been associated with the Company for nearly 30 years and who will indirectly own approximately 57.5% of the Partnership, has indicated to the Company that he intends to continue as chief executive officer of the General Partner.

RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

 THE OPERATING PARTNERSHIP WILL INCUR SUBSTANTIAL INDEBTEDNESS; SUCH INDEBTEDNESS MAY LIMIT THE PARTNERSHIP'S ABILITY TO MAKE DISTRIBUTIONS

  Upon the closing of the transactions contemplated by this Prospectus, it is anticipated that the Operating Partnership will be liable for approximately $263.9 million in indebtedness. As a result, the Partnership will be highly leveraged and will have indebtedness that is substantial in relation to its partners' equity. The ability of the Operating Partnership to make principal and interest payments will depend on future performance, which performance is subject to many factors, some of which will be outside the Operating Partnership's control. In addition, such indebtedness will contain restrictive covenants which limit the ability of the Operating Partnership to distribute cash to the Partnership and to incur additional indebtedness. Payment of principal and interest on such indebtedness, as well as compliance with the requirements and covenants of such indebtedness, may limit the Partnership's ability to make distributions to Unitholders. For example, the Indenture prohibits the Operating Partnership from making any distributions to the Partnership if the Operating Partnership's Fixed Charge Coverage Ratio for the preceding four fiscal quarters does not exceed 2.25 to 1 after giving effect to such distribution. The Fixed Charge Coverage Ratio on a pro forma basis for the four quarter periods ending July 31, 1993 and April 30, 1994 was 3.0 to 1 and 3.3 to 1, respectively.

  The Partnership's pro forma combined financial statements assume that the Operating Partnership will issue $250 million of Senior Notes with a fixed interest rate of 9.75%. It is possible, however, that a portion of the Senior Notes, not anticipated to be in excess of $50 million, will be issued with a floating rate of interest. In such event, the Operating Partnership would be subject to increases in the rate of interest which, if material, could adversely impact the Partnership's ability to distribute the Minimum Quarterly Distribution to Unitholders. In order to mitigate the risk of such interest rate increases, the General Partner intends, if possible, to cause the Operating Partnership to enter into appropriate interest rate protection arrangements with respect to all or a portion of the Senior Notes bearing interest at a floating rate. There can be no assurance, however, as to whether the Operating Partnership will be able to enter into such arrangements or whether such arrangements will be on terms satisfactory to the Operating Partnership.

  THE PARTNERSHIP MAY HAVE TO REFINANCE ITS INDEBTEDNESS; THE PARTNERSHIP'S INDEBTEDNESS MUST BE REPAID UPON THE OCCURRENCE OF CERTAIN CHANGE OF CONTROL EVENTS

  The Senior Notes to be issued by the Operating Partnership concurrently with the offering made hereby will not contain any sinking fund provision and such indebtedness will be due in full in 2001. In addition, the Senior Notes provide that upon the occurrence of certain change of control events (including the failure by James E. Ferrell and certain affiliates to control the General Partner, the removal of the General Partner as the general partner of the Operating Partnership, the liquidation or dissolution of the Operating Partnership or the General Partner or the transfer of all or substantially all the assets of the Operating Partnership to an entity not controlled by James
E. Ferrell and certain
affiliates), the holders of the Senior Notes have the right to require the Operating Partnership to repurchase any or all of the outstanding Senior Notes at 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The Credit Facility also contains a provision requiring the Operating Partnership to repay all outstanding amounts under the Credit Facility within 30 days after the occurrence of certain change of control events similar to those contained in the Indenture. In the case of the Credit Facility, however, there is an additional limitation in that the failure of James E. Ferrell or his affiliates to own at least 20% of the outstanding equity of the Partnership also constitutes a change of control. While it is the present intention of the General Partner to refinance such indebtedness when it becomes due, there can be no assurance that the Operating Partnership will be able to refinance the Senior Notes or the Credit Facility at such time. If the Partnership is unable to refinance such indebtedness when it becomes due or in connection with a requirement to repurchase or a default under such indebtedness, there can be no assurance that the Operating Partnership will be able to repay amounts outstanding under the Credit Facility or repurchase the Senior Notes at such time. The Partnership can make no assurance regarding the future affiliation of Mr. Ferrell with the General Partner. However, Mr. Ferrell, who has been associated with the Company for nearly 30 years and who will indirectly own approximately 57.5% of the Partnership, has indicated to the General Partner that he intends to refrain from taking any action that would trigger the change of control provisions of the Senior Notes or the Credit Facility while such provisions remain in effect.

 CASH DISTRIBUTIONS ARE NOT GUARANTEED AND MAY FLUCTUATE WITH PARTNERSHIP PERFORMANCE

  Although the Partnership will distribute 100% of its Available Cash, as defined in the Partnership Agreement, there can be no assurance regarding the amounts of Available Cash to be generated by the Partnership. The actual amounts of Available Cash will depend upon numerous factors, including profitability, the availability and cost of acquisitions (including related debt service payments), fluctuations in working capital and other factors beyond the control of the General Partner. Cash distributions are not guaranteed and may fluctuate with Partnership performance. The Partnership Agreement gives the General Partner discretion in establishing reserves for the proper conduct of its business. These reserves will impact the amount of Available Cash available for distribution. As a result, there can be no assurance regarding the actual levels of cash distributions by the Partnership.

 VOTING RIGHTS OF THE HOLDERS OF COMMON UNITS ARE LIMITED

  Unlike the holders of common stock in a corporation, holders of outstanding Units will have only limited voting rights on matters affecting the Partnership's business. As a result of such limited voting rights, holders of Common Units will not have the ability to participate in Partnership governance to the same degree as holders of common stock in a corporation. See "The Partnership Agreement--Restrictions on Authority of the General Partner," "--Withdrawal or Removal of the General Partner," "--Issuance of Additional Securities," "--Meetings; Voting" and "--Termination and Dissolution."

 THE GENERAL PARTNER MAY NOT BE REMOVED WITHOUT THE CONSENT OF FERRELL; WITHDRAWAL OF THE GENERAL PARTNER; AMENDMENT OF PARTNERSHIP AGREEMENT

  The General Partner may not be removed as general partner of the Partnership except upon approval by the affirmative vote of holders of not less than 66 2/3% of the outstanding Units (including for purposes of such determination Units owned by the General Partner and its affiliates), subject to the satisfaction of certain conditions. Upon the closing of this offering and following a dividend of Units by Ferrellgas to its parent, Ferrell will own Units representing an aggregate 55.5% limited partner interest in the Partnership (50.7% if the Underwriter's overallotment option is exercised in full). Consequently, Ferrell's percentage ownership of limited partner interests, even if the Underwriters' overallotment option is exercised in full, will effectively preclude the removal of the General Partner without the consent of Ferrell. In addition, the General Partner has agreed not to voluntarily withdraw as general partner prior to July 31, 2004, without the approval of holders of at least 66 2/3% of the outstanding Units (excluding for purposes of such determination Units held by the General Partner and its affiliates). On or after July 31, 2004, the General Partner may withdraw as general partner by giving

90 days' written notice (without first obtaining approval from the Unitholders), and such withdrawal will not constitute a violation of the Partnership Agreement. See "Partnership Agreement--Withdrawal or Removal of the General Partner."

  Amendments to the Partnership Agreement may be proposed only by or with the consent of the General Partner. With the exception of certain specified amendments (including, without limitation, certain amendments that may be adopted solely by the General Partner), proposed amendments must be approved by holders of at least 66 2/3% of the outstanding Units during the Subordination Period and a majority of the outstanding Units thereafter. The authority of the General Partner to propose or consent to amendments, coupled with Ferrell's percentage ownership of limited partner interests upon the closing of this offering, will effectively preclude the adoption of such amendments without the approval of the General Partner and its affiliates. See "The Partnership Agreement--Amendment of Partnership Agreement."

 THE GENERAL PARTNER WILL MANAGE AND OPERATE THE PARTNERSHIP

  The General Partner will manage and operate the Partnership. Holders of Common Units will have no right to elect the General Partner on an annual or other continuing basis, and the General Partner generally may not be removed except pursuant to the vote of the holders of not less than 66 2/3% of the outstanding Units. As a result, holders of Common Units will have limited say in matters affecting the operation of the Partnership and, if such holders are in disagreement with the decisions of the General Partner, they may remove the General Partner only as provided in the Partnership Agreement. The control exercised by the General Partner may make it more difficult for others to attempt to gain control or influence the activities of the Partnership. See "Management."

 DILUTION

  Purchasers of Common Units in this offering will experience substantial and immediate dilution in the net tangible book value per Common Unit for financial accounting purposes. See "Dilution."

 THE PARTNERSHIP MAY ISSUE ADDITIONAL UNITS, DILUTING EXISTING UNITHOLDER'S INTERESTS

  During the Subordination Period the Partnership may issue up to 7.0 million Common Units (excluding Common Units issued in connection with the exercise of the Underwriters' overallotment option or upon conversion of Subordinated Units into Common Units) or an equivalent number of securities ranking on a parity with the Common Units and an unlimited number of partnership interests junior to the Common Units without a Unitholder vote. The Partnership may also issue additional Common Units during the Subordination Period in connection with acquisitions if certain cash flow criteria are met. See "The Partnership Agreement--Issuance of Additional Securities." The effect of any such issuance may be to dilute the interests of holders of Units in distributions by the Partnership.

  After the Subordination Period the Partnership Agreement authorizes the General Partner to cause the Partnership to issue an unlimited number of additional general and limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion without the approval of any Unitholders.

  The General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Subordinated Units, Incentive Distribution Rights or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities or rights to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partner and its affiliates in the Partnership that existed immediately prior to each such issuance. See "The Partnership Agreement--Issuance of Additional Securities."

 THE GENERAL PARTNER WILL HAVE LIMITED CALL RIGHTS WITH RESPECT TO THE COMMON UNITS

  In the event that 20% or less of the then issued and outstanding Common Units are held by persons other than the General Partner and its affiliates, the General Partner will have the right to acquire all, but not less than all, of the remaining Common Units held by such unaffiliated persons. The purchase price will be the greater of (a) the highest cash price paid by the General Partner or any of its affiliates for any Common Unit purchased within 90 days preceding the date on which the General Partner first mails to Unitholders written notice of its election to call outstanding Common Units and (b)(i) the average of the closing prices of the Common Units on the NYSE for the 20 trading days ending three days prior to the date on which such notice is first mailed or (ii) if the Common Units are not listed for trading on an exchange or quoted by NASDAQ, an amount equal to the fair market value of the Common Units on the date such notice is first mailed, as determined by the General Partner using any reasonable method of valuation. As a consequence of the General Partner's right to purchase outstanding Common Units, a Unitholder may have his Common Units purchased from him even though he may not desire to sell them, or the price paid may be less than the amount the Unitholder would desire to receive upon the sale of his Common Units. See "The Partnership Agreement--Limited Call Right."

 CHANGE OF MANAGEMENT PROVISIONS

  The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove Ferrellgas as general partner or otherwise change management of the Partnership. If any person or group other than Ferrellgas or its affiliates acquires beneficial ownership of 20% or more of the Common Units, such person or group will lose its voting rights with respect to all of its Common Units. In addition, if Ferrellgas is removed as general partner other than for cause the Subordination Period will end, and any Subordinated Units held by Ferrellgas and its affiliates will immediately convert into Common Units. As a result, Ferrellgas and such affiliates, as the holders of Common Units, would participate in any distributions, including distributions in respect of arrearages in the Minimum Quarterly Distribution, pro rata with other holders of Common Units.

 NO PRIOR PUBLIC MARKET FOR COMMON UNITS; THE COMMON UNIT PRICE WILL BE DETERMINED THROUGH NEGOTIATIONS

  Prior to this offering there has been no public market for the Common Units. The initial public offering price of the Common Units will be determined through negotiations among the General Partner and the representatives of the Underwriters. For a description of the factors to be considered in determining the initial public offering price, see "Underwriting." No assurance can be given as to the market prices at which the Common Units will trade. The Common Units have been approved for listing on the NYSE, subject to official notice of issuance.

 UNITHOLDERS HAVE NOT BEEN REPRESENTED BY ATTORNEYS AND ACCOUNTANTS

  As is customary in public securities offerings, the holders of the Common Units have not been represented by counsel in connection with this offering, including the preparation of the Partnership Agreement or the other agreements referred to herein. As a result, counsel whose duty is to represent the interests of the holders of Common Units has not participated in the transaction.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

 THE GENERAL PARTNER AND ITS AFFILIATES MAY HAVE CONFLICTS OF INTEREST WITH THE PARTNERSHIP AND THE HOLDERS OF THE COMMON UNITS

  Potential conflicts of interest could arise as a result of the relationships between the Partnership, on the one hand, and Ferrellgas and its affiliates, on the other. The directors and officers of Ferrellgas have fiduciary duties to manage Ferrellgas in a manner beneficial to the shareholders of Ferrellgas. At the same time, Ferrellgas, as general partner, has fiduciary duties to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The Partnership Agreement permits the General Partner to consider, in resolving conflicts of interest, the interests of other parties in addition to the interests of the Unitholders, thereby limiting the General Partner's fiduciary duty to the Unitholders. The duties of Ferrellgas, as general partner, to the Partnership and the Unitholders, therefore, may come into conflict with the duties of the directors and officers of Ferrellgas to its sole shareholder, Ferrell.

  Such conflicts of interest might arise in the following situations, among others:

    (i) Decisions of the General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and reserves in any quarter will affect whether or the extent to which there is sufficient Available Cash constituting Cash from Operations to meet the Minimum Quarterly Distribution on all Units in a given quarter, make distributions with respect to the Incentive Distribution Rights, or hasten the expiration of the Subordination Period or the conversion of Subordinated Units into Common Units. Although the General Partner generally must act as a fiduciary to the Partnership and the Unitholders, the Partnership Agreement provides that it will not constitute a breach of fiduciary duty if Partnership borrowings are effected that have such results.

    (ii) The Partnership will not have any employees and will rely solely on employees of the General Partner and its affiliates.

    (iii) Under the terms of the Partnership Agreement, the Partnership will reimburse the General Partner and its affiliates for costs incurred in managing and operating the Partnership, including costs incurred in rendering corporate staff and support services to the Partnership.

    (iv) Whenever possible, the General Partner intends to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto to have no recourse against the General Partner or its assets. The Partnership Agreement provides that any action by the General Partner in so limiting the liability of the General Partner or that of the Partnership will not be deemed to be a breach of the General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.

    (v) The agreements between the Partnership and Ferrellgas and its affiliates do not grant to the holders of Common Units, separate and apart from the Partnership, the right to enforce the obligations of Ferrellgas and such affiliates in favor of the Partnership. Therefore, Ferrellgas, in its capacity as the general partner of the Partnership, will be primarily responsible for enforcing such obligations.

    (vi) Under the terms of the Partnership Agreement, the General Partner is not restricted from causing the Partnership to pay the General Partner or its affiliates for any services rendered on terms that are fair and reasonable to the Partnership or entering into additional contractual arrangements with any of such entities on behalf of the Partnership. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner and its affiliates, on the other, are or will be the result of arms-length negotiations.

    (vii) The Partnership Agreement provides that it will not constitute a breach of fiduciary duty if the General Partner exercises its right to call for and purchase Units as provided in the Partnership Agreement or assigns such right to one of its affiliates or to the Partnership.

    (viii) The Partnership Agreement provides that it will not constitute a breach of the General Partner's fiduciary duties to the Partnership or the Unitholders for affiliates of the General Partner to engage in certain activities of the type conducted by the Partnership, other than retail propane sales to end users in the continental United States, even if in direct competition with the Partnership, and the General Partner and such affiliates have no obligation to present business opportunities to the Partnership. The fiduciary obligations of general partners is a developing area of the law. The provisions of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been tested in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict the fiduciary duties of the General Partner.

  The General Partner may retain separate counsel for the Partnership or the Unitholders in the event of a conflict of interest arising between the General Partner and its affiliates, on the one hand, and the Partnership or the Unitholders, on the other, after the sale of the Common Units offered hereby, depending on the nature of such conflict, but it does not intend to do so in most cases. The attorneys, independent public accountants and others who have performed services for the Partnership in connection with this offering have been retained by the General Partner, its affiliates and the Partnership and have not been retained to act for the holders of Common Units. They may continue to be retained by the General Partner, its affiliates and the Partnership after this offering. Attorneys, independent public accountants and others who will perform services for the Partnership in the future will be selected by the General Partner or the Audit Committee and may also perform services for the General Partner and its affiliates. For a description of the Audit Committee, see "Management."

  The General Partner has agreed not to voluntarily withdraw as general partner prior to July 31, 2004, without the approval of holders of record of at least 66 2/3% of the outstanding Units (excluding for purposes of such determination Units held by the General Partner and its affiliates) and not to sell its general partner interest (other than to an affiliate and under certain other limited circumstances) prior to July 31, 2004, without the approval of holders of record of at least a majority of the outstanding Units (excluding for purposes of such determination Units owned by the General Partner and its affiliates). Ferrell may, however, dispose of the capital stock of the General Partner without the consent of the Unitholders. If the capital stock of the General Partner is transferred to a third party, but no transfer is made of its general partner interest in the Partnership, the General Partner will remain bound by the Partnership Agreement. If, through share ownership or otherwise, persons not now affiliated with the General Partner were to acquire its general partner interest in the Partnership or effective control of the General Partner, management of the Partnership and resolutions of conflicts of interest, such as those described above, could change substantially.

 THE PARTNERSHIP AGREEMENT LIMITS THE LIABILITY AND MODIFIES THE FIDUCIARY DUTIES UNDER DELAWARE LAW OF THE GENERAL PARTNER TO THE PARTNERSHIP AND THE HOLDERS OF UNITS; HOLDERS OF COMMON UNITS ARE DEEMED TO HAVE CONSENTED TO CERTAIN ACTIONS THAT MIGHT BE DEEMED CONFLICTS OF INTEREST.

  Certain provisions of the Partnership Agreement contain exculpatory language purporting to limit the liability of the General Partner to the Partnership and the Unitholders. For example, the Partnership Agreement provides as follows:

    (i) Borrowings by the Partnership or the approval thereof by the General Partner shall not constitute a breach of any duty of the General Partner to the Partnership or the Unitholders whether or not the purpose or effect thereof is to permit distributions on the Units (and possibly avoiding subordination of distributions on the Subordinated Units or hastening the expiration of the Subordination Period or the conversion of Subordinated Units into Common Units) or to increase distributions with respect to the Incentive Distribution Rights.

    (ii) Any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash and Cash from Operations will be deemed not to breach any duty of the General Partner to the Partnership or to the Unitholders.

    (iii) In the absence of bad faith by the General Partner, the resolution of any conflicts of interest by the General Partner will not constitute a breach of the Partnership Agreement or a breach of any standard of care or duty. See "Conflicts of Interest and Fiduciary Responsibility-- Conflicts of Interest--Fiduciary Duties of the General Partner."

    (iv) With certain limited exceptions, it will not constitute a breach of the General Partner's fiduciary duties to the Partnership or the Unitholders for affiliates of the General Partner to engage in certain activities of the type conducted by the Partnership, even if in direct competition with the Partnership.

  Provisions of the Partnership Agreement purport to limit the liability of the General Partner to the Partnership and the Unitholders. Such provisions also purport to modify the fiduciary duty standards to which the General Partner would otherwise be subject under Delaware law, under which a general partner owes its limited partners the highest duties of good faith, fairness and loyalty. Such duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. The Partnership Agreement permits the General Partner to exercise the discretion and authority granted to it thereunder in the management of the Partnership and the conduct of its operations, so long as its actions are in, or not inconsistent with, the best interests of the Partnership. In addition, the Partnership Agreement provides that a purchaser of Common Units is deemed to have consented to certain conflicts of interest and actions of the General Partner and its affiliates that might otherwise be prohibited, including engaging in certain activities of the type conducted by the Partnership, even in direct competition with the Partnership, and the establishment of certain contractual arrangements between the General Partner or its affiliates and the Partnership, and a purchaser of Common Units is also deemed to have agreed that such conflicts of interest and actions do not constitute a breach by the General Partner of any duty stated or implied by law or equity. In addition, the Partnership Agreement limits the liability of the General Partner for monetary damages by providing that the General Partner and its officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any actual omissions if such General Partner and other persons acted in good faith. The Partnership Agreement also provides for conflicts of interest between the General Partner or its affiliates, on the one hand, and the Partnership or the Unitholders, on the other, to be resolved by the General Partner. The General Partner will not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership. In resolving such conflict, the General Partner may consider the relative interests of the parties involved in such conflict in addition to the Partnership. For a more detailed description of the factors that may be considered by the General Partner when resolving a conflict of interest and the circumstances under which a resolution will be deemed to be fair and reasonable to the Partnership, see "Conflicts of Interest and Fiduciary Responsibility-- Conflicts of Interest--Fiduciary Duties of the General Partner." Such modifications of state law standards of fiduciary duty may significantly limit a Unitholder's ability to successfully challenge the actions of the General Partner as being in breach of what would otherwise have been a fiduciary duty, but these modifications are believed to be necessary and appropriate to enable the General Partner to serve as the general partner of the Partnership without undue risk of liability.

TAX CONSIDERATIONS

  For a general discussion of the expected federal income tax consequences of acquiring, owning and disposing of Units, see "Tax Considerations."

 TAX TREATMENT IS DEPENDENT ON PARTNERSHIP STATUS

  The availability to a Unitholder of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership as a partnership for federal income tax purposes. Based on certain representations by the General Partner, Andrews & Kurth L.L.P., special counsel to the General Partner and the Partnership, is of the opinion that, under current law, the Partnership will be classified as a partnership for federal income tax purposes. However, no ruling from the IRS as to such status has been or will be requested, and the opinion of counsel is not binding on the IRS. Moreover, in order for the Partnership to continue to be classified as a partnership for federal income tax purposes, at least 90% of the Partnership's gross income for each taxable year must consist of qualifying income. See "Tax Considerations--Partnership Status."

  If the Partnership were classified as an association taxable as a corporation for federal income tax purposes, the Partnership would pay tax on its income at corporate rates, distributions would generally be taxed to the Unitholders as corporate distributions, and no income, gain, losses, deductions or credits would flow through to the Unitholders. Because a tax would be imposed upon the Partnership as an entity, the cash available for distribution to the Unitholders would be substantially reduced. Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the Unitholders. See "Tax Considerations-- Partnership Status."

  There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to entity level taxation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement relating to the subordination of distributions on Subordinated Units and to the Incentive Distribution Rights will be subject to change, including a decrease in the amount of the Minimum Quarterly Distribution to reflect the impact of such law on the Partnership. See "Cash Distribution Policy."

 NO IRS RULING WITH RESPECT TO TAX CONSEQUENCES

  No ruling has been requested from the IRS with respect to classification of the Partnership as a partnership for federal income tax purposes or any other matter affecting the Partnership. Accordingly, the IRS may adopt positions that differ from counsel's conclusions expressed herein. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. The costs of any contest with the IRS will be borne directly or indirectly by some or all of the Unitholders and the General Partner.

 AMORTIZATION OF CUSTOMER RELATIONSHIPS

  In connection with the formation of the Partnership, the General Partner will contribute certain customer relationships to the Partnership. The General Partner intends to treat such customer relationships as amortizable assets of the Partnership for federal income tax purposes. The IRS has challenged the Company's amortization of customer relationships and it is possible that the IRS will challenge the amortization of customer relationships by the Partnership. If the IRS were to successfully challenge the amortization of customer relationships by the Partnership, the amount of amortization available to a Unitholder and, therefore, the after tax return of a Unitholder with respect to his investment in the Partnership, could be adversely affected, although the Partnership does not believe the impact of such effect would be material.

 DEDUCTIBILITY OF LOSSES

  In the case of taxpayers subject to the passive loss rules, losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Unused losses may be deducted when the Unitholder disposes of all of his Units in a fully taxable transaction with an unrelated party. Net passive income from the Partnership may be offset by a Unitholder's unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Tax Considerations--Tax Consequences of Unit Ownership--Limitations on Deductibility of Partnership Losses."

 TAX LIABILITY EXCEEDING CASH DISTRIBUTIONS OR PROCEEDS FROM DISPOSITIONS OF
UNITS

  A Unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, whether or not he receives cash distributions from the Partnership. No assurance can be given that a Unitholder will receive cash distributions equal to his allocable share of taxable income from the Partnership. Further, a Unitholder may incur tax liability, in excess of the amount of cash received, upon the sale of his Units. See "Tax Considerations-- Other Tax Considerations" for a discussion of certain state and local tax considerations that may be relevant to prospective Unitholders.

 BUNCHING OF INCOME

  Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the fiscal year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who disposes of Units following the close of the Partnership's taxable year but before the close of the Unitholder's taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for the Unitholder's taxable year with the result that the Unitholder will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. For example, a Unitholder reporting on a calendar year basis who acquires Common Units in the offering made hereby and who disposes of such Common Units after July 31, 1995 but before December 31, 1995 will be required to include in his 1995 taxable income his allocable share of Partnership income for the Partnership's fiscal year ending July 31, 1995, plus his allocable share of Partnership income for the period beginning August 1, 1995 and ending on the date such Common Units are disposed. See "Tax Considerations--Disposition of Common Units--Allocations Between Transferors and Transferees."

  The Partnership may be required at some future date to adopt a taxable year ending December 31, rather than its current taxable year ending July 31. In that event, a Unitholder may be required to include in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "Tax Considerations--Tax Treatment of Operations-- Accounting Method and Taxable Year."

 OWNERSHIP OF UNITS BY TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

  Investment in Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. See "Tax Considerations--Tax-Exempt Organizations and Certain Other Investors."

 TAX SHELTER REGISTRATION; POTENTIAL IRS AUDIT

  The Partnership has been registered with the IRS as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. The rights of a Unitholder owning less than a 1% profit interest in the Partnership to participate in the income tax audit process are very limited. Further, any adjustments in the Partnership's returns will lead to adjustments in the Unitholders' returns and may lead to audits of Unitholders' returns and adjustments of items unrelated to the Partnership. Each Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholders' personal tax return.

                               THE TRANSACTIONS

  Concurrently with the closing of this offering, Ferrellgas will contribute all of its propane business and assets to the Partnership in exchange for 1,000,000 Common Units, 16,118,559 Subordinated Units and the Incentive Distribution Rights, as well as a 2% general partner interest in the Partnership and the Operating Partnership, on a combined basis. In connection with the contribution of such business and assets by Ferrellgas, the Operating Partnership will assume substantially all of the liabilities, whether known or unknown, associated with such business and assets (other than income tax liabilities). The Operating Partnership intends to maintain insurance and reserves at levels that it believes will be adequate to satisfy such liabilities. In addition, the Operating Partnership will assume the payment obligations of Ferrellgas under (i) $50 million of Existing Floating Rate Notes (bearing interest at 5.5% per annum at April 30, 1994), (ii) $177.6 million of Existing Fixed Rate Notes bearing interest at 12% per annum and
(iii) $246.4 million of Existing Subordinated Debentures bearing interest at 11 5/8% per annum. All of this long-term debt will be retired with the net proceeds from the sale by the Partnership of the Common Units offered hereby (estimated to be approximately $260.3 million at an assumed initial public offering price of $21.375 per Common Unit) and the net proceeds from the issuance of approximately $250 million in aggregate principal amount of Senior Notes to be issued by the Operating Partnership concurrently with the closing of this offering (estimated to be approximately $245.3 million). The book value of the assets being contributed to the Partnership will be approximately $83 million less than the liabilities to be assumed by the Operating Partnership. Immediately prior to the closing of this offering, the Operating Partnership expects to enter into the $185 million Credit Facility. The Credit Facility will permit borrowings of up to $100 million on a senior unsecured basis to fund working capital and general partnership requirements (of which $50 million will be available to support letters of credit). In addition, up to $85 million of borrowings will be permitted on a senior unsecured basis, at least $60 million of which will be available solely to finance acquisitions and growth capital expenditures.

  Ferrellgas will retain and will not contribute to the Partnership approximately $39 million in cash, approximately $17 million in receivables from affiliates of Ferrell and Ferrell Class B Stock with a book value of approximately $36 million. It is anticipated that following the closing of this offering the Company will loan approximately $25 million to Ferrell and will dividend to Ferrell the remainder of the cash, receivables and Ferrell Class B Stock, as well as the Common Units, Subordinated Units and Incentive Distribution Rights received by the Company in exchange for the contribution of its propane business and assets to the Partnership.

  Concurrently with the closing of this offering, the Company will consummate a tender offer and consent solicitation with respect to its Existing Subordinated Debentures. The consent solicitation is necessary to modify the indenture related to the Existing Subordinated Debentures in order to permit the Company to consummate the transactions contemplated by this Prospectus. As of the date of this Prospectus, all of the outstanding Existing Subordinated Debentures have been tendered and will be retired by the Operating Partnership, as described above.

  Concurrently with the closing of this offering, the Company will mail to the holders of the Existing Senior Notes a notice of redemption of all outstanding Existing Senior Notes, pursuant to the optional redemption provisions of the Existing Senior Notes Indenture. The redemption date will be 30 days after the date of mailing of such notice. The Existing Senior Notes Indenture provides for a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date plus, in the case of the Existing Fixed Rate Notes, a premium which is based on certain yield information for U.S. Treasury securities as of three business days prior to the redemption date. The Operating Partnership will deposit with the trustee on the date of closing of this offering an amount expected to be more than sufficient to pay the redemption price. As a result of the transactions contemplated hereby, during the 30-day period prior to the redemption date, an event of default will exist under the Existing Senior Notes Indenture. The holders of at least 25% of the principal amount of Existing Senior Notes, therefore, will be entitled, by notice to the Company and the trustee, to declare the unpaid principal of, and accrued and unpaid interest and the applicable premium on, the Existing Senior Notes to be immediately due and payable. The trustee under the Existing Senior Notes Indenture has advised the Company that it intends to notify the holders of the Existing Senior Notes of this right. In the event of such a declaration, the amount already deposited by the Operating Partnership in payment of the redemption price would be applied to pay the amount so declared immediately due and payable. The Partnership will incur an extraordinary loss of approximately $20.4 million related to the retirement of the Existing Senior Notes, approximately $31.2 million relating to the Existing Subordinated Debentures resulting from consent and tender offer fees and approximately $11.2 million relating to the write off of unamortized financing costs, all in accordance with GAAP.

  At the closing of this offering, it is anticipated that the Operating Partnership will borrow approximately $10 million under the Credit Facility which will enable the Partnership to commence operations with an initial cash balance of at least $20 million. To the extent that the initial public offering price per Common Unit is less than $21.375, the Operating Partnership may need to borrow additional funds under the Credit Facility in order to commence operations with an initial cash balance of at least $20 million. For a description of the Credit Facility, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pro Forma Financial Condition."

  The foregoing description assumes that the Underwriters' overallotment option is not exercised. If the Underwriters' overallotment option is exercised in full, the Partnership will issue 1,965,000 additional Common Units. The Partnership will use the net proceeds from any exercise of the Underwriters' overallotment option first to repay any amounts borrowed under the Credit Facility or, if no such borrowings have been made, to establish an initial cash balance of up to $20 million. Any remaining net proceeds from the exercise of the Underwriters' overallotment option will be used by the Partnership to repurchase for retirement up to 1,000,000 Common Units held by Ferrell at a price per Unit equal to the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. Any net proceeds remaining after such repurchase will be retained by the Partnership for general partnership purposes.

  Immediately following this offering, Ferrellgas will own an effective 2% general partner interest in the Partnership and the Operating Partnership, on a combined basis, and Ferrell will own 1,000,000 Common Units (if the Underwriters' overallotment option is exercised in full all of such Common Units will be repurchased and retired by the Partnership) and 16,118,559 Subordinated Units representing an aggregate 55.5% limited partner interest in the Partnership (50.7% if the Underwriters' overallotment option is exercised in full) and the Incentive Distribution Rights.

                                USE OF PROCEEDS

  The net proceeds to the Partnership from the sale of the Common Units offered hereby are estimated to be approximately $260.3 million after deducting the underwriting discount and the expenses of this offering (assuming an initial public offering price of $21.375 per Common Unit.) The net proceeds of this offering, together with the net proceeds from the issuance of approximately $250 million in aggregate principal amount of the Senior Notes (estimated to be approximately $245.3 million), will be used by the Partnership to repay indebtedness of Ferrellgas. The indebtedness to be repaid consists of $50 million of Existing Floating Rate Notes, which have a floating rate of interest (5.5% per annum at April 30, 1994) and mature in August 1996, $177.6 million of Existing Fixed Rate Notes, which have an interest rate of 12% per annum and mature in August 1996, and up to $246.4 million of Existing Subordinated Debentures, which have an interest rate of 11 5/8% and mature in December 2003. See "Capitalization." If the Underwriters' overallotment option is exercised in full, the estimated additional net proceeds to the Partnership will be approximately $39.3 million. The Partnership will use the net proceeds from any exercise of the Underwriters' overallotment option first to repay any amounts borrowed under the Credit Facility (anticipated to be approximately $10 million) to enable the Partnership to commence operations with an initial cash balance of at least $20 million or, if no such borrowings have been made, to establish an initial cash balance of up to $20 million that will be used for general partnership purposes. See "The Transactions." Any remaining net proceeds from the exercise of the Underwriters' overallotment option will be used by the Partnership to repurchase for retirement up to 1,000,000 Common Units held by Ferrell at a price per Unit equal to the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. Any net proceeds remaining after such repurchase will be retained by the Partnership for general partnership purposes.

                                CAPITALIZATION

  The following table sets forth: (i) the consolidated capitalization of Ferrellgas at April 30, 1994, (ii) the pro forma adjustments required to reflect the transactions to be consummated at the closing of this offering, including the issuance of Common Units pursuant to the offering made hereby at an assumed offering price of $21.375 per Common Unit, and (iii) the combined pro forma capitalization of the Partnership at such date after giving effect thereto. The table should be read in conjunction with the historical and pro forma consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                    APRIL 30, 1994
                                         ---------------------------------------
                                         FERRELLGAS   PRO FORMA      PARTNERSHIP
                                         HISTORICAL ADJUSTMENTS(1)    PRO FORMA
                                         ---------- --------------   -----------
                                                    (IN THOUSANDS)
Short-term debt, including current
 portion of long-term
 debt...................................  $  1,486    $     --        $  1,486
                                          ========    =========       ========
Long-term debt:
  Senior Notes, interest at   %, due in
   2001.................................  $           $ 250,000 (2)   $250,000
  Existing floating rate notes, interest
   at applicable LIBOR rate plus 2.25%
   (5.5% at April 30,1994), due in
   August 1996..........................    50,000      (50,000)
  Existing fixed rate notes, interest at
   12%, due in August 1996..............   177,600     (177,600)
  Existing subordinated debentures,
   interest at 11 5/8%, due in December
   2003.................................   246,430     (246,430)
  Other long-term debt..................     2,441       15,000 (3)     17,441
                                          --------    ---------       --------
    Total long-term debt................   476,471     (209,030)       267,441
                                          --------    ---------       --------
Stockholder's equity....................    30,848      (30,848)
Partners' capital:
  Common Unitholders....................                 66,067 (4)     66,067
  Subordinated Unitholder...............                 75,524         75,524
  General Partner.......................                  2,890          2,890
                                          --------    ---------       --------
    Total stockholder's equity/partners'
     capital............................    30,848      113,633        144,481
                                          --------    ---------       --------
    Total capitalization................  $507,319    $ (95,397)      $411,922
                                          ========    =========       ========

- -------
(1) Reflects the conveyance of the assets of Ferrellgas to the Partnership in return for the assumption of liabilities and the issuance of 1,000,000 Common Units, 16,118,559 Subordinated Units, the Incentive Distribution Rights and general partner interests in the Partnership and the Operating Partnership equal to 2% of the total partners' capital. Ferrellgas will make a dividend of such Common Units, Subordinated Units and Incentive Distribution Rights to its parent, Ferrell.
(2) The Partnership's pro forma combined financial statements assume that the Operating Partnership will issue $250 million of Senior Notes with a fixed interest rate of 9.75%. It is possible, however, that a portion of the Senior Notes, not anticipated to be in excess of $50 million, will bear interest at a floating rate.
(3) Represents borrowings at April 30, 1994 under the Credit Facility to enable the Partnership to commence operations with an initial cash balance of $20 million. Assuming a closing date of June 30, 1994, the Partnership anticipates it will borrow approximately $10 million under the Credit Facility. Actual borrowings under the Credit Facility at the closing of this offering will depend upon the Partnership's cash balances at such time, the initial offering price per Common Unit and the timing of any exercise of the Underwriters' overallotment option.
(4) Includes $61.4 million representing limited partnership capital resulting from the issuance of 13,100,000 Common Units offered hereby. Such limited partnership capital is less than the estimated net proceeds of the offering of $260.3 million due to the assets and liabilities contributed by Ferrellgas to the Partnership being recorded at historical cost by the Partnership, rather than fair value, in accordance with generally accepted accounting principles. Total capital of the Partnership is allocated to the limited partners based on their relative limited partner unit ownership percentage.

  Concurrent with the consummation of the transactions contemplated hereby, the Operating Partnership will issue $250 million in aggregate principal amount of the Senior Notes in a registered public offering. It is anticipated that the Operating Partnership will also enter into the Credit Facility in the amount of $185 million. For a discussion of the Senior Notes and the Credit Facility and other capital resources and liquidity of the Partnership, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pro Forma Financial Condition."

                                   DILUTION

  On a pro forma basis as of April 30, 1994, after giving effect to the transactions contemplated by this Prospectus, the net tangible book value per Common Unit was $2.559. Assuming an initial public offering price per Common Unit of $21.375, purchasers of Common Units in this offering will suffer substantial and immediate dilution in net tangible book value per Common Unit for financial accounting purposes, as illustrated in the following table:

   Initial public offering price per Common Unit..............          $21.375
   Net tangible book value per Unit before the offering
    (1)(2).................................................... $(6.765)
   Increase in book value per Unit attributable to new
    investors.................................................   9.324
                                                               -------
   Less: Pro forma net tangible book value per Unit after the
    offering (2)(3)...........................................            2.559
                                                                        -------
   Immediate dilution in net tangible book value per Common
    Unit
    to new investors..........................................          $18.816
                                                                        =======

- --------
(1) Determined by dividing the number of Units (1,000,000 Common Units and 16,118,559 Subordinated Units) assumed to be issued to Ferrellgas for its contribution of assets and liabilities to the Partnership into the net tangible book value allocable to such Units.
(2) The net tangible book value does not include intangible assets contributed to the Partnership with a book value of $65.6 million.
(3) Determined by dividing the total number of Units (14,100,000 Common Units and 16,118,559 Subordinated Units) assumed to be outstanding after the offering made hereby, into the pro forma tangible net worth of the Partnership allocable to such Units, after giving effect to the application of the net proceeds of this offering (assuming the Underwriters' overallotment option is not exercised).

  The following table sets forth the number of Units issued by the Partnership and the total consideration to the Partnership contributed by the General Partner and by purchasers of Common Units in this offering (assuming an initial public offering price per Common Unit of $21.375) upon the consummation of the transactions contemplated by this Prospectus:

                                   UNITS ACQUIRED      TOTAL CONSIDERATION
                                 --------------------- ------------------------
                                   NUMBER      PERCENT    AMOUNT        PERCENT
                                 ----------    ------- ------------     -------
General Partner................. 17,118,559(1)   57.5% $(52,595,000)(2)  (23.1)%
New investors................... 13,100,000      42.5   280,013,000      123.1
                                 ----------     -----  ------------      -----
  Total......................... 30,218,559     100.0% $227,418,000      100.0 %
                                 ==========     =====  ============      =====

- --------
(1) Upon the consummation of the transactions contemplated by this Prospectus and assuming the Underwriters' overallotment option is not exercised, the General Partner and its affiliates will own 1,000,000 Common Units, 16,118,559 Subordinated Units, Incentive Distribution Rights and an effective 2% general partner interest in the Partnership and the Operating Partnership on a combined basis. The Common Units and Subordinated Units generally vote as one class on matters presented to the limited partners, although Units owned by the General Partner or its affiliates may not vote with respect to certain matters during the Subordination Period and Common Units vote as a separate class with respect to certain other matters. See "The Partnership Agreement."
(2) Total consideration for the General Partner represents the net assets and liabilities contributed by Ferrellgas at April 30, 1994. The assets and liabilities contributed by Ferrellgas to the Partnership will be recorded at historical cost rather than fair value by the Partnership in accordance with generally accepted accounting principles. Such amount includes $65.6 million, representing intangible assets contributed to the Partnership.

                           CASH DISTRIBUTION POLICY

  A principal objective of the Partnership is to generate cash from Partnership operations and to distribute Available Cash to its partners in the manner described herein. "Available Cash" is defined in the glossary and generally means, with respect to any fiscal quarter of the Partnership, the sum of all of the cash received by the Partnership from all sources plus reductions to reserves less all of its cash disbursements and net additions to reserves.

  The General Partner's decisions regarding amounts to be placed in or released from reserves will have a direct impact on the amount of Available Cash because increases and decreases in reserves are taken into account in computing Available Cash. The General Partner may, in its reasonable discretion (subject to certain limits), determine the amounts to be placed in or released from reserves each quarter.

  Cash distributions will be characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction affects the amounts distributed to Unitholders relative to the General Partner, and under certain circumstances it determines whether holders of Subordinated Units receive any distributions. See "--Quarterly Distributions of Available Cash."

  Cash from Operations is defined in the glossary and generally refers to the cash balance of the Partnership on the date the Partnership commences operations, plus all cash generated by the operations of the Partnership's business, after deducting related cash expenditures, reserves, debt service and certain other items.

  Cash from Interim Capital Transactions is also defined in the glossary and will generally be generated only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

  To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is Cash from Operations or Cash from Interim Capital Transactions, all Available Cash distributed by the Partnership from any source will be treated as Cash from Operations until the sum of all Available Cash distributed as Cash from Operations equals the cumulative amount of Cash from Operations actually generated from the date the Partnership commenced operations through the end of the quarter prior to such distribution. Any excess Available Cash (irrespective of its source) will be deemed to be Cash from Interim Capital Transactions and distributed accordingly.

  If Cash from Interim Capital Transactions is distributed in respect of each Common Unit in an aggregate amount per Unit equal to the initial public offering price of the Common Units (the "Initial Unit Price"), the distinction between Cash from Operations and Cash from Interim Capital Transactions will cease, and both types of Available Cash will be treated as Cash from Operations. The General Partner does not anticipate that there will be significant amounts of Cash from Interim Capital Transactions distributed.

  The Subordinated Units and Incentive Distribution Rights are separate classes of interests in the Partnership, and the rights of holders of such interests to participate in distributions to limited partners differ from the rights of the holders of Common Units. For any given quarter, Available Cash will be distributed to the General Partner and to the holders of Common Units, and it may also be distributed to the holders of Subordinated Units and to the holders of the Incentive Distribution Rights depending upon the amount of Available Cash for the quarter, amounts distributed in prior quarters, whether or not the Subordination Period has ended and other factors discussed below.

  The discussion below indicates the percentages of cash distributions required to be made to the General Partner and the Common Unitholders and the circumstances under which holders of Subordinated Units and holders of Incentive Distribution Rights are entitled to cash distributions and the amounts thereof. In the following general discussion of how Available Cash is distributed, references to Available Cash, unless otherwise stated, mean Available Cash that constitutes Cash from Operations. For a discussion of Available Cash constituting Cash from Operations available for distributions with respect to the Units on a pro forma basis, see "--Pro Forma Available Cash."

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

  The Partnership will make distributions to its partners with respect to each fiscal quarter of the Partnership prior to liquidation in an amount equal to 100% of its Available Cash for such quarter. Distributions will be made within 45 days after the end of each January, April, July and October. With respect to each quarter during the Subordination Period, to the extent there is sufficient Available Cash, the holders of Common Units will have the right to receive the Minimum Quarterly Distribution ($0.50 per Unit), plus any Common Unit Arrearages, prior to any distribution of Available Cash to the holders of Subordinated Units. The terms "Subordination Period" and "Common Unit Arrearages" are defined in the glossary. Common Units will not accrue arrearages for any quarter after the Subordination Period, and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

  The Subordination Period will extend from the closing of this offering until the first day of any quarter beginning on or after August 1, 1999 in respect of which (i) distributions of Available Cash on the Common Units and the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution for each of the three consecutive four-quarter periods immediately preceding such date (excluding any such Available Cash that is attributable to net increases in working capital borrowings, net decreases in reserves and any positive balance in Cash from Operations at the beginning of such four-quarter periods) and (ii) the Partnership has invested at least $50 million in acquisitions and capital additions or improvements made to increase the operating capacity of the Partnership. The Partnership Agreement contains provisions intended to discourage a person or group from attempting to remove the General Partner as general partner of the Partnership or otherwise change management of the Partnership. Among them is the provision that if the General Partner is removed other than for cause, the Subordination Period will end. See "The Partnership Agreement--Change of Management Provisions." Upon the expiration of the Subordination Period, the Common Units will no longer accrue distribution arrearages and the holders of Subordinated Units will participate pro rata with the holders of Common Units in distributions of Available Cash up to the Minimum Quarterly Distribution.

  A total of 5,372,853 Subordinated Units held by Ferrellgas and its affiliates will convert into Common Units on the first day of any quarter beginning on or after August 1, 1997 in respect of which (i) distributions of Available Cash on the Common Units and the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution for each of the two consecutive four-quarter periods immediately preceding such date and (ii) the operating cash generated by the Partnership in each of such four-quarter periods equaled or exceeded 125% of the Minimum Quarterly Distribution on all Common Units and all Subordinated Units (excluding in each case any such Available Cash that is attributable to net increases in working capital borrowings, net decreases in reserves and any positive balance in Cash from Operations at the beginning of such four-quarter periods and including for purposes of (ii) above any net increases in reserves to provide funds for distributions with respect to Units and any general partner interests). Upon the expiration of the Subordination Period all remaining Subordinated Units will convert into Common Units. In addition, in the event that the General Partner is removed other than for cause, the Subordinated Units will convert into Common Units and will therefore participate in distributions in respect of Common Unit Arrearages, if any. See "The Partnership Agreement--Withdrawal or Removal of the General Partner."

 DISTRIBUTIONS OF CASH FROM OPERATIONS DURING SUBORDINATION PERIOD

  Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any quarter during the Subordination Period will be made in the following manner:

    first, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

    second, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit an amount equal to any cumulative Common Unit Arrearages on each Common Unit with respect to any prior quarter;

    third, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

    thereafter, in the manner described in "--Incentive Distributions-- Hypothetical Annualized Yield" below.

  The Minimum Quarterly Distribution is subject to adjustment as described below under "--Distributions of Cash from Interim Capital Transactions" and "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

  The above references to the 2% of Available Cash constituting Cash from Operations distributed to the General Partner are references to the amount of the General Partner's percentage interest in distributions from the Partnership and the Operating Partnership on a combined basis. The General Partner will own a 1% general partner interest in the Partnership and a 1.0101% general partner interest in the Operating Partnership. Other references in this Prospectus to the General Partner's 2% interest or to distributions of 2% of Available Cash are also references to the amount of the General Partner's combined percentage interest in the Partnership and the Operating Partnership.

 DISTRIBUTIONS OF CASH FROM OPERATIONS AFTER SUBORDINATION PERIOD

  Distributions by the Partnership of Available Cash constituting Cash from Operations with respect to any quarter after the Subordination Period will be made in the following manner:

    first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

    thereafter, in the manner described in "--Incentive Distributions-- Hypothetical Annualized Yield" below.

 INCENTIVE DISTRIBUTIONS--HYPOTHETICAL ANNUALIZED YIELD

  For any quarter for which Available Cash is distributed in respect of both the Common Units and the Subordinated Units in an amount equal to the Minimum Quarterly Distribution and Available Cash has been distributed on outstanding Common Units in such amount as may be necessary to eliminate any Common Unit Arrearages, then any additional Available Cash will be distributed among the Unitholders, the General Partner and the holders of the Incentive Distribution Rights in the following manner:

    first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages) a total of $0.55 for such quarter in respect of each Unit (the "First Target Distribution");

    second, 85% to all Unitholders, pro rata, 13% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages) a total of $0.63 for such quarter in respect of each Unit (the "Second Target Distribution");

    third, 75% to all Unitholders, pro rata, 23% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders with respect to Common Unit Arrearages) a total of $0.82 for such quarter in respect of each Unit (the "Third Target Distribution"); and

    fourth, 50% to all Unitholders, pro rata, 48% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner.

  The following table illustrates the percentage allocation of any such additional Available Cash among the Unitholders, the General Partner and the holders of the Incentive Distribution Rights up to the various target distribution levels and a hypothetical annualized percentage yield to be realized by a Unitholder at each different level of allocation between the Unitholders, the General Partner and the holders of the Incentive Distribution Rights. For purposes of the following table, the annualized percentage yield is calculated on a hypothetical basis as the annual pretax yield on an investment in a Common Unit during the first year following the investment assuming that (i) the Common Unit was purchased at an amount equal to the assumed initial public offering price of $21.375 per Unit, which is the mid-point of the range of the estimated initial public offering price, and (ii) the Partnership distributed each quarter during the first year following the investment the amount set forth under the column "Quarterly Distribution Amount." The calculations are also based on the assumption that the quarterly distribution amounts shown do not include any Common Unit Arrearages. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the Unitholders, the General Partner and the holders of the Incentive Distribution Rights in any Available Cash distributed over and above the quarterly distribution amount shown, until Available Cash reaches the next target distribution level, if any. The percentage interests shown for the Unitholders and the General Partner for the Minimum Quarterly Distribution are also applicable to quarterly distribution amounts that are less than the Minimum Quarterly Distribution.

                                                         MARGINAL PERCENTAGE
                                                             INTEREST IN
                                                            DISTRIBUTIONS
                                                   --------------------------------
                                                                HOLDERS OF
                          QUARTERLY   HYPOTHETICAL              INCENTIVE
                         DISTRIBUTION  ANNUALIZED              DISTRIBUTION GENERAL
                            AMOUNT       YIELD     UNITHOLDERS    RIGHTS    PARTNER
                         ------------ ------------ ----------- ------------ -------
Minimum Quarterly
 Distribution...........    $0.50         9.357%        98%          0%         2%
First Target
 Distribution...........    $0.55        10.292%        98%          0%         2%
Second Target
 Distribution...........    $0.63        11.789%        85%         13%         2%
Third Target
 Distribution...........    $0.82        15.345%        75%         23%         2%
Thereafter..............      --            --          50%         48%         2%

  The General Partner expects to make distributions of all Available Cash within 45 days after the end of each fiscal quarter ending January, April, July and October to holders of record on the applicable record date, which will generally be between 30 and 35 days after such quarter. The first distribution for the period from the closing of this offering through October 31, 1994, is expected to be made on or before December 15, 1994, to holders of record on or about November 30, 1994. The Minimum Quarterly Distribution and First, Second and Third Target Distribution levels with respect to the period from the closing of this offering through October 31, 1994, will be adjusted (either upward or downward) to reflect the actual number of days in such period. The Minimum Quarterly Distribution and First, Second and Third Target Distribution levels are also subject to certain other adjustments as described below under "--Distribution of Cash from Interim Capital Transactions" and "-- Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

 DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS

  Distributions by the Partnership of Available Cash that constitutes Cash from Interim Capital Transactions will be made 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Partnership shall have distributed, in respect of each Unit, Available Cash constituting Cash from

Interim Capital Transactions in an aggregate amount per Unit equal to the Initial Unit Price. Thereafter, all distributions that constitute Cash from Interim Capital Transactions will be distributed as if they were Cash from Operations.

  As Cash from Interim Capital Transactions is distributed, it is treated as if it were a repayment of the Initial Unit Price. To reflect such repayment, the Minimum Quarterly Distribution and First, Second and Third Target Distribution levels will be adjusted downward by multiplying each amount by a fraction, the numerator of which is the Unrecovered Initial Unit Price (as defined in the glossary) immediately after giving effect to such repayment and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such repayment.

  When "payback" of the Initial Unit Price has occurred, i.e., when the Unrecovered Initial Unit Price is zero, then in effect the Minimum Quarterly Distribution and the First, Second and Third Target Distribution levels each will have been reduced to zero. Thereafter, all distributions of Available Cash from all sources will be treated as if they were Cash from Operations and, because the Minimum Quarterly Distribution and the First, Second and Third Target Distributions will have been reduced to zero, the holders of the Incentive Distribution Rights will be entitled to receive 48% of all distributions of Available Cash after distributions in respect of Common Unit Arrearages.

  Distributions of Cash from Interim Capital Transactions will not reduce the Minimum Quarterly Distribution for the quarter with respect to which they are distributed.

 ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

  The Minimum Quarterly Distribution, the First, Second and Third Target Distribution levels and the Unrecovered Initial Unit Price will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of Common Units (whether effected by a distribution payable in Common Units or otherwise), but not by reason of the issuance of additional Common Units for cash or property. For example, in the event of a two-for-one split of the Common Units (assuming no prior adjustments), the Minimum Quarterly Distribution and the First, Second and Third Target Distribution levels would each be reduced to 50% of its initial level.

  In addition, as noted above under "--Quarterly Distributions of Available Cash--Distributions of Cash from Interim Capital Transactions," if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Minimum Quarterly Distribution and the First, Second and Third Target Distribution levels will be adjusted downward proportionately, by multiplying each such amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the Unrecovered Initial Unit Price immediately after giving effect to such distribution and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such distribution. For example, assuming the Unrecovered Initial Unit Price is $21.375 per Unit and if Cash from Interim Capital Transactions of $10.6875 per Unit is distributed to Unitholders (assuming no prior adjustments), then the amount of the Minimum Quarterly Distribution and the First, Second and Third Target Distribution levels would each be reduced to 50% of its initial level. If and when the Unrecovered Initial Unit Price is zero, the Minimum Quarterly Distribution and the First, Second and Third Target Distribution levels each will have been reduced to zero, and the holders of the Incentive Distribution Rights will be entitled to receive 48% of all distributions of Available Cash after distributions in respect of Common Unit Arrearages.

  The Minimum Quarterly Distribution and First, Second and Third Target Distribution levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted in a manner that causes the Partnership to become taxable as a corporation or otherwise subjects the Partnership to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and First, Second, and Third Target Distribution levels for each quarter thereafter would be reduced to an amount equal to the product of (i) each of the Minimum Quarterly Distribution and First, Second and Third Target Distribution levels multiplied by (ii) one minus the sum of (x) the maximum marginal federal income tax rate to which the Partnership is subject as an entity plus (y) any increase that results from such legislation in the effective overall state and local income tax rate to which the Partnership is subject as an entity for the taxable year in which such quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the First, Second and Third Target Distribution levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

  Following the commencement of the dissolution and liquidation of the Partnership, assets will be sold or otherwise disposed of and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Partnership in the order of priority provided in the Partnership Agreement and by law and, thereafter, be distributed to the Unitholders, the General Partner and the holders of the Incentive Distribution Rights in accordance with their respective capital account balances, as so adjusted.

  Partners are entitled to liquidation distributions in accordance with capital account balances. Although operating losses are allocated to all Unitholders pro rata, the allocations of gains and losses attributable to liquidation are intended to entitle the holders of outstanding Common Units to a preference over the holders of outstanding Subordinated Units upon the liquidation of the Partnership, to the extent of the Unrecovered Initial Unit Price plus any Common Unit Arrearages. However, no assurance can be given that the gain or loss upon liquidation of the Partnership will be sufficient to achieve this result. The manner of such adjustment is as provided in the Partnership Agreement, the form of which is included as Appendix A to this Prospectus. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

    first, to the General Partner and the holders of Units that have negative balances in their capital accounts to the extent of and in proportion to such negative balance;

    second, 98% to the holders of Common Units, pro rata, and 2% to the General Partner, until the capital account for each Common Unit is equal to the Unrecovered Initial Unit Price in respect of such Common Unit plus any Common Unit Arrearages in respect of such Common Units;

    third, 98% to the holders of Subordinated Units, pro rata, and 2% to the General Partner, until the capital account for each Subordinated Unit is equal to the Unrecovered Subordinated Unit Capital (as defined in the glossary) in respect of a Subordinated Unit;

    fourth, 98% to all Unitholders, pro rata, and 2% to the General Partner, until there has been allocated under this clause fourth an amount per Unit equal to (a) the excess of the First Target Distribution per Unit over the Minimum Quarterly Distribution per Unit for each quarter of the Partnership's existence, less (b) the amount per Unit of any distributions of Available Cash constituting Cash from Operations in excess of the Minimum Quarterly Distribution per Unit that was distributed 98% to the Unitholders, pro rata, and 2% to the General Partner, for any quarter of the Partnership's existence;

    fifth, 85% to all Unitholders, pro rata, 13% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, until there has been allocated under this clause fifth an amount per Unit equal to (a) the excess of the Second Target Distribution per Unit over the First Target Distribution per Unit for each quarter of the Partnership's existence, less (b) the amount per Unit of any distributions of Available Cash constituting Cash from Operations in excess of the First Target Distribution per Unit that was distributed 85% to the Unitholders, pro rata, 13% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, for any quarter of the Partnership's existence;

    sixth, 75% to all Unitholders, pro rata, 23% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, until there has been allocated under this clause sixth an amount per Unit equal to (a) the excess of the Third Target Distribution per Unit over the Second Target Distribution per unit for each quarter of the Partnership's existence, less (b) the amount per Unit of any distributions of Available Cash constituting Cash from Operations in excess of the Second Target Distribution per Unit that was distributed 75% to the Unitholders, pro rata, 23% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner, for any quarter of the Partnership's existence; and

    thereafter, 50% to all Unitholders, pro rata, 48% to the holders of the Incentive Distribution Rights, pro rata, and 2% to the General Partner.

  Any loss or unrealized loss will be allocated to the General Partner and the Unitholders as follows: first, 98% to the Subordinated Unitholders in proportion to the positive balances in their respective capital accounts, and 2% to the General Partner, until the positive balances in such Subordinated Unitholders' respective capital accounts have been reduced to zero, second, 98% to the Common Unitholders in proportion to the positive balances in their respective capital accounts, and 2% to the General Partner, until the positive balances in such Common Unitholders' respective capital accounts have been reduced to zero; and thereafter, to the General Partner.

PRO FORMA AVAILABLE CASH

  On a pro forma basis, Available Cash constituting Cash from Operations for the fiscal year ended July 31, 1993 and the nine months ended April 30, 1994 (calculated using actual net cash flows for such fiscal year and nine-month period, adjusted for changes in working capital and assuming the Credit Facility was in place during such fiscal year and nine-month period) would have been sufficient to allow the Partnership to distribute the Minimum Quarterly Distribution on all of the Common Units and approximately 90% of the Minimum Quarterly Distribution on all of the Subordinated Units with respect to such fiscal year and to distribute the Minimum Quarterly Distribution on all of the Common Units and all of the Subordinated Units with respect to such nine-month period. If the transactions to be consummated at the closing of this offering had been completed on August 1, 1993, the Company believes that pro forma Available Cash constituting Cash from Operations for the fiscal year ending July 31, 1994 (calculated using actual net cash flows for the nine months ended April 30, 1994, adjusted for changes in working capital and assuming the Credit Facility was in place during such fiscal year), would be sufficient to allow the Partnership to distribute the Minimum Quarterly Distribution on all of the Common Units and all of the Subordinated Units with respect to such fiscal year.

  Based on the assumptions discussed below, the General Partner believes that the Partnership will generate Available Cash constituting Cash from Operations sufficient to allow the Partnership to distribute at least the Minimum Quarterly Distribution on all of the Common Units and all of the Subordinated Units with respect to each full fiscal quarter through the quarter ending July 31, 1995, although no assurance can be given respecting such distributions. This belief is based on the General Partner's opinions regarding the future business prospects of the Partnership, the assumption that normal weather patterns will be experienced and on other assumptions that the General Partner believes are reasonable. The General Partner's estimates of Available Cash constituting Cash from Operations are based upon a number of assumptions beyond the control of the General Partner and which cannot be predicted with certainty, including assumptions concerning weather, market and economic conditions and other factors, such as estimates of propane prices and retail gross margins. See "Risk Factors." If the General Partners assumptions prove to be incorrect, Available Cash constituting Cash from Operations generated by the Partnership could be insufficient to permit the Partnership to make the distributions estimated as described above. Accordingly, no assurance can be given that distributions at those levels will be made.

                       SELECTED HISTORICAL AND PRO FORMA
                   CONSOLIDATED FINANCIAL AND OPERATING DATA

  The following tables set forth for the periods and the dates indicated, selected historical financial and operating data for the Company and selected pro forma financial and operating data for the Partnership after giving effect to the transactions contemplated by this Prospectus. The selected historical income statement and balance sheet data of the Company for the five years ended July 31, 1993, and for the nine months ended April 30, 1994 is derived from financial statements which have been audited by Deloitte & Touche, independent auditors, certain of which appear elsewhere in this Prospectus. The historical financial data for the nine-month period ended April 30, 1993, has been derived from the unaudited financial statements appearing herein, and, in the opinion of management of the Company, contain all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the Company's results of operation and financial condition. The Partnership's selected pro forma financial data should be read in conjunction with such consolidated financial statements and the pro forma combined financial information and notes thereto included elsewhere in this Prospectus. The propane industry is seasonal in nature with its peak activity during the winter months. Therefore, the results for the interim period are not indicative of the results that can be expected for a full fiscal year. The following should be read in conjunction with the Financial Statements and Notes to Financial Statements contained elsewhere in this Prospectus.

                                                                                PARTNERSHIP
                                             HISTORICAL                          PRO FORMA
                            --------------------------------------------------  ------------
                                        YEAR ENDED JULY 31,                     YEAR ENDED
                            --------------------------------------------------   JULY 31,
                              1989      1990      1991     1992         1993       1993
                            --------  --------  -------- --------     --------  ------------
                                     (IN THOUSANDS, EXCEPT PER UNIT DATA)
INCOME STATEMENT DATA:
 Total revenues...........  $409,953  $467,641  $543,933 $501,129     $541,945   $541,945
 Depreciation and
  amortization............    32,528    33,521    36,151   31,196       30,840     30,840
 Operating income.........    53,425    54,388    63,045   56,408       58,553     58,053
 Interest expense.........    54,572    55,095    60,507   61,219       60,071     29,029
 Earnings (loss) from
  continuing operations...    (1,506)     (347)    1,979   (1,700)(1)      109     28,750
 Earnings from continuing
  operations per Unit.....                                                       $   0.93
BALANCE SHEET DATA (AT END
 OF PERIOD):
 Working capital..........  $(39,708) $ 50,456  $ 53,403 $ 67,973     $ 74,408
 Total assets.............   487,631   554,580   580,260  598,613      573,376
 Payable to (receivable
  from) parent and
  affiliates..............    13,109    10,743     3,763    2,236         (916)
 Long-term debt...........   354,626   465,644   466,585  501,614      489,589
 Stockholder's equity.....     6,616    11,463    21,687    8,808       11,359
OPERATING DATA:
 Retail propane sales
  volumes (in gallons)....   498,395   499,042   482,211  495,707      553,413    553,413
 Capital expenditures(2):
 Maintenance..............  $  7,271  $  5,428  $  7,958 $ 10,250     $ 10,527   $ 10,527
 Growth...................    10,062    10,447     2,478    3,342        2,851      2,851
 Acquisition..............    14,668    18,005    25,305   10,112          897        897
                            --------  --------  -------- --------     --------   --------
  Total...................  $ 32,001  $ 33,880  $ 35,741 $ 23,704     $ 14,275   $ 14,275
                            ========  ========  ======== ========     ========   ========
SUPPLEMENTAL DATA:
 Earnings before
  depreciation,
  amortization, interest
  and taxes(3)............  $ 85,953  $ 87,909  $ 99,196 $ 87,604     $ 89,393   $ 88,893
 Fixed charge coverage ra-
  tio(4)..................                                                            3.0x

                                                                   PARTNERSHIP
                                   HISTORICAL                       PRO FORMA
                          ----------------------------------    --------------------
                                NINE MONTHS ENDED                  NINE MONTHS
                                    APRIL 30,                         ENDED
                          ----------------------------------        APRIL 30,
                               1993               1994                1994
                          ---------------    ---------------    --------------------
                          (IN THOUSANDS, EXCEPT PER UNIT DATA AND RATIO)
INCOME STATEMENT DATA:
 Total revenues.........         $468,302           $450,477     $       450,477
 Depreciation and
  amortization..........           23,238             21,688              21,688
 Operating income.......           64,708             75,445              75,070
 Interest expense.......           45,056             44,233              21,187
 Earnings from
  continuing operations.           12,785             20,356              53,892
 Earnings from
  continuing operations
  per Unit..............                                         $          1.75
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Working capital........  $       100,645           $104,164     $        54,304
 Total assets...........          602,063            600,113             478,254
 Payable to (receivable
  from) parent and
  affiliates............            2,076             (3,909)                 91
 Long-term debt.........          500,227            476,471             267,441
 Stockholder's equity...           21,855             30,848
 Partners' capital:
 Common unitholders.....                                                  66,067
 Subordinated
  unitholder............                                                  75,524
 General partner........                                                   2,890
OPERATING DATA:
 Retail propane sales
  volumes (in gallons)..          483,489            490,254             490,254
 Capital
  expenditures(2):
 Maintenance............  $         9,232(5) $         3,377(5)  $         3,377
 Growth.................            2,597              2,568               2,568
 Acquisition............              --               2,472               2,472
                          ---------------    ---------------     ---------------
  Total.................  $        11,829    $         8,417     $         8,417
                          ===============    ===============     ===============
SUPPLEMENTAL DATA:
 Earnings before
  depreciation,
  amortization, interest
  and taxes(3)..........  $        87,946    $        97,133     $        96,758
 Fixed charge coverage
  ratio(4)..............                                                     3.3x

- --------
(1) In August 1991, the Company revised the estimated useful lives of storage tanks from 20 to 30 years in order to more closely reflect expected useful lives of the assets. The effect of the change in accounting estimates resulted in a favorable impact on net loss from continuing operations of approximately $3.7 million for the fiscal year ended July 31, 1992.
(2) The Company's capital expenditures fall generally into three categories:
    (i) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment; (ii) growth capital expenditures, which include expenditures for purchases of new propane tanks and other equipment to facilitate expansion of the Company's retail customer base; and (iii) acquisition capital expenditures, which include expenditures related to the acquisition of retail propane operations. Acquisition capital expenditures include a portion of the purchase price allocated to intangibles associated with the acquired businesses.
(3) EBITDA is calculated as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. EBITDA is a non-GAAP measure, but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distribution. In addition, EBITDA is not intended as an alternative to earnings from continuing operations or net income.

(4) Such ratio is calculated for the preceding four quarter period. Under the terms of the Indenture, the Operating Partnership will be prohibited from making any distributions to the Partnership if the Operating Partnership's Fixed Charge Coverage Ratio for the preceding four fiscal quarters does not exceed 2.25 to 1 after giving effect to such distribution.

(5) The decrease in maintenance capital expenditures from the nine months ended April 30, 1993 to the nine months ended April 30, 1994 is primarily due to the purchase of the Company's corporate headquarters in Liberty, Missouri for its fair market value of $4.1 million in the first nine months of fiscal 1993.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following is a discussion of the historical and pro forma financial condition and results of operations of the Company and the Partnership. The discussion should be read in conjunction with the historical and pro forma consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

GENERAL

  The Partnership was recently formed to acquire and operate the business and assets of the Company. The Company is engaged in the sale, distribution, marketing and trading of propane and other natural gas liquids. The Company's revenue is derived primarily from the retail propane marketing business. The Company believes it is the third largest retail marketer of propane in the United States, based on gallons sold, serving more than 600,000 residential, industrial/commercial and agricultural customers in 45 states and the District of Columbia through approximately 416 retail outlets and 226 satellite locations. The Company's annual retail propane sales volume was approximately 553 million, 496 million and 482 million gallons during the fiscal years ended July 31, 1993, 1992 and 1991, respectively.

  The retail propane business of the Company consists principally of transporting propane purchased in the contract and spot markets, primarily from major oil companies, to its retail distribution outlets and then to tanks located on the customers' premises as well as to portable propane cylinders. In the residential and commercial markets, propane is primarily used for space heating, water heating and cooking. In the agricultural market propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for certain industrial applications, including use as an engine fuel which is burned in internal combustion engines that power vehicles and forklifts and as a heating or energy source in manufacturing and drying processes.

  The retail market for propane is seasonal because of its primary use for heating in residential and commercial buildings. In addition, sales volumes have traditionally been affected by various factors, including competitive conditions, demand for product, variations in weather and fluctuations in propane prices. The Company's results for its first fiscal quarter (August, September and October) and fourth fiscal quarter (May, June and July) are typically lower than the second and third fiscal quarters, primarily as a result of warmer weather in its first and fourth fiscal quarters. The following tables set forth historical unaudited revenues and operating income for the Company for the period from August 1, 1991 to July 31, 1993, for each quarter in fiscal years 1992 and 1993:

                              QUARTERLY REVENUES

                                             FISCAL YEAR       FISCAL YEAR
                                                1992       %      1993       %
                                             ----------- ----- ----------- -----
                                                   (DOLLARS IN THOUSANDS)
Quarter ended:
  October 31................................  $114,263    22.8  $116,497    21.5
  January 31................................   193,652    38.6   191,499    35.3
  April 30..................................   122,658    24.5   160,306    29.6
  July 31...................................    70,556    14.1    73,643    13.6
                                              --------   -----  --------   -----
    Total...................................  $501,129   100.0  $541,945   100.0
                                              ========   =====  ========   =====

                          QUARTERLY OPERATING INCOME

                                           FISCAL YEAR        FISCAL YEAR
                                              1992       %       1993       %
                                           ----------- -----  ----------- -----
                                                 (DOLLARS IN THOUSANDS)
Quarter ended:
  October 31..............................   $ 5,488     9.7    $ 3,823     6.5
  January 31..............................    39,194    69.5     39,186    66.9
  April 30................................    16,777    29.7     21,699    37.1
  July 31.................................    (5,051)   (8.9)    (6,155)  (10.5)
                                             -------   -----    -------   -----
    Total.................................   $56,408   100.0    $58,553   100.0
                                             =======   =====    =======   =====

  The Company is also engaged in the trading of propane and other natural gas liquids, chemical feedstocks marketing and wholesale propane marketing. Through its natural gas liquids trading operations and wholesale marketing, the Company has become one of the largest independent traders of propane and natural gas liquids in the United States. In fiscal year 1993, the Company's annual wholesale and trading sales volume was approximately 1.2 billion gallons of propane and other natural gas liquids, approximately 64% of which was propane. This volume, when combined with the Company's retail volume, makes the Company one of the largest purchasers of propane, which the General Partner believes will help assure the Partnership favorable prices and supply of propane during times of increased demand. For the fiscal years ended July 31, 1993, 1992 and 1991, the Company had net revenues of $6.7 million, $4.9 million and $9.9 million, respectively, from its trading activities.

RESULTS OF OPERATIONS

 NINE MONTHS ENDED APRIL 30, 1994 VERSUS APRIL 30, 1993

  Total Revenues. Total revenues decreased 3.8% to $450,477,000 as compared with $468,302,000 for the prior year period. The overall decrease was attributable to revenues from other operations (net trading operations, wholesale propane marketing and chemical feedstocks marketing) decreasing 23.1% to $56,237,000, and revenues from retail operations decreasing 0.2% to $394,240,000.

  The decrease in revenues from other operations was primarily due to higher sales of chemical feedstocks in the prior period resulting from sales of chemical feedstocks that were designated for storage but were sold due to storage limitations. Additional decreases were the result of lower product costs for chemical feedstocks and wholesale propane marketing and decreased net trading results due to reduced market volatility relative to the prior period.

  The decrease in revenues from retail operations was primarily due to a decrease in selling price partially offset by an increase in sales volume due to cooler temperatures than those which existed in the prior period. The volume of gallons sold, excluding acquisitions, increased revenues by $3,339,000. Fiscal year 1994 and 1993 acquisitions increased revenues in the nine months ended April 30, 1994 by $1,659,000. These increases were offset by a $6,775,000 decrease in sales price due to lower product costs.

  Gross Profit. Gross profit increased 4.5% to $221,151,000 as compared with $211,566,000 for the prior period, primarily due to an increase in retail operations gross profit. Retail operations results improved due to increased sales volume as discussed previously and to margin increases as a result of favorable changes in the competitive pressures of the industry and to normal fluctuations in the Company's product mix.

  Operating Expenses. Operating expenses increased 0.1% to $112,687,000 as compared with $112,553,000, for the prior period, primarily due to (i) an increase in incentive compensation expense, and (ii) an increase in overtime, variable labor and vehicle expenses due to increased sales volume. These increases were primarily offset by a decrease in general liability and workers compensation expense due to improved claims administration and decreased sales and use tax audit assessments.

  General and Administrative Expenses. General and administrative expenses increased 10.1% to $8,128,000 as compared with $7,385,000 for the prior period due to increased incentive compensation expense. This increase was partially offset by a reduction in facilities rent expense in the second and third quarters of fiscal year 1993 due to the purchase of the Liberty, Missouri, corporate offices.

  Depreciation and Amortization. Depreciation expense decreased 6.7% to $21,688,000 as compared with $23,238,000 for the prior period due primarily to extending the use of the Company's vehicles beyond the depreciable life and to the reduction in the number of Company owned vehicles.

  Net Interest Expense. Net interest expense decreased 3.0% to $41,442,000 as compared with $42,723,000 for the prior period due to the reacquisition of $11,900,000 and $10,500,000 of senior notes in the third quarter of fiscal 1994 and in the fourth quarter of fiscal year 1993, respectively, offset by increased non-cash amortization of financing costs.

  Net Earnings. Net earnings increased 52.4% to $19,489,000 as compared with $12,785,000 for the prior period primarily due to the increase in retail operations sales volume and margins offset by increased operating and general and administrative expenses and the fiscal 1994 extraordinary loss from early extinguishment of debt.

 FISCAL YEAR ENDED JULY 31, 1993 VERSUS JULY 31, 1992

  Total Revenues. Total revenues increased 8.1% to $541,945,000 as compared with $501,129,000 for the prior year. This increase was attributable to an increase in revenues from retail operations of 10.6% to $451,966,000 partially offset by a decrease in revenues from other operations (net trading operations, chemical feedstocks marketing and wholesale propane marketing) of 2.6% to $89,979,000.

  The increase in revenues attributable to retail operations resulted from increased sales volume. The sales volume increase was mainly due to a surge in agricultural business from crop drying in farm belt states and cooler temperatures than those which existed in the prior year. The volume of gallons sold, excluding the effects of acquisitions, increased revenues by $42,648,000. This increase was offset by a decrease in selling price which reduced revenues by $3,326,000. Acquisitions completed in fiscal 1993 and 1992 increased revenues by $3,172,000.

  Total revenues attributable to other operations decreased as compared with the prior year. Wholesale propane marketing revenues decreased as a result of a change in focus and marketing strategy. This decrease was offset by an increase in net trading operations as a result of increased market volatility relative to the prior year.

  Gross Profit. Gross profit increased 4.3% to $243,912,000 as compared with $233,850,000 for the prior year. The increase was primarily due to an increase in retail operations' sales volume and an increase in net trading and wholesale marketing operating results. These increases were offset by a decrease in retail operations' margins due to competitive pricing pressures in the industry.

  Operating Expenses. Operating expenses increased 4.1% to $139,617,000 as compared with $134,165,000 for the prior year, due to (i) an increase in personnel costs from increased sales volume and accrued incentive compensation expense, (ii) an increase in vehicle expenses from increased sales volume,
(iii) an increase in other expenses from sales and use tax assessments on prior year purchases and leases, and (iv) general increases in the cost of doing business. These increases were partially offset by a decrease in general liability expense due to improved claims administration and to a decrease in bad debt expense due to improved credit and collections administration.

  Depreciation and Amortization. Depreciation and amortization expense decreased 1.1% to $30,840,000 as compared with $31,196,000 for the prior year due to retirements and fully depreciated assets.

  General and Administrative Expenses. General and administrative expenses increased 33.3% to $10,079,000 as compared with $7,561,000 for the prior year period due to an increase in compensation expense related to the long-term incentive plan and an increase in non-capitalized software maintenance costs.

  Net Interest Expense. Net interest expense of $56,805,000 remained essentially unchanged as compared with $56,818,000 for the prior year. Decreases in interest expense due to lower effective interest rates were offset by a decrease in interest income as a result of lower interest rates on short-term investments.

  Extraordinary Loss. The extraordinary loss of $886,000, net of $543,000 income tax benefit, was due to the early extinguishment of $10,500,000 of the senior notes as discussed in the notes to the consolidated financial statements.

  Net Loss. Net loss decreased to $777,000 as compared with a loss of $11,679,000 for the prior year due to a $9,093,000 decrease in the extraordinary loss from the early extinguishment of debt and to an increase in net operating results.

 FISCAL YEAR ENDED JULY 31, 1992 VERSUS JULY 31, 1991

  Total Revenues. Total revenues decreased 7.9% to $501,129,000 as compared with $543,933,000 for the prior year. This decrease was attributable to a decrease in revenues from retail operations of 8.1% to $408,781,000 and a decrease in revenues from other operations (net trading operations, chemical feedstocks marketing and wholesale propane marketing) of 6.8% to $92,348,000.

  The decrease in revenues attributable to retail operations resulted mainly from a decrease in selling price related to the end of the Persian Gulf crisis and to competitive pressures within the industry. In fiscal 1991, selling prices were increased in response to product cost increases brought about by the Persian Gulf crisis. The volume of gallons sold, excluding the effects of acquisitions, decreased due to temperatures being warmer than normal and warmer than the prior year in the primary heating months, along with competitive pressures within the industry. The decrease in selling price and volumes reduced total revenues by $45,080,000 and $1,727,000, respectively. Acquisitions in fiscal 1991 and 1992 increased fiscal 1992 revenues by $10,120,000.

  The decrease in revenues attributable to other operations resulted from declines in net trading operations and wholesale propane marketing revenues offset by an increase in revenues from chemical feedstocks marketing. Net trading operations decreased due to a less volatile market than that which existed in fiscal 1991 during the Persian Gulf crisis. Wholesale propane marketing revenues decreased as a result of changes in marketing strategy and focus of the business and a decrease in selling price and volumes for the reasons noted above for retail operations. Chemical feedstocks marketing revenues increased due to additional emphasis on butane sales.

  Gross Profit. Gross profit decreased 4.9% to $233,850,000 as compared with $245,965,000 for the prior year. Approximately half of the decrease was attributable to retail operations as a result of competitive pressures in the industry and warmer than normal and warmer than prior year temperatures in the primary heating months. The remaining decrease was attributable to net trading operations and wholesale propane marketing.

  Operating Expenses. Operating expenses increased 3.5% to $134,165,000 as compared with $129,684,000 for the prior year. This increase was primarily due to an increase in payroll expenses, general liability and workers' compensation insurance and an increase in expenses due to acquisitions in fiscal 1992 and 1991. These increases were partially offset by a reduction in incentive compensation expense.

  Depreciation and Amortization. Depreciation and amortization expense decreased 13.7% to $31,196,000 as compared with $36,151,000 for the prior year due primarily to a change in the useful lives of certain assets as discussed in the notes to the consolidated financial statements. The change was based on the expected useful lives of the assets and industry practice.

  General and Administrative Expenses. General and administrative expenses decreased 41.6% to $7,561,000 as compared with $12,953,000 for the prior year due primarily to a reversal of expense previously provided related to the long-term incentive plan and the elimination of certain management positions.

  Net Interest Expense. Net interest expense increased 0.3% to $56,818,000 as compared with $56,666,000 for the prior year. In connection with the refinancing of the subordinated debt, the Company borrowed an additional $40,000,000. The impact of this additional borrowing on interest expense was offset by a lower effective interest rate on the new subordinated debt and the investment of the excess cash proceeds from the refinancing.

  Extraordinary Loss. The extraordinary loss of $9,979,000, net of income tax benefit, was due to the refinancing of the subordinated debt as discussed in the notes to the consolidated financial statements.

  Net Earnings (Loss). Net earnings decreased to a net loss of $11,679,000 as compared with net earnings of $1,979,000 for the prior year due primarily to the decrease in gross profit and the extraordinary loss on the refinancing of subordinated debt.

 FISCAL YEAR ENDED JULY 31, 1991 VERSUS JULY 31, 1990

  Total Revenues. Total revenues increased 16.3% to $543,933,000 as compared with $467,641,000 for the prior year. This increase was attributable to (i) an increase in revenues from retail operations of 12.6% to $444,886,000 and (ii) an increase in revenues from other operations (wholesale propane marketing, chemical feedstocks marketing and net trading operations) of 36.3% to $99,047,000.

  The increase in revenues from retail operations resulted primarily from an increase in selling prices in response to an increase in product costs brought about by the Persian Gulf crisis. Selling prices were increased in order to maintain normal operating margins. Increased retail selling prices resulted in a $62,505,000 revenue variance. The acquisitions of retail propane businesses increased revenues by approximately $18,484,000. A reduction in residential, motor fuel applications and reseller sales volumes decreased revenues approximately $30,236,000. Retail operations volumes decreased 3.4% compared to the prior year due to temperatures being warmer than the prior year and warmer than normal in addition to customers requesting smaller volume deliveries while propane selling prices remained high.

  The increase in revenues from other operations resulted from increases in all areas of other operations. Wholesale propane and chemical feedstocks marketing revenues increased due primarily to an increase in selling prices in response to increased product costs as noted above. Net trading operations revenues increased due to increased volatility in the market generating a larger volume of trades. Other operations volumes increased 35.2% compared to the prior year.

  Gross Profit. Gross profit increased 10.4% to $245,965,000 as compared with $222,834,000 for the prior year. This increase was attributed to the acquisitions of retail propane businesses in fiscal year 1991 and 1990 and an increase in retail operations margins. Retail margins from existing business increased to cover the increased costs of product delivery resulting from smaller volume deliveries and increased carrying costs involved with higher inventory and receivables balance. Also, gross profit for fiscal year 1990 was adversely impacted by high product costs from inventory purchased in January 1990. Gross profit from other operations also increased primarily due to increased wholesale propane marketing margins resulting from focusing marketing efforts on higher margin sales and increased net trading operations volume and margins resulting from the volatile propane market.

  Operating Expenses. Operating expenses increased 13.1% to $129,684,000 as compared with $114,639,000 for the prior period primarily due to (i) an increase in full time payroll, incentive compensation expense and the related payroll taxes as a result of increased retail operations margins and other operations, (ii) an increase in vehicle expenses and in plant and office expenses primarily from increases in vehicle fuel costs and customers requesting more frequent, smaller volume deliveries and (iii) acquisitions of retail propane businesses during fiscal year 1991 and 1990.

  General and Administrative Expenses. General and administrative expenses decreased 19.6% to $12,953,000 as compared with $16,113,000 for the prior period. A cost reduction program which was implemented March 1990 included reductions of staff in non-critical areas and cuts in non-essential projects. The results of this program and a reversal of expense previously provided related to the long-term incentive plan contributed to the general and administrative expense decrease.

  Net Interest Expense. Net interest expense increased 6.0% to $56,666,000 as compared with $53,463,000 due to the issuance of senior notes in July of 1990. The excess cash proceeds from the issuance of the senior notes were invested to offset interest expense incurred.

  Net Earnings (Loss). Net earnings increased to $1,979,000 as compared with a net loss of $3,814,000 for the prior period due to the increase in gross profit which was offset partially by an increase in operating expenses and net interest expense. Also in 1990, earnings were unfavorably impacted by an extraordinary loss from refinancing of debt.

LIQUIDITY AND CAPITAL RESOURCES

  For the nine months ended April 30, 1994 and the twelve months ended July 31, 1993, the Company's operating cash flow provided from operations (as measured by operating income before depreciation and amortization, interest and taxes) was sufficient to (i) make interest payments and required reductions to existing debt and (ii) make purchases of property, plant and equipment.

  Cash Flows from Operating Activities. Cash provided by operating activities increased to $58,246,000 for the nine months ended April 30, 1994, as compared with $47,081,000 for the prior period. This increase was primarily attributable to an increase in net earnings and accounts payable, which were offset by increases in inventory and accounts and notes receivable. Cash provided by operating activities increased to $36,961,000 for the twelve months ended July 31, 1993, as compared with $22,965,000 for the prior period. This increase was primarily attributable to an increase in earnings and a decrease in inventory purchases in anticipation of future propane requirements, offset by a decrease in accounts payable.

  Cash Flows From Investing Activities. During the nine months ended April 30, 1994, the Company made aggregate expenditures for intangible assets and property, plant and equipment of $8,417,000. During the twelve months ended July 31, 1993, the Company made aggregate expenditures for intangible assets and property, plant and equipment of $14,275,000. Total capital expenditures are essentially governed by the cash interest coverage ratio covenants contained in the various debt agreements. These covenants limited capital expenditures depending upon the amount of cash flow and cash interest expense of the Company.

  The Company maintains its vehicle and transportation equipment fleet by leasing light and medium duty trucks and tractors. The Company believes vehicle leasing is a cost effective method for financing transportation equipment. Capital requirements for repair and maintenance of property, plant and equipment are relatively low since technological change is limited and the useful lives of propane tanks and cylinders, the Company's principal physical assets, are generally long.

  The Company invested in U.S. Treasury Bills and U.S. government obligations with remaining maturities, as of April 30, 1994, ranging from four to ten months. These investments are presented as short-term investments in the Company's consolidated financial statements.

  Cash Flows From Financing Activities. The Company currently has a $50 million bank credit facility which terminates July 31, 1995. The facility provides for a working capital facility and a letter of credit facility. At April 30, 1994, there were no borrowings outstanding under the working capital facility and letters of credit outstanding under the letter of credit facility, which are used primarily to secure obligations under certain insurance and leasing arrangements, totaled $32,778,000, resulting in an available bank credit facility of $17,222,000. The Company does not have any significant commitments for fixed asset acquisitions, unusual working capital commitments or contingent liabilities which might materially affect short-term liquidity.

  Effects of Inflation. In the past the Company has been able to adjust its sales price of product in response to market demand, cost of product, competitive factors and other industry trends. Consequently, changing prices as a result of inflationary pressures have not had a material adverse effect on profitability although revenues may be affected. Inflation has not materially impacted the results of operations and the Company does not believe normal inflationary pressures will have a material adverse effect on the profitability of the Partnership in the future.

  Adoption of New Accounting Standards. The Company provides postretirement medical benefits to a closed group of approximately 400 retired employees and their spouses. The plan requires the Company to provide primary medical benefits to the participants until age 65, at which time the Company only pays a fixed amount of $55 per month per participant for medical benefits. Effective August 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106--Employers' Accounting for Postretirement Benefits Other Than Pensions which requires accrual of postretirement benefits (such as health care benefits) during the years an employee provides services. The Company elected to amortize the postretirement benefit obligation over a period not to exceed the average remaining life expectancy of the plan participants (since all of the plan participants are retired). The cumulative effect as of August 1, 1993, and impact for the nine months ended April 30, 1994, of adopting this statement was not material to the financial statements of the Company. See Note L to the consolidated financial statements.

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 112--Employers' Accounting For Postemployment Benefits which is effective for fiscal years beginning after December 15, 1993. This statement requires that employers recognize over the service lives of employees the costs of postemployment benefits if certain conditions are met. The General Partner does not believe that adoption of the statement will have a material impact on the results of operations or financial condition of the Partnership.

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 115--Accounting for Certain Investments in Debt and Equity Securities, which is effective for fiscal years beginning after December 15, 1993. The statement addresses the accounting and reporting for certain investments in debt and equity securities and expands the use of fair value accounting for those securities but retains the use of the amortized cost method for investments that the Company has the positive intent and ability to hold to maturity. The General Partner does not believe that the adoption of this statement will have a material effect on the results of operations or financial condition of the Partnership.

PRO FORMA FINANCIAL CONDITION

  The ability of the Partnership to satisfy its obligations will be dependent upon future performance, which will be subject to prevailing economic conditions and to financial, business and weather conditions and other factors, many of which are beyond its control. For the fiscal year ending July 31, 1995, the General Partner believes that the Partnership will generate sufficient Available Cash constituting Cash from Operations to meet its obligations and enable it to distribute the Minimum Quarterly Distribution on all Common Units and Subordinated Units. See "Cash Distribution Policy--

Pro Forma Available Cash." Future capital needs of the Partnership are expected to be provided by future operations, existing cash balances and the working capital facility. The Partnership may incur additional indebtedness or issue additional Units in order to fund possible future acquisitions.

  Concurrent with the closing of the sale of the Common Units offered hereby, the Operating Partnership will sell in a registered public offering approximately $250 million aggregate principal amount of Senior Notes, the net proceeds of which, along with the estimated $260.3 million net proceeds of the offering of Common Units, will be used to retire substantially all of the approximately $481.5 million of indebtedness of the Company to be assumed by the Operating Partnership. The sale of the Common Units offered hereby is subject to, among other things, the sale of the Senior Notes. Upon the consummation of the transactions contemplated by this Prospectus, the Partnership will have total indebtedness of approximately $263.9 million. See "The Transactions."

  The Senior Notes. The following is a summary of the terms of the Senior Notes, which will be issued pursuant to an Indenture (the "Indenture"), the form of which is filed as an exhibit to the registration statement of which this Prospectus is a part. The Senior Notes will be unsecured general obligations of the Operating Partnership and will be recourse to the General Partner in its capacity as the general partner of the Operating Partnership. The Senior Notes will bear interest from the date of issuance at the rate of
 % per annum, payable semi-annually in arrears. The Senior Notes will mature
on    , 2001 and will not require any mandatory redemption or sinking fund payment prior to maturity. The Senior Notes are redeemable at the option of
the Operating Partnership, in whole or in part, at any time on or after    ,
1998 at redemption prices specified in the Indenture, plus accrued and unpaid interest to the date of redemption. Upon the occurrence of certain events constituting a "Change of Control" (as defined in the Indenture), including if James E. Ferrell or his affiliates do not control the General Partner, other than in certain limited circumstances, holders of the Senior Notes will have the right to require the Operating Partnership to purchase each such holder's Senior Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

  The Indenture will contain customary covenants applicable to the Operating Partnership and its subsidiaries, including limitations on the ability of the Operating Partnership and its subsidiaries to, among other things, incur additional indebtedness (other than certain permitted indebtedness) and issue preferred interests, create liens, incur dividend and other payment restrictions affecting subsidiaries, enter into mergers, consolidations or sales of all or substantially all assets, make asset sales and enter into transactions with affiliates. Under the Indenture, the Operating Partnership will be permitted to make cash distributions in an amount in such fiscal quarter not to exceed Available Cash (as defined in the Indenture) of the Operating Partnership for the immediately preceding fiscal quarter plus the amount of any Available Cash of the Operating Partnership for the first 45 days of such fiscal quarter so long as the amount of such Available Cash so included does not exceed the amount of unused available working capital indebtedness that the Operating Partnership could have incurred on the last day of the immediately preceding fiscal quarter; provided, however, that the Operating Partnership will be prohibited from making any distribution to the Partnership (i) if a default or event of default exists or would exist upon making such distribution, (ii) if the Operating Partnership's Fixed Charge Coverage Ratio for the preceding four fiscal quarters does not exceed 2.25 to 1 after giving effect to such distribution or (iii) unless the Operating Partnership and its subsidiaries shall have in the aggregate (a) acquired, improved or repaired property, plant or equipment which is accounted for as a capital expenditure in accordance with GAAP or (b) acquired, through merger or otherwise, all or substantially all of the outstanding stock or other capital interests, or all or substantially all of the assets, of any entity engaged in the business in which the Operating Partnership is engaged on the date of the Indenture (each of the transactions referred to in clauses (a) and (b) above, a "Capital Investment") for Aggregate Consideration since the date of the Indenture which, when added to all cash reserves established and funded by the Operating Partnership (the proceeds of which shall be used solely for Capital

Investments), is no less than the amounts set forth in the table below, if such distribution is made in the 12-month period beginning August 1 of the years indicated.

            YEAR                                AMOUNT
            ----                             ------------
            1994                             $  0
            1995............................ $ 15 million
            1996............................ $ 30 million
            1997............................ $ 45 million
            1998............................ $ 70 million
            1999............................ $ 95 million
            2000............................ $120 million

  For purposes of the foregoing, "Aggregate Consideration" with respect to Capital Investments shall mean at any date all cash paid in connection with all Capital Investments consummated on or prior to such date, the fair market value of all partnership interests of the Partnership or the Operating Partnership (determined by the General Partner in good faith with reference to, among other things, the trading price of such partnership interests, if then traded on any national securities exchange or automated quotation system) constituting all or a portion of the purchase price for all Capital Investments consummated on or prior to such date and the aggregate principal amount of all indebtedness incurred or assumed by the Operating Partnership in connection with all Capital Investments consummated on or prior to such date.

  As of April 30, 1994 the Fixed Charge Coverage Ratio for the preceding four fiscal quarters was 3.4 to 1 on a pro forma basis. The payment restrictions in the Indenture are not anticipated to preclude the Partnership from making distributions of at least the Minimum Quarterly Distribution on all Common Units in each quarter during the Subordination Period.

  Credit Facility. Immediately prior to the closing of this offering, the Operating Partnership expects to enter into a $185 million Credit Facility with Bank of America National Trust & Savings Association ("BofA"), a portion of which will be syndicated to a group of financial institutions (together with BofA, the "Banks"). The form of the loan agreement which will govern the Credit Facility is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Credit Facility will permit borrowings of up to $100 million on a senior unsecured revolving line of credit basis (the "Working Capital Facility") and up to $85 million on a senior unsecured basis (the "Expansion Facility").

  The Credit Facility will be committed for up to a three-year period, at which time the Working Capital Facility will expire. The Expansion Facility may be converted, at the option of the Operating Partnership, to a three year term loan at the end of the initial three-year period. Under the Working Capital Facility, up to $100 million will be available to fund working capital and general partnership requirements (of which up to $50 million will be available to support letters of credit). Under the Expansion Facility, up to $25 million will be available to retire existing indebtedness of the General Partner which will be assumed by the Operating Partnership, and up to $60 million (plus any unused amount from the retirement of the existing assumed indebtedness and any amount repaid with the proceeds from the exercise of the Underwriters' overallotment option) will be available solely to finance acquisitions and for growth capital expenditures.

  At the Operating Partnership's option, borrowings under the Credit Facility may bear interest either at the Base Rate (i.e., the higher of the Federal funds rate plus 1/2% per annum or BofA's reference rate) or the London Interbank Offered Rate, in each case plus the applicable margin. The applicable margin will vary from 62.5 basis points to 125 basis points for LIBOR and between zero basis points and 25 basis points for the Base Rate, depending upon the Operating Partnership's "Leverage Ratio," which is defined generally as the ratio of all debt for borrowed money to EBITDA. At the time of the closing of the Credit Facility, the Operating Partnership anticipates that, based upon the then applicable Leverage Ratio, its applicable LIBOR margin will be 112.5 basis points and its applicable Base Rate margin will be
12.5 basis points. There can be no guarantee that the Operating Partnership will be able to continue to maintain the Leverage Ratio which it anticipates will exist at closing.

  The loan agreement for the Credit Facility will contain restrictive covenants substantially similar to those for the Senior Notes including restrictions on the Operating Partnership's ability to make cash distributions, the requirement that the Operating Partnership make "Capital Reinvestments" as described under "--The Senior Notes" and the requirement that the Operating Partnership repay all outstanding amounts under the Credit Facility within 30 days after the occurrence of a change of control. See "-- The Senior Notes." In the case of the Credit Facility, however, there is an additional limitation in that the occurrence of any transaction which results in James E. Ferrell and his affiliates beneficially owning less than 20% of the equity interests of the Partnership will constitute a "change of control," requiring repayment of the Credit Facility. The Credit Facility also includes certain additional covenants and restrictions relating to the activities of the Operating Partnership which are customary for similar credit facilities and are not expected to affect materially and adversely the conduct of the Partnership's business as described in this Prospectus.

  In connection with the transactions to be consummated at the closing of the offering made hereby, the Partnership may borrow up to $25 million under the Expansion Facility. Assuming a closing date of June 30, 1994, the Partnership estimates that it will borrow approximately $10 million to enable the Partnership to commence operations with an initial cash balance of at least $20 million. Actual borrowings under the Credit Facility at the closing of this offering will depend upon the Partnership's cash balances at such time, the initial offering price per Common Unit and the timing of any exercise of the Underwriters' overallotment option. If the Underwriters' overallotment option is exercised subsequent to the closing, the Partnership will use the net proceeds therefrom first to repay any amounts borrowed under the Expansion Facility.

  The closing of the Credit Facility is conditioned upon, among other things, the successful public offering of the Common Units and the Senior Notes, the cancellation of Ferrellgas' current $50 million revolving credit facility and there having been no material adverse change in the financial markets in general or the financial condition of Ferrellgas, Inc. or the Operating Partnership prior to the closing of the Credit Facility.

TAX AUDIT

  The IRS has examined Ferrell's consolidated income tax returns for the years ended July 31, 1987 and 1986, and has proposed to disallow $90 million of deductions for amortization of customer relationships taken or to be taken on Ferrell's consolidated income tax returns. On April 20, 1993, the United States Supreme Court held in Newark Morning Ledger v. United States that a taxpayer may amortize customer-based intangibles if that taxpayer can prove such intangibles are capable of being valued and the value diminishes over time. The Company contends it has met this burden of proof and feels this recent Supreme Court decision supports the positions taken during the Company's allocation of purchase price to customer relationships.

  The Company was originally made aware of the audit based on a letter received from the IRS dated April 24, 1989. The Company received a closing conference letter of the proposed adjustments on December 6, 1990, and finally, a 60-day letter to act dated August 5, 1991. The 60-day letter has been extended through December 31, 1994.

  The Company intends to vigorously defend against these proposed adjustments and is in the process of protesting these adjustments through the appeals process of the IRS. At this time, it is not possible to determine the ultimate resolution of this matter.

  In connection with the formation of the Partnership, the Company will contribute the customer relationships that are the subject of the IRS audit together with additional customer relationships to the Partnership. The General Partner intends to treat such customer relationships as amortizable assets of the Partnership for federal income tax purposes. It is possible that the IRS will challenge that treatment. If the IRS were to successfully challenge the amortization of customer relationships by the Partnership, the amount of amortization available to a Unitholder and, therefore, the after tax return of a Unitholder with respect to his investment in the Partnership could be adversely affected, although the Partnership does not believe the impact of such effect will be material. See "Tax Considerations--Tax Consequences of Unit Ownership--Ratio of Taxable Income to Distributions."

                                   BUSINESS

GENERAL

  The Partnership will be engaged in the sale, distribution, marketing and trading of propane and other natural gas liquids. The discussion that follows focuses on the Company's retail operations and its other operations, which consist of propane and natural gas liquids trading operations, chemical feedstocks marketing and wholesale propane marketing, all of which will be conveyed to the Partnership. The Company believes it is the third largest retail marketer of propane in the United States (as measured by gallons sold), serving approximately 600,000 residential, commercial, agricultural and industrial customers in 45 states and the District of Columbia through approximately 416 retail outlets with 226 satellite locations in 36 states (some outlets serve interstate markets). For the fiscal years ended July 31, 1993, 1992 and 1991, the Company's annual retail propane sales volumes were approximately 553 million, 496 million and 482 million gallons, respectively. EBITDA was $89.4 million, $87.6 million and $99.2 million for the fiscal years ended July 31, 1993, 1992 and 1991, respectively. EBITDA for the twelve months ended April 30, 1994 was $98.6 million. The Company's net losses for the fiscal years ended July 31, 1993 and 1992 were $0.8 million and $11.7 million, respectively, and its net earnings for the fiscal year ended July 31, 1991 were $2.0 million. Net earnings for the nine month periods ended April 30, 1994 and 1993 were $19.5 million and $12.8 million, respectively. The retail propane business of the Company consists principally of transporting propane purchased through various suppliers to its retail distribution outlets, then to tanks located on its customers' premises, as well as to portable propane cylinders. The Company also believes it is a leading natural gas liquids trading company. The Company's annual propane and natural gas liquids trading, chemical feedstocks and wholesale propane sales volumes were approximately 1.2 billion, 1.3 billion and 1.1 billion gallons during the fiscal years ended July 31, 1993, 1992 and 1991, respectively.

RETAIL OPERATIONS

 FORMATION

  Ferrell, the parent of the Company, was founded in 1939 as a single retail propane outlet in Atchison, Kansas and was incorporated in 1954. In 1984, a subsidiary was formed under the name Ferrellgas, Inc. to operate the retail propane business previously conducted by Ferrell. Ferrell is owned by James E. Ferrell and his family. The Company's initial growth was largely the result of small acquisitions in the rural areas of eastern Kansas, northern and central Missouri, Iowa, Western Illinois, Southern Minnesota, South Dakota and Texas. In July 1984, the Company acquired propane operations with annual retail sales volumes of approximately 33 million gallons and in December 1986, the Company acquired propane operations with annual retail sales volumes of approximately 395 million gallons. These major acquisitions and many other smaller acquisitions have significantly expanded and diversified the Company's geographic coverage.

 BUSINESS STRATEGY

  The Partnership's business strategy will be to continue the Company's historical focus on residential and commercial retail propane operations and to expand its operations through strategic acquisitions of smaller retail propane operations located throughout the United States and through increased competitiveness and efforts to acquire new customers. The propane industry is relatively fragmented, with the ten largest retail distributors possessing less than 35% of the total retail propane market and much of the industry consisting of over 3,000 local or regional companies. The Company's retail operations account for approximately 6% of the retail propane purchased in the United States, as measured by gallons sold. Since 1986, and as of April 30, 1994, the Company has acquired 67 smaller independent propane retailers which the Company believes were not individually material. For the fiscal years ended July 31, 1989 to 1993 the Company spent approximately $14.7 million, $18.0 million, $25.3 million, $10.1 million and $0.9 million, respectively, for acquisitions of operations with annual retail sales of approximately 7.3 million, 11.3 million, 18.0 million, 8.6 million and 0.7 million gallons of propane, respectively. The General Partner believes that approximately $7.5 million of capital expenditures will be required on an annual basis to maintain the current business to be acquired by the Partnership and that approximately $2.5 million in additional capital expenditures will be required on an annual basis to sustain the modest level of growth historically experienced by the business to be acquired.

  The Partnership intends to initially concentrate its acquisition activities in geographical areas in close proximity to the Company's existing operations to acquire propane retailers that can be efficiently combined with such operations to provide an attractive return on the Partnership's investment after taking into account the efficiencies which may result from such combination. The Partnership will, however, also pursue acquisitions which broaden its geographic coverage. The Partnership's goal in any acquisition will be to improve the operations and profitability of these smaller companies by integrating them into the Partnership's established supply network and by improving customer service. The Company regularly evaluates a number of propane distribution companies which may be candidates for acquisition. The General Partner believes that there are numerous local retail propane distribution companies that are possible candidates for acquisition by the Partnership and that the Partnership's geographic diversity of operations helps to create many attractive acquisition opportunities for the Partnership. The Partnership intends to fund acquisitions through internal cash flow, external borrowings or the issuance of additional Partnership interests. The Partnership's ability to accomplish these goals will be subject to the continued availability of acquisition candidates at prices attractive to the Partnership. There is no assurance the Partnership will be successful in increasing the level of acquisitions or that any acquisitions that are made will prove beneficial to the Partnership.

  In addition to growth through acquisitions, the Company believes that it can be successful in competing for new customers. Since 1989, the Company has experienced modest internal growth in its customer base. During that same period of time the quality of field management has been improved and improvements in operating efficiencies have been implemented. The residential and commercial retail propane distribution business has been characterized by a relatively stable customer base, primarily due to the expense of switching to alternative fuels, as well as the quality of service and personal relations. In addition, since safety regulations adopted in most states in which the Company operates prohibit propane retailers from filling tanks owned by other retailers, customers that lease tanks generally develop long-term relationships with their suppliers. The cost and inconvenience of switching tanks minimizes a customer's tendency to switch among suppliers of propane and among alternative fuels on the basis of minor variations in price. Based on its market surveys, the Company believes that within the retail propane industry approximately 12% of all residential propane users switch suppliers annually. The Partnership's aim will be to minimize losses of existing customers while attracting as many new customers as possible. To achieve this objective extensive market research was conducted by the Company to determine the critical factors that cause customers to value their propane supplier. Based upon the results of such surveys, the Company has designed and implemented a monthly process of assessing customer satisfaction in each of its local retail markets. The Company believes that these surveys give it an advantage over its competitors, none of whom it is believed conduct comparable surveys. By highlighting specific areas of customer satisfaction, the Company believes that it can move quickly to both retain existing customers who are at risk, and gain new customers. Specific measures have been and are continuing to be designed to take advantage of the information gained regarding customer satisfaction. The Company has also begun the process of upgrading computer equipment and software in order to improve customer service and achieve efficiencies that enable local market personnel to direct more efforts towards sales activities.

  Approximately 70% of the Company's customers lease their tanks from the Company, as compared to approximately 60% of all propane customers nationwide. The Company believes there is a significant growth opportunity in marketing to the 40% of propane users that own their own tank. As a result, the Company has directly sought to identify locations where it can achieve rapid growth by marketing more effectively to these potential customers. The Company believes that since the commencement of this effort in August 1992, it has added thousands of new customers that own their own tank. For both customers who lease their tank, and customers that own their tank, the Partnership's continued ability to deliver propane to customers when needed and during periods of extreme demand, especially in remote areas and during inclement weather, will be critical to maintaining margins, maintaining the loyalty of its retail customers and expanding its customer base.

 MARKETING

  Natural gas liquids are derived from petroleum products and sold in compressed or liquefied form. Propane, the predominant type of natural gas liquid, is typically extracted from natural gas or separated during crude oil refining. Although propane is gaseous at normal pressures, it is compressed into liquid form at relatively low pressures for storage and transportation. Propane is a clean-burning energy source, recognized for its transportability and ease of use relative to alternative forms of stand alone energy sources.

  The retail propane marketing business generally involves large numbers of small volume deliveries averaging approximately 200 gallons each. The market areas are generally rural but also include suburban areas where natural gas service is not available. In the residential and commercial markets, propane is primarily used for space heating, water heating and cooking. In the agricultural market propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for certain industrial applications, including use as engine fuel, which is burned in internal combustion engines that power vehicles and forklifts and as a heating or energy source in manufacturing and drying processes.

  Profits in the retail propane business are primarily based on the cents-per-gallon difference between the purchase price and the sales price of propane. The Company generally purchases propane on a short-term basis; therefore, its supply costs fluctuate with market price fluctuations. Should wholesale propane prices decline in the future, the Company believes that the Partnership's margins on its retail propane distribution business should increase in the short-term because retail prices tend to change less rapidly than wholesale prices. Should the wholesale cost of propane increase, for similar reasons retail margins and profitability would likely be reduced at least for the short-term until retail prices can be increased. The Company historically has been able to maintain margins on an annual basis despite propane supply cost changes. The General Partner is unable to predict, however, how and to what extent a substantial increase or decrease in the wholesale cost of propane would affect the Partnership's margins and profitability.

  The Company has a network of approximately 416 retail outlets and 226 satellite locations marketing propane under the "Ferrellgas" trade name to approximately 600,000 customers located in 45 states and the District of Columbia. The Company's largest market concentrations are in the Midwest, Great Lakes and Southeast regions of the United States. The Company operates in areas of strong retail market competition, which has required it to develop and implement strict capital expenditure and operating standards in its existing and acquired retail propane operations in order to control operating costs.

  The Company utilizes marketing programs targeting both new and existing customers. The Company emphasizes its superior ability to deliver propane to customers as well as its training and safety programs. During the fiscal year ended July 31, 1993, sales to residential customers accounted for 44% of the Company's retail propane sales volume, sales to industrial and other commercial customers accounted for 33% of the Company's retail propane sales volume, sales to agricultural customers accounted for 13% of the Company's retail propane sales volume and sales to other customers accounted for 10% of the Company's retail propane sales volume. Residential sales have a greater profit margin, more stable customer base and tend to be less sensitive to price changes than the other markets served by the Company. No single customer of Ferrellgas accounts for 10% or more of the Company's consolidated revenues.

  The retail market for propane is seasonal because it is used primarily for heating in residential and commercial buildings. Consequently, sales and operating profits are concentrated in the second and third fiscal quarters (November through April). Cash inflows from these quarters will be realized in the third and fourth quarters and to the extent necessary the Partnership will reserve cash inflows from the third and fourth quarters for distribution to Unitholders in the first and second fiscal quarters. In addition, sales volume traditionally fluctuates from year to year in response to variations in weather, prices and other factors, although the Company believes that the broad geographic distribution of the Company's operations helps to minimize the Company's exposure to regional weather or economic patterns. Long-term, historic weather data from the National Climatic Data Center indicate that the average annual temperatures have remained relatively constant over the last 30 years with fluctuations occurring on a year-to-year basis only. In each of the past five fiscal years, which include the two warmest winters in the United States since 1953, pro forma Available Cash would have been sufficient to enable the Partnership to distribute the Minimum Quarterly Distribution on all Common Units assuming projected pro forma interest expense and capital expenditure levels. During times of colder-than-normal winter weather, such as the conditions experienced by certain regions served by the Company in the second and third quarters of fiscal year 1994, the Company has been able to take advantage of its larger and more efficient distribution network to help avoid supply disruptions such as those experienced by some of its competitors, thereby broadening its long-term customer base.

  The following chart illustrates the impact of annual variations in weather on the Company's sales volumes. Set forth are (i) the average national degree days (population weighted) (a measure of the relative warmth of a particular year in which a larger number indicates a colder year), (ii) degree days as a percentage of the average normal degree days as of 1993 (100.0% represents a normal year with larger percentages representing colder-than-normal years and smaller percentages representing warmer-than-normal years), (iii) the annual retail propane sales volumes of the Company, and (iv) a retail gross margin index for the Company (demonstrating changes in retail gross margins from a base year of 100.0% in 1989) for the five fiscal years ended July 31, 1989 to 1993 and the nine months ended April 30, 1993 and 1994. The average degree days in regions served by the Company have historically varied on an annual basis by a greater amount than the average national degree days.

                                                                  NINE MONTHS
                                                                     ENDED
                                FOR THE YEAR ENDED JULY 31,        APRIL 30,
                               ---------------------------------  ------------
                               1989   1990   1991   1992   1993   1993   1994
                               -----  -----  -----  -----  -----  -----  -----
National Degree Days.......... 4,673  4,549  4,211  4,303  4,663  4,444  4,526
Degree Days as % of 1993 Nor-
 mal
 Degree Days(1)...............  99.7%  97.0%  89.8%  91.8%  99.4%  99.3% 101.1%
Sales Volumes (in millions of
 gallons)(2)..................   498    499    482    496    553    483    490
Retail gross margin index(3).. 100.0%  98.4% 114.5% 109.7% 101.1% 102.1% 105.8%

- --------
(1) The normal average national degree days as of the fiscal year ended July 31, 1993 were 4,689 and the normal average national degree days as of the nine months ended April 30, 1994 were 4,477.
(2) From 1989 through 1993, 49 acquisitions were completed at a total cost of approximately $69.0 million. The aggregate annual sales volumes attributable to these acquisitions (measured with respect to each acquisition on the date of the acquisition) were estimated to be 7.3 million gallons, 11.3 million gallons, 18.0 million gallons, 8.6 million gallons and 0.7 million gallons for the fiscal years ended July 31, 1989 through 1993, respectively.
(3) The Company's average retail gross margins, on a cents per gallon basis, are measured as a percentage of fiscal 1989 retail gross margins. Average retail gross margins in fiscal 1991 were affected by the Persian Gulf crisis.

 SUPPLY AND DISTRIBUTION

  The Company purchases propane primarily from major domestic oil companies. Supplies of propane from these sources have traditionally been readily available, although no assurance can be given that supplies of propane will be readily available in the future. As a result of (i) the Company's ability to buy large volumes of propane and (ii) the Company's large distribution system and underground storage capacity, the Company believes that it is in a position to achieve product cost savings and avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors. The Company is not dependent upon any single supplier or group of suppliers, the loss of which would have a material adverse effect on the Company. For the year ended July 31, 1993, no supplier at any single delivery point provided more than 10% of the Company's total domestic propane supply. A portion of the Company's propane inventory is purchased under supply contracts which typically have a one year term and a fluctuating price relating to spot market prices. Certain of the Company's contracts specify certain minimum and maximum amounts of propane to be purchased thereunder. The Company may purchase and store inventories of propane in order to help insure uninterrupted deliverability during periods of extreme demand. The Company owns three underground storage facilities with an aggregate capacity of approximately 168 million gallons. Currently, approximately 80 million gallons of this capacity is leased to third parties, and approximately 6 million gallons of capacity is exchanged with another company for approximately 6 million gallons of storage capacity at Bumstead, Arizona. The remaining space is available for the Company's own use.

  Propane is generally transported from natural gas processing plants and refineries, pipeline terminals and storage facilities to retail distribution outlets and wholesale customers by railroad tank cars leased by the Company and highway transport trucks owned or leased by the Company. The Company operates a fleet of 62 transport trucks to transport propane from refineries, natural gas processing plants or pipeline terminals to the Company's retail distribution outlets. Common carrier transport trucks may be used during the peak delivery season in the winter months or to provide service in areas where economic considerations favor common carrier use. Propane is then transported from the Company's retail distribution outlets to customers by the Company's fleet of 1,059 bulk delivery trucks, which are fitted generally with 2,000 to 3,000 gallon propane tanks. Propane storage tanks located on the customers' premises are then filled from the delivery truck. Propane is also delivered to customers in portable cylinders.

INDUSTRY AND COMPETITION

 INDUSTRY

  Based upon information contained in the Energy Information Administration's Annual Energy Review 1993 magazine, propane accounts for approximately 3.0% of household energy consumption in the United States, an average level which has remained relatively constant for the past 10 years. It competes primarily with natural gas, electricity and fuel oil as an energy source principally on the basis of price, availability and portability. Propane serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Propane is generally more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, although propane is often sold in such areas as a standby fuel for use during peak demands and during interruption in natural gas service. The expansion of natural gas into traditional propane markets has historically been inhibited by the capital costs required to expand distribution and pipeline systems. Although the extension of natural gas pipelines tends to displace propane distribution in the neighborhoods affected, the Company believes that new opportunities for propane sales arise as more geographically remote neighborhoods are developed. Propane is generally less expensive to use than electricity for space heating, water heating and cooking and competes effectively with electricity in those parts of the country where propane is cheaper than electricity on an equivalent BTU basis.

Although propane is similar to fuel oil in application, market demand and price, propane and fuel oil have generally developed their own distinct geographic markets. Because residential furnaces and appliances that burn propane will not operate on fuel oil, a conversion from one fuel to the other requires the installation of new equipment. The Partnership's residential retail propane customers, therefore, will have an incentive to switch to fuel oil only if fuel oil becomes significantly less expensive than propane. Likewise, the Partnership may be unable to expand its customer base in areas where fuel oil is widely used, particularly the Northeast, unless propane becomes significantly less expensive than fuel oil. Alternatively, many industrial customers who use propane as a heating fuel have the capacity to switch to other fuels, such as fuel oil, on the basis of availability or minor variations in price. Propane generally is becoming increasingly favored over fuel oil and other alternative sources of fuel as an environmentally preferred energy source.

 COMPETITION

  In addition to competing with marketers of other fuels, the Company competes with other companies engaged in the retail propane distribution business. Competition within the propane distribution industry stems from two types of participants: the larger multi-state marketers, and the smaller, local independent marketers. Based upon information contained in the National Propane Gas Association's LP-Gas Market Facts and the June 1993 issue of LP Gas magazine, the Company believes that the ten largest multi-state retail marketers of propane, including the Company, account for less than 35% of the total retail sales of propane in the United States. Based upon information contained in industry publications, the Company also believes no single marketer has a greater than 10% share of the total market in the United States and that the Company is the third largest retail marketer of propane in the United States, with a market share of approximately 6.0% as measured by volume of national retail propane sales.

  Most of the Company's retail distribution outlets compete with three or more marketers or distributors. The principal factors influencing competition among propane marketers are price and service. The Company competes with other retail marketers primarily on the basis of reliability of service and responsiveness to customer needs, safety and price. Each retail distribution outlet operates in its own competitive environment because retail marketers locate in close proximity to customers to lower the cost of providing service. The typical retail distribution outlet has an effective marketing radius of approximately 25 miles.

OTHER OPERATIONS

  The other operations of the Company consist of: (1) trading, (2) chemical feedstocks marketing, and (3) wholesale propane marketing. The Company, through its natural gas liquids trading operations and wholesale marketing, has become one of the largest independent traders of propane and natural gas liquids in the United States. The Company owns no properties that are material to these operations, but leases 371 railroad tank cars for use in its chemical feedstocks marketing operations.

 TRADING

  The Company's traders are engaged in trading propane and other natural gas liquids for the Company's account and for supplying the Company's retail and wholesale propane operations. The Company primarily trades products purchased from its over 200 suppliers, however, it also conducts transactions on the New York Mercantile Exchange. Trading activity is conducted primarily to generate a profit independent of the retail and wholesale operations, but is also conducted to insure the availability of propane during periods of short supply. Propane represents over 65% of the Company's total trading volume, with the remainder consisting of various other natural gas liquids. The Company attempts to minimize trading risk through the enforcement of its trading policies, which include total inventory limits and loss limits, and attempts to minimize credit risk through credit checks and application of its credit policies. However, there can be no assurance that historical experience or the existence of such policies will prevent trading losses in the future. For the fiscal years ended July 31, 1993, 1992 and 1991, the Company had net revenues of $6.7 million, $4.9 million and $9.9 million, respectively, from its trading activities.

 CHEMICAL FEEDSTOCKS MARKETING

  The Company is also involved in the marketing of refinery and petrochemical feedstocks. Petroleum by-products are purchased from refineries and sold to petrochemical plants. The Company had revenues of $54.0 million, $50.6 million and $31.8 million from such activities for the fiscal years ended July 31, 1993, 1992 and 1991, respectively.

 WHOLESALE MARKETING

  The Company engages in the wholesale distribution of propane to other retail propane distributors. During the fiscal years ended July 31, 1993, 1992 and 1991 the Company sold 73 million, 95 million and 129 million gallons, respectively, of propane to wholesale customers and had revenues attributable to such sales of $29.3 million, $37.7 million and $57.4 million, respectively.

EMPLOYEES

  At April 30, 1994, the Company had 2,342 full-time employees and 990 temporary and part-time employees. The number of temporary and part-time employees is generally higher by approximately 500 people during the winter heating season. At April 30, 1994, the Company's full-time employees were employed in the following areas:

      Retail Market Locations............................................. 1,979
      Transportation and Storage..........................................   115
      Field Services......................................................    56
      Corporate Offices (Liberty & Houston)...............................   192
                                                                           -----
        Total............................................................. 2,342
                                                                           =====

  Approximately two percent of the Company's employees are represented by nine local labor unions, which are all affiliated with the International Brotherhood of Teamsters. The Company has not experienced any significant work stoppages or other labor problems.

  The Company's supply, trading, chemical feedstocks marketing, distribution scheduling and product accounting functions are operated out of the Company's offices located in Houston, Texas, by a total full time corporate staff of 60 people (which includes four traders as well as necessary support staff).

GOVERNMENTAL REGULATION; ENVIRONMENTAL AND SAFETY MATTERS

  From August 1971 until January 1981, the United States Department of Energy regulated the price and allocation of propane. The Company is no longer subject to any similar regulation.

  Propane is not a hazardous substance within the meaning of federal and state environmental laws. In connection with all acquisitions of retail propane businesses that involve the purchase of real estate, the Company conducts a due diligence investigation to attempt to determine whether any substance other than propane has been sold from or stored on any such real estate prior to its purchase. Such due diligence includes questioning the sellers, obtaining representations and warranties concerning the sellers' compliance with environmental laws and visual inspections of the properties, whereby Company employees look for evidence of hazardous substances or the existence of underground storage tanks.

  With respect to the transportation of propane by truck, the Company is subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation. National Fire Protection Association Pamphlet No.58, which establishes a set of rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in a majority of the states in which the Company operates. There are no material environmental claims pending and the Company complies in all material respects with all material governmental regulations and industry standards applicable to environmental and safety matters.

SERVICE MARKS AND TRADEMARKS

  The Company markets retail propane under the "Ferrellgas" tradename and uses the tradename "Ferrell North America" for its other operations. In addition, the Company has a trademark on the name "Ferrellmeter," its patented gas leak detection device. The Company will contribute all of its right, title and interest in such tradenames and trademark in the continental United States to the Partnership. The Company will have an option to purchase such tradenames and trademark from the Partnership for a nominal value if the Company is removed as general partner of the Partnership other than for cause. If the Company ceases to serve as the general partner of the Partnership for any other reason, it will have the option to purchase such tradenames and trademark from the Partnership for fair market value.

MANAGEMENT INFORMATION AND CONTROL SYSTEMS

  The Company has, in each of its retail outlets, a computer-based information and control system. This system provides for remote billing of, and collections from, customers and is designed to enhance the local outlets' responsiveness to customers. Each outlet can be monitored by headquarters to determine volume of sales, selling price and gross margin.

PROPERTIES

  At April 30, 1994, the Company owned or leased the following transportation equipment which was utilized primarily in retail operations, except for railroad tank cars, which are used primarily by chemical feedstocks operations:

  The highway transport trailers have an average capacity of approximately 9,000 gallons. The bulk delivery trucks are generally fitted with 2,000 to 3,000 gallon propane tanks. Each railroad tank car has a capacity of approximately 30,000 gallons.

                                                              OWNED LEASED TOTAL
                                                              ----- ------ -----
   Truck tractors............................................   15    47      62
   Transport trailers........................................   69   --       69
   Bulk delivery trucks......................................  442   617   1,059
   Pickup and service trucks.................................  399   574     973
   Railroad tank cars........................................  --    371     371

  A typical retail distribution outlet is located on one to three acres of land and includes a small office, a workshop, bulk storage capacity of 18,000 gallons to 60,000 gallons and a small inventory of stationary customer storage tanks and portable propane cylinders that the Company provides to its retail customers for propane storage. The Company owns the land and buildings of about 50% of its retail outlets and leases the remaining facilities on terms customary in the industry and in the applicable local markets.

  Approximately 500,000 propane tanks are owned by the Company, most of which are located on customer property and leased to those customers. The Company also owns approximately 545,000 portable propane cylinders, most of which are leased to industrial and commercial customers for use in manufacturing and processing needs, including forklift operations, and to residential customers for home heating and cooking, and to local dealers who purchase propane from the Company for resale.

  Ferrellgas owns underground storage facilities at Hutchinson, Kansas; Adamana, Arizona; and Moab, Utah. At April 30, 1994, the capacity of these facilities approximated 73 million gallons, 88 million gallons and 7 million gallons, respectively (an aggregate of approximately 168 million gallons). Currently, approximately 80 million gallons of this capacity is leased to third parties, and approximately 6 million gallons of capacity is exchanged with another company for approximately 6 million gallons of storage capacity at Bumstead, Arizona. The remaining space is available for the Company's own use.

  The Company purchased, in fiscal year 1993, the land and two buildings (50,245 square feet of office space) comprising its corporate headquarters in Liberty, Missouri, from Ferrell Leasing Corp. The Company leases the 18,124 square feet of office space in Houston, Texas, where its trading, chemical feedstocks marketing and wholesale marketing operations are located.

  The Company believes that it has satisfactory title to or valid rights to use all of its material properties and, although some of such properties are subject to liabilities and leases and, in certain cases, liens for taxes not yet currently due and payable and immaterial encumbrances, easements and restrictions, the Company does not believe that any such burdens will materially interfere with the continued use of such properties by the Partnership in its business, taken as a whole. In addition, the Company believes that it has, or is in the process of obtaining, all required material approvals, authorizations, orders, licenses, permits, franchises and consents of, and has obtained or made all required material registrations, qualifications and filings with, the various state and local governmental and regulatory authorities which relate to ownership of the Company's properties or the operations of its business.

LITIGATION

  Propane is a flammable, combustible gas. Serious personal and property damage can occur in connection with its transportation, storage or use. The Company, in the ordinary course of business, is threatened with or is named as a defendant in various lawsuits which, among other items, seek actual and punitive damages for products liability, personal injury and property damage. The Company maintains liability insurance policies with insurers in such amounts and with such coverages and deductibles as management of the Company believes is reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Company from material expenses related to such personal injury or property damage or that such levels of insurance will continue to be available in the future at economical prices. It is not possible to determine the ultimate disposition of these matters discussed above; however, after taking into consideration the Company's insurance coverage and existing reserves, management is of the opinion that there are no known uninsured claims or known contingent claims that are likely to have a material adverse effect on the results of operations or financial condition of the Company. When the Partnership assumes all outstanding liabilities relating to the business, it will assume such liabilities, whether or not asserted against or known by the Company at the time of the transfer.

TRANSFER OF THE PARTNERSHIP ASSETS

  The Company will transfer its right, title and interest in its propane business and assets to the Partnership at or shortly before the closing of this offering, subject to the following. The assets include the Company's interests in leases covering several types of assets, including railcars, trucks and retail distribution centers. Many of these leases are transferable to the Partnership only with the consent of the lessor. The Company expects to obtain, prior to the closing of this offering, third party consents which are sufficient to enable the Company to transfer to the Partnership the assets necessary to enable the Partnership to conduct the Company's propane business in all material respects as described in this Prospectus. In the event any such consents are not obtained, the Company will enter into other agreements, including the lease or purchase of other assets, in order to insure that the Partnership has the assets necessary to enable it to conduct the Company's propane business in all material respects as described in this Prospectus. In addition, certain of the Company's licenses, permits and other similar rights relating to the assets to be assigned to the Partnership are not transferable or are transferable only with the consent of third parties. Such transferable rights will not be transferred to the Partnership at the closing of this offering unless applicable consents have been obtained. In the case of non-transferable rights or rights where no consent has been obtained by the closing, the Company will seek to obtain such consents in the normal course of business after the closing or seek to have comparable rights granted to the Partnership prior to the closing. Numerous licenses, permits and rights will be required for the operation of the Partnership's business, and no assurance can be given that the Partnership will obtain all licenses, permits and rights which are required in connection with the ownership and operation of its business. Although failure by the Partnership to obtain such licenses, permits or rights could have a material adverse effect on the Partnership, the Company believes that the Partnership will have the licenses, permits and rights which will enable the Partnership to conduct its propane business in a manner which is similar in all material respects to that which was conducted by the Company prior to the closing of this offering and that any such failure to obtain licenses, permits or rights will not have a material adverse impact on the business of the Partnership as described in this Prospectus. The Operating Partnership will be responsible for the payment of any transfer taxes and fees owing as a result of the transfer of the Company's assets, but the Company believes that the amount of any such taxes will not be material.

                                  MANAGEMENT

PARTNERSHIP MANAGEMENT

  The General Partner will manage and operate the activities of the Partnership, and the General Partner anticipates that its activities will be limited to such management and operation. Unitholders will not directly or indirectly participate in the management or operation of the Partnership. The General Partner will owe a fiduciary duty to the Unitholders. See "Conflicts of Interest and Fiduciary Responsibility." Notwithstanding any limitation on obligations or duties, the General Partner will be liable, as the general partner of the Partnership, for all the debts of the Partnership (to the extent not paid by the Partnership), except to the extent that indebtedness incurred by the Partnership is made specifically non-recourse to the General Partner.

  The General Partner will appoint two persons who are neither officers nor employees of the General Partner or any affiliate of the General Partner to serve on a committee of the Partnership (the "Audit Committee") with the authority to review, at the request of the General Partner, specific matters as to which the General Partner believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the General Partner is fair and reasonable to the Partnership. The Audit Committee members will be elected no later than three months after the date of this Prospectus. The Audit Committee will only review matters relating to conflicts of interest at the request of the General Partner, and the General Partner has sole discretion to determine which matters, if any, to submit to the Audit Committee. Any matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to the Partnership, approved by all partners of the Partnership and not a breach by the General Partner of any duties it may owe the Partnership or the Unitholders.

  The Partnership will not directly employ any of the persons responsible for managing or operating the Partnership. The current management and workforce of Ferrellgas will continue to manage and operate the Partnership's business as officers and employees of the General Partner. At April 30, 1994, 2,342 full-time and 990 temporary and part-time individuals were employed by the General Partner.

DIRECTORS AND EXECUTIVE OFFICERS OF THE GENERAL PARTNER

  The following table sets forth certain information with respect to the directors and executive officers of the Company. Each of the persons named below is elected to their respective office or offices annually. The executive officers are not subject to employment agreements with their respective employer or employers. The General Partner intends to promptly add additional members to its Board of Directors, including at least two independent members.

                                DIRECTOR
       NAME                 AGE  SINCE                    POSITION
       ----                 --- --------                  --------
James E. Ferrell...........  54   1984   President, Chairman of the Board and a
                                          Director of the Company
Bradley A. Cochennet.......  40    --    Executive Vice President and Chief
                                          Operating Officer of the Company
Danley K. Sheldon..........  35    --    Vice President and Chief Financial
                                          Officer/Treasurer of the Company
Rhonda E. Smiley...........  38    --    Vice President of Legal Affairs
Brian M. Smith(1)..........  43    --    Vice President of Marketing and
                                          Communications

- --------

(1) Mr. Smith has indicated his intention to resign from the Company effective July 31, 1994.

  James E. Ferrell--Mr. Ferrell has been with Ferrell or its predecessors and its affiliates in various executive capacities since 1965.

  Bradley A. Cochennet--Mr. Cochennet has been Chief Operating Officer since January 1993 and has been a Vice President of the Company since 1985. Mr. Cochennet joined the Company in 1980.

  Danley K. Sheldon--Mr. Sheldon has been Chief Financial Officer of the Company since January 1994 and has served as Treasurer since 1989. He joined the Company in 1986.

  Rhonda E. Smiley--Ms. Smiley joined the Company in 1991 as Director of Legal Affairs and has been a Vice President of the Company since April 1994. Prior to joining the Company, Ms. Smiley practiced law with Shook, Hardy & Bacon for ten years, the last five years as a partner.

  Brian M. Smith--Mr. Smith joined the Company in 1991 as Managing Director of Marketing and Communications and has been a Vice President of the Company since April 1994. Prior to joining the Company, Mr. Smith was President and owner of The Smith Group, Inc., a marketing communications firm.

COMPENSATION OF THE GENERAL PARTNER

  The General Partner will receive no management fee or similar compensation in connection with its management of the Partnership and will receive no remuneration other than:

    (i) distributions in respect of its 2% general partner interest, on a combined basis, in the Partnership and the Operating Partnership; and

    (ii) reimbursement for all direct and indirect costs and expenses incurred on behalf of the Partnership, all selling, general and administrative expenses incurred by the General Partner for or on behalf of the Partnership and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership.

  In addition, Ferrell, the parent of the General Partner, will receive 1,000,000 Common Units, 16,118,559 Subordinated Units and the Incentive Distribution Rights in connection with the transactions described in this Prospectus and will be entitled to distributions thereon, as described under "Cash Distributions Policy" above.

EXECUTIVE COMPENSATION

 SUMMARY COMPENSATION TABLE

  The following table sets forth the annual salary, bonuses and all other compensation awards and payouts to the Chief Executive Officer and to named executive officers of the Company, for the fiscal years ended July 31, 1991, 1992 and 1993.

                                                         LONG-TERM COMPENSATION
                                                      -----------------------------
                                ANNUAL COMPENSATION         AWARDS         PAYOUTS
                               ---------------------- ------------------- ---------
                                               OTHER
                                              ANNUAL  RESTRICTED  STOCK   LONG-TERM    ALL OTHER
                                              COMPEN-   STOCK    OPTIONS/ INCENTIVE     COMPEN-
        NAME AND               SALARY  BONUS  SATION    AWARDS     SARS    PAYOUTS      SATION
   POTENTIAL POSITION     YEAR   ($)    ($)     ($)      ($)       (#)       ($)          ($)
   ------------------     ---- ------- ------ ------- ---------- -------- ---------    ---------
James E. Ferrell........  1993 480,000    --    --       --         --    1,502,080(1)  25,489(2)
 Chairman and Chief       1992 480,000 13,000   --       --         --          --      32,401
 Executive Officer        1991 246,000 20,000   --       --         --          --      18,439
Bradley A. Cochennet....  1993 150,000    --    --       --       2,762         --       9,315(3)
 Vice President and       1992 150,000    --    --       --         --          --      12,317
 Chief Operating Officer  1991 151,667    --    --       --         --          --      18,373
Geoffrey H. Ramsden (4).  1993 120,000    --    --       --       9,566         --       7,453(3)
 Vice President and       1992 120,000    --    --       --         --          --      12,000
 Chief Financial Officer  1991 120,000    --    --       --         --          --      17,550

- --------
(1) Early purchase of all the employee's 64,000 Equity Units under Ferrell's Long-Term Incentive Plan at a price per unit of $23.47.
(2) Includes (i) Company contributions of $13,787 to the employee's 401(k) and profit sharing plans and (ii) compensation of $11,702 resulting from the Company's payment of split dollar life insurance premiums.
(3) Company contributions to the employee's 401(k) and profit sharing plans.
(4) Mr. Ramsden resigned in January 1994.

 STOCK OPTION TABLES

  The Board of Directors of Ferrell adopted the 1992 Key Employee Stock Option Plan (the "Option Plan") on June 26, 1992. The Option Plan reserves 100,000 shares of Class M Common Stock of Ferrell for the purpose of allowing Ferrell to offer options on the Class M Common Stock to officers and key employees of Ferrell and the Company. The value of each share of Class M Common Stock is determined by the Board of Directors of Ferrell and shall not be less than fair market value of such stock on the date the option is granted. The following table sets forth the option grants for the fiscal year ended July 31, 1993:

                                        INDIVIDUAL GRANT
                         -----------------------------------------------
                                                                          POTENTIAL REALIZED
                                                                           VALUE AT ASSUMED
                         NUMBER OF                                         ANNUAL RATES OF
                         SECURITIES    % OF TOTAL                        STOCK APPRECIATIONS
                         UNDERLYING  OPTIONS GRANTED EXERCISE             FOR OPTION TERM(2)
                          OPTIONS     TO EMPLOYEES    PRICE   EXPIRATION --------------------
       NAME               GRANTED    IN FISCAL YEAR   ($/SH)     DATE       5%        10%
       ----              ----------  --------------- -------- ---------- --------- ----------
Bradley A. Cochennet....   2,762            22%       $36.20   12/30/02    $29,000   $106,000
Geoffrey H. Ramsden.....   3,836(1)         31%       $36.20   12/30/02    $41,000   $147,000
Geoffrey H. Ramsden.....   5,730(1)         47%       $89.36   01/08/03        --         --

- --------
(1) Options terminated as a result of Mr. Ramsden's resignation in January
    1994.

(2) These dollar amounts represent the potential realizable value of each grant of options assuming that the market price of the Class M Common Stock appreciates in value from the date of grant at 5% and 10% annual rates and are not intended to forecast possible future appreciation, if any, of the price of the Class M Common Stock.

  The following table lists information on the named executive officer's exercised/unexercised options for the fiscal year ended July 31, 1993:

                                                                    VALUE OF
                                                    NUMBER OF     UNEXERCISED
                                                   UNEXERCISED    IN-THE-MONEY
                                                  OPTIONS/SARS    OPTIONS/SARS
                                                    AT FY-END      AT FY-END
                                                  ------------- ----------------
                          NUMBER OF
                           SHARES
                          ACQUIRED      VALUE     EXERCISABLE/    EXERCISABLE/
       NAME              ON EXERCISE REALIZED ($) UNEXERCISABLE UNEXERCISABLE($)
       ----              ----------- ------------ ------------- ----------------
Bradley A. Cochennet....     --          --         2,762/--       $57,357/--
Geoffrey H. Ramsden(1)..     --          --         9,566/--        79,674/--

- --------
(1) Options terminated as a result of Mr. Ramsden's resignation in January
    1994.

 LONG-TERM INCENTIVE PLAN AWARDS

  The goal of Ferrell's Long-Term Incentive Plan (the "Plan") is to attract and retain officers and key executives needed for the continued growth and success of Ferrell and its affiliates through long-term incentives in the form of units ("Equity Units"). The plan is administered by the Compensation Committee (the "Committee") of the Board of Directors of Ferrell. The Committee members who hold an award under the Plan are ineligible to vote on matters relating to the Plan. The Committee has the authority to determine, within the express provisions of the Plan, the individuals to whom awards will be granted; the amount, size and terms of each such award; the time when awards will be granted; and the objectives and conditions for earning such awards. The Committee has the full and final authority to interpret the provisions of the Plan, to decide all questions of fact arising upon its application and to make all other determinations necessary or advisable for the administration of the plan.

  The Equity Units awarded under the Plan, which were 100% vested as of July 31, 1993, are subject to purchase by Ferrell at a cash price related to the increased value of Ferrell's common stock from 1986, as determined pursuant to
(i) an appraisal conducted by a nationally recognized investment banking firm, (ii) the mean of the closing bid and asked price of a class of Ferrell's common stock if a class of Ferrell's common stock is publicly traded, or (iii) in certain limited circumstances, including if the appraisal referred to in (i) is more than 90 days old or if there is no public market as referred to in (ii), the Committee shall determine the value of the Equity Units. Unless purchased earlier, Ferrell will purchase all of the issued and outstanding Equity Units as of July 31, 1996. The value of the Equity Units as of July 31, 1996 will be the value of Ferrell's common stock as of such date, determined in accordance with the valuation methods described above, less the "deemed" value of Ferrell's common equity as of August 1, 1986.

  As of July 31, 1993, a total of 60,000 Equity Units, awarded in previous years, were outstanding to the group of executive officers named in the Summary Compensation Table as follows: Geoffrey H. Ramsden--30,000 Equity Units and Bradley A. Cochennet--30,000 Equity Units. When Mr. Ramsden resigned in January 1994, all of his Equity Units were fully vested and were subsequently repurchased by Ferrell. During fiscal 1993, James E. Ferrell had a total of 64,000 Equity Units repurchased by Ferrell. No additional Equity Units were awarded under the Plan in fiscal 1993, therefore, no long-term incentive plan awards table is presented.

  Compensation expense of $720,000 and $80,000 was recorded for the nine months ended April 30, 1994 and for the fiscal year ended July 31, 1993, respectively pursuant to the Plan for the benefit of the Equity Unit holders. As of April 30, 1994, a liability totaling approximately $2,145,000 is recorded in the financial statements of Ferrell as a result of the grants under this Plan.

 PROFIT SHARING PLAN

  The Ferrell Profit Sharing Plan is a qualified defined contribution plan (the "Profit Sharing Plan"). All full-time employees of Ferrell or any of its direct or indirect wholly owned subsidiaries with at least one year of service are eligible to participate in the Profit Sharing Plan. The Board of Directors of Ferrell determines the amount of the annual contribution to the Profit Sharing Plan, which is purely discretionary. This decision is based on the operating results of Ferrell for the previous fiscal year and anticipated future cash needs of the Company and Ferrell. The contributions are allocated to the Profit Sharing Plan participant's based on each participant's wages or salary as compared to the total of all participants' wages and salaries.

  Historically, the annual contribution to the Profit Sharing Plan has been 2% to 7% of each participant's annual wage or salary. The Profit Sharing Plan also has a cash-or-deferred, or 401(k), feature allowing plan participants to specify a portion of their pre-tax and/or after-tax compensation to be contributed to the Profit Sharing Plan.

COMPENSATION OF DIRECTORS

  The Company pays no additional remuneration to its employees (or employees of, or legal counsel to, a direct or indirect wholly-owned subsidiary) for serving as directors. Directors who are not employees of the Company, a direct or indirect wholly-owned subsidiary, or counsel to any of the foregoing, receive a fee per meeting of $500, plus reimbursement for out-of-pocket expenses.

TERMINATION OF EMPLOYMENT ARRANGEMENT

  On January 3, 1991, Warren Gfeller resigned as President of the Company and as Director of Ferrell. In connection with such resignation, a severance agreement was executed by and among Mr. Gfeller, the Company and Ferrell, whereby Mr. Gfeller would receive $2.5 million, payable in four equal annual installments commencing on or before January 11, 1991. As consideration for these payments, Mr. Gfeller agreed not to compete with the Company and to the termination and release of his participation in the Ferrell Long-Term Incentive Plan and all bonus or performance plans maintained by the Company and Ferrell.

  In connection with Geoffrey H. Ramsden's resignation in January 1994, Ferrell and Mr. Ramsden entered into a severance agreement dated March 23, 1994. Pursuant to the terms of the agreement, Mr. Ramsden received approximately $500,000 in exchange for the repurchase of his Class M Stock and Equity Units and the termination of all rights under Ferrell's bonus and performance plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The Company is a wholly owned subsidiary of Ferrell. The following table sets forth the beneficial ownership of the outstanding capital stock of Ferrell by beneficial owners of five percent or more of any class of capital stock of Ferrell, by directors of Ferrell and by all directors and officers of Ferrell as a group as of May 31, 1994.

                                                                   SHARES
        TITLE OF                                                BENEFICIALLY   PERCENT
         CLASS                  NAME OF BENEFICIAL OWNER          OWNED(1)     OF CLASS
        --------          ------------------------------------- ------------   --------
Class A Common Stock....  James E. Ferrell(2)                    2,562,680(3)    99.6%
                          All Directors and Officers as a Group  2,562,680       99.6%
Class M Common Stock(4).  James E. Ferrell                              --         --
                          Bradley A. Cochennet                       2,770       17.9%
                          All Directors and Officers as a Group      4,325       27.9%

- --------
(1) Beneficial ownership for the purposes of the foregoing table is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under that rule a person is generally considered to be the beneficial owner of a security if he has or shares the power to vote or direct the voting thereof ("Voting Power") or to impose or direct the disposition thereof ("Investment Power") or has the right to acquire either of those powers within 60 days.
(2) The address for James E. Ferrell is c/o Ferrell Companies, Inc., One Liberty Plaza, Liberty, Missouri 64081.
(3) James E. Ferrell has sole Voting and Investment Power with respect to 1,525,817 shares of Class A Common Stock held by Mr. Ferrell as Trustee of the James E. Ferrell Revocable Trust. Mr. Ferrell shares Voting and Investment Power with respect to 1,036,823 shares of Class A Common Stock held by himself and his wife, Elizabeth J. Ferrell, as joint tenants with rights of survivorship.
(4) The shares of Class M Common Stock are restricted to eligible employees of Ferrell and the Company and are non-voting and non-transferable. Ferrell will repurchase all of the shares of Class M Common Stock owned by such employees upon their death, disability, retirement, voluntary or involuntary termination of employment or bankruptcy. The purchase price for such shares is based on valuation formulas set forth in the Class M Stock Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Set forth below is a discussion of certain relationships and related transactions among affiliates of the Company. Upon the consummation of the transactions contemplated hereby, the indebtedness set forth below will be repaid and will no longer be outstanding.

  In the second and third quarter of fiscal year 1993, Ferrell Leasing Corp., a subsidiary of Ferrell Properties, Inc., sold to the Company for the fair market value of $4,100,000, the land and two buildings comprising the Company's corporate headquarters in Liberty, Missouri. The purchase price was based on an independent appraisal. The land and building were acquired by Ferrell Leasing Corp. in December 1989. James E. Ferrell, a director and executive officer of the Company, owns all of the issued and outstanding stock of Ferrell Properties, Inc. Prior to the purchase of the buildings, the Company paid total rent to Ferrell Leasing of $403,000.

  In fiscal year 1993, the Company received a capital contribution from Ferrell. The contribution consisted of (i) the forgiveness of a $3,015,000 long-term note payable to an affiliate, including interest, and (ii) a $262,000 note receivable from an affiliate.

  During the three fiscal years ended July 31, 1993, the directors and executive officers of the Company listed below have, or corporations in which such directors or executive officers beneficially own ten percent or more of any class of equity securities have, from time to time, been indebted to the Company, Ferrell and/or their respective subsidiaries or affiliates in an amount in excess of $60,000 as follows:

                                                 HIGHEST AMOUNT       AMOUNT
                                                OUTSTANDING SINCE OUTSTANDING AT
NAME                            RELATIONSHIP     AUGUST 1, 1990   APRIL 30, 1994
- ----                          ----------------- ----------------- --------------
James E. Ferrell(1).........  Executive Officer    $8,895,810       $8,895,810
                               and Director
Ferrell Development,
 Inc.(2)....................  Affiliate            $1,500,000       $1,500,000
One Liberty Plaza, Inc.(2)..  Affiliate            $3,000,000       $3,000,000
Ferrell Properties, Inc.(2).  Affiliate            $1,757,946       $  262,199

- --------
(1) All loans or advances to Mr. Ferrell are cash loans made by the Company for Mr. Ferrell's personal use. The loans or advances did not arise as a result of any transactions with the Company. All loans or advances to Mr. Ferrell are represented by a demand note which bears interest at the prime rate. The interest rate charged on this loan ranged from 6% to 8.5% during fiscal 1993, from 8.5% to 10.5% during fiscal 1992, and 10.0% to 10.5% during fiscal 1991.
(2) Ferrell Development, Inc., and One Liberty Plaza, Inc. are wholly owned subsidiaries of Ferrell Properties, Inc. The indebtedness of Ferrell Development and One Liberty Plaza arose as a result of cash loans made by the Company. The indebtedness of Ferrell Properties, which was contributed to the Company by Ferrell in fiscal 1993, arose as a result of cash loans made by Ferrell. The loans did not arise as a result of any transactions with the Company or Ferrell. The terms of the loans, as fixed by the loan documents, are as favorable as could be obtained from a third party and the loans were approved by a majority of the Company's or Ferrell's independent directors. The interest income generated from the loans, which bear interest of the prime rate plus 1.125%, is not material to the Company or Ferrell.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY

TRANSACTIONS OF THE PARTNERSHIP WITH FERRELLGAS AND ITS AFFILIATES

  The Partnership will have extensive ongoing relationships with Ferrellgas and its affiliates. These relationships will include Ferrellgas serving as general partner of the Partnership. In addition, the Partnership Agreement provides that Ferrellgas will indemnify the Partnership for liabilities arising from certain historical and future non-Partnership operations of Ferrellgas and that the Partnership will indemnify Ferrellgas and Ferrell for liabilities arising in connection with the ongoing conduct of the Partnership business. The Partnership will be responsible for all tax liabilities, other than federal and state income tax liabilities but including liabilities for state franchise taxes, associated with the business Ferrellgas conducted prior to this offering. All costs and expenses in connection with this offering will be borne by the Partnership.

CONFLICTS OF INTEREST

  The General Partner will make all decisions relating to the management of the Partnership. Ferrell owns all the capital stock of Ferrellgas, the General Partner. Upon the closing of this offering, Ferrellgas will own a 2% general partner interest in the Partnership, and Ferrell will own 1,000,000 Common Units (if the Underwriters' overallotment option is exercised in full all of such 1,000,000 Common Units will be repurchased by the Partnership) and 16,118,559 Subordinated Units representing in the aggregate an approximate 55.5% limited partner interest in the Partnership (50.7% if the Underwriters' overallotment option is exercised in full) and the Incentive Distribution Rights. Certain conflicts of interest could arise as a result of the relationships among the General Partner, Ferrell, Ferrell's affiliates and the Partnership. The directors and officers of both Ferrell and Ferrellgas have fiduciary duties to manage their companies, including their investments in its subsidiaries and affiliates, in a manner beneficial to their shareholders. In general, the General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The Partnership Agreement contains provisions that allow the General Partner to take into account the interests of parties in addition to the Partnership in resolving conflicts of interest, thereby limiting its fiduciary duty to the Partners, as well as provisions that may restrict the remedies available to Unitholders for actions taken that might, without such limitations, constitute breaches of fiduciary duty. The duty of the directors and officers of Ferrellgas to the shareholder of Ferrellgas may, therefore, come into conflict with the duties of the General Partner to the Partnership and the Unitholders. The Audit Committee of the Board of Directors of the General Partner will, at the request of the General Partner, review conflicts of interest that may arise between Ferrellgas or its affiliates, on the one hand, and the Partnership, on the other. See "Management--Partnership Management" and "--Fiduciary Duties of the General Partner."

  Potential conflicts of interest could arise in the situations described below, among others:

  CERTAIN ACTIONS TAKEN BY THE GENERAL PARTNER MAY AFFECT THE AMOUNT OF CASH AVAILABLE FOR DISTRIBUTION TO UNITHOLDERS, ENABLE AN AFFILIATE OF THE GENERAL PARTNER TO RECEIVE DISTRIBUTIONS WITH RESPECT TO THE INCENTIVE DISTRIBUTION RIGHTS OR HASTEN THE RIGHT TO CONVERT SUBORDINATED UNITS

  The General Partner (as general partner of the Partnership) and Ferrell (as the holder of Common Units, Subordinated Units and Incentive Distribution Rights) have certain varying percentage interests and priorities with respect to Available Cash. See "Cash Distribution Policy." Because of the definitions of Available Cash and Cash from Operations set forth under the caption "Cash Distribution Policy" and in the glossary, decisions of the General Partner with respect to the amount and timing of cash expenditures, borrowings, issuance of additional Units and reserves in any quarter may affect whether, or the extent to which, there is sufficient Available Cash constituting Cash from Operations to meet the Minimum Quarterly Distribution on all Units in such quarter or subsequent quarters or to make distributions with respect to the Incentive Distribution Rights. In addition, the decisions of the General Partner regarding the Partnership's participation in proposed capital projects may have the same effect.

Borrowings and issuances of additional Units for cash also increase the amount of Available Cash. The Partnership Agreement provides that any borrowings by the Partnership or the approval thereof by the General Partner shall not constitute a breach of any duty owed by the General Partner to the Partnership or the Unitholders, including borrowings that have the purpose or effect, directly or indirectly, of (i) enabling the Partnership to make distributions with respect to the Incentive Distribution Rights or (ii) hastening the expiration of the Subordination Period or the conversion of the Subordinated Units into Common Units. The Partnership Agreement provides that the Partnership may make loans to and borrow funds from the General Partner and its affiliates. Further, any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash, Cash from Operations and Cash from Interim Capital Transactions will be deemed not to breach any duty of the General Partner to the Partnership or the Unitholders. See "Risk Factors--Conflicts of Interest and Fiduciary Duties" and "Cash Distribution Policy."

 EMPLOYEES OF THE GENERAL PARTNER AND ITS AFFILIATES WHO PROVIDE SERVICES TO THE PARTNERSHIP WILL ALSO PROVIDE SERVICES TO OTHER BUSINESSES

  The Partnership will not have any employees and will rely on employees of the General Partner and its affiliates. The General Partner and its affiliates will conduct business and activities of their own in which the Partnership will have no economic interest. There may be competition between the Partnership and the affiliates of the General Partner for the time and effort of employees who provide services to both the Partnership and such affiliates. Certain officers of affiliates of the General Partner will divide their time between the business of the Partnership and the business of the affiliates and will not be required to spend any specified percentage or amount of their time on the business of the Partnership.

 THE PARTNERSHIP WILL REIMBURSE THE GENERAL PARTNER AND ITS AFFILIATES FOR CERTAIN EXPENSES

  Under the terms of the Partnership Agreement, the General Partner and its affiliates will be reimbursed by the Partnership for certain expenses incurred on behalf of the Partnership, including costs incurred in providing corporate staff and support services to the Partnership. See "Management."

 THE GENERAL PARTNER INTENDS TO LIMIT ITS LIABILITY WITH RESPECT TO THE PARTNERSHIP'S OBLIGATIONS

  Whenever possible, the General Partner intends to limit the Partnership's liability under contractural arrangements to all or particular assets of the Partnership, with the other party thereto to have no recourse against the General Partner or its assets. The Partnership Agreement provides that any action by the General Partner in so limiting the liability of the General Partner or that of the Partnership will not be deemed to be a breach of the General Partner's fiduciary duties, even if the Partnership could have obtained more favorable terms without such limitation on liability.

 COMMON UNITHOLDERS WILL HAVE NO RIGHT TO ENFORCE OBLIGATIONS OF THE GENERAL PARTNER AND ITS AFFILIATES UNDER AGREEMENTS WITH THE PARTNERSHIP

  The Partnership will acquire or provide many services from or to Ferrellgas and their affiliates on an ongoing basis, including those described above. The agreements relating thereto do not grant to the holders of the Common Units, separate and apart from the Partnership, the right to enforce the obligations of Ferrellgas and its affiliates in favor of the Partnership. Therefore, the General Partner will be primarily responsible for enforcing such obligations.

 CONTRACTS BETWEEN THE PARTNERSHIP, ON THE ONE HAND, AND THE GENERAL PARTNER AND ITS AFFILIATES, ON THE OTHER, WILL NOT BE THE RESULT OF ARM'S-LENGTH NEGOTIATIONS

  Under the terms of the Partnership Agreement, the General Partner is not restricted from paying Ferrell, Ferrellgas or their affiliates for any services rendered (provided such services are rendered on terms fair and reasonable to the Partnership) or entering into additional contractual arrangements with any of them on behalf of the Partnership. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and Ferrell, Ferrellgas and their affiliates, on the other, are or will be the result of arm's-length negotiations. All of such transactions entered into after the sale of the Common Units offered hereby are to be on terms which are fair and reasonable to the Partnership, provided that any transaction shall be deemed fair and reasonable if (i) such transaction is approved by the Audit Committee, (ii) its terms are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), the transaction is fair to the Partnership. The General Partner and its affiliates will have no obligation to permit the Partnership to use any facilities or assets of the General Partner and such affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation of the General Partner and its affiliates to enter into any such contracts.

 COMMON UNITHOLDERS HAVE NOT BEEN REPRESENTED BY COUNSEL

  As is customary in many types of public securities offerings, the Common Unitholders have not been represented by counsel in connection with the preparation of the Partnership Agreement or other agreements referred to herein or in establishing the terms of this offering made hereby. The attorneys, accountants and others who have performed services for the Partnership in connection with this offering have been employed by the General Partner and its affiliates and may continue to represent the General Partner and its affiliates. Attorneys, accountants and others who will perform services for the Partnership in the future will be selected by the General Partner or the Audit Committee and may also perform services for the General Partner and its affiliates. The General Partner may retain separate counsel for the Partnership or the Unitholders after the sale of the Common Units offered hereby, depending on the nature of the conflict that arises, but it does not intend to do so in most cases.

 COMMON UNITS ARE SUBJECT TO THE GENERAL PARTNERS LIMITED CALL RIGHT

  The Partnership Agreement provides that it will not constitute a breach of the General Partners fiduciary duties if the General Partner exercises its right to call for and purchase Units as provided in the Partnership Agreement or assign this right to its affiliates or to the Partnership. The General Partner thus may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise such right. As a consequence, a Common Unitholder may have his Common Units purchased from him even though he may not desire to sell them, and the price paid may be less than the amount the holder would desire to receive upon sale of his Common Units. For a description of such right, see "The Partnership Agreement--Limited Call Right."

 AFFILIATES OF THE GENERAL PARTNER MAY COMPETE WITH THE PARTNERSHIP

  Following the sale of the Common Units offered hereby, affiliates of the General Partner will not be restricted from engaging in any business activities other than the retail sales of propane to end users in the continental United States, even if they are in competition with the Partnership. As a result, conflicts of interest may arise between affiliates of the General Partner, on the one hand, and the Partnership, on the other. The Partnership Agreement expressly provides that, subject to certain limited exceptions, it shall not constitute a breach of the General Partner's fiduciary duties to the Partnership or the Unitholders for affiliates of the General Partner to engage in direct competition with the Partnership, other than with respect to the retail sale of propane to end users within the continental United States. Such competition may include the trading, transportation, storage and wholesale distribution of propane. The Partnership Agreement also provides that the General Partner and its affiliates have no obligation to present business opportunities to the Partnership. The General Partner anticipates that there may be competition between the Partnership and affiliates of the General Partner. Although the Partnership Agreement does not restrict the ability of affiliates of the General Partner to trade propane or other natural gas liquids in competition with the Partnership, they do not intend to engage in such trading except in association with the conduct of their other permitted activities.

 FIDUCIARY DUTIES OF THE GENERAL PARTNER

  The General Partner will be accountable to the Partnership and the Unitholders as a fiduciary. Consequently, the General Partner must exercise good faith and integrity in handling the assets and affairs of the Partnership. In contrast to the relatively well developed law concerning fiduciary duties owed by officers and directors to the shareholders of a corporation, the law concerning the duties owed by general partners to other partners and to partnerships is relatively undeveloped. The Delaware Act does not define with particularity the fiduciary duties owed by general partners, but fiduciary duties are generally considered to include an obligation to act with the highest good faith, fairness and loyalty. Such duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. However, the Delaware Act has been amended to clarify that Delaware limited partnerships may, in their partnership agreements, restrict or expand the fiduciary duties that might otherwise be applied by a court in analyzing the standard duty owed by general partners to limited partners. In order to induce the General Partner to manage the business of the Partnership, the Partnership Agreement, as permitted by the Delaware Act, contains various provisions that have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner to the Partnership and its partners and waiving or consenting to conduct by the General Partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law.

  The Partnership Agreement provides that whenever a conflict of interest arises between the General Partner or its affiliates, on the one hand, and the Partnership or any other partner, on the other, the General Partner shall resolve such conflict. The General Partner shall not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership, and any resolution shall conclusively be deemed to be fair and reasonable to the Partnership if such resolution is (i) approved by the Audit Committee (although no party is obligated to seek such approval and the General Partner may adopt a resolution or course of action that has not received such approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). In resolving such conflict, the General Partner may (unless the resolution is specifically provided for in the Partnership Agreement) consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices or historical dealings with a particular person or entity and, if applicable, generally accepted accounting or engineering practices or principles and such other factors as it deems relevant. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partner. In connection with the resolution of any conflict that arises, unless the General Partner has acted in bad faith, the action taken by the General Partner shall not constitute a breach of the Partnership Agreement, any other agreement or any standard of care or duty imposed by the Delaware Act or other applicable law. The Partnership Agreement also provides that in certain circumstances the General Partner may act in its sole discretion, in good faith or pursuant to other appropriate standards.

  The Delaware Act provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has failed to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, the statutory or case law of certain jurisdictions may permit a limited partner to institute legal action on behalf of himself or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

  The Partnership Agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation will be modified, waived or limited as required to permit the General Partner and its officers and directors to act under the Partnership Agreement or any other agreement contemplated therein and to make any decision pursuant to the authority prescribed in the Partnership Agreement so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership. Further, the Partnership Agreement provides that the General Partner and its officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any acts or omissions if the General Partner and such other persons acted in good faith. In addition, under the terms of the Partnership Agreement, the Partnership is required to indemnify the General Partner and its officers, directors, employees, affiliates, partners, agents and trustees, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or other such persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful. See "The Partnership Agreement--Indemnification." Thus, the General Partner could be indemnified for its negligent acts if it meets such requirements concerning good faith and the best interests of the Partnership.

  The fiduciary obligations of general partners is a developing area of law. The provisions of the Delaware Act that allow the fiduciary duties of a general partner to be waived or restricted by a partnership agreement have not been tested in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict fiduciary duties of the General Partner. Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the General Partner and its officers and directors and the remedies available to the Unitholders.

                        DESCRIPTION OF THE COMMON UNITS

  The Common Units will be registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and the Partnership will be subject to the reporting and certain other requirements of the Exchange Act. The Partnership will be required to file periodic reports containing financial and other information with the Securities and Exchange Commission (the "Commission").

  Purchasers of Common Units in this offering and subsequent transferees of Common Units (or their brokers, agents or nominees on their behalf) will be required to execute Transfer Applications, the form of which is included as Appendix B to this Prospectus. Purchasers may hold Common Units in nominee accounts, provided that the broker (or other nominee) executes and delivers a Transfer Application and becomes a limited partner. The Partnership will be entitled to treat the nominee holder of a Common Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

  The Common Units have been approved for listing on the NYSE, subject to official notice of issuance, under the trading symbol "FGP".

THE UNITS

  Generally, the Common Units and the Subordinated Units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and exercise the rights or privileges available to limited partners under the Partnership Agreement. For a description of the relative rights and preferences of holders of Common Units and holders of Subordinated Units in and to Partnership distributions, together with a description of the circumstances under which Subordinated Units may convert into Common Units, see "Cash Distribution Policy." For a description of the rights and privileges of limited partners under the Partnership Agreement, see "The Partnership Agreement."

TRANSFER AGENT AND REGISTRAR

 DUTIES

  The First National Bank of Boston, N. A. will act as a registrar and transfer agent (the "Transfer Agent") for the Common Units and will receive a fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Common Units will be borne by the Partnership and not by the holders of Common Units, except for fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a Common Unit and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of the Partnership's cash distributions. The Partnership will indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

 RESIGNATION OR REMOVAL

  The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the General Partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF UNITS

  Until a Common Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the Common Units to persons that purchase directly from the Underwriters will be accomplished through the completion, execution and delivery of a Transfer Application by such purchaser in connection with such purchase. Any subsequent transfers of a Common Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application (the form of which is set forth as Appendix B to this Prospectus and which is also set forth on the reverse side of the certificate representing Common Units), the transferee of Common Units (i) becomes the record holder of such Units and shall constitute an assignee until admitted into the Partnership as a substituted limited partner, (ii) automatically requests admission as a substituted limited partner in the Partnership, (iii) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, (iv) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement, (v) grants powers of attorney to the General Partner and any liquidator of the Partnership as specified in the Partnership Agreement and (vi) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Partnership in respect of the transferred Common Units upon the consent of the General Partner and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the General Partner. Common Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Common Units. A purchaser or transferee of Common Units who does not execute and deliver a Transfer Application obtains only (a) the right to assign the Common Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Common Units. Thus, a purchaser or transferee of Common Units who does not execute and deliver a Transfer Application will not receive cash distributions unless the Common Units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units, and may not receive certain federal income tax information or reports furnished to record holders of Common Units. The transferor of Common Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Common Units, but a transferee agrees, by acceptance of the certificate representing Common Units, that the transferor will not have a duty to insure the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the Transfer Application to the Transfer Agent. See "The Partnership Agreement--Status as Limited Partner or Assignee."

                           THE PARTNERSHIP AGREEMENT

  The following paragraphs are a summary of certain provisions of the Partnership Agreement. The form of the Partnership Agreement for the Partnership is included in this Prospectus as Appendix A. The form of Partnership Agreement for the Operating Partnership (the "Operating Partnership Agreement") is included as an exhibit to the Registration Statement of which this Prospectus constitutes a part. The Partnership will provide prospective investors with a copy of the form of the Operating Partnership Agreement upon request at no charge. The following discussion is qualified in its entirety by reference to the Partnership Agreements for the Partnership and for the Operating Partnership. The Partnership will be the sole limited partner of the Operating Partnership, which will own, manage and operate the Partnership's business. The General Partner will serve as the general partner of the Partnership and of the Operating Partnership, collectively owning a 2% general partner interest in the business and properties owned by the Partnership and the Operating Partnership on a combined basis. Unless specifically described otherwise, references herein to the term "Partnership Agreement" constitute references to the Partnership Agreements of the Partnership and the Operating Partnership, collectively.

  Certain provisions of the Partnership Agreement are summarized elsewhere in this Prospectus under various headings. With regard to various transactions and relationships of the Partnership with the General Partner and its affiliates, see "Risk Factors--Conflicts of Interest and Fiduciary Duties" and "Conflicts of Interest and Fiduciary Responsibility." With regard to the management of the Partnership, see "Management." With regard to the transfer of Units, see "Description of the Common Units." With regard to distributions of Available Cash, see "Cash Distribution Policy." With regard to allocations of taxable income and taxable loss, see "Tax Considerations." Prospective investors are urged to review these sections of this Prospectus and the Partnership Agreement carefully.

ORGANIZATION AND DURATION

  The Partnership and the Operating Partnership were recently organized as Delaware limited partnerships. The General Partner is the general partner of the Partnership and the Operating Partnership. Upon the sale of the Common Units offered hereby, the General Partner will hold an aggregate 2% interest as general partner, and the Unitholders (including Ferrell as an owner of Common Units, Subordinated Units and Incentive Distribution Rights) will hold a 98% interest as limited partners in the Partnership and the Operating Partnership on a combined basis. The Partnership will dissolve on July 31, 2084, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

PURPOSE

  The purpose of the Partnership under the Partnership Agreement is limited to serving as the limited partner of the Operating Partnership and engaging in any business activity that may be engaged in by the Operating Partnership or is approved by the General Partner. The Operating Partnership Agreement provides that the Operating Partnership may engage in any activity engaged in by Ferrellgas immediately prior to this offering, any activities that are, in the sole judgment of the General Partner, reasonably related thereto and any other activity approved by the General Partner.

CAPITAL CONTRIBUTIONS

  For a description of the initial capital contributions to be made to the Partnership, see "The Transactions." The Unitholders are not obligated to make additional capital contributions to the Partnership.

POWER OF ATTORNEY

  Each limited partner, and each person who acquires a Unit from a Unitholder and executes and delivers a Transfer Application with respect thereto, grants to the General Partner and, if a liquidator of

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the Partnership has been appointed, such liquidator, a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership, or the amendment of the Partnership Agreement in accordance with the terms thereof and to make consents and waivers contained in the Partnership Agreement.

RESTRICTIONS ON AUTHORITY OF THE GENERAL PARTNER

  The authority of the General Partner is limited in certain respects under the Partnership Agreement. The General Partner is prohibited, without the prior approval of holders of record of at least a majority of the Units (other than Units owned by the General Partner and its affiliates) during the Subordination Period, or a majority of all of the outstanding Units thereafter, from, among other things, selling or exchanging all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership, provided that the Partnership may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without such approval. The Partnership may also sell all or substantially all of its assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. The Common Unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation of the Partnership, a sale of substantially all of the Partnership's assets or any other event. Except as provided in the Partnership Agreement and generally described below under "--Amendment of Partnership Agreement," any amendment to a provision of the Partnership Agreement generally will require the approval of the holders of at least 66 2/3% of the outstanding Units.

  In general, the General Partner may not take any action, or refuse to take any reasonable action, without the consent of the holders of at least 66 2/3% of each class of outstanding Units, including the consent of at least 66 2/3% of the outstanding Common Units (other than Common Units owned by the General Partner and its affiliates), the effect of which would be to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

  The General Partner has agreed not to voluntarily withdraw as general partner of the Partnership and the Operating Partnership prior to July 31, 2004 (with limited exceptions described below), without obtaining the approval of at least 66 2/3% of the outstanding Units (excluding for purposes of such determination Units held by the General Partner and its affiliates) and furnishing an opinion of counsel that such withdrawal (following the selection of a successor general partner) will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (an "Opinion of Counsel"). On or after July 31, 2004, the General Partner may withdraw as general partner by giving 90 days' written notice (without first obtaining approval from the Unitholders), and such withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, the General Partner may withdraw without Unitholder approval upon 90 days' notice to the limited partners if more than 50% of the outstanding Units are held or controlled by one person and its affiliates (other than the General Partner and its affiliates). In addition, the Partnership Agreement permits the General Partner (in certain limited instances) to sell all of its general partner interest in the Partnership and permits the parent corporation of the General Partner to sell all or any portion of the capital stock of the General Partner to a third party without the approval of the Unitholders. See "--Transfer of General Partner Interest." Upon the withdrawal of the General Partner under any circumstances (other than as a result of a transfer by the General Partner of all or a part of its general partner interest in the Partnership), the holders of a majority of the outstanding Units (excluding for purposes of such determination Units held by the General Partner and its affiliates) may select a successor to such withdrawing General Partner. If such a successor is not elected, or is elected but an Opinion of Counsel cannot be obtained, the Partnership will be dissolved, wound up and liquidated,

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

unless within 180 days after such withdrawal a majority of the Unitholders agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner. See "--Termination and Dissolution."

  The General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding Units and the Partnership receives an Opinion of Counsel. Any such removal is also subject to the approval of a successor general partner by the vote of the holders of not less than a majority of the outstanding Units.

  Removal or withdrawal of the General Partner of the Partnership also constitutes removal or withdrawal, as the case may be, of the General Partner as general partner of the Operating Partnership.

  In the event of withdrawal of the General Partner where such withdrawal violates the Partnership Agreement or removal of the General Partner by the limited partners under circumstances where cause exists, a successor general partner will have the option to purchase the general partner interest of the departing General Partner (the "Departing Partner") in the Partnership and the Operating Partnership for a cash payment equal to the fair market value of such interest. Under all other circumstances where the General Partner withdraws or is removed by the limited partners, the Departing Partner will have the option to require the successor general partner to purchase such general partner interest of the Departing Partner for such amount. In each case such fair market value will be determined by agreement between the Departing Partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent experts selected by the Departing Partner and the successor general partner (or if no expert can be agreed upon, by the expert chosen by agreement of the experts selected by each of them). In addition, the Partnership would also be required to reimburse the Departing Partner for all amounts due the Departing Partner, including without limitation, all employee related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the Departing Partner for the benefit of the Partnership.

  If the above-described option is not exercised by either the Departing Partner or the successor general partner, as applicable, the Departing Partner's general partner interest in the partnership will be converted into Common Units equal to the fair market value of such interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

TRANSFER OF GENERAL PARTNER INTEREST

  Except for a transfer by the General Partner of all, but not less than all, of its general partner interest in the Partnership to an affiliate or in connection with the merger or consolidation of the General Partner with or into another entity or the transfer by the General Partner of all or substantially all of its assets to another person or entity, the General Partner may not transfer all or any part of its general partner interest in the Partnership to another person or entity prior to July 31, 2004, without the approval of holders of at least a majority of the outstanding Units (excluding any Units held by such General Partner or its affiliates), provided that, in each case such transferee assumes the rights and duties of the General Partner, agrees to be bound by the provisions of the Partnership Agreement and furnishes an Opinion of Counsel and agrees to purchase all (or the appropriate portion thereof, as applicable) of the General Partner's partnership interest in the Operating Partnership.

REIMBURSEMENT FOR SERVICES

  The Partnership Agreement provides that the General Partner is not entitled to receive any compensation for its services as general partner of the Partnership; the General Partner is, however, entitled to be reimbursed on a monthly basis (or such other basis as the General Partner may reasonably determine) for all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership, and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with the operation of the Partnership's business. The Partnership Agreement provides that the General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion.

CHANGE OF MANAGEMENT PROVISIONS

  The Partnership Agreement contains certain provisions that are intended to discourage a person or group from attempting to remove Ferrellgas as general partner of the Partnership or otherwise change management of the Partnership. If any person or group other than Ferrellgas and its affiliates acquires beneficial ownership of 20% or more of the Common Units, such person or group loses voting rights with respect to all of its Common Units. In addition, if Ferrellgas is removed as General Partner other than for cause, the Subordination Period will end and any Subordinated Units held by Ferrellgas and any of its affiliates will immediately convert into Common Units. As a result, Ferrellgas and such affiliates, as the holders of Common Units issued upon conversion of Subordinated Units, would participate in any distributions pro rata with the other holders of Common Units, including distributions in respect of Common Unit Arrearages.

STATUS AS LIMITED PARTNER OR ASSIGNEE

  Except as described below under "--Limited Liability," the Units will be fully paid, and Unitholders will not be required to make additional contributions to the Partnership.

  Each purchaser of Common Units offered hereby must execute a Transfer Application (the form of which is attached as Appendix B to this Prospectus) whereby such purchaser requests admission as a substituted limited partner in the Partnership, makes certain representations and agrees to certain provisions. If such action is not taken, a purchaser will not be registered as a record holder of Common Units on the books of the Transfer Agent or issued a Common Unit. Purchasers may hold Common Units in nominee accounts. See "Description of the Common Units--Transfer Agent and Registrar" and "-- Transfer of Units" for a more complete description of the requirements for the transfer of Common Units.

  An assignee, subsequent to executing and delivering a Transfer Application, but pending its admission as a substituted limited partner in the Partnership, is entitled to an interest in the Partnership equivalent to that of a limited partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions. The General Partner will vote and exercise other powers attributable to Common Units owned by an assignee who has not become a substituted limited partner at the written direction of such assignee. See "--Meetings; Voting." Transferees who do not execute and deliver a Transfer Application will be treated neither as assignees nor as record holders of Common Units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Common Units. The only right such transferees will have is the right to negotiate such Common Units to a purchaser or other transferee and the right to transfer the right to request admission as a substituted limited partner in respect of the transferred Common Units to a purchaser or other transferee who executes a Transfer Application in respect of the Common Units. A nominee or broker who has executed a Transfer Application with respect to Common Units held in street name or nominee accounts will receive such distributions and reports pertaining to such Common Units.

NON-CITIZEN ASSIGNEES; REDEMPTION

  If the Partnership is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any limited partner or assignee, the Partnership may redeem the Units held by such

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

limited partner or assignee at their Current Market Price (as defined in the glossary). In order to avoid any such cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship, residency or related status. If a limited partner or assignee fails to furnish information about such nationality, citizenship, residency or other related status within 30 days after a request for such information, such limited partner or assignee may be treated as a non-citizen assignee ("Non-citizen Assignee"). In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a Non-citizen Assignee does not have the right to direct the voting of his Units and may not receive distributions in kind upon liquidation of the Partnership. See "--Status as Limited Partner or Assignee."

ISSUANCE OF ADDITIONAL SECURITIES

  The Partnership Agreement authorizes the General Partner to cause the Partnership to issue an unlimited number of additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion without the approval of any limited partners, with certain exceptions, including the following: prior to the end of the Subordination Period, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 7,000,000 additional Common Units (excluding Common Units issued in connection with the exercise of the Underwriters' overallotment option and Common Units issued upon conversion of Subordinated Units) or an equivalent amount of securities ranking on a parity with the Common Units, in either case without the approval of the holders of at least 66 2/3% of the outstanding Common Units; provided, however, that the Partnership may also issue an unlimited number of additional Common Units or parity securities prior to the end of the Subordination Period and without the approval of the Unitholders if
(a) such issuance occurs in connection with or (b) such issuance occurs within 270 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, a transaction in which the Partnership acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over assets and properties that would have, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such transaction is to be consummated, resulted in an increase in (i) the amount of Acquisition Pro Forma Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis with respect to all outstanding Units with respect to each of the four most recently completed quarters over (ii) the actual amount of Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of such four quarters. The issuance, during the Subordination Period, of any equity securities of the Partnership with rights as to distributions and allocations or in liquidation ranking prior or senior to the Common Units, will require the approval of the holders of at least 66 2/3% of the outstanding Common Units. After the Subordination Period, the General Partner, without a vote of the Unitholders, may cause the Partnership to issue additional Common Units or other equity securities of the Partnership on a parity with or senior to the Common Units. After the end of the Subordination Period, there is no restriction under the Partnership Agreement on the ability of the Partnership to issue additional limited or general partner interests having rights to distributions or rights in liquidation on a parity with or senior to the Common Units. In accordance with Delaware law and the provisions of the Partnership Agreement, the General Partner may cause the Partnership to issue additional partnership interests that, in its sole discretion, may have special voting rights to which the Common Units are not entitled.

  The General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase Common Units, Subordinated Units, Incentive Distribution Rights or other equity securities of the Partnership from the Partnership whenever, and on the same terms that, the Partnership issues such securities or rights to persons other than the General Partner and its affiliates, to the extent necessary to maintain the percentage interest of the General Partner and its affiliates in the Partnership that existed immediately prior to each such issuance.

LIMITED CALL RIGHT

  If at any time less than 20% of the then issued and outstanding limited partner interests of any class are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign and transfer to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of such purchase shall be the greater of (a) the highest price paid by the General Partner or any of its affiliates for any limited partner interests of such class purchased within the 90 days preceding the date on which the General Partner first mails notice of its election to purchase such limited partner interests and (b)(i) the average of the closing prices of the limited partner interests of such class for the 20 trading days ending three days prior to the date on which such notice is first mailed or (ii) if such limited partner interests are not listed for trading on an exchange or quoted by NASDAQ, an amount equal to the fair market value of such limited partner interests as of three days prior to the date such notice is first mailed, as determined by the General Partner using any reasonable method of valuation. As a consequence of the General Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased from him even though he may not desire to sell them, or the price paid may be less than the amount the holder would desire to receive upon the sale of his limited partner interests.

AMENDMENT OF PARTNERSHIP AGREEMENT

  Amendments to the Partnership Agreement may be proposed only by or with the consent of the General Partner. In order to adopt a proposed amendment, the General Partner is required to seek written approval of the holders of the number of Units required to approve such amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment, except as described below. Proposed amendments (other than those described below) must be approved by holders of at least 66 2/3% of the outstanding Units during the Subordination Period and a majority of the outstanding Units thereafter, except that no amendment may be made which would (i) enlarge the obligations of any limited partner, without its consent, (ii) enlarge the obligations of the General Partner, without its consent, which may be given or withheld in its sole discretion, (iii) restrict in any way any action by or rights of the General Partner as set forth in the Partnership Agreement, (iv) modify the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner, (v) change the term of the Partnership, or (vi) give any person the right to dissolve the Partnership other than the General Partner's right to dissolve the Partnership with the approval of at least 66 2/3% of the Units during the Subordination Period, or a majority of the outstanding Units thereafter or change such right of the General Partner in any way.

  The General Partner may make amendments to the Partnership Agreement without the approval of any limited partner or assignee of the Partnership to reflect
(i) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership, (ii) admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement, (iii) a change that, in the sole discretion of the General Partner, is necessary or appropriate to qualify or continue the qualification of the Partnership as a partnership in which the limited partners have limited liability or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes, (iv) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its respective directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed,
(v) subject to the limitations on the issuance of additional

Common Units or other limited or general partner interests described above, an amendment that in the sole discretion of the General Partner is necessary or desirable in connection with the authorization of additional limited or general partner interests, (vi) any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone, (vii) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Partnership Agreement, (viii) any amendment that, in the sole discretion of the General Partner, is necessary or desirable in connection with the formation by the Partnership of, or its investment in, any corporation, partnership or other entity (other than the Operating Partnership) as otherwise permitted by the Partnership Agreement, (ix) a change in the fiscal year and taxable year of the Partnership and changes related thereto, and (x) any other amendments substantially similar to the foregoing.

  In addition, the General Partner may make amendments to the Partnership Agreement without such consent if such amendments (i) do not adversely affect the limited partners in any material respect, (ii) are necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (iii) are necessary or desirable to implement certain tax-related provisions of the Partnership Agreement, (iv) are necessary or desirable to facilitate the trading of the Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the Unitholders or (v) are required or contemplated by the Partnership Agreement.

  The General Partner will not be required to obtain an Opinion of Counsel as to the tax consequences or the possible effect on limited liability of amendments described in the two immediately preceding paragraphs. No other amendments to the Partnership Agreement will become effective without the approval of at least 95% of the Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not cause the Partnership to be treated as an association taxable as a corporation or otherwise cause the Partnership to be subject to entity level taxation for federal income tax purposes and will not affect the limited liability of any limited partner in the Partnership or the limited partner of the Operating Partnership.

  Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types of classes of limited partner interests or the general partner interests will require the approval of at least a majority of the type or class of limited partner interests so affected (excluding any such limited partner interests held by the General Partner and its affiliates).

MEETINGS; VOTING

  Except as described below with respect to a person or group owning 20% or more of all Common Units, Unitholders or assignees who are record holders of Units on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to Common Units that are owned by an assignee who is a record holder but who has not yet been admitted as a limited partner, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such Common Units on any matter, vote such Common Units at the written direction of such record holder. Absent such direction, such Common Units will not be voted (except that, in the case of Units held by the General Partner on behalf of Non-citizen Assignees, the General Partner shall distribute the votes in respect of such Units in the same ratios as the votes of limited partners in respect of other Units are cast).

  The General Partner does not anticipate that any meeting of limited partners will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of limited partner interests as would be necessary to authorize or take such action at a meeting of the limited partners. Meetings of the limited partners of the Partnership may be called by the General Partner or by limited partners owning at least 20% of the outstanding Units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings. Two-thirds (or a majority, if that is the vote required to take action at the meeting in question) of the outstanding limited partner interests of the class for which a meeting is to be held (excluding, if such are excluded from such vote, limited partner interests held by the General Partner and its affiliates) represented in person or by proxy will constitute a quorum at a meeting of limited partners of the Partnership.

  Each record holder of a Unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued by the General Partner. See "--Issuance of Additional Securities." However, Common Units owned beneficially by any person and its affiliates (other than Ferrell and its affiliates) that own beneficially 20% or more of all Common Units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar Partnership purposes. The Partnership Agreement provides that Units held in nominee or street name account will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as otherwise provided in the Partnership Agreement, Subordinated Units will vote together with Common Units as a single class.

  Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Units (whether or not such record holder has been admitted as a limited partner) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the Transfer Agent at the request of the Partnership.

INDEMNIFICATION

  The Partnership Agreement provides that the Partnership will indemnify the General Partner, any Departing Partner and any Person who is or was an officer or director of the General Partner or any Departing Partner, any person who is or was an affiliate of the General Partner or any Departing Partner, any Person who is or was an employee, partner, agent or trustee of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner, or any Person who is or was serving at the request of the General Partner or any affiliate of the General Partner or any Departing Partner as an officer, director, employee, partner, agent, or trustee of another Person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several) expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner, Departing Partner or affiliate of either, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, Departing Partner or affiliate of either or
(iii) a person serving at the request of the Partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnerships activities, whether or not the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

LIMITED LIABILITY

  Assuming that a limited partner does not participate in the control of the business of the Partnership within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, to the amount of capital he is obligated to contribute to the Partnership in respect of his Units plus his share of any undistributed profits and assets of the Partnership. However, if it were determined that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnerships business for the purposes of the Delaware Act, then the limited partners could be held personally liable for the Partnership's obligations under the laws of the State of Delaware to the same extent as the General Partner. Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to nonrecourse liability shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the partnership agreement.

  It is contemplated that the Operating Partnership will conduct business in at least 45 and possibly other states. Maintenance of limited liability may require compliance with legal requirements in such jurisdictions in which the Operating Partnership conducts business, including qualifying the Operating Partnership to do business therein. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership was, by virtue of its limited partner interest in the Operating Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted "participation in the control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partner. The Partnership will operate in such manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of Unitholders.

BOOKS AND REPORTS

  The General Partner is required to keep appropriate books of the business of the Partnership at the principal offices of the Partnership. The books will be maintained for both tax and financial reporting purposes on an accrual basis. The fiscal year of the Partnership is August 1 to July 31.

  As soon as practicable, but in no event later than 120 days after the close of each fiscal year, the General Partner will furnish each record holder of Units (as of a record date selected by the General

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Partner) with an annual report containing audited financial statements of the
Partnership for the past fiscal year, prepared in accordance with generally accepted accounting principles. As soon as practicable, but in no event later than 90 days after the close of each quarter (except the fourth quarter), the General Partner will furnish each record holder of Units (as of a record date selected by the General Partner) a report containing unaudited financial statements of the Partnership with respect to such quarter and such other information as may be required by law.

  The General Partner will use all reasonable efforts to furnish each record holder of a Unit information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. Such information is expected to be furnished in summary form so that certain complex calculations normally required of partners can be avoided. The General Partner's ability to furnish such summary information to Unitholders will depend on the cooperation of such Unitholders in supplying certain information to the General Partner. Every Unitholder (without regard to whether he supplies such information to the General Partner) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

  The Partnership Agreement provides that a limited partner can for a purpose reasonably related to such limited partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (i) a current list of the name and last known address of each partner, (ii) a copy of the Partnerships tax returns, (iii) information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner, (iv) copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Partnership's business and financial condition and (vi) such other information regarding the affairs of the Partnership as is just and reasonable. The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

TERMINATION AND DISSOLUTION

  The Partnership will continue until July 31, 2084, unless sooner terminated pursuant to the Partnership Agreement. The Partnership will be dissolved upon
(i) the election of the General Partner to dissolve the Partnership, if approved by at least a majority of the Units (other than Units owned by the General Partner and its affiliates) during the Subordination Period, or a majority of all of the outstanding Units thereafter, (ii) the sale of all or substantially all of the assets and properties of the Partnership and the Operating Partnership, (iii) the entry of a decree of judicial dissolution of the Partnership or (iv) withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer in accordance with the Partnership Agreement or withdrawal or removal following approval of a successor), provided that the Partnership shall not be dissolved upon an event described in clause (iv) if within 90 days after such event the partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of a successor General Partner. Upon a dissolution pursuant to clause (iv), the holders of at least a majority of the Units may also elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as a general partner an entity approved by at least the holders of a majority of the Units, subject to receipt by the Partnership of an opinion of counsel that the exercise of such right will not result in the loss of the limited liability of Unitholders or cause the Partnership or the reconstituted limited partnership to be treated as an association taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes.


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

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

  Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Partnership (the "Liquidator") will, acting with all of the powers of the general partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Partnership's assets and apply the proceeds of the liquidation as follows: (i) first towards the payment of all creditors of the Partnership and the creation of a reserve for contingent liabilities and (ii) then to all partners in accordance with the positive balance in their respective capital accounts. Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

REGISTRATION RIGHTS

  Pursuant to the terms of the Partnership Agreement and subject to certain limitations described therein, the Partnership has agreed to register for resale under the Securities Act of 1933 and applicable state securities laws any Units (or other securities of the Partnership) proposed to be sold by the General Partner (or its affiliates) if an exemption from such registration requirements is not otherwise available for such proposed transaction. The Partnership is obligated to pay all expenses incidental to such registration, excluding underwriting discounts and commissions.

                        UNITS ELIGIBLE FOR FUTURE SALE

  After the sale of the Common Units offered hereby, Ferrell will own 1,000,000 Common Units (if the Underwriters' overallotment option is exercised in full, all of such Common Units will be repurchased by the Partnership). In addition, Ferrell will hold 16,118,559 Subordinated Units, 5,372,853 of which may convert into Common Units after July 31, 1997 and all of which may convert into Common Units after termination of the Subordination Period, subject in each case to the satisfaction of certain conditions. The sale of these Common Units could have an adverse impact on the price of the Common Units or on any trading market that may develop. For a discussion of the transactions whereby Ferrell acquired the Common Units in connection with the organization of the Partnership, see "The Transactions."

  The Common Units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any Units owned by an "affiliate" of the Partnership (as that term is defined in the rules and regulations under the Securities Act) may not be resold publicly except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom under Rule 144 thereunder ("Rule 144") or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer in an offering to be sold into the market in an amount that does not exceed, during any three-month period, the greater of (i) 1% of the total number of such securities outstanding or (ii) the average weekly reported trading volume of the Units for the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Partnership. A person who is not deemed to have been an affiliate of the Partnership at any time during the three months preceding a sale, and who has beneficially owned his Units for at least three years, would be entitled to sell such Units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions or notice requirements of Rule 144.

  Prior to the end of the Subordination Period, the Partnership may not issue equity securities of the Partnership ranking prior or senior to the Common Units or an aggregate of more than 7,000,000 additional Common Units (excluding Common Units issued in connection with the exercise of the Underwriters' overallotment option or Common Units issued upon conversion of Subordinated Units) or an equivalent amount of securities ranking on a parity with the Common Units, in either case without the approval of the holders of at least 66 2/3% of the outstanding Common Units; provided, however, that the Partnership may also issue an unlimited number of additional Common Units or parity securities prior to the end of the Subordination Period and without the approval of the Unitholders if (a) such issuance occurs in connection with or
(b) such issuance occurs within 270 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, a transaction in which the Partnership acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over assets and properties that would have, if acquired by the Partnership as of the date that is one year prior to the first day of the quarter in which such transaction is to be consummated, resulted in an increase in (i) the amount of Acquisition Pro Forma Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of the four most recently completed quarters over (ii) the actual amount of Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis for all outstanding Units with respect to each of such four quarters. After the Subordination Period, the General Partner, without a vote of the Unitholders, may cause the Partnership to issue additional Common Units or other equity securities of the Partnership on a parity with or senior to the Common Units. The Partnership Agreement does not impose any restriction on the Partnership's ability to issue equity securities ranking junior to the Common Units at any time. Any issuance of additional Units would result in a corresponding decrease in the proportionate ownership interest in the Partnership represented by, and could adversely affect the cash distributions to and market price of, Common Units then outstanding.

  Pursuant to the Partnership Agreement, the General Partner and its affiliates will have the right, upon the terms and subject to the conditions therein, to cause the Partnership to register under the

Securities Act the offer and sale of any Units held by such party. Subject to the terms and conditions of the Partnership Agreement such registration rights allow the General Partner and its affiliates, or their assignees, holding any Units to require registration of any such Units and to include any such Units in a registration by the Partnership of other Units, including Units offered by the Partnership or by any Unitholder. Such registration rights will continue in effect for two years following any withdrawal or removal of the General Partner as the general partner of the Partnership. In connection with any such registration, the Partnership will indemnify each holder of Units participating in such registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. The Partnership will bear the reasonable costs of any such registration. In addition, the General Partner and its affiliates may sell their Units in private transactions at any time, in accordance with applicable law.

  The Partnership has agreed not to offer, sell, contract to sell or otherwise dispose of any Common Units or Subordinated Units, or any securities substantially similar to the Common Units or Subordinated Units, including but not limited to any securities that are convertible into or exchangeable for or that represent the right to receive Common Units or Subordinated Units or any such substantially similar securities, for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters, except for the Common Units offered in connection with this offering and except for any Common Units which may be issued in connection with acquisitions by the Partnership. In addition, Ferrell has agreed that for a period of 24 months from the date of this Prospectus it will not offer, sell, contract to sell or otherwise dispose of any Common Units or Subordinated Units or any securities substantially similar to the Common Units or Subordinated Units, including but not limited to any securities that are convertible into or exchangeable for or that represent the right to receive Common Units or Subordinated Units or any such substantially similar securities, without the prior written consent of the representatives of the Underwriters, except (i) pursuant to the repurchase of a portion of such Common Units in connection with the exercise of the Underwriters' overallotment option, (ii) transfers to James E. Ferrell or his spouse, lineal descendants or brothers or sisters, entities controlled by James E. Ferrell or his spouse, lineal descendants or brothers or sisters or trusts for the benefit of James E. Ferrell or his spouse, lineal descendants or brothers or sisters, (iii) in connection with the sale of the Partnership or substantially all of its assets, (iv) as collateral in connection with good faith borrowing,
(v) gifts of up to 20% of such Units to charitable organizations or (vi) in the event of the death or permanent disability of James E. Ferrell, provided, however, that in the case of (ii) above the transferee shall enter into an agreement with the representatives of the Underwriters agreeing to comply with the above restrictions for the remainder of the 24 month period.

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

                              TAX CONSIDERATIONS

  This section is a summary of certain federal income tax considerations that may be relevant to prospective Unitholders and, to the extent set forth below under "--Legal Opinions and Advice," represents the opinion of Andrews & Kurth L.L.P., special counsel to the General Partner and the Partnership ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended ("Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "Partnership" are references to both the Partnership and the Operating Partnership.

  No attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or the Unitholders. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts or non-resident aliens. Accordingly, each prospective Unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences to him of the purchase, ownership or disposition of Common Units.

LEGAL OPINIONS AND ADVICE

  Counsel has expressed its opinion that, based on the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) the Partnership will be treated as a partnership, and (ii) owners of Common Units (with certain exceptions, as described in "--Limited Partner Status" below) will be treated as partners of the Partnership (but not the Operating Partnership). In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel. Counsel has also advised the General Partner that, based on current law, the following general description of the principal federal income tax consequences that should arise from the purchase, ownership and disposition of Common Units, insofar as it relates to matters of law and legal conclusions, addresses all material tax consequences to Unitholders who are individual citizens or residents of the United States.

  No ruling has been requested from the Internal Revenue Service (the "IRS") with respect to the foregoing issues or any other matter affecting the Partnership or the Unitholders. An opinion of counsel represents only such counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. The costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partner. Furthermore, no assurance can be given that the treatment of the Partnership or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

CHANGES IN FEDERAL INCOME TAX LAWS

  On August 10, 1993 the Omnibus Budget Reconciliation Act of 1993 (the "1993 Budget Act") was enacted. The 1993 Budget Act increases the top marginal income tax rate for individuals from 31% to 36% and imposes a 10% surtax on individuals with taxable income in excess of $250,000 per year. The surtax is computed by applying a 39.6% rate to taxable income in excess of the threshold. Net capital gains remain subject to a maximum 28% tax rate. The increased rates are effective for taxable years beginning after December 31, 1992. It is not anticipated that the 1993 Budget Act will have any adverse impact on the Partnership or its operations.

  Proposed legislation introduced in the Congress as part of the Tax Simplification Bill of 1993 (the "1993 Bill") and adopted by the Ways and Means Committee on November 16, 1993, would alter the tax reporting system and the deficiency collection system applicable to large partnerships (generally defined as partnerships with more than 250 partners) and would make certain additional changes to the treatment of large partnerships, such as the Partnership. Certain of the proposed changes are discussed later in this section. The 1993 Bill is generally intended to simplify the administration of the tax rules governing large partnerships.

  As of the date of this Prospectus, it is not possible to predict whether any of the changes set forth in the 1993 Bill or any other changes in the federal income tax laws that would impact the Partnership and the Unitholders will ultimately be enacted, or if enacted, what form they will take, what the effective dates will be, and what, if any, transition rules will be provided.

PARTNERSHIP STATUS

  A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss, deduction and credit of the Partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partners adjusted basis in his partnership interest.

  No tax ruling has been sought from the IRS as to the status of the Partnership as a partnership for federal income tax purposes. Instead the Partnership has relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, the Partnership will be classified as a partnership for federal income tax purposes.

  In rendering its opinion, Counsel has relied on certain factual representations made by the General Partner, including:

    (a) With respect to the Partnership and the Operating Partnership, the General Partner, at all times while acting as general partner of the relevant partnership, will have a net worth, computed on a fair market value basis, excluding its interests in the Partnership and the Operating Partnership and any notes or receivables due from such partnerships, equal to $25 million;

    (b) The Partnership will be operated in accordance with (i) all applicable partnership statutes, (ii) the Partnership Agreement and (iii) this Prospectus;

    (c) The Operating Partnership will be operated in accordance with (i) all applicable partnership statutes, (ii) the limited partnership agreement for the Operating Partnership and (iii) the description thereof in this Prospectus;

    (d) The General Partner will at all times act independently of the limited partners; and

    (e) For each taxable year, less than 10% of the gross income of the Partnership will be derived from sources other than (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof or (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code.

  Counsel's opinion as to the partnership classification of the Partnership in the event of a change in the general partner is based upon the assumption that the new general partner will satisfy the foregoing representations.

  Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." "Qualifying income" includes income and gains derived from the transportation and marketing of crude oil, natural gas, and products thereof. Counsel is of the opinion that qualifying income also includes the wholesale and retail marketing of propane. The General Partner has represented that in excess of 90% of the Partnership's gross income will be derived from these sources. Thus, based upon that representation at least 90% of the Partnership's gross income will constitute "qualifying income." The General Partner estimates that less than 7% of the Partnership's gross income will not constitute qualifying income.

  If the Partnership fails to meet the Qualifying Income Exception (other than a failure determined by the IRS to be inadvertent which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in such corporation, and then distributed such stock to the partners in liquidation of their interests in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at such time, does not have liabilities in excess of the basis of its assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

  If the Partnership were treated as an association or otherwise taxable as a corporation in any taxable year, as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss, deduction and credit would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be taxed at the Partnership level at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Partnerships current or accumulated earnings and profits), in the absence of earnings and profits as a nontaxable return of capital (to the extent of the Unitholders basis in his Common Units) or taxable capital gain (after the Unitholders basis in the Common Units is reduced to zero). Accordingly, treatment of either the Partnership or the Operating Partnership as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return.

  The discussion below is based on the assumption that the Partnership will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

  Unitholders who have become limited partners will be treated as partners of the Partnership for federal income tax purposes. Moreover, the IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners, but who have the capacity to exercise substantial dominion and control over the assigned partnership interests, will be treated as partners for federal income tax purposes. On the basis of this ruling, except as otherwise described herein, Counsel is of the opinion that (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) Unitholders whose Common Units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Common Units will be treated as partners of the Partnership for federal income tax purposes. As this ruling does not extend, on its facts, to assignees of Common Units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Applications, Counsel's opinion does not extend to these persons. Income, gain, deductions, losses or credits would not appear to be reportable by such a Unitholder, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes. A purchaser or other transferee of Common Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Common Units unless the Common Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units.

  A beneficial owner of Common Units whose Common Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Common Units for federal income tax purposes. See "--Tax Treatment of Operations--Treatment of Short Sales" below.

TAX CONSEQUENCES OF UNIT OWNERSHIP

 FLOW-THROUGH OF TAXABLE INCOME

  No federal income tax will be paid by the Partnership. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether corresponding cash distributions are received by such Unitholder. Consequently, a Unitholder may be allocated income from the Partnership although he has not received a cash distribution in respect of such income.

 TREATMENT OF PARTNERSHIP DISTRIBUTIONS

  Distributions by the Partnership to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent of his basis in his Common Units immediately before the distribution. Cash distributions in excess of a Unitholder's basis generally will be considered to be gain from the sale or exchange of the Common Units, taxable in accordance with the rules described under "--Disposition of Common Units" below. Any reduction in a Unitholder's share of the Partnership's liabilities for which no partner, including the General Partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to such Unitholder.

 RATIO OF TAXABLE INCOME TO DISTRIBUTIONS

  The General Partner estimates that a purchaser of Common Units pursuant to this offering (i) who holds such Common Units through the record date for the last quarter of the Partnership's fiscal year ending July 31, 1995 (assuming the Minimum Quarterly Distribution is made for each quarter or portion thereof during that period) will be allocated an amount of federal taxable income for such period that will be approximately 10% of the amount of cash distributed to such Unitholder with respect to such period and (ii) who holds such Common Units through the record date for the last quarter of the Partnership's fiscal year ending July 31, 1999 will be allocated, on a cumulative basis, no net federal taxable income for such period (assuming the Minimum Quarterly Distribution is made for each quarter or portion thereof during that period). The General Partner anticipates that after July 31, 1999 taxable income allocated to Unitholders will increase from year to year and will constitute a significantly higher percentage of cash distributed to Unitholders. The foregoing estimates are based upon the assumption that gross income from operations will approximate the amount required to make the Minimum Quarterly Distribution and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, political and competitive uncertainties which are beyond the control of the General Partner or the Partnership. Accordingly, no assurance can be given that the estimates will prove to be correct. The actual percentages could be higher or lower than as described above, and any such differences could be material. Further, the estimates are based on certain tax reporting positions that the General Partner intends to adopt and with which the IRS could disagree, including the amortization of customer relationships. In connection with the formation of the Partnership, the General Partner will contribute certain customer relationships to the Partnership. The General Partner intends to treat such customer relationships as amortizable assets of the Partnership for federal income tax purposes. The IRS has challenged the Company's amortization of customer relationships and it is possible that the IRS will challenge the amortization of customer relationships by the Partnership. If the IRS were to successfully challenge the amortization of customer relationships by the Partnership, the amount of amortization available to a Unitholder and, therefore, the after tax return of a Unitholder with respect to his investment in the Partnership could be adversely affected, although the General Partner does not believe the impact of such effect will be material.

 BASIS OF COMMON UNITS

  A Unitholder's initial tax basis for his Common Units will be the amount paid for the Common Unit. The initial tax basis for a Common Unit will be increased by the Unitholder's share of Partnership income. The basis for a Common Unit will be decreased (but not below zero) by distributions from the Partnership by the Unitholder's share of Partnership losses and by the Unitholder's share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized.

 LIMITATIONS ON DEDUCTIBILITY OF PARTNERSHIP LOSSES

  To the extent losses are incurred by the Partnership, a Unitholder's share of deductions for the losses will be limited to the tax basis of the Unitholder's Units or, in the case of an individual Unitholder or a corporate Unitholder if more than 50% in the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations, to the amount which the Unitholder is considered to be "at risk" with respect to the Partnership's activities, if that is less than the Unitholder's basis. A Unitholder must recapture losses deducted in previous years to the extent that Partnership distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's basis or at risk amount (whichever is the limiting factor) is increased.

  In general, a Unitholder will be at risk to the extent of the purchase price of his Units. A Unitholder's at risk amount will increase or decrease as the basis of the Unitholder's Units increases or decreases.

  The passive loss limitations generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can only deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) that are not in excess of the taxpayer's income from such passive activities or investments. The passive loss limitations are to be applied separately with respect to each publicly-traded partnership. Consequently, the losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed the Unitholder's income generated by the Partnership may be deducted in full when the Unitholder disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

  A Unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

 LIMITATIONS ON INTEREST DEDUCTIONS

  The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's net passive income from the Partnership will be treated as investment income for this purpose. In addition, the Unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) a partnership's interest expense attributed to portfolio income and (iii) the portion of interest expense

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

incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit to the extent attributable to portfolio income of the Partnership. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but for taxable years beginning after 1992 net investment income generally does not include gains attributable to the disposition of property held for investment.

ALLOCATION OF PARTNERSHIP INCOME, GAIN, LOSS AND DEDUCTION

  The Partnership Agreement provides that a capital account be maintained for each partner, that the capital accounts generally be maintained in accordance with the applicable tax accounting principles set forth in applicable Treasury Regulations and that all allocations to a partner be reflected by an appropriate increase or decrease in his capital account. Distributions upon liquidation of the Partnership generally are to be made in accordance with positive capital account balances.

  In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partner and the Unitholders in accordance with their respective Percentage Interests in the Partnership. A class of Unitholders that receives more cash than another class, on a per Unit basis, with respect to a year, will be allocated additional income equal to that excess. If the Partnership has a net loss, items of income, gain, loss and deduction will generally be allocated for both book and tax purposes (1) first, to the General Partner and the Unitholders in accordance with their respective Percentage Interests to the extent of their positive capital accounts; and (2) second, to the General Partner. In addition, all items of Partnership income, gain, loss and deduction for the period beginning on the date of the closing of the offering made hereby and ending on July 31, 1994, will be allocated to the General Partner. An amount of items of income, gain, loss or deduction equal to 98% of any net income or net loss so allocated to the General Partner will be allocated to the Limited Partners, in accordance with their respective percentage interests, for the taxable year of the Partnership beginning August 1, 1994. The General Partner believes that the Partnership will generate a net taxable loss for the period beginning on the date of the closing of the offering made hereby and ending on July 31, 1994.

  Notwithstanding the above, as required by Section 704(c) of the Code, certain items of Partnership income, deduction, gain and loss will be specially allocated to account for the difference between the tax basis and fair market value of property contributed to the Partnership by the General Partner ("Contributed Property"). In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income by some Unitholders, but these allocations may not be respected. If these allocations of recapture income are not respected, the amount of the income or gain allocated to a Unitholder will not change but instead a change in the character of the income allocated to a Unitholder would result. Finally, although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

  Regulations provide that an allocation of items of Partnership income, gain, loss, deduction or credit, other than an allocation required by Section 704(c) of the Code to eliminate the disparity between a partner's "book" capital account (credited with the fair market value of Contributed Property) and "tax" capital account (credited with the tax basis of Contributed Property) (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the

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basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to the partnership, the interests of the partners in economic profits and losses, the interests of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

  Under the Code, the partners in a partnership cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by that partnership in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, the Partnership Agreement will require that certain items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Such allocations will not have substantial economic effect because they will not be reflected in the capital accounts of the Unitholders. Recently released Temporary Regulations under Section 704(c) of the Code permit a partnership to make reasonable curative allocations to reduce or eliminate Book-Tax Disparities. Counsel believes the curative allocations provided in the Partnership Agreement are reasonable and will be respected for federal income tax purposes.

  Counsel is of the opinion that, with the exception of the allocation of recapture income discussed above allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction. There are, however, uncertainties in the Treasury Regulations relating to allocations of partnership income, and investors should be aware that some of the allocations in the Partnership Agreement may be successfully challenged by the IRS.

TAX TREATMENT OF OPERATIONS

 ACCOUNTING METHOD AND TAXABLE YEAR

  The Partnership will use the fiscal year ending July 31 as its taxable year and will adopt the accrual method of accounting for federal income tax purposes. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the fiscal year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who disposes of Units following the close of the Partnership's taxable year but before the close of the Unitholder's taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for the Unitholder's taxable year with the result that that Unitholder will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. For example, a Unitholder reporting on a calendar year basis who acquires Common Units in the offering made hereby and who disposes of such Common Units after July 31, 1995 but before December 31, 1995 will be required to include in his 1995 taxable income his allocable share of Partnership income for the Partnership's fiscal year ending July 31, 1995, plus his allocable share of Partnership income for the period beginning August 1, 1995 and ending on the date such Common Units are disposed. See "Disposition of Common Units--Allocations Between Transferors and Transferees" below.

  The Partnership may be required at some future date to adopt a taxable year ending December 31, rather than its current taxable year ending July 31. In that event, a Unitholder may be required to include in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction.

 INITIAL TAX BASIS, DEPRECIATION AND AMORTIZATION

  The tax basis established for the various assets of the Partnership will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition

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

of such assets. The Partnership assets will initially have an aggregate tax basis equal to the tax basis of the assets in the hands of the General Partner immediately prior to their contribution to the Partnership.

  To the extent allowable, the General Partner may elect to use the depreciation and cost recovery methods that will result in the largest depreciation deductions in the early years of the Partnership. Property subsequently acquired or constructed by the Partnership may be depreciated using accelerated methods permitted by the Code.

  If the Partnership disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Partnership may be required to recapture such deductions upon a sale of his interest in the Partnership. See "--Allocation of Partnership Income, Gain, Loss and Deduction" above and "--Disposition of Common Units--Recognition of Gain or Loss" below.

  Costs incurred in organizing the Partnership may be amortized over any period selected by the Partnership not shorter than 60 months. The costs incurred in promoting the issuance of Units must be capitalized and cannot be deducted currently, ratably or upon termination of the Partnership. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized.

  The 1993 Budget Act added Section 197 to the Code which generally permits a taxpayer who after August 10, 1993 acquires an interest in goodwill, going concern value and certain other intangible property including customer relationships which are held in connection with the conduct of a trade or business or the production of income (an "amortizable Section 197 intangible") to amortize the adjusted basis of such amortizable Section 197 intangible ratably over a 15-year period. The IRS is currently challenging deductions for amortization claimed by the General Partner with respect to certain customer relationships. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Tax Audit." In connection with the formation of the Partnership, the General Partner will contribute those customer relationships and other customer relationships to the Partnership. The application of Section 197 of the Code to customer relationships held by the Partnership is unclear. The General Partner, however, intends to treat such customer relationships as amortizable assets of the Partnership for federal income tax purposes. It is possible that the IRS will challenge that treatment. If the IRS were to successfully challenge the amortization of customer relationships by the Partnership, the amount of amortization available to a Unitholder and, therefore, the after tax return of a Unitholder with respect to his investment in the Partnership could be adversely affected, although the Partnership does not believe the impact of such effect will be material. See "--Tax Consequences of Unit Ownership--Ratio of Taxable Income to Distributions" above.

 SECTION 754 ELECTION

  The Partnership will make the election permitted by Section 754 of the Code, which election is irrevocable without the consent of the IRS. The election will generally permit a purchaser of Common Units to adjust his share of the basis in the Partnership's properties ("inside basis") pursuant to Section 743(b) of the Code to fair market value (as reflected by his Unit price). The
Section 743(b) adjustment is attributed solely to a purchaser of Common Units and is not added to the bases of the Partnership's assets associated with all of the Unitholders. (For purposes of this discussion, a partner's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's actual basis in such assets ("Common Basis") and
(2) his Section 743(b) adjustment allocated to each such asset.)

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

  Proposed Treasury Regulation Section 1.168-2(n) generally requires the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the purchaser acquires the Common Unit. Similarly, the legislative history of Section 197 indicates that the
Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the Common Unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the Common Bases in such properties. Pursuant to the Partnership Agreement, the General Partner is authorized to adopt a convention to preserve the uniformity of Units even if such convention is not consistent with Treasury Regulation Section 1.167(c)- 1(a)(6) or the legislative history of Section 197 of the Code. See "-- Uniformity of Units" below.

  Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation Section 1.167(c)-1(a)(6) or the legislative history of
Section 197 of the Code. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to Common Basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "-- Uniformity of Units" below.

  The allocation of the Section 743(b) adjustment must be made in accordance with the principles of Section 1060 of the Code. Based on these principles, the IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Partnership to goodwill which, as an intangible asset, would be amortizable over a longer period of time than the Partnership's tangible assets. Alternatively, it is possible that the IRS might seek to treat the portion of such Section 743(b) adjustment attributable to the Underwriters' discount as if allocable to a non-deductible syndication cost.

  A Section 754 election is advantageous if the transferee's basis in his Units is higher than such Units' share of the aggregate basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such case, pursuant to the election, the transferee would take a new and higher basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's basis in such Units is lower than such Units share of the aggregate basis of the Partnership's assets immediately prior to the transfer. Thus, the amount which a Unitholder will be able to obtain upon the sale of his Common Units may be affected either favorably or adversely by the election.

  The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS and that the deductions attributable to them will not be disallowed or reduced. Should the IRS require a different basis adjustment to be made, and should, in the General Partner's opinion, the expense of compliance exceed the benefit of the election, the General Partner may seek

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

permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a purchaser of Units subsequent to such revocation probably will incur increased tax liability.

 ALTERNATIVE MINIMUM TAX

  Each Unitholder will be required to take into account his distributive share of any items of Partnership income, gain or loss for purposes of the alternative minimum tax. A portion of the Partnership's depreciation deductions may be treated as an item of tax preference for this purpose.

  A Unitholder's alternative minimum taxable income derived from the Partnership may be higher than his share of Partnership net income because the Partnership may use accelerated methods of depreciation for purposes of computing federal taxable income or loss. The 1993 Budget Act increases the minimum tax rate applicable to noncorporate Unitholders from 24% to 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and to 28% on any additional alternative minimum taxable income. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Common Units on their liability for the alternative minimum tax.

 VALUATION OF PARTNERSHIP PROPERTY AND BASIS OF PROPERTIES

  The federal income tax consequences of the acquisition, ownership and disposition of Units will depend in part on estimates by the General Partner of the relative fair market values, and determinations of the initial tax basis, of the assets of the Partnership. Although the General Partner may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made solely by the General Partner. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss, deductions or credits previously reported by Unitholders might change, and Unitholders might be required to amend their previously filed tax returns or to file claims for refunds.

 TREATMENT OF SHORT SALES

  It would appear that a Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units would be considered as having transferred beneficial ownership of those Units and would, thus, no longer be a partner with respect to those Units during the period of the loan. As a result, during this period, any Partnership income, gain, deduction, loss or credit with respect to those Units would appear not to be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. The IRS may also contend that a loan of Units to a "short seller" constitutes a taxable exchange. If this contention were successfully made, the lending Unitholder may be required to recognize gain or loss. Unitholders desiring to assure their status as partners should modify their brokerage account agreements, if any, to prohibit their brokers from borrowing their Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests.

DISPOSITION OF COMMON UNITS

 RECOGNITION OF GAIN OR LOSS

  Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership nonrecourse liabilities. Since the amount realized includes a Unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of Units may result in a tax liability in excess of any cash received from such sale.

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

  Gain or loss recognized by a Unitholder (other than a "dealer" in Units) on the sale or exchange of a Unit held for more than one year will generally be taxable as long-term capital gain or loss. A substantial portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "substantially appreciated inventory" owned by the Partnership. Inventory is considered to be "substantially appreciated" if its value exceeds 120% of its adjusted basis to the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, substantially appreciated inventory and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of a corporation.

  The IRS has ruled that a partner acquiring interests in a partnership in separate transactions at different prices must maintain an aggregate adjusted tax basis in a single partnership interest and that, upon sale or other disposition of some of the interests, a portion of such aggregate tax basis must be allocated to the interests sold on the basis of some equitable apportionment method. The ruling is unclear as to how the holding period is affected by this aggregation concept. If this ruling is applicable to the holders of Common Units, the aggregation of tax bases of a holder of Common Units effectively prohibits him from choosing among Common Units with varying amounts of unrealized gain or loss as would be possible in a stock transaction. Thus, the ruling may result in an acceleration of gain or deferral of loss on a sale of a portion of a Unitholder's Common Units. It is not clear whether the ruling applies to publicly-traded partnerships, such as the Partnership, the interests in which are evidenced by separate interests, and accordingly Counsel is unable to opine as to the effect such ruling will have on the Unitholders. A Unitholder considering the purchase of additional Common Units or a sale of Common Units purchased at differing prices should consult his tax advisor as to the possible consequences of such ruling.

 ALLOCATIONS BETWEEN TRANSFERORS AND TRANSFEREES

  In general, the Partnership's taxable income and losses will be determined annually and will be prorated on a monthly basis and subsequently apportioned among the Unitholders in proportion to the number of Units owned by them as of the opening of the first business day of the month to which they relate. However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business shall be allocated among the Unitholders of record as of the opening of the New York Stock Exchange on the first business day of the month in which such gain or loss is recognized. As a result of this monthly allocation, a Unitholder transferring Units in the open market may be allocated income, gain, loss, deduction and credit accrued after the transfer.

  The use of the monthly conventions discussed above may not be permitted by existing Treasury Regulations and, accordingly, Counsel is unable to opine on the validity of the method of allocating income and deductions between the transferors and the transferees of Common Units. If a monthly convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of the Unitholder's interest), taxable income or losses of the Partnership might be reallocated among the Unitholders. The General Partner is authorized to revise the Partnership's method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted by future Treasury Regulations.

  A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a distribution with respect to such quarter will be allocated items of Partnership income and gain attributable to such quarter during which such Units were owned but will not be entitled to receive such cash distribution.

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

 NOTIFICATION REQUIREMENTS

  A Unitholder who sells or exchanges Units is required to notify the Partnership in writing of such sale or exchange within 30 days of the sale or exchange and in any event no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the IRS of such transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects such sale through a broker. Additionally, a transferor and a transferee of a Unit will be required to furnish statements to the IRS, filed with their income tax returns for the taxable year in which the sale or exchange occurred, which set forth the amount of the consideration received for such Unit that is allocated to goodwill or going concern value of the Partnership. Failure to satisfy such reporting obligations may lead to the imposition of substantial penalties.

 CONSTRUCTIVE TERMINATION

  The Partnership and the Operating Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. A constructive termination results in the closing of a partnership's taxable year for all partners and the partnership properties are regarded as having been distributed to the partners and reconveyed to the partnership, which is then treated as a new partnership. Such a termination could result in the non-uniformity of Units for federal income tax purposes. A constructive termination of the Partnership will cause a termination of the Operating Partnership. Such a termination could also result in penalties or loss of basis adjustments under Section 754 of the Code if the Partnership were unable to determine that the termination had occurred. (Under the 1993 Bill, termination of a large partnership such as the Partnership would not occur by reason of the sale or exchange of interests in the partnership.)

  In the case of a Unitholder reporting on a taxable year other than a fiscal year ending July 31, the closing of a tax year of the Partnership may result in more than 12 months' taxable income or loss of the Partnership being includable in its taxable income for the year of termination. In addition, each Unitholder will realize taxable gain to the extent that any money constructively distributed to him exceeds the adjusted basis of his Units. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to the constructive termination. A constructive termination could also result in a deferral of Partnership deductions for depreciation. In addition, a termination might either accelerate the application of or subject the Partnership to any tax legislation enacted with effective dates after the closing of this offering.

 ENTITY-LEVEL COLLECTIONS

  If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or the General Partner or former Unitholder, the General Partner is authorized to pay such taxes from Partnership funds. Such payments, if made, will be deemed current distributions of cash to the Unitholders and the General Partner. The General Partner is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions so that after giving effect to such deemed distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual partner in which event, the partner could file a claim for credit or refund.

UNIFORMITY OF UNITS

  Since the Partnership cannot match transferors and transferees of Common Units, uniformity of the economic and tax characteristics of the Common Units to a purchaser of such Common Units must

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

be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1 (a) (6) or the legislative history of Section 197 and from the application of the "ceiling limitation" on the Partnership's ability to make allocations to eliminate Book-Tax Disparities attributable to Contributed Properties and Partnership property that has been revalued and reflected in the partners' capital accounts ("Adjusted Properties"). Any such non-uniformity could have a negative impact on the value of a Unitholder's interest in the Partnership.

  The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property or Adjusted Property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the Common Basis of such property, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)
(6) or the legislative history of Section 197. See "--Tax Treatment of Operations--Section 754 Election" above. If the Partnership determines that such a position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization deductions convention under which all purchasers acquiring Common Units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the Unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Common Units that would not have a material adverse effect on the Unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were to be sustained, the uniformity of Common Units might be affected.

  Items of income and deduction will be specially allocated in a manner that is intended to preserve the uniformity of intrinsic tax characteristics among all Units, despite the application of the "ceiling limitation" to Contributed Properties and Adjusted Properties. Such special allocations will be made solely for federal income tax purposes. See "--Tax Consequences of Unit Ownership" and "--Allocation of Partnership Income, Gain, Loss and Deduction" above.

TAX-EXEMPT ORGANIZATIONS AND CERTAIN OTHER INVESTORS

  Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences.

  Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts and other retirement plans) are subject to federal income tax on unrelated business taxable income. Virtually all of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

  Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will qualify as such income.

  Non-resident aliens and foreign corporations, trusts or estates which acquire Units will be considered to be engaged in business in the United States on account of ownership of Units and as a consequence will be required to file federal tax returns in respect of their distributive shares of Partnership income, gain, loss, deduction or credit and pay federal income tax at regular rates on such income. Generally, a partnership is required to pay a withholding tax on the portion of the partnerships income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Partnership will withhold (currently at the rate of 31%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. Subsequent adoption of Treasury Regulations or the issuance of other administrative pronouncements may require the Partnership to change these procedures.

  Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a Unitholder may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's earnings and profits (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident." In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

  Assuming that the Units are regularly traded on an established securities market, a foreign Unitholder who sells or otherwise disposes of a Unit and who has not held more than 5% in value of the Units at any time during the five-year period ending on the date of the disposition will not be subject to federal income tax on gain realized on the disposition that is attributable to real property held by the Partnership, but (regardless of a foreign Unitholder's percentage interest in the Partnership or whether Units are regularly traded) such Unitholder may be subject to federal income tax on any gain realized on the disposition that is treated as effectively connected with a United States trade or business of the foreign Unitholder. A foreign Unitholder will be subject to federal income tax on gain attributable to real property held by the Partnership if the holder held more than 5% in value of the Units during the five-year period ending on the date of the disposition or if the Units were not regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

 PARTNERSHIP INFORMATION RETURNS AND AUDIT PROCEDURES

  The Partnership intends to furnish to each Unitholder within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's allocable share of the Partnership's income, gain, loss, deduction and credit for the preceding Partnership taxable year. In preparing this information, which will generally not be reviewed by counsel, the General Partner will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the respective Unitholders' allocable share of income, gain, loss, deduction and credits. There is no assurance that any such conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The General Partner cannot assure prospective Unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible.

  The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from any such audit may require each Unitholder to file an amended tax return, and possibly may result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

  Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the General Partner as the Tax Matters Partner.

  The Tax Matters Partner will make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless such Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (to which all the Unitholders are bound) of a final Partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least 1% interest in the profits of the Partnership and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate.

  A Unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on the Partnership's return to avoid the requirement that all items be treated consistently on both returns. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. Under the 1993 Bill, partners in large partnerships, such as the Partnership, would be required to treat all partnership items in a manner consistent with the partnership return.

  Under the reporting provisions of the 1993 Bill, each partner of a large partnership, such as the Partnership, would take into account separately his share of the following items, determined at the partnership level: (1) taxable income or loss from passive loss limitation activities; (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities and other activities; (4) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (5) general credits; (6) low-income housing credit; (7) rehabilitation credit; (8) for certain partnerships, tax-exempt interest; and (9) for certain partnerships, foreign taxes paid and foreign source partnership items.

  The 1993 Bill would also make a number of changes to the tax compliance and administrative rules relating to partnerships. One provision would require that each partner in a large partnership, such as the Partnership, take into account his share of any adjustments to partnership items in the year such adjustments are made. Under current law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, under the 1993 Bill a partnership could elect to or, in some circumstances, could be required to, directly pay the tax resulting from any such adjustments. In either case, therefore, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units.

  It cannot be predicted whether or in what form the 1993 Bill, or other tax legislation that might affect Unitholders, will be enacted. However, if tax legislation is enacted which includes provisions similar to those discussed above, a Unitholder might experience a reduction in cash distributions.

 NOMINEE REPORTING

  Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owners and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing or (iii) a tax-exempt entity; (c) the amount and description of Units held, acquired or transferred for the beneficial owners; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.

 REGISTRATION AS A TAX SHELTER

  The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Partnership will not be subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the General Partner, as a principal organizer of the Partnership, has registered the Partnership as a tax shelter with the IRS in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. The Partnership has applied for a tax shelter registration number with the IRS. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Common Unit to furnish such registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss, credit or other benefit generated by the Partnership is claimed or income of the Partnership is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for such failure, will be subject to a $250 penalty for each such failure. Any penalties discussed herein are not deductible for federal income tax purposes.

 ACCURACY-RELATED PENALTIES

  An additional tax equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for such portion and that the taxpayer acted in good faith with respect to such portion.

  A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return
(i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that does not appear to include the Partnership. If any Partnership item of income, gain, loss, deduction or credit included in the distributive shares of Unitholders might result in such an "understatement" of income for which no "substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

  A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

OTHER TAX CONSIDERATIONS

  In addition to federal income taxes, Unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Partnership does business or owns property. Although an analysis of those various taxes cannot be presented here, each prospective Unitholder should consider their potential impact on his investment in the Partnership. The Partnership will own property and conduct business in 45 states of the United States. A Unitholder may be required to file state income tax returns and to pay taxes in various states and may be subject to penalties for failure to comply with such requirements. The General Partner anticipates that approximately 46% of the Partnerships income will be generated in approximately six states. Based on the Company's income apportionment for 1992 state income tax purposes, the General Partner estimates that no other state will account for more than 4% of the Partnership's income. Of the six states in which the General Partner anticipates that a substantial portion of the Partnership's U.S. income will be generated, only Texas does not currently impose a personal income tax. In certain states, tax losses may not produce a tax benefit in the year incurred (if, for example, the Partnership has no income from sources within that state) and also may not be available to offset income in subsequent taxable years. Some of the states may require the Partnership to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular Unitholder's income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. Based on current law and its estimate of future Partnership operations, the General Partner anticipates that any amounts required to be withheld will not be material.

  It is the responsibility of each prospective Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

                         INVESTMENT IN THE PARTNERSHIP
                           BY EMPLOYEE BENEFIT PLANS

  An investment in the Partnership by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or Individual Retirement Accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under
Section 404(a)(1)(B) of ERISA, (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. See "Tax Considerations--Tax Exempt Organizations and Certain Other Investors." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in the Partnership is authorized by the appropriate governing instrument and is a proper investment for such plan.

  Section 406 of ERISA and Section 4975 of the Code (which also applies to Individual Retirement Accounts that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan.

  In addition to considering whether the purchase of Common Units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in the Partnership, be deemed to own an undivided interest in the assets of the Partnership, with the result that the General Partner also would be a fiduciary of such plan and the operations of the Partnership would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code.

  The Department of Labor issued final regulations on November 13, 1986 providing guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities--i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "operating company"--i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partner, its affiliates, and certain other persons) is held by the employee benefit plans referred to above, Individual Retirement Accounts and other employee benefit plans not subject to ERISA (such as governmental plans). The Partnership's assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and
(b) above and may also satisfy the requirements in (c).

  Plan fiduciaries contemplating a purchase of Units should consult with their own counsel regarding the consequences under ERISA and the Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Partnership has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation, A. G. Edwards & Sons, Inc., PaineWebber Incorporated, and Smith Barney Inc. are acting as representatives, has severally agreed to purchase from the Partnership, the respective number of Common Units set forth opposite its name below:

                                                                     NUMBER OF
              UNDERWRITER                                           COMMON UNITS
              -----------                                           ------------
      Goldman, Sachs & Co..........................................
      Donaldson, Lufkin & Jenrette Securities Corporation..........
      A. G. Edwards & Sons, Inc....................................
      PaineWebber Incorporated.....................................
      Smith Barney Inc.............................................








                                                                     ----------
        Total......................................................  13,100,000
                                                                     ==========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of such Common Units offered hereby, if any are taken.

  The Underwriters propose to offer the Common Units in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less
a concession of $    per Common Unit. The Underwriters may allow, and such
dealers may reallow, a concession not in excess of $    per Common Unit to
certain brokers and dealers. After the Common Units are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

  The Partnership has granted to the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 1,965,000 additional Common Units to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of Common Units to be purchased by each of them, as shown in the foregoing table, bears to the 13,100,000 Common Units offered. The Underwriters may exercise such option only to cover overallotments in connection with the sale of the 13,100,000 Common Units offered hereby.

  The Partnership has agreed not to offer, sell, contract to sell or otherwise dispose of any Common Units or Subordinated Units, or any securities substantially similar to the Common Units or Subordinated Units, including but not limited to any securities that are convertible into or exchangeable for or that represent the right to receive Common Units or Subordinated Units or any such substantially similar securities, for a period of 180 days after the date of this Prospectus without the prior written consent of the representatives of the Underwriters, except for the Common Units offered in connection with this offering and except for any Common Units which may be issued in connection with acquisitions by the Partnership. In addition, Ferrell has agreed that for a period of 24 months from the date of this Prospectus it will not offer, sell, contract to sell or otherwise dispose of any Common Units or Subordinated Units or any securities substantially similar to the Common Units or Subordinated Units, including but not limited to any securities that are convertible into or exchangeable for or that represent the right to receive Common Units or Subordinated Units or any such substantially similar securities, without the prior written consent of the representatives of the Underwriters, except (i) pursuant to the repurchase of a portion of such Common Units in connection with the exercise of the Underwriters' overallotment option, (ii) transfers to James E. Ferrell or his spouse, lineal descendants or brothers or sisters, entities controlled by James E. Ferrell or his spouse, lineal descendants or brothers or sisters or trusts for the benefit of James E. Ferrell or his spouse, lineal descendants or brothers or sisters, (iii) in connection with the sale of the Partnership or substantially all of its assets, (iv) as collateral in connection with good faith borrowing, (v) gifts of up to 20% of such Units to charitable organizations or (vi) in the event of the death or permanent disability of James E. Ferrell, provided, however, that in the case of (ii) above the transferee shall enter into an agreement with the representatives of the Underwriters agreeing to comply with the above restrictions for the remainder of the 24 month period.

  Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Common Units offered hereby as interests in a direct participation program, the offering is being made in compliance with Appendix F of the NASD's Rules of Fair Practice. Investor suitability of the Common Units should be judged similarly to the suitability of other securities that are listed for trading on a national securities exchange. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority without the prior written approval of the transaction by the customer.

  Prior to this offering, there has been no public market for the Common Units. The initial public offering price will be negotiated among the Partnership and the representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Units, in addition to prevailing market conditions, are the historical performance of Ferrellgas, the proposed capital structure, assets and liabilities of the Partnership, the General Partner's estimates of the business potential and earnings prospects of the Partnership, an assessment of the Partnership's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  The Common Units have been approved for listing on the NYSE, subject to official notice of issuance. In order to meet one of the requirements for listing the Common Units on the NYSE, the Underwriters have undertaken to sell lots of 100 or more Common Units to a minimum of 2,000 beneficial holders.

  The Partnership, the General Partner and Ferrell have agreed to indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

  Each of Goldman, Sachs & Co. and Donaldson, Lufkin & Jenrette Securities Corporation is acting as an underwriter in connection with the concurrent offering of Senior Notes by the Operating Partnership and will receive underwriting discounts in connection therewith. See "The Transactions." In addition, the Company has retained Donaldson, Lufkin & Jenrette Securities Corporation as Dealer/Manager for the consent solicitation and tender offer with respect to its Existing Subordinated Debentures. Donaldson, Lufkin & Jenrette Securities Corporation has also acted as financial advisor to Ferrellgas in connection with various matters for which it has received customary fees.

                           VALIDITY OF COMMON UNITS

  The validity of the Common Units will be passed upon for the Partnership by Andrews & Kurth L.L.P., New York, New York, and for the Underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

  The consolidated financial statements of Ferrellgas, Inc. as of April 30, 1994 and July 31, 1993 and 1992 and for the nine months ended April 30, 1994 and for each of the three years in the period ended July 31, 1993 included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement have been audited by Deloitte & Touche, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement (which reports expressed an unqualified opinion and included an explanatory paragraph concerning an uncertainty involving an income tax matter) and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The balance sheet of Ferrellgas Partners, L.P. as of April 27, 1994, included in this Prospectus has been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The pro forma financial information of Ferrellgas Partners, L.P. included in this Prospectus has been examined by Deloitte & Touche, independent accountants, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting.

                            ADDITIONAL INFORMATION

  The Partnership has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Form S-1 Registration Statement under the Securities Act, for the registration of the securities to be offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits relating thereto for further information concerning the Partnership and the General Partner and the securities to which this Prospectus relates. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by this reference.

  The Registration Statement and the exhibits thereto are available for inspection in the principal office of the commission in Washington, D.C. and photostatic copies of such material may be obtained from the Commission upon payment of the fees prescribed by the Commission.

  The Partnership intends to furnish to holders of the Common Units annual reports containing audited financial statements and an opinion thereon by its independent accountants and quarterly reports containing unaudited financial information on the first three quarters of each fiscal year.

                           FERRELLGAS PARTNERS, L.P.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Ferrellgas Partners, L.P. Pro Forma Combined Financial Statements:
  Independent Accountants' Report.........................................  F-2
  Pro Forma Combined Balance Sheet--April 30, 1994........................  F-3
  Pro Forma Combined Statement of Earnings--Nine Months Ended April 30,
   1994 and Year Ended July 31, 1993......................................  F-4
  Notes to Pro Forma Combined Financial Statements........................  F-5
Ferrellgas Partners, L.P. Historical Balance Sheet:
  Independent Auditors' Report............................................  F-7
  Balance Sheet--April 27, 1994...........................................  F-8
  Note to Balance Sheet...................................................  F-9
Ferrellgas, Inc. Historical Consolidated Financial Statements:
  Independent Auditors' Report............................................ F-10
  Consolidated Balance Sheet--April 30, 1994 and July 31, 1993 and 1992... F-11
  Consolidated Statement of Operations--Nine Months Ended April 30, 1994
   and 1993
   (Unaudited) and Years Ended July 31, 1993, 1992 and 1991............... F-12
  Consolidated Statement of Stockholder's Equity--Nine Months Ended April
   30, 1994 and Years Ended July 31, 1993, 1992 and 1991.................. F-13
  Consolidated Statement of Cash Flows--Nine Months Ended April 30, 1994
   and 1993
   (Unaudited) and Years Ended July 31, 1993, 1992 and 1991............... F-14
  Notes to Consolidated Financial Statements.............................. F-15

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors
Ferrellgas Partners, L.P.
Liberty, Missouri

  We have examined the pro forma adjustments reflecting the proposed transactions described in the Notes to Pro Forma Combined Financial Statements and the application of those adjustments to the historical amounts in the accompanying pro forma combined balance sheet of Ferrellgas Partners, L.P. as of April 30, 1994, and the related pro forma combined statement of earnings for the nine-month period ended April 30, 1994, and the year ended July 31, 1993. The historical financial statements are derived from the historical financial statements of Ferrellgas, Inc. and subsidiaries, which were audited by us (on which we have issued our report dated June 3, 1994, which expressed an unqualified opinion and included an explanatory paragraph concerning an uncertainty involving an income tax matter) that appear elsewhere herein. Such pro forma adjustments are based upon management's assumptions described in the Notes to Pro Forma Combined Financial Statements. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in circumstances.

  The objective of this pro forma financial information is to show what the significant effects on the historical financial information might have been had the proposed transactions occurred at an earlier date. However, the Pro Forma Combined Financial Statements are not necessarily indicative of the results of operations or related effects on financial position that would have been attained had the above-mentioned proposed transactions actually occurred earlier.

  In our opinion, management's assumptions provide a reasonable basis for presenting the significant effects directly attributable to the above-mentioned proposed transactions described in the Notes to Pro Forma Combined Financial Statements, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma column reflects the proper application of those adjustments to the historical financial statement amounts in the Pro Forma Combined Balance Sheet of Ferrellgas Partners, L.P. as of April 30, 1994, and the related Pro Forma Combined Statement of Earnings for the nine-month period ended April 30, 1994, and the year ended July 31, 1993.

DELOITTE & TOUCHE
Kansas City, Missouri
June 3, 1994

                           FERRELLGAS PARTNERS, L.P.

                        PRO FORMA COMBINED BALANCE SHEET

                                 APRIL 30, 1994
                                 (IN THOUSANDS)

                                    COMPANY                          PARTNERSHIP
                                   HISTORICAL ADJUSTMENTS             PRO FORMA
                                   ---------- -----------            -----------
             ASSETS
CURRENT ASSETS:
  Cash and short-term invest-
   ments.........................   $ 88,151   $ 260,314 (A)          $ 21,680
                                                (254,001)(B)
                                                 (33,679)(C)
                                                 (39,105)(D)
  Accounts and notes receivable..     55,869        (500)(D)            55,369
  Inventories....................     29,781         --                 29,781
  Prepaid expenses and other cur-
   rent assets...................      3,272         --                  3,272
                                    --------   ---------              --------
    TOTAL CURRENT ASSETS.........    177,073     (66,971)              110,102
  Property, plant and equipment..    295,423         --                295,423
  Intangible assets..............     65,569         --                 65,569
  Investment in Class B redeem-
   able common stock of parent...     36,031     (36,031)(D)               --
  Other assets...................     22,017     (14,857)(B),(C),(D)     7,160
  Note receivable from parent....      4,000      (4,000)(D)               --
                                    --------   ---------              --------
    TOTAL ASSETS.................   $600,113   $(121,859)             $478,254
                                    ========   =========              ========
     LIABILITIES AND SPONSOR
     EQUITY/PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable...............   $ 34,266   $     --               $ 34,266
  Current portion of long-term
   debt..........................      1,486         --                  1,486
  Accrued interest expense.......     17,237     (17,111)(B),(C)           126
  Other current liabilities......     19,829         --                 19,829
  Payable to parent..............         91         --                     91
                                    --------   ---------              --------
    TOTAL CURRENT LIABILITIES....     72,909     (17,111)               55,798
  Long-term debt.................    476,471    (209,030)(B),(C)       267,441
  Other liabilities..............     10,534         --                 10,534
  Deferred income taxes..........      9,351      (9,351)(D)               --
SPONSOR EQUITY/PARTNERS' CAPITAL:
  Equity of sponsor..............     30,848     260,314 (A)               --
                                                 (24,641)(B)
                                                 (38,597)(C)
                                                 (83,443)(D)
                                                (144,481)(E)
PARTNERS' CAPITAL:
  Common unitholders.............        --       66,067 (E)            66,067
  Subordinated unitholder........        --       75,524 (E)            75,524
  General partner................        --        2,890 (E)             2,890
                                    --------   ---------              --------
    TOTAL SPONSOR
     EQUITY/PARTNERS' CAPITAL....     30,848     113,633               144,481
                                    --------   ---------              --------
    TOTAL LIABILITIES AND SPONSOR
     EQUITY/PARTNERS' CAPITAL....   $600,113   $(121,859)             $478,254
                                    ========   =========              ========

             See notes to pro forma combined financial statements.

                           FERRELLGAS PARTNERS, L.P.

                    PRO FORMA COMBINED STATEMENT OF EARNINGS
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                               YEAR ENDED JULY 31, 1993         NINE MONTHS ENDED APRIL 30, 1994
                          ------------------------------------ ------------------------------------
                           COMPANY                 PARTNERSHIP  COMPANY                 PARTNERSHIP
                          HISTORICAL ADJUSTMENTS    PRO FORMA  HISTORICAL ADJUSTMENTS    PRO FORMA
                          ---------- -----------   ----------- ---------- -----------   -----------
REVENUES:
  Gas liquids and
   related product
   sales................   $516,891    $   --       $516,891    $430,401    $   --       $430,401
  Other.................     25,054        --         25,054      20,076        --         20,076
                           --------    -------      --------    --------    -------      --------
    Total revenues......    541,945        --        541,945     450,477        --        450,477
COSTS AND EXPENSES:
  Cost of product sold..    298,033        --        298,033     229,326        --        229,326
  Operating.............    139,617        --        139,617     112,687        --        112,687
  Depreciation and
   amortization.........     30,840        --         30,840      21,688        --         21,688
  General and
   administrative.......     10,079        500 (F)    10,579       8,128        375 (F)     8,503
  Vehicle leases........      4,823        --          4,823       3,203        --          3,203
                           --------    -------      --------    --------    -------      --------
    Total costs and
     expenses...........    483,392        500       483,892     375,032        375       375,407
                           --------    -------      --------    --------    -------      --------
OPERATING INCOME........     58,553       (500)       58,053      75,445       (375)       75,070
  Loss on disposal of
   assets...............     (1,153)       --         (1,153)       (888)       --           (888)
  Interest income.......      3,266     (2,387)(G)       879       2,791     (1,894)(G)       897
  Interest expense......    (60,071)    31,042 (H)   (29,029)    (44,233)    23,046 (H)   (21,187)
                           --------    -------      --------    --------    -------      --------
EARNINGS BEFORE INCOME
 TAXES AND EXTRAORDINARY
 ITEM...................        595     28,155        28,750      33,115     20,777        53,892
Income tax expense......        486       (486)(I)       --       12,759    (12,759)(I)       --
                           --------    -------      --------    --------    -------      --------
EARNINGS FROM CONTINUING
 OPERATIONS (BEFORE
 EXTRAORDINARY ITEM)....   $    109    $28,641        28,750    $ 20,356    $33,536        53,892
                           ========    =======                  ========    =======
GENERAL PARTNER'S
 INTEREST IN EARNINGS
 FROM CONTINUING
 OPERATIONS.............                                 575                                1,078
                                                    --------                             --------
LIMITED PARTNERS'
 INTEREST IN NET
 EARNINGS FROM
 CONTINUING OPERATIONS..                            $ 28,175                             $ 52,814
                                                    ========                             ========
EARNINGS FROM CONTINUING
 OPERATIONS PER UNIT....                            $   0.93                             $   1.75
                                                    ========                             ========
WEIGHTED AVERAGE NUMBER
 OF UNITS OUTSTANDING...                              30,219                               30,219
                                                    ========                             ========
RATIO OF EARNINGS TO
 FIXED CHARGES..........        1.0x                                 1.7x
                           ========                             ========


             See notes to pro forma combined financial statements.

                         FERRELLGAS PARTNERS, L.P.
              NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
        NINE MONTHS ENDED APRIL 30, 1994 AND YEAR ENDED JULY 31, 1993

  The pro forma combined financial statements are based upon the historical financial position and results of operations of Ferrellgas, Inc. and its subsidiaries ("Ferrellgas"). The propane business of Ferrellgas will be owned and operated by a newly formed limited partnership (the "Partnership") and through a separate Operating Partnership (the "Operating Partnership"). Unless the context otherwise requires, references herein to the Partnership include the Partnership and the Operating Partnership.

  At the closing of the sale of the Common Units offered hereby, Ferrellgas will convey substantially all of its assets to the Partnership (excluding cash, receivables from parent and affiliates and an investment in the Class B Stock of parent) and the Partnership will assume all of the liabilities, whether known or unknown, associated with the business that are reflected or should be reflected on the balance sheet of the Company prepared in accordance with generally accepted accounting principles (excluding income tax liabilities). In connection with the acquisition of the propane business, the Partnership will issue Common Units, Subordinated Units and Incentive Distribution Rights to Ferrellgas, as well as general partner interests in the Partnership and the Operating Partnership. Ferrellgas will make a dividend of the Common Units, Subordinated Units and Incentive Distribution Rights to its parent, Ferrell Companies, Inc.

  The Operating Partnership has also agreed with Ferrellgas to be primarily responsible for all obligations of Ferrellgas under the approximately $477,957,000 of Ferrellgas long-term debt outstanding as of April 30, 1994. Substantially all of this long-term debt will be retired with the net proceeds from the sale by the Partnership of the Common Units offered hereby (estimated to be approximately $260,314,000), and the net proceeds from the issuance of an aggregate principal amount of Senior Notes due 2001 (the "Senior Notes") (estimated to be approximately $245,250,000 and assuming a fixed interest rate of 9.75%) to be issued by the Operating Partnership concurrent with the closing of this offering. It is possible, however, that a portion of the Senior Notes, not anticipated to be in excess of $50,000,000, will bear interest at a floating rate.

  The following pro forma adjustments have been prepared as if the transactions to be effected at the closing of this offering (assuming that the Underwriters' overallotment option is not exercised) had taken place on April 30, 1994, in the case of the pro forma consolidated balance sheet, or as of August 1, 1992, in the case of the pro forma consolidated statement of income for the year ended July 31, 1993, or as of August 1, 1993 in the case of the pro forma consolidated statement of income for the nine months ended April 30, 1994. The adjustments are based upon currently available information and certain estimates and assumptions, and therefore the actual adjustments may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

  (A) Reflects the net proceeds to the Partnership of approximately $260,314,000 from the issuance and sale of 13,100,000 Common Units at an assumed offering price of $21.375 per Common Unit, net of the Underwriters' discount (estimated to be $18,202,000) and offering expenses (estimated to be $1,500,000).

  (B) Reflects the retirement of $227,600,000 in aggregate principal amount of Existing Senior Notes and the related accrued interest of $6,051,000 and defeasance interest of $814,000, from the net proceeds from the sale by the Partnership of the Common Units and existing cash balances of the Partnership. The early extinguishment of the Existing Senior Notes results in an extraordinary loss of approximately $24,641,000, resulting from prepayment premiums of $19,536,000, the write-off of unamortized financing costs of $4,291,000, and defeasance interest of $814,000.

  (C) Reflects the net proceeds to the Partnership of approximately $245,250,000 from the issuance of $250,000,000 of Senior Notes, net of the Underwriters' discount (estimated to be $4,250,000) and offering expenses (estimated to be $500,000) by the Partnership concurrent with the offering made hereby, and the proceeds from term loan borrowings on the Partnership's Credit Facility of approximately $15,000,000 (anticipated to be approximately $10,000,000 at closing). The net proceeds from the issuance of the Senior Notes and existing cash balances of the Partnership are used to retire the $250,000,000 face amount (carrying amount of $246,430,000) Existing Subordinated Debentures and related accrued interest of $11,060,000. The early extinguishment of the Existing Subordinated Debentures results in an extraordinary loss of approximately $38,597,000 resulting from subordinated bondholder consent solicitation and tender offer fees of $31,250,000, write-off of unamortized note discount of $3,570,000, and write-off of unamortized financing costs of $3,777,000. The Operating Partnership will incur estimated additional financing costs of approximately $6,369,000 in connection with the issuance of the Senior Notes and entrance into the Credit Facility, each of which will be deferred and amortized over the term of the indebtedness.

  (D) Reflects elimination of the assets, liabilities and equity of the Company that will not be conveyed to the Partnership, including approximately $39,105,000 of cash, receivables from parent and affiliates of $17,658,000, investment in Class B Stock of Ferrell of $36,031,000, income tax liabilities of $9,351,000 and equity of the Company of $83,443,000.

  (E) Reflects the allocation of Partnership equity resulting from the completion of the transactions associated with the closing of this offering, using the following relative partnership interests: (1) effective general partner interest in the Partnership equal to 2% of total partners' capital;
(2) Common Units equal to an approximate 45.7% limited partner interest; and
(3) Subordinated Units equal to an approximate 52.3% limited partner interest in the Partnership.

  (F) Reflects estimated incremental general and administrative costs (e.g. costs of tax return preparation and annual and quarterly reports to Unitholders, investor relations and registrar and transfer agent fees) associated with the Partnership at an annual rate of $500,000.

  (G) Reflects the reduction of interest income to the Partnership as a result of the reduction in cash balances available for short-term investment opportunity.

  (H) Reflects the adjustment to interest expense resulting from the transactions described in (B) and (C) above, reconciled as follows (in thousands):

                                                                        NINE
                                                              YEAR     MONTHS
                                                             ENDED      ENDED
                                                            JULY 31,  APRIL 30,
                                                              1993      1994
                                                            --------  ---------
Historical interest expense attributable to retired debt:
  Interest expense on senior notes......................... $ 26,741   $18,923
  Interest expense on subordinated debentures..............   29,063    21,797
  Amortization of note discount and financing costs........    2,577     2,157
                                                            --------   -------
                                                              58,381    42,877
                                                            --------   -------
Pro forma interest expense applicable to the Partnership:
  Interest expense assuming 9.75% per annum on the Senior
   Notes...................................................  (24,375)  (18,281)
  Amortization of note discount and financing costs on all
   indebtedness............................................     (912)     (684)
  Interest expense attributable to Credit Facility.........   (2,052)     (866)
                                                            --------   -------
                                                             (27,339)  (19,831)
                                                            --------   -------
  Pro forma interest expense reductions.................... $ 31,042   $23,046
                                                            ========   =======

  If the fixed interest rate on the Senior Notes were to fluctuate one-half of one percent, pro forma interest expense would fluctuate approximately $1,250,000, for the year ended July 31, 1993 and approximately $938,000 for the nine months ended April 30, 1994.

  (I) Reflects the elimination of the provision for current and deferred income taxes as income taxes will be borne by the partners and not the Partnership.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Ferrellgas Partners, L.P.
Liberty, Missouri

  We have audited the accompanying balance sheet of Ferrellgas Partners, L.P., as of April 27, 1994. This financial statement is the responsibility of the Partnership's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Ferrellgas Partners, L.P. as of April 27, 1994 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE
Kansas City, Missouri
April 27, 1994

                           FERRELLGAS PARTNERS, L.P.

                                 BALANCE SHEET

                                 APRIL 27, 1994

ASSETS
  Cash.................................................................. $1,000
                                                                         ------
    Total Assets........................................................ $1,000
                                                                         ======
PARTNERS' CAPITAL
  General Partner....................................................... $   10
  Limited Partner.......................................................    990
                                                                         ------
    Total Partners' Capital............................................. $1,000
                                                                         ======

                           See note to balance sheet.

                           FERRELLGAS PARTNERS, L.P.

                             NOTE TO BALANCE SHEET

                                APRIL 27, 1994

  Ferrellgas Partners, L.P. (the "Partnership") was formed April 19, 1994 as a Delaware limited partnership. The Partnership was formed to acquire, own and operate substantially all of the assets of Ferrellgas, Inc. through Ferrellgas, L.P. (the "Operating Partnership") in which the Partnership will hold a 98.9899% limited partner interest and Ferrellgas, Inc. holds a 1.0101% general partner interest. Ferrellgas, Inc. will convey substantially all of its assets to the Operating Partnership (excluding cash, receivables from parent and affiliates and an investment in the Class B Stock of Parent) and all of the liabilities, whether known or unknown, associated with such assets (other than income tax liabilities). The Partnership has not commenced operations. The Partnership intends to offer Common Units, representing limited partner interests in the Partnership, to third parties and to concurrently issue Common Units, Subordinated Units and Incentive Distribution Rights, representing additional limited partner interests in the Partnership, to the general partner of the Partnership, Ferrellgas, Inc.

  Ferrellgas, Inc., as general partner, contributed $10 and the organizational limited partner contributed $990 to the Partnership on April 27, 1994. There have been no other transactions involving the Partnership as of April 27, 1994.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Ferrellgas, Inc.
Liberty, Missouri

  We have audited the accompanying consolidated balance sheet of Ferrellgas, Inc. (a wholly owned subsidiary of Ferrell Companies, Inc.) and subsidiaries as of April 30, 1994 and July 31, 1993 and 1992, and the related consolidated statements of operations, stockholder's equity and cash flows for the nine months ended April 30, 1994 and for each of the three years in the period ended July 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ferrellgas, Inc. and subsidiaries as of April 30, 1994 and July 31, 1993 and 1992, and the results of their operations and their cash flows for the nine months ended April 30, 1994 and for each of the three years in the period ended July 31, 1993, in conformity with generally accepted accounting principles.

  As discussed in Note J to the consolidated financial statements, the Internal Revenue Service has proposed certain adjustments to the Company's consolidated income tax returns for the years ended July 31, 1987 and 1986. The ultimate outcome of this matter cannot presently be determined. Accordingly, no provision for any loss that may result upon resolution of this matter has been made in the accompanying consolidated financial statements.


DELOITTE & TOUCHE
Kansas City, Missouri
June 3, 1994

                                FERRELLGAS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                                AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 JULY 31,
                                                  APRIL 30,  ------------------
                     ASSETS                         1994       1993      1992
                     ------                       ---------  --------  --------
CURRENT ASSETS:
  Cash and cash equivalents...................... $ 58,806   $ 32,706  $ 27,959
  Short-term investments.........................   29,345     25,040    23,165
  Accounts and notes receivable including related
   party
   (1994--$500; 1993--$500; 1992--$1,000), less
   allowance for doubtful accounts (1994--$884;
   1993--$607; 1992--$837).......................   55,869     52,190    53,802
  Inventories....................................   29,781     23,652    33,881
  Prepaid expenses and other current assets......    3,272      1,898     3,020
  Receivable from parent and affiliate...........       --        916        26
                                                  --------   --------  --------
    TOTAL CURRENT ASSETS.........................  177,073    136,402   141,853
Property, plant and equipment....................  295,423    303,816   313,126
Intangible assets................................   65,569     72,537    82,448
Other assets, including notes receivable from
 related parties
 (1994--$13,158; 1993--$10,909; 1992--$10,088)...   22,017     21,833    23,137
Investment in Class B redeemable common stock of
 parent..........................................   36,031     36,031    32,813
Deferred income taxes............................       --      2,757     2,094
Note receivable from parent......................    4,000         --     3,142
                                                  --------   --------  --------
    TOTAL ASSETS................................. $600,113   $573,376  $598,613
                                                  ========   ========  ========
      LIABILITIES AND STOCKHOLDER'S EQUITY
      ------------------------------------
CURRENT LIABILITIES:
  Accounts payable............................... $ 34,266   $ 32,946  $ 44,864
  Other current liabilities......................   38,552     29,048    29,016
  Payable to parent..............................       91         --        --
                                                  --------   --------  --------
    TOTAL CURRENT LIABILITIES....................   72,909     61,994    73,880
Long-term debt...................................  476,471    489,589   501,614
Other liabilities................................   10,534     10,434     8,907
Payable to parent................................       --         --     2,542
Note and accrued interest payable to parent and
 affiliate.......................................       --         --     2,862
Deferred income taxes............................    9,351         --        --
STOCKHOLDER'S EQUITY:
  Common stock, one dollar par value; 10,000
   shares authorized; 990 shares issued..........        1          1         1
  Additional paid-in capital.....................   32,863     32,863    29,535
  Accumulated deficit............................   (2,016)   (21,505)  (20,728)
                                                  --------   --------  --------
    TOTAL STOCKHOLDER'S EQUITY...................   30,848     11,359     8,808
                                                  --------   --------  --------
    TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY... $600,113   $573,376  $598,613
                                                  ========   ========  ========

                See notes to consolidated financial statements.

                                FERRELLGAS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                 (IN THOUSANDS)

                            FOR THE NINE MONTHS    FOR THE YEAR ENDED JULY
                                   ENDED                     31,
                           ---------------------- ----------------------------
                           APRIL 30,   APRIL 30,
                             1994        1993       1993      1992      1991
                           ---------  ----------- --------  --------  --------
                                      (UNAUDITED)
REVENUES:
  Gas liquids and related
   products..............  $430,401    $448,269   $516,891  $480,088  $515,507
  Other..................    20,076      20,033     25,054    21,041    28,426
                           --------    --------   --------  --------  --------
    Total revenues.......   450,477     468,302    541,945   501,129   543,933
                           --------    --------   --------  --------  --------
COSTS AND EXPENSES:
  Cost of products sold..   229,326     256,736    298,033   267,279   297,968
  Operating..............   112,687     112,553    139,617   134,165   129,684
  Depreciation and amor-
   tization..............    21,688      23,238     30,840    31,196    36,151
  General and administra-
   tive..................     8,128       7,385     10,079     7,561    12,953
  Vehicle leases.........     3,203       3,682      4,823     4,520     4,132
                           --------    --------   --------  --------  --------
    Total costs and ex-
     penses..............   375,032     403,594    483,392   444,721   480,888
                           --------    --------   --------  --------  --------
OPERATING INCOME.........    75,445      64,708     58,553    56,408    63,045
Loss on disposal of
 assets..................      (888)       (947)    (1,153)   (1,959)   (2,842)
Interest income,
 including related
 parties ($787 and $539
 at April 30, 1994 and
 1993, respectively;
 $725, $890, and $696 at
 July 31, 1993, 1992 and
 1991, respectively).....     2,791       2,333      3,266     4,401     3,841
Interest expense,
 including parent and
 affiliate ($114 at April
 30, 1993; $153, $180 and
 $238 at July 31, 1993,
 1992, and 1991,
 respectively)...........   (44,233)    (45,056)   (60,071)  (61,219)  (60,507)
                           --------    --------   --------  --------  --------
Earnings (loss) before
 income taxes and
 extraordinary loss......    33,115      21,038        595    (2,369)    3,537
Income tax expense (bene-
 fit)....................    12,759       8,253        486      (669)    1,558
                           --------    --------   --------  --------  --------
Earnings (loss) before
 extraordinary loss......    20,356      12,785        109    (1,700)    1,979
Extraordinary loss on
 early extinguishment of
 debt, net of income
 taxes ($531 at April 30,
 1994; $543 and $6,116 at
 July 31, 1993 and 1992,
 respectively)...........       867          --        886     9,979        --
                           --------    --------   --------  --------  --------
NET EARNINGS (LOSS)......  $ 19,489    $ 12,785   $   (777) $(11,679) $  1,979
                           ========    ========   ========  ========  ========

                See notes to consolidated financial statements.

                                FERRELLGAS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                           NUMBER OF        ADDITIONAL                 TOTAL
                            COMMON   COMMON  PAID-IN   ACCUMULATED STOCKHOLDER'S
                            SHARES   STOCK   CAPITAL     DEFICIT      EQUITY
                           --------- ------ ---------- ----------- -------------
BALANCE AUGUST 1, 1990...     990    $    1  $22,490    $(11,028)    $ 11,463
Capital contribution from
parent...................      --        --    6,687          --        6,687
Capital transaction--
 Ferrell Companies, Inc.
 Long-Term Incentive
 Plan....................      --        --    1,558          --        1,558
Net earnings.............      --        --       --       1,979        1,979
                              ---    ------  -------    --------     --------
BALANCE JULY 31, 1991....     990         1   30,735      (9,049)      21,687
Capital transaction--
 Ferrell Companies, Inc.
 Long-Term Incentive
 Plan....................      --        --   (1,200)         --       (1,200)
Net loss.................      --        --       --     (11,679)     (11,679)
                              ---    ------  -------    --------     --------
BALANCE JULY 31, 1992....     990         1   29,535     (20,728)       8,808
Capital contribution from
 parent..................      --        --    3,277          --        3,277
Capital transaction --
 Ferrell Companies, Inc.
 Long-Term Incentive
 Plan....................      --        --       51          --           51
Net loss.................      --        --       --        (777)        (777)
                              ---    ------  -------    --------     --------
BALANCE JULY 31, 1993....     990         1   32,863     (21,505)      11,359
Net earnings.............      --        --       --      19,489       19,489
                              ---    ------  -------    --------     --------
BALANCE APRIL 30, 1994...     990    $    1  $32,863    $ (2,016)    $ 30,848
                              ===    ======  =======    ========     ========


                See notes to consolidated financial statements.

                                FERRELLGAS, INC.
             (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                                AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                             FOR THE NINE MONTHS
                                    ENDED         FOR THE YEAR ENDED JULY 31,
                            --------------------- -----------------------------
                            APRIL 30,  APRIL 30,
                              1994       1993       1993      1992       1991
                            --------- ----------- --------  ---------  --------
                                      (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Earnings (loss) before
   extraordinary loss.....   $20,356    $12,785   $    109  $  (1,700) $  1,979
  Reconciliation of
   earnings (loss) to net
   cash provided by
   operating activities:
    Depreciation and
     amortization.........    21,688     23,238     30,840     31,196    36,151
    Other.................     4,127      4,664      5,236      7,007     8,141
    Decrease (increase) in
     assets:
      Accounts and notes
       receivable.........    (4,610)    (4,023)      (252)    (1,475)  (10,001)
      Inventories.........    (6,129)    13,730     10,229    (12,447)   (4,620)
      Prepaid expenses and
       other current
       assets.............    (1,374)       206        977       (801)     (218)
    Increase (decrease) in
     liabilities:
      Accounts payable....     1,320    (23,323)   (11,918)     3,742     7,851
      Other current
       liabilities........    10,278     11,959      1,729     (1,912)    9,780
      Other liabilities...       (49)       151        131        325       871
      Deferred income
       taxes..............    12,639      7,694       (120)      (970)    1,006
                             -------    -------   --------  ---------  --------
Net cash provided by
 operating activities.....    58,246     47,081     36,961     22,965    50,940
                             -------    -------   --------  ---------  --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Capital expenditures....    (8,330)   (11,816)   (14,188)   (20,392)  (25,942)
  Net short-term
   investment activity....    (4,305)   (25,894)    (1,875)   (23,165)       --
  Proceeds from asset
   sales..................       643      1,670      1,983      3,040     1,315
  Net additions to
   intangible assets......       (62)        (1)       (82)    (3,175)   (9,619)
  Net reductions
   (additions) to other
   assets.................      (271)        (2)         1       (520)      (14)
                             -------    -------   --------  ---------  --------
Net cash used in investing
 activities...............   (12,325)   (36,043)   (14,161)   (44,212)  (34,260)
                             -------    -------   --------  ---------  --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Additions to long-term
   debt...................        --         --         81    246,804     3,202
  Reductions of long-term
   debt...................   (13,336)    (1,863)   (12,796)  (212,637)   (2,964)
  Additional payments to
   retire debt............    (1,190)        --     (1,195)   (11,983)       --
  Additions to financing
   costs..................       (53)       (24)      (627)    (4,918)     (644)
  Investment in Class B
   redeemable common stock
   of parent..............        --     (3,218)    (3,218)    (9,092)   (7,249)
  Net advances to related
   party..................    (2,249)       585        (59)    (3,832)   (2,756)
  Net advances from (to)
   parent and affiliates..    (2,993)      (274)      (239)    (2,907)      718
                             -------    -------   --------  ---------  --------
Net cash provided by (used
 in) financing activities.   (19,821)    (4,794)   (18,053)     1,435    (9,693)
                             -------    -------   --------  ---------  --------
Increase (decrease) in
 cash and cash
 equivalents..............    26,100      6,244      4,747    (19,812)    6,987
Cash and cash
 equivalents--beginning of
 year.....................    32,706     27,959     27,959     47,771    40,784
                             -------    -------   --------  ---------  --------
CASH AND CASH
 EQUIVALENTS--END OF
 PERIOD...................   $58,806    $34,203   $ 32,706  $  27,959  $ 47,771
                             =======    =======   ========  =========  ========

                See notes to consolidated financial statements.

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991

A. BASIS OF PRESENTATION:

  The accompanying consolidated financial statements and related notes present the consolidated financial position, results of operations and cash flows of Ferrellgas, Inc. (the "Company") and its subsidiaries. The Company is a wholly-owned subsidiary of Ferrell Companies, Inc. ("Ferrell" or "Parent"). These consolidated financial statements are prepared in connection with the proposed public offering of limited partner interests in Ferrellgas Partners, L.P. (the "Partnership"), as described in Note B.

B. INITIAL PUBLIC OFFERING OF COMMON UNITS AND OTHER TRANSACTIONS

  The Partnership was formed April 19, 1994, as a Delaware limited partnership. The Partnership was formed to acquire, own and operate the propane business and substantially all of the assets of the Company. In order to simplify the Partnership's obligations under the laws of several jurisdictions in which the Partnership will conduct business, the Partnership's activities will be conducted through a subsidiary operating partnership, Ferrellgas, L.P. (the "Operating Partnership"). The Company will convey substantially all of the assets to the Partnership (excluding cash, payables to or receivables from parent and affiliates and an investment in Class B Stock of Parent) and all of the liabilities, whether known or unknown, associated with such assets (other than income tax liabilities).

  The Partnership intends to offer 13,100,000 Common Units, representing limited partner interests in the Partnership, to third parties and to concurrently issue Common Units, Subordinated Units and Incentive Distribution Rights, representing additional limited partner interests in the Partnership, to the Company, as well as a 2% general partner interest in the Partnership and the Operating Partnership, on a combined basis. The Company will make a dividend of such Common Units, Subordinated Units and Incentive Distribution Rights to its parent, Ferrell.

  The Operating Partnership will assume the payment obligations of the Company under its Series A and Series C Floating Rate Senior Notes due 1996 (the "Existing Floating Rate Notes"), its Series B and Series D Fixed Rate Senior Notes (the "Existing Fixed Rate Notes" and together with the Existing Floating Rate Notes the "Existing Senior Notes") and its 11 5/8% Senior Subordinated Debentures (the "Existing Subordinated Debentures"). All of this long-term debt will be retired with the net proceeds from the sale by the Partnership of the Common Units offered and the net proceeds from the issuance of approximately $250,000,000 in aggregate principal amount of Senior Notes due 2001 to be issued by the Operating Partnership concurrently with the closing of this offering.

  Concurrent with the closing of the offering of Common Units, the Company will consummate a tender offer and consent solicitation with respect to the Existing Subordinated Debentures. The consent solicitation is necessary to modify the indenture related to the Existing Subordinated Debentures in order to permit the Company to consummate the transactions contemplated by this Prospectus. As of June 3, 1994, all of the outstanding Existing Subordinated Debentures have been tendered for repurchase and will be retired by the Operating Partnership, as described above.

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991

  Concurrent with the closing of this offering, the Company will mail to the holders of the Existing Senior Notes a notice of redemption of all outstanding Existing Senior Notes, pursuant to the optional redemption provisions of the indenture governing the Existing Senior Notes (the "Existing Senior Notes Indenture"). The redemption date will be 30 days after the date of mailing of such notice. The Existing Senior Notes Indenture provides for a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date plus, in the case of the Existing Fixed Rate Notes, a premium which is based on certain yield information for U.S. Treasury securities as of three business days prior to the redemption date. The Operating Partnership will deposit with the trustee on the date of closing of this offering an amount expected to be more than sufficient to pay the redemption price. As a result of the transactions contemplated hereby, during the 30-day period prior to the redemption date, an event of default will exist under the Existing Senior Notes Indenture. The holders of at least 25% of the principal amount of Existing Senior Notes, therefore, will be entitled, by notice to the Company and the trustee, to declare the unpaid principal of, and accrued and unpaid interest and the applicable premium on, the Existing Senior Notes to be immediately due and payable. In the event of such a declaration, the amount already deposited by the Operating Partnership in payment of the redemption price would be applied to pay the amount so declared immediately due and payable.

C. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(1) PRINCIPLES OF CONSOLIDATION:

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany profits, transactions and balances have been eliminated.

  The interim financial data for the nine months ended April 30, 1994, is audited. The interim financial data for the nine months ended April 30, 1993, is unaudited; however, in the opinion of management, the 1993 interim data reflects all adjustments, consisting only of normal, recurring adjustments, necessary for a fair statement of the results of the interim period presented.

  The propane industry is seasonal in nature with peak activity during the winter months. Therefore, the results of operations for the nine months ended April 30, 1994 and 1993, are not indicative of the results to be expected for a full fiscal year.

(2) RECLASSIFICATIONS:

  Certain reclassifications have been made to the 1992 consolidated balance sheet and the 1993, 1992 and 1991 consolidated statement of cash flows in order to conform with the 1994 and 1993 presentation.

(3) SHORT-TERM INVESTMENTS:

  Short-term investments consist of U.S. Treasury Bills and U.S. government obligations with remaining maturities as of April 30, 1994, ranging from approximately four to ten months. Short-term investments are carried at cost which approximates market value.

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 115--Accounting for Certain Investments in Debt and Equity Securities, which is

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991 effective for fiscal years beginning after December 15, 1993. The statement addresses the accounting and reporting for certain investments in debt and equity securities and expands the use of fair value accounting for those securities but retains the use of the amortized cost method for investments that the Company has the positive intent and ability to hold to maturity. The Company does not believe that the adoption of this statement will have a material effect on the results of operations or financial condition of the Company.

(4) INVENTORIES:

  Inventories are stated at the lower of cost or market using average cost and actual cost methods.

  The Company enters into forward purchase/sale agreements and options involving propane and related products which are for trading purposes. To the extent such contracts are entered into at fixed prices and thereby subject the Company to market risk, the contracts are accounted for on a mark-to-market basis.

(5) PROPERTY, PLANT AND EQUIPMENT AND OTHER NONCURRENT ASSETS:

  Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets ranging from two to thirty years. Expenditures for maintenance and routine repairs are expensed as incurred.

  On August 1, 1991, the Company revised the estimated useful lives of storage tanks from twenty to thirty years in order to more closely reflect expected useful lives of the assets. The effect of this change in accounting estimate resulted in a favorable impact on loss before extraordinary loss of $3,763,000 for the year ended July 31, 1992.

  Intangible assets, consisting primarily of customer location values and goodwill, are stated at cost, net of amortization computed on the straight-line method over fifteen years for customer location values and forty years for goodwill. The Company evaluates its intangible assets for impairment by calculating the anticipated cash flow attributable to each acquisition over its expected remaining life. Such expected cash flows, on an undiscounted basis, are compared to the carrying value of the tangible and intangible assets, and if impairment is indicated, the carrying value of the intangible assets are adjusted. Accumulated amortization of intangible assets totaled $66,211,000 as of April 30, 1994, and $59,181,000 and $49,188,000 as of July
31, 1993 and 1992, respectively.

  Other assets consist primarily of non-current notes receivable and deferred financing costs. The deferred financing costs are amortized using the effective interest method over the terms of the respective debt agreements. Accumulated amortization of other assets totaled $9,401,000 as of April 30, 1994 and $7,592,000 and $5,286,000 as of July 31, 1993 and 1992, respectively.

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991

(6) INCOME TAXES:

  The Company files a consolidated Federal income tax return with its parent and affiliates. Income taxes are computed as though each company filed its own income tax return in accordance with the Company's tax sharing agreement.

  Deferred income taxes are provided as a result of temporary differences between financial and tax reporting as described in NOTE I.

  Effective August 1, 1992, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109--Accounting for Income Taxes. The adoption of this statement changed the Company's method of accounting for income taxes from the deferred method, under APB 11, to the asset/liability method. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The statement was adopted on a prospective basis and prior year amounts are not restated. The fiscal year 1993 and cumulative effects of adopting the statement as of August 1, 1992, did not have a material impact on earnings or cash flow and is therefore not disclosed separately.

(7) CONSOLIDATED STATEMENT OF CASH FLOWS:

  For purposes of the consolidated statement of cash flows, the Company considers all highly liquid, debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Interest paid totaled $35,062,000 and $35,853,000 for the nine months ended April 30, 1994 and 1993, respectively, and $57,563,000, $59,054,000, and
$51,518,000 for the three fiscal years ended July 31, 1993, 1992 and 1991, respectively.

  In 1993 and 1991, the Company received capital contributions, as described in NOTE M, from its parent.

  In connection with the early extinguishment of certain senior notes in 1994 and 1993 and the refinancing of subordinated debentures in 1992, as described in NOTE H, the Company recorded noncash extraordinary losses from the write-off of financing costs, net of income tax benefits, of $129,000, $145,000 and $2,550,000, respectively.

D. INVENTORIES:

                                                         APRIL     JULY 31,
                                                          30,   ---------------
                                                         1994    1993    1992
                                                        ------- ------- -------
                                                            (IN THOUSANDS)
Liquified propane gas and related products............. $25,055 $19,378 $29,658
Appliances, parts and supplies.........................   4,726   4,274   4,223
                                                        ------- ------- -------
                                                        $29,781 $23,652 $33,881
                                                        ======= ======= =======

  In addition to inventories on hand, the Company enters into contracts to buy product for supply purposes. All such contracts have terms of less than one year and call for payment based on market prices at date of delivery.

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991
E. PROPERTY, PLANT AND EQUIPMENT:

                                                                   JULY 31,
                                                       APRIL   -----------------
                                                      30, 1994   1993     1992
                                                      -------- -------- --------
                                                            (IN THOUSANDS)
Land and improvements................................ $ 18,517 $ 18,459 $ 17,150
Buildings and improvements...........................   22,860   23,001   20,339
Vehicles.............................................   37,229   37,564   39,205
Furniture and fixtures...............................   17,368   16,402   14,194
Bulk equipment and market facilities.................   33,276   33,612   32,051
Tanks and customer equipment.........................  316,801  314,127  313,634
Other................................................    2,846    1,456       99
                                                      -------- -------- --------
                                                       448,897  444,621  436,672
Less accumulated depreciation and amortization.......  153,474  140,805  123,546
                                                      -------- -------- --------
                                                      $295,423 $303,816 $313,126
                                                      ======== ======== ========

F. INVESTMENT IN CLASS B REDEEMABLE COMMON STOCK OF PARENT:

  The investment in Class B redeemable common stock of parent represents all of the authorized and issued shares of the parent's Class B redeemable common stock. All shares were purchased from unrelated parties and are recorded at historical cost. It is the intent of the parent to repay the Company the full amount of its investment in Class B redeemable common stock with funds from sources other than the Company. Upon redemption by the parent, the difference, if any, between the Company's cost and the redemption amount received from the parent will be recorded as a capital contribution from or dividend to the parent.

G. OTHER CURRENT LIABILITIES:

                                                         APRIL     JULY 31,
                                                          30,   ---------------
                                                         1994    1993    1992
                                                        ------- ------- -------
                                                            (IN THOUSANDS)
Current portion of long-term debt...................... $ 1,486 $ 1,766 $ 1,912
Accrued insurance......................................   7,996   8,846  10,515
Accrued interest.......................................  17,237  10,374  10,759
Accrued payroll........................................   7,924   3,273   2,122
Other..................................................   3,909   4,789   3,708
                                                        ------- ------- -------
                                                        $38,552 $29,048 $29,016
                                                        ======= ======= =======

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991
H. LONG-TERM DEBT:

                                                       APRIL       JULY 31,
                                                        30,    -----------------
                                                        1994     1993     1992
                                                      -------- -------- --------
                                                            (IN THOUSANDS)
Fixed rate senior notes, interest at 12%, due in
 August 1996........................................  $177,600 $189,500 $200,000
Floating rate senior notes, interest at applicable
 LIBOR rate plus 2.25% (5.5% at April 30, 1994), due
 in August 1996.....................................    50,000   50,000   50,000
Senior subordinated debentures, interest at 11 5/8%,
 $250,000,000 face amount, due in December 2003.....   246,430  246,293  246,293
Notes payable, including approximately $2,329,000,
 $2,975,000 and $3,848,000 secured by property and
 equipment, interest rates ranging from noninterest-
 bearing to 12%, due on various dates through 2001..     3,927    5,562    7,233
                                                      -------- -------- --------
                                                       477,957  491,355  503,526
Less current portion................................     1,486    1,766    1,912
                                                      -------- -------- --------
                                                      $476,471 $489,589 $501,614
                                                      ======== ======== ========

  For the nine months ended April 30, 1994, the Company reacquired $11,900,000 of its fixed rate senior notes, at an approximate price of 110.00% of face value together with accrued interest. The early extinguishment of senior notes resulted in an extraordinary loss from debt premium and write-off of financing costs of approximately $867,000, net of income tax benefit of $531,000.

  In fiscal year 1993, the Company reacquired $10,500,000 of its fixed rate senior notes, at an approximate aggregate price of 111.35% of face value, together with accrued interest. The early extinguishment of senior notes resulted in an extraordinary loss from debt premium and write-off of financing costs of approximately $886,000, net of income tax benefit of $543,000.

  In December 1991, the Company issued, at 98.418% of face value, $250,000,000 of 11 5/8% senior subordinated debentures due 2003. A portion of the proceeds was used to acquire the Company's existing subordinated debt, together with a prepayment premium, leaving the remainder available to finance future acquisitions and for additional working capital purposes. The refinancing of the subordinated debt resulted in an extraordinary loss from prepayment premium and write-off of financing costs of approximately $9,979,000, net of income tax benefit of $6,116,000.

  The Company currently has a $50,000,000 bank credit facility which terminates July 31, 1995. The facility provides for a working capital facility and a letter of credit facility. At April 30, 1994, there were no borrowings outstanding under the working capital facility and letters of credit outstanding under the letter of credit facility, which are used primarily to secure obligations under certain insurance and leasing arrangements, totaled $32,778,000. Such letters of credit reduce the amount otherwise available for borrowings under the facility.

  The various agreements for the senior notes and bank credit facility have similar requirements for maintaining certain working capital and net worth amounts and meeting interest coverage tests. These

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991 loan agreements and the senior subordinated debentures also place various limitations on the Company, the most restrictive relating to additional indebtedness and guarantees, sale and disposition of assets, intercompany transactions, common stock issuance, and essentially prohibit the payment of dividends. The Company is in compliance with all requirements, tests, limitations and covenants related to the senior notes and bank credit facility. The senior notes and bank credit agreement are collateralized by the stock of the Company.

  Annual principal payments on long-term debt for each of the next five fiscal years are $1,486,000 in 1995, $1,022,000 in 1996, $227,884,000 in 1997,
$125,000 in 1998 and $94,000 in 1999.

I. INCOME TAXES:

  Income tax expense (benefit) consists of (in thousands):

                                           NINE MONTHS
                                              ENDED        FOR THE YEAR ENDED
                                            APRIL 30,           JULY 31,
                                          --------------- ----------------------
                                           1994     1993  1993    1992     1991
                                          -------  ------ -----  -------  ------
Current.................................. $   120  $  559 $ 606  $   301  $  552
Deferred.................................  12,108   7,694  (663)  (7,086)  1,006
                                          -------  ------ -----  -------  ------
                                          $12,228  $8,253 $ (57) $(6,785) $1,558
                                          =======  ====== =====  =======  ======
Allocated to:
  Operating activities................... $12,759  $8,253 $ 486  $  (669) $1,558
  Extraordinary loss.....................    (531)     --  (543)  (6,116)     --
                                          -------  ------ -----  -------  ------
                                          $12,228  $8,253 $ (57) $(6,785) $1,558
                                          =======  ====== =====  =======  ======

  Deferred taxes result from temporary differences in the recognition of income and expense for tax and financial statement purposes. The significant temporary differences and related deferred tax provision (benefit) are as follows (in thousands):

                                    NINE MONTHS
                                       ENDED        FOR THE YEAR ENDED JULY
                                     APRIL 30,                31,
                                   ---------------  --------------------------
                                    1994     1993    1993     1992      1991
                                   -------  ------  -------  -------  --------
Depreciation expense.............. $   (49) $1,175  $ 1,568  $ 7,010  $ 19,555
Net operating loss................  12,584   6,712   (1,975)  (9,055)  (15,539)
Net cash, accrual and other
 differences......................    (794)   (564)    (752)  (5,427)   (3,260)
Amortization......................     367     371      496      386       250
                                   -------  ------  -------  -------  --------
                                   $12,108  $7,694   $ (663) $(7,086) $  1,006
                                   =======  ======  =======  =======  ========

  For Federal income tax purposes, the Company has net operating loss carryforwards of approximately $187,000,000 at April 30, 1994 available to offset future taxable income. These net operating loss carryforwards expire at various dates through 2009.

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991

  A reconciliation between the effective tax rate and the statutory Federal rate follows (amounts in thousands):

                          NINE MONTHS ENDED APRIL
                                    30,                   FOR THE YEAR ENDED JULY 31,
                          -------------------------- ------------------------------------------
                              1994          1993         1993           1992           1991
                          -------------  ----------- -------------  --------------  -----------
                          AMOUNT    %    AMOUNT  %   AMOUNT    %    AMOUNT     %    AMOUNT  %
                          -------  ----  ------ ---- ------  -----  -------  -----  ------ ----
Income tax expense (ben-
 efit) at statutory
 rate...................  $11,100  35.0  $7,153 34.0 $(284)  (34.0) $(6,278) (34.0) $1,202 34.0
Statutory surtax........     (317) (1.0)     --   --    --      --       --     --      --   --
State income taxes, net
 of Federal benefit.....    1,402   4.4     970  4.6   182    21.8     (518)  (2.7)    310  8.7
Nondeductible meal and
 entertainment expense..       30    .1      27   .1    36     4.3       42     .2      41  1.2
Other...................       13    --     103   .5     9     1.1      (31)   (.2)      5   .1
                          -------  ----  ------ ---- -----   -----  -------  -----  ------ ----
                          $12,228  38.5  $8,253 39.2 $ (57)   (6.8) $(6,785) (36.7) $1,558 44.0
                          =======  ====  ====== ==== =====   =====  =======  =====  ====== ====

  The significant components of the net deferred tax asset (liability) included in the Consolidated Balance Sheets are as follows (in thousands):

                                                             APRIL
                                                              30,     JULY 31,
                                                              1994      1993
                                                            --------  --------
DEFERRED TAX LIABILITIES:
  Differences between book and tax basis of property and
   intangible assets....................................... $(98,788) $(86,533)
  Other....................................................       --    (3,267)
                                                            --------  --------
    Total deferred tax liabilities.........................  (98,788)  (89,800)
DEFERRED TAX ASSETS:
  Operating loss carryforwards.............................   72,871    85,790
  Reserves not currently deductible........................   14,764     6,767
  Other....................................................    1,802        --
                                                            --------  --------
    Total deferred tax assets..............................   89,437    92,557
                                                            --------  --------
Net deferred tax asset (liability)......................... $ (9,351) $  2,757
                                                            ========  ========

J. CONTINGENCIES AND COMMITMENTS:

  The Company is threatened with or named as a defendant in various lawsuits which, among other items, claim damages for product liability. It is not possible to determine the ultimate disposition of these matters; however, after taking into consideration the Company's insurance coverage and its existing reserves, management is of the opinion that there are no known uninsured claims or known contingent claims that are likely to have a material adverse effect on the results of operations or financial condition of the Company.

  The Internal Revenue Service ("IRS") has examined the Company's consolidated income tax returns for the years ended July 31, 1987 and 1986, and has proposed certain adjustments which relate principally to the purchase price allocations for an acquisition made during 1987. The IRS has proposed to disallow $61 million of deductions taken or to be taken for depreciation of customer tanks

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991 for which the Company asserts the methods and principles used during the valuation of the customer tanks are defensible. Also, the IRS has proposed to disallow $90 million of deductions for amortization of customer relationships taken or to be taken in the Company's consolidated income tax returns. On April 20, 1993, the United States Supreme Court held in Newark Morning Ledger
v. United States that a taxpayer may amortize customer based intangibles if that taxpayer can prove such intangibles are capable of being valued and the value diminishes over time. The Company contends it has met this burden of proof and feels this recent Supreme Court decision supports the positions taken during the Company's allocation of purchase price to customer relationships. The Company intends to vigorously defend against these proposed adjustments and is in the process of protesting these adjustments through the appeals process of the IRS. At this time, it is not possible to determine the ultimate resolution of this matter.

  Certain property and equipment is leased under noncancellable operating leases which require fixed monthly rental payments and which expire at various dates through 2016. Rental expense under these leases totalled $7,822,000 and $8,379,000 for the nine months ended April 30, 1994 and 1993, respectively, and $10,903,000, $10,317,000, and $9,334,000 for the three fiscal years ended
July 31, 1993, 1992 and 1991. Future minimum lease commitments for such leases are $7,939,000 in 1995, $5,703,000 in 1996, $3,694,000 in 1997, $1,707,000 in
1998, and $441,000 in 1999.

K. EMPLOYEE BENEFITS:

  The Company and its parent have a defined contribution profit-sharing plan which covers substantially all employees with more than one year of service. Contributions are made to the plan at the discretion of the parent's Board of Directors. This plan also provides for matching contributions under a cash or deferred arrangement (401(k) plan) based upon participant salaries and employee contributions to the plan. Company contributions under the profit sharing provision of the plan were $1,200,000 and $1,000,000, for the nine months ended April 30, 1994 and 1993, respectively, and were $1,000,000, $2,711,000 and $2,200,000, for the three fiscal years ended July 31, 1993, 1992 and 1991, respectively. Company matching contributions to the plan under the 401(k) provision of the plan were $1,153,000 and $1,175,000 for the nine months ended April 30, 1994 and 1993, respectively, and were $1,541,000, $1,420,000 and $1,398,000 for the three fiscal years ended July 31, 1993, 1992 and 1991, respectively.

  The Company has a defined benefit plan that provides participants who were covered under a previously terminated plan with a guaranteed retirement benefit at least equal to the benefit they would have received under the terminated plan. Benefits under the terminated plan are determined by years of credited service and salary levels. The Company's funding policy for this plan is to contribute amounts deductible for Federal income tax purposes. Plan assets consist primarily of corporate stocks and bonds, U.S. Treasury bonds and short-term cash investments.

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991

  The following table sets forth the plan's projected funded status for the respective periods based on the most recent actuarial valuations:

ACTUARIALLY COMPUTED PENSION EXPENSE INCLUDES THE FOLLOWING COMPONENTS:

                                    NINE MONTHS ENDED    FOR THE YEAR ENDED
                                        APRIL 30,             JULY 31,
                                    ------------------  ----------------------
                                      1994      1993     1993    1992    1991
                                    --------  --------  ------  ------  ------
                                                (IN THOUSANDS)
Service cost....................... $    184  $    213  $  285  $  318  $  361
Interest on obligations............      277       284     378     407     407
Actual return on plan assets.......      109      (500)   (448)   (320)     92
Amortization and deferral of:
  Prior service cost...............      (23)      (23)    (31)      1       1
  Gain.............................     (139)      (74)    (98)    (98)    (83)
  Deferred asset (gain)/loss.......     (347)      282     157     108    (310)
                                    --------  --------  ------  ------  ------
ACTUARIALLY COMPUTED PENSION
 EXPENSE........................... $     61  $    182  $  243  $  416  $  468
                                    ========  ========  ======  ======  ======

                                                                 JULY 31,
                                                    APRIL 30, ----------------
                                                      1994     1993     1992
                                                    --------- -------  -------
                                                         (IN THOUSANDS)
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATIONS:
  Vested benefit obligation........................  $ 2,917  $ 2,215  $ 1,840
                                                     =======  =======  =======
  Accumulated benefit obligation...................  $$3,520  $ 2,747  $ 2,378
                                                     =======  =======  =======
  Projected benefit obligation.....................  $ 5,556  $ 4,917  $ 4,981
  Less: plan assets at fair value..................   (3,142)  (3,605)  (2,727)
                                                     -------  -------  -------
  Benefit obligation in excess of plan assets......    2,414    1,312    2,254
  Unrecognized prior service cost..................      306      329      (12)
  Unrecognized gain................................    1,454    2,573    2,054
                                                     -------  -------  -------
ACCRUED BENEFIT OBLIGATION.........................  $ 4,174  $ 4,214  $ 4,296
                                                     =======  =======  =======

  The actuarial computations assumed a discount rate, annual salary increase and expected long-term rate of return on plan assets of 7.5%, 5% and 9.5%, respectively, for the nine months ended April 30, 1994, 8%, 5% and 9.5%, respectively, for fiscal year 1993 and 1992 and 8.5%, 5.5% and 9.5%, respectively, for fiscal year 1991.

  In fiscal 1987, Ferrell Companies, Inc. (Ferrell) established the Ferrell Companies, Inc. Long-Term Incentive Plan (the Plan). The Plan provides long-term incentives to officers and executives of Ferrell and its subsidiaries in the form of units (Equity Units). The Plan provides for the redemption of the Equity Units after July 31, 1996, based upon the excess of an appraised value as of July 31, 1996, over a minimum value established at Plan inception. Earned awards are 100% vested by the participants at July 31, 1993.

  Because the participants are primarily employees of Ferrellgas, compensation expense charges (credits) representing increases (decreases) in the estimated value of the vested Equity Units are

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991 recorded by the Company. Compensation expense charged (credited) to income was $720,000 and $0 for the nine months ended April 30, 1994 and 1993, respectively, and was $80,000, $(1,934,000) and $2,508,000, respectively, for the three fiscal years ended July 31, 1993, 1992 and 1991.

L. EMPLOYEE BENEFITS OTHER THAN PENSIONS:

  The Company provides postretirement medical benefits to a closed group of approximately 400 retired employees and their spouses. The plan requires the Company to provide primary medical benefits to the participants until age 65, at which time the Company only pays a fixed amount of $55 per month per participant for medical benefits. Effective August 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106--Employers' Accounting for Postretirement Benefits Other Than Pensions which requires accrual of postretirement benefits (such as health care benefits) during the years an employee provides services. The Company elected to amortize the postretirement benefit obligation over a period not to exceed the average remaining life expectancy of the plan participants (since all of the plan participants are retired). The cumulative effect as of August 1, 1993, and impact for the nine months ended April 10, 1994, of adopting this statement was not material to the financial statements of the Company.

  The Company has expensed $560,000, $471,000 and $532,000 for the years ended July 31, 1993, 1992 and 1991, respectively, on a pay-as-you-go-basis relative to this postretirement benefit obligation.

  The actuarial liabilities for these postretirement benefits, none of which have been funded, are as follows at April 30, 1994:

      Accumulated Postretirement Benefit Obligation--Retirees....... $2,270,000
      Fair Value of Assets..........................................          0
                                                                     ----------
      Accrued Liability............................................. $2,270,000
                                                                     ==========

  Net periodic postretirement benefit cost for the nine months ended April 30, 1994, included the following components:

      Interest Cost on Obligation..................................... $145,647
      Amortization of Transition Obligation...........................  171,320
                                                                       --------
      Net Periodic Postretirement Benefit Cost........................ $316,967
                                                                       ========

  The accumulated postretirement benefit obligation was determined using a discount rate of 7.75% and a health care cost trend rate of 10% in fiscal year 1994, 8% in fiscal years 1995 through 1997 and 5% thereafter for any individuals who have not attained the age of 65 by such cut-off dates.

  Benefits relate to a closed group of retirees whose benefits convert to a fixed monthly supplement at age 65. Because of the nature of this group, a 1% change in the assumed health care cost trend

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991 rates does not have a significant impact on net periodic postretirement benefit cost or the accumulated postretirement benefit obligation.

  The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 112--Employers' Accounting For Postemployment Benefits which is effective for fiscal years beginning after December 15, 1993. This statement requires that employers recognize over the service lives of employees the costs of postemployment benefits if certain conditions are met. The Company does not believe that adoption of the statement will have a material impact on results of operations or financial condition of the Company.

M. TRANSACTIONS WITH RELATED PARTIES:

  All notes receivable from related parties bear interest at the prime rate plus 1.375% (8.125% at April 30, 1994) except for one note totaling $8,896,000 which bears interest at the prime rate (6.75% at April 30, 1994).

  In 1993 and 1991, the Company received capital contributions from its Parent. In 1993, the contribution consisted of (i) the forgiveness of a $3,015,000 long-term note payable to affiliate, including interest, and (ii) a $262,000 note receivable from affiliate. In 1991, the contribution consisted of forgiveness of $6,687,000 long-term note payable to Parent, including interest.

  In the second and third quarter of fiscal year 1993, Ferrell Leasing Corporation, a subsidiary of Ferrell Properties, Inc., sold to the Company for the fair market value of $4,100,000, the land and two buildings comprising the Company's corporate headquarters in Liberty, Missouri. James E. Ferrell, a director and executive officer in the Company, owns all of the issued and outstanding stock of Ferrell Properties, Inc. Prior to the purchase of the buildings, the Company paid rent to Ferrell Leasing of $403,000, $692,000 and $661,000 in fiscal years 1993, 1992 and 1991, respectively.

  A. Andrew Levison, a director of the parent, is a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). DLJ acted as placement agent with regard to the senior subordinated notes issued in December 1991 and was paid fees of $3,545,000.

  The law firm of Smith, Gill, Fisher & Butts, a Professional Corporation, is general counsel to the Company, the parent and their respective subsidiaries and affiliates. David S. Mouber, a director of the Parent, is a member of such law firm. The Company, the Parent and their respective subsidiaries paid such firm fees of $987,000 and $899,000 for the nine months ended April 30, 1994 and 1993, respectively, and paid fees of $1,381,000, $2,189,000 and $2,776,000 during the three fiscal years ended July 31, 1993, 1992 and 1991, respectively.

N. DISCLOSURES ABOUT OFF BALANCE SHEET RISK AND FAIR VALUE OF FINANCIAL
INSTRUMENTS:

  In fiscal year 1993, the Company adopted Statement of Financial Accounting Standards No. 107--Disclosures about Fair Value of Financial Instruments which requires disclosing the fair value of financial instruments which can be reasonably determined.

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991
  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    Current Assets. The carrying amount of cash and cash equivalents and short-term investments approximates fair value because of the short maturity of those instruments.

    Long-term Debt. The estimated fair value of the Company's long-term debt was $505,597,000 and $539,651,000 as of April 30, 1994 and July 31, 1993,
  respectively. The fair value is estimated based on quoted market prices and discounted cash flows.

  The Company is a party to certain option and forward contracts in connection with its trading activities involving various liquified petroleum products. Contracts are executed with private counter-parties and to a lesser extent on national mercantile exchanges. Open contract positions are summarized as follows:

                             AS OF APRIL 30, 1994
                  (IN THOUSANDS EXCEPT PRICE PER GALLON DATA)

                                                                                 MARKET
                             VOLUME       PRICE         MATURITY      CONTRACT  VALUE OF  UNREALIZED
                          (IN GALLONS) (PER GALLON)       DATES       AMOUNTS   CONTRACTS GAIN/(LOSS)
                          ------------ ------------ ----------------- --------  --------- -----------
Exchange Traded Option
 Contracts to Buy.......      2,730           $0.26  June-July 1994   $    723   $   820    $   97
Forward Contracts to
 Buy....................     61,893    $.19 to $.34 May-December 1994   15,717    16,093       376
Forward Contracts to
 (Sell).................    (30,142)   $.29 to $.37 May-December 1994  (10,180)   (9,588)      592
                            -------                                   --------   -------    ------
 Total..................     34,481                                   $  6,260   $ 7,325    $1,065
                            =======                                   ========   =======    ======

  Risks related to these contracts arise from the possible inability of counterparties to meet the terms of their contracts and changes in underlying product prices. The Company attempts to minimize market risk through the enforcement of its trading policies, which include total inventory limits and loss limits, and attempts to minimize credit risk through application of its credit policies.

  In connection with its trading activities, at July 31, 1993, the Company had open forward and option contracts to buy $10,394 and sell ($11,347) of various liquified petroleum products expressed in dollars based on contract prices. At July 31, 1992, similar contracts to buy were $7,582 and to sell ($4,986). Net unrealized gains/(losses) on those open position were $281 and $0, respectively, at July 31, 1993 and 1992.

                               FERRELLGAS, INC.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELL COMPANIES, INC.)
                               AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         FOR THE NINE MONTHS ENDED APRIL 30, 1994 AND 1993 (UNAUDITED)
             AND FOR THE YEARS ENDED JULY 31, 1993, 1992 AND 1991

O. SUMMARIZED FINANCIAL DATA--FERRELL COMPANIES, INC. AND SUBSIDIARIES:

  The Company is the sole operating subsidiary of Ferrell Companies, Inc. Summarized consolidated financial information for Ferrell Companies, Inc. and subsidiaries is presented below (in thousands):

                               NINE MONTHS ENDED    FOR THE YEAR ENDED JULY
                                   APRIL 30,                  31,
                              -------------------- ----------------------------
                                 1994       1993     1993      1992      1991
                              ----------- -------- --------  --------  --------
                                   (UNAUDITED)
SUMMARY OF OPERATIONS:
  Operating revenues.........  $450,482   $468,308 $542,116  $501,297  $544,021
  Operating expenses.........   375,332    403,840  483,782   445,048   481,246
  Earnings (loss) before ex-
   traordinary loss..........    20,142     12,784      174    (1,653)    2,102
  Extraordinary loss.........      (867)        --     (886)   (9,979)       --
  Net earnings (loss)........    19,275     12,784     (712)  (11,632)    2,102
                                                       JULY 31,
                               APRIL 30,           ------------------
                                 1994                1993      1992
                              -----------          --------  --------
                              (UNAUDITED)
SUMMARY OF FINANCIAL
 POSITION:
  Current assets.............  $180,648            $136,373  $142,161
  Non-current assets.........   384,095             401,702   423,906
  Current liabilities........    72,924              62,804    74,517
  Non-current liabilities and
   equity....................   491,819             475,271   491,550

                                                                      APPENDIX A

                                    FORM OF

                                   AGREEMENT

                                       OF

                              LIMITED PARTNERSHIP

                                       OF

                           FERRELLGAS PARTNERS, L.P.

                               TABLE OF CONTENTS

 ARTICLE I--ORGANIZATIONAL MATTERS.........................................  A-1
    1.1 Formation..........................................................  A-1
    1.2 Name...............................................................  A-1
    1.3 Registered Office; Principal Office................................  A-1
    1.4 Power of Attorney..................................................  A-1
    1.5 Term...............................................................  A-3
    1.6 Possible Restrictions on Transfer..................................  A-3

ARTICLE II--DEFINITIONS
   "Acquisition"...........................................................  A-3
   "Additional Limited Partner"............................................  A-3
   "Adjusted Capital Account"..............................................  A-3
   "Adjusted Property".....................................................  A-4
   "Affiliate".............................................................  A-4
   "Agreed Allocation".....................................................  A-4
   "Agreed Value"..........................................................  A-4
   "Agreement".............................................................  A-4
   "Assignee"..............................................................  A-4
   "Associate".............................................................  A-4
   "Audit Committee".......................................................  A-4
   "Available Cash"........................................................  A-4
   "Book-Tax Disparity"....................................................  A-5
   "Business Day"..........................................................  A-5
   "Capital Account".......................................................  A-6
   "Capital Additions and Improvements"....................................  A-6
   "Capital Contribution"..................................................  A-6
   "Capital Interests".....................................................  A-6
   "Carrying Value"........................................................  A-6
   "Cash from Interim Capital Transactions"................................  A-6
   "Cash from Operations"..................................................  A-6
   "Cause".................................................................  A-7
   "Certificate"...........................................................  A-7
   "Certificate of Limited Partnership"....................................  A-7
   "Citizenship Certification".............................................  A-7
   "Claim".................................................................  A-7
   "Closing Date"..........................................................  A-8
   "Closing Price".........................................................  A-8
   "Code"..................................................................  A-8
   "Combined Interest".....................................................  A-8
   "Commission"............................................................  A-8
   "Common Unit"...........................................................  A-8
   "Common Unit Arrearage".................................................  A-8
   "Contributed Property"..................................................  A-8
   "Contribution Agreement"................................................  A-8
   "Cumulative Common Unit Arrearage"......................................  A-8
   "Curative Allocation"...................................................  A-8
   "Current Market Price"..................................................  A-8
   "Delaware Act"..........................................................  A-8
   "Departing Partner".....................................................  A-8
   "Economic Risk of Loss".................................................  A-8
   "Eligible Citizen"......................................................  A-8

                                     A-(i)

   "Event of Withdrawal"...................................................  A-9
   "Ferrell"...............................................................  A-9
   "Ferrellgas"............................................................  A-9
   "First Liquidation Target Amount".......................................  A-9
   "First Target Distribution".............................................  A-9
   "General Partner".......................................................  A-9
   "Group".................................................................  A-9
   "Holder"................................................................  A-9
   "IDR"...................................................................  A-9
   "Incentive Distribution"................................................  A-9
   "Indemnified Persons"...................................................  A-9
   "Indemnitee"............................................................  A-9
   "Initial Limited Partners"..............................................  A-9
   "Initial Offering"......................................................  A-9
   "Initial Unit Price"....................................................  A-9
   "Interim Capital Transactions".......................................... A-10
   "Issue Price"........................................................... A-10
   "Limited Partner"....................................................... A-10
   "Liquidation Date"...................................................... A-10
   "Liquidator"............................................................ A-10
   "Maintenance Capital Expenditures"...................................... A-10
   "Merger Agreement"...................................................... A-10
   "Minimum Quarterly Distribution"........................................ A-10
   "National Securities Exchange".......................................... A-10
   "Net Agreed Value"...................................................... A-11
   "Net Income"............................................................ A-11
   "Net Loss".............................................................. A-11
   "Net Termination Gain".................................................. A-11
   "Net Termination Loss".................................................. A-11
   "Non-citizen Assignee".................................................. A-11
   "Nonrecourse Built-in Gain"............................................. A-11
   "Nonrecourse Deductions"................................................ A-12
   "Nonrecourse Liability"................................................. A-12
   "Notice of Election to Purchase"........................................ A-12
   "Operating Partnership"................................................. A-12
   "Operating Partnership Agreement"....................................... A-12
   "Opinion of Counsel".................................................... A-12
   "Organizational Limited Partner"........................................ A-12
   "Outstanding"........................................................... A-12
   "Overallotment Option".................................................. A-12
   "Partners".............................................................. A-12
   "Partner Nonrecourse Debt".............................................. A-12
   "Partner Nonrecourse Debt Minimum Gain"................................. A-12
   "Partner Nonrecourse Deductions"........................................ A-12
   "Partnership"........................................................... A-12
   "Partnership Interest".................................................. A-12
   "Partnership Minimum Gain".............................................. A-12
   "Partnership Securities"................................................ A-13
   "Per Unit Capital Amount"............................................... A-13
   "Percentage Interest"................................................... A-13
   "Person"................................................................ A-13
   "Purchase Date"......................................................... A-13

                                     A-(ii)

   "Quarter"..............................................................  A-13
   "Recapture Income".....................................................  A-13
   "Record Date"..........................................................  A-13
   "Record Holder"........................................................  A-13
   "Redeemable Units".....................................................  A-13
   "Registration Statement"...............................................  A-13
   "Required Allocations".................................................  A-13
   "Residual Gain"........................................................  A-14
   "Residual Loss"........................................................  A-14
   "Restricted Activities"................................................  A-14
   "Second Liquidation Target Amount".....................................  A-14
   "Second Target Distribution"...........................................  A-14
   "Securities Act".......................................................  A-14
   "Special Approval".....................................................  A-14
   "Special Limited Partner"..............................................  A-14
   "Special Limited Partners Book Capital"................................  A-14
   "Subordinated Unit"....................................................  A-14
   "Subordination Period".................................................  A-14
   "Subsidiary"...........................................................  A-15
   "Substituted Limited Partner"..........................................  A-15
   "Surviving Business Entity"............................................  A-15
   "Termination Capital Transactions".....................................  A-15
   "Third Target Distribution"............................................  A-15
   "Trading Day"..........................................................  A-15
   "Transfer".............................................................  A-15
   "Transfer Agent".......................................................  A-15
   "Transfer Application".................................................  A-15
   "Underwriter"..........................................................  A-15
   "Underwriting Agreement"...............................................  A-15
   "Unit".................................................................  A-15
   "Unpaid MQD"...........................................................  A-15
   "Unrealized Gain"......................................................  A-16
   "Unrealized Loss"......................................................  A-16
   "Unrecovered Initial Unit Price".......................................  A-16
   "Unrecovered Subordinated Unit Capital"................................  A-16
   "Withdrawal Opinion of Counsel"........................................  A-16

 ARTICLE III--PURPOSE.....................................................  A-16
    3.1 Purpose and Business..............................................  A-16
    3.2 Powers............................................................  A-17

 ARTICLE IV--CAPITAL CONTRIBUTIONS........................................  A-17
    4.1  Initial Contributions; Return of Initial Contributions...........  A-17
         Contributions by the General Partner and the Initial Limited
    4.2  Partners.........................................................  A-17
    4.3  Issuances of Additional Units and Other Securites................  A-17
    4.4  Limited Preemptive Rights........................................  A-19
    4.5  Capital Accounts.................................................  A-20
    4.6  Interest.........................................................  A-22
    4.7  No Withdrawal....................................................  A-22
    4.8  Loans from Partners..............................................  A-22
    4.9  No Fractional Units..............................................  A-22
    4.10 Splits and Combinations..........................................  A-22

 ARTICLE V--ALLOCATIONS AND DISTRIBUTIONS.................................  A-23
    5.1 Allocations for Capital Account Purposes..........................  A-23
        (a)Net Income.....................................................  A-23
        (b)Net Losses.....................................................  A-23
        (c)Net Termination Gains and Losses...............................  A-23

                                    A-(iii)

         (d) Special Allocations..........................................  A-25
             (i)    Partnership Minimum Gain Chargeback...................  A-25
             (ii)   Chargeback of Partner Nonrecourse Debt Minimum Gain...  A-26
             (iii)  Priority Allocations..................................  A-26
             (iv)   Qualified Income Offset...............................  A-26
             (v)    Gross Income Allocations..............................  A-26
             (vi)   Nonrecourse Deductions................................  A-26
             (vii)  Partner Nonrecourse Deductions........................  A-27
             (viii) Nonrecourse Liabilities...............................  A-27
             (ix)   Code Section 754 Adjustments..........................  A-27
             (x)    Economic Uniformity...................................  A-27
             (xi)   Curative Allocation...................................  A-27
             (xii)  Retirement of Assumed Indebtedness....................  A-28
             (xiii) First Year Allocation.................................  A-28
    5.2  Allocations for Tax Purposes.....................................  A-28
    5.3  Requirement and Characterization of Distributions................  A-30
    5.4  Distributions of Cash from Operations............................  A-30
         (a) During Subordination Period..................................  A-30
         (b) After Subordination Period...................................  A-31
    5.5  Distributions of Cash from Interim Capital Transactions..........  A-31
         Adjustment of Minimum Quarterly Distribution and Target
    5.6  Distribution Levels..............................................  A-32
    5.7  Special Provisions Relating to the Subordinated Units............  A-32
    5.8  Special Provisions Relating to the Special Limited Partners......  A-33


 ARTICLE VI--MANAGEMENT AND OPERATION OF BUSINESS.........................  A-33
    6.1  Management.......................................................  A-33
    6.2  Certificate of Limited Partnership...............................  A-35
    6.3  Restrictions on General Partner's Authority......................  A-35
    6.4  Reimbursement of the General Partner.............................  A-36
    6.5  Outside Activities...............................................  A-36
         Loans to and from the General Partner; Contracts with
    6.6  Affiliates.......................................................  A-37
    6.7  Indemnification..................................................  A-39
    6.8  Liability of Indemnitees.........................................  A-40
    6.9  Resolution of Conflicts of Interest..............................  A-40
    6.10 Other Matters Concerning the General Partner.....................  A-42
    6.11 Title to Partnership Assets......................................  A-42
    6.12 Purchase or Sale of Units........................................  A-42
    6.13 Registration Rights of Ferrellgas and its Affiliates.............  A-43
    6.14 Reliance by Third Parties........................................  A-44


 ARTICLE VII--RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS..................  A-45
    7.1  Limitation of Liability..........................................  A-45
    7.2  Management of Business...........................................  A-45
    7.3  Outside Activities...............................................  A-45
    7.4  Return of Capital................................................  A-45
    7.5  Rights of Limited Partners Relating to the Partnership...........  A-45


 ARTICLE VIII--BOOKS, RECORDS, ACCOUNTING AND REPORTS.....................  A-46
    8.1  Records and Accounting...........................................  A-46
    8.2  Fiscal Year......................................................  A-46
    8.3  Reports..........................................................  A-46

                                     A-(iv)

 ARTICLE IX--TAX MATTERS..................................................  A-47
    9.1  Preparation of Tax Returns.......................................  A-47
    9.2  Tax Elections....................................................  A-47
    9.3  Tax Controversies................................................  A-47
    9.4  Organizational Expenses..........................................  A-47
    9.5  Withholding......................................................  A-47
    9.6  Entity-Level Taxation............................................  A-47
    9.7  Entity-Level Arrearage Collections...............................  A-48
    9.8  Opinions of Counsel..............................................  A-48


 ARTICLE X--CERTIFICATES..................................................  A-48
    10.1 Certificates.....................................................  A-49
    10.2 Registration, Registration of Transfer and Exchange..............  A-49
    10.3 Mutilated, Destroyed, Lost or Stolen Certificates................  A-49
    10.4 Record Holder....................................................  A-50


 ARTICLE XI--TRANSFER OF INTERESTS........................................  A-50
    11.1 Transfer.........................................................  A-50
    11.2 Transfer of a General Partner's Partnership Interest.............  A-51
    11.3 Transfer of Units................................................  A-51
    11.4 Restrictions on Transfers........................................  A-51
    11.5 Citizenship Certificates; Non-citizen Assignees..................  A-51
    11.6 Redemption of Interests..........................................  A-52
    11.7 Transfer of IDRs.................................................  A-53


 ARTICLE XII--ADMISSION OF PARTNERS.......................................  A-53
    12.1 Admission of Initial Limited Partners............................  A-53
    12.2 Admission of Substituted Limited Partners........................  A-54
    12.3 Admission of Successor General Partner...........................  A-54
    12.4 Admission of Additional Limited Partners.........................  A-54
    12.5 Amendment of Agreement and Certificate of Limited Partnership....  A-54


 ARTICLE XIII--WITHDRAWAL OR REMOVAL OF PARTNERS..........................  A-54
    13.1 Withdrawal of the General Partner................................  A-54
    13.2 Removal of the General Partner...................................  A-56
    13.3 Interest of Departing Partner and Successor General Partner......  A-56
    13.4 Withdrawal of Limited Partners...................................  A-57


 ARTICLE XIV--DISSOLUTION AND LIQUIDATION.................................  A-57
    14.1 Dissolution......................................................  A-57
         Continuation of the Business of the Partnership after
    14.2 Dissolution......................................................  A-58
    14.3 Liquidation......................................................  A-58
    14.4 Distributions in Kind............................................  A-59
    14.5 Cancellation of Certificate of Limited Partnership...............  A-60
    14.6 Reasonable Time for Winding Up...................................  A-60
    14.7 Return of Capital................................................  A-60
    14.8 Capital Account Restoration......................................  A-60
    14.9 Waiver of Partition..............................................  A-60


 ARTICLE XV--AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE....  A-60
    15.1 Amendment to be Adopted Solely by General Partner................  A-60
    15.2 Amendment Procedures.............................................  A-61

                                     A-(v)

    15.3  Amendment Requirements..........................................  A-62
    15.4  Meetings........................................................  A-62
    15.5  Notice of a Meeting.............................................  A-63
    15.6  Record Date.....................................................  A-63
    15.7  Adjournment.....................................................  A-63
    15.8  Waiver of Notice; Approval of Meeting; Approval of Minutes......  A-63
    15.9  Quorum..........................................................  A-63
    15.10 Conduct of Meeting..............................................  A-64
    15.11 Action Without a Meeting........................................  A-64
    15.12 Voting and Other Rights.........................................  A-64

 ARTICLE XVI--MERGER......................................................  A-65
    16.1  Authority.......................................................  A-65
    16.2  Procedure for Merger or Consolidation...........................  A-65
    16.3  Approval by Limited Partners of Merger or Consolidation.........  A-66
    16.4  Certificate of Merger...........................................  A-66
    16.5  Effect of Merger................................................  A-66


 ARTICLE XVII--RIGHT TO ACQUIRE UNITS.....................................  A-67
    17.1  Right to Acquire Units..........................................  A-67


 ARTICLE XVIII--GENERAL PROVISIONS........................................  A-68
    18.1  Addresses and Notices...........................................  A-68
    18.2  References......................................................  A-68
    18.3  Pronouns and Plurals............................................  A-69
    18.4  Further Action..................................................  A-69
    18.5  Binding Effect..................................................  A-69
    18.6  Integration.....................................................  A-69
    18.7  Creditors.......................................................  A-69
    18.8  Waiver..........................................................  A-69
    18.9  Counterparts....................................................  A-69
    18.10 Applicable Law..................................................  A-69
    18.11 Invalidity of Provisions........................................  A-69

Exhibit A--Form of Certificate Evidencing Common Unit.....................  A-71

                                     A-(vi)

                      AGREEMENT OF LIMITED PARTNERSHIP OF

                           FERRELLGAS PARTNERS, L.P.

  THIS AGREEMENT OF LIMITED PARTNERSHIP OF FERRELLGAS PARTNERS, L.P., dated as
of       , 1994, is entered into by and among Ferrellgas, Inc., a Delaware corporation, as the General Partner, and Danley K. Sheldon, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                            ORGANIZATIONAL MATTERS

  1.1 FORMATION. (a) The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. Except as expressly provided to the contrary in this Agreement, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

  (b) In connection with the formation of the Partnership, Ferrellgas has been admitted as a general partner of the Partnership, and the Organizational Limited Partner has been admitted as a limited partner of the Partnership. As of the Closing Date, after giving effect to the transactions contemplated by
Section 4.2 and after giving effect to the admission of the Initial Limited Partners as contemplated by Section 12.1 (but in no event prior to such time), the interest in the Partnership of the Organizational Limited Partner shall be terminated and the Organizational Limited Partner shall withdraw as a limited partner of the Partnership.

  1.2 NAME. The name of the Partnership shall be "Ferrellgas Partners, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner, including, without limitation, the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

  1.3 REGISTERED OFFICE; PRINCIPAL OFFICE. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at The Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at, and the address of the General Partner shall be, One Liberty Plaza, Liberty, Missouri 64068, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate.

  1.4 POWER OF ATTORNEY. (a) Each Limited Partner and each Assignee hereby constitutes and appoints each of the General Partner and, if a Liquidator shall have been selected pursuant to Section 14.3, the Liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

    (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including, without limitation, conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in,
  Article XI, XII, XIII or XIV or the Capital Contribution of any Partner; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Units or other Partnership Securities issued pursuant to Section 4.2; and (F) all certificates, documents and other instruments (including, without limitation, agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XVI; and

    (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by
  Section 15.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner or the Liquidator may exercise the power of attorney made in this Section 1.4(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 1.4(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XV or as may be otherwise expressly provided for in this Agreement.

  (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner's or the Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

  1.5 TERM. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on July 31, 2084, or until the earlier dissolution of the Partnership in accordance with the provisions of Article XIV.

  1.6 POSSIBLE RESTRICTIONS ON TRANSFER. Notwithstanding anything to the contrary contained in this Agreement, in the event of (a) the enactment (or imminent enactment) of any legislation, (b) the publication of any temporary or final regulation by the Treasury Department, (c) any ruling by the Internal Revenue Service or (d) any judicial decision, that, in any such case, in the Opinion of Counsel, would result in the taxation of the Partnership as an association taxable as a corporation or would otherwise result in the Partnership's being taxed as an entity for federal income tax purposes, then, the General Partner may impose such restrictions on the transfer of Units or Partnership Interests as may be required, in the Opinion of Counsel, to prevent the Partnership from being taxed as an association taxable as a corporation or otherwise as an entity for federal income tax purposes, including, without limitation, making such amendments to this Agreement as the General Partner in its sole discretion may determine to be necessary or appropriate to impose such restrictions, provided, that any such amendment to this Agreement that would result in the delisting or suspension of trading of any class of Units on any National Securities Exchange on which such class of Units is then traded must be approved by the holders of at least two-thirds of the Outstanding Units of such class (excluding the vote in respect of Units held by the General Partner and its Affiliates).

                                  ARTICLE II

                                  DEFINITIONS

  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

    "ACQUISITION" means any transaction in which the Partnership or the Operating Partnership acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity of the Partnership and the Operating Partnership, taken as a whole, from the operating capacity of the Partnership and the Operating Partnership, taken as a whole, existing immediately prior to such transaction.

    "ADDITIONAL LIMITED PARTNER" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.4 and who is shown as such on the books and records of the Partnership.

    "ADJUSTED CAPITAL ACCOUNT" means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(d)(i) or 5.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" in respect of a Common Unit, a Subordinated Unit or any other specified interest in the Partnership shall be the amount which such Adjusted Capital Account would be if such Common Unit, Subordinated Unit or other interest in the Partnership were the only interest in the Partnership held by a Limited Partner.

    "ADJUSTED PROPERTY" means any property the Carrying Value of which has been adjusted pursuant to Section 4.5(d)(i) or 4.5(d)(ii). Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to
  Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is subsequently adjusted pursuant to Section 4.5(d)(i) or 4.5(d)(ii).

    "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

    "AGREED ALLOCATION" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 5.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

    "AGREED VALUE" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the Agreed Value of any property deemed contributed to the Partnership for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Section 4.5(c)(i). Subject to
  Section 4.5(c)(i), the General Partner shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

    "AGREEMENT" means this Agreement of Limited Partnership of Ferrellgas Partners, L.P., as it may be amended, supplemented or restated from time to time.

    "ASSIGNEE" means a Non-citizen Assignee or a Person to whom one or more Units have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not become a Substituted Limited Partner.

    "ASSOCIATE" means, when used to indicate a relationship with any Person,
  (i) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

    "AUDIT COMMITTEE" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither officers nor employees of the General Partner or any of its Affiliates.

    "AVAILABLE CASH" means, with respect to any Quarter and without duplication:

      (a) the sum of:

        (i) all cash receipts of the Partnership during such Quarter from all sources (including, without limitation, distributions of cash received from the Operating Partnership and cash proceeds from Interim Capital Transactions, but excluding cash proceeds from Termination Capital Transactions), plus, in the case of the Quarter ending

      October 31, 1994, the cash balance of the Partnership as of the close of business on the Closing Date; and

        (ii) any reduction with respect to such Quarter in a cash reserve previously established pursuant to clause (b)(ii) below (either by reversal or utilization) from the level of such reserve at the end of the prior Quarter;

      (b) less the sum of:

        (i) all cash disbursements of the Partnership during such Quarter, including, without limitation, disbursements for operating expenses, taxes, if any, debt service (including, without limitation, the payment of principal, premium and interest), redemption of Partnership Interests, capital expenditures, contributions, if any, to the Operating Partnership and cash distributions to Partners (but only to the extent that such cash distributions to Partners exceed Available Cash for the immediately preceding Quarter); and

        (ii) any cash reserves established with respect to such Quarter, and any increase with respect to such Quarter in a cash reserve previously established pursuant to this clause (b)(ii) from the level of such reserve at the end of the prior Quarter, in such amounts as the General Partner determines in its reasonable discretion to be necessary or appropriate (A) to provide for the proper conduct of the business of the Partnership or the Operating Partnership (including, without limitation, reserves for future capital expenditures) or (B) to provide funds for distributions with respect to Units and any general partner interests in the Partnership in respect of any one or more of the next four Quarters or (C) because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or the Operating Partnership is a party or by which any of them is bound or its assets are subject;

  provided, however, that for purposes of determining Available Cash for the Quarter ending October 31, 1994, such Quarter shall be deemed to commence on the Closing Date. Notwithstanding the foregoing, "Available Cash" with respect to any Quarter shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established in each case after the Liquidation Date. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners shall not be considered cash disbursements of the Partnership that reduce Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion of the General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Partnership which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners.

    "BOOK-TAX DISPARITY" means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Section 4.5 and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

    "BUSINESS DAY" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the states of New York or Missouri shall not be regarded as a Business Day.

    "CAPITAL ACCOUNT" means the capital account maintained for a Partner pursuant to Section 4.5.

    "CAPITAL ADDITIONS AND IMPROVEMENTS" means (a) additions or improvements to the capital assets owned by the Partnership or the Operating Partnership or (b) the acquisition of existing or the construction of new capital assets (including, without limitation, retail distribution outlets, propane tanks, pipeline systems, storage facilities and related assets), made to increase the operating capacity of the Partnership and the Operating Partnership, taken as a whole, from the operating capacity of the Partnership and the Operating Partnership, taken as a whole, existing immediately prior to such addition, improvement, acquisition or construction.

    "CAPITAL CONTRIBUTION" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to the Contribution Agreement or Sections 4.1, 4.2, 4.3, 4.5(c)(i), 13.3(c) or 14.8.

    "CAPITAL INTERESTS" means, with respect to any corporation, any and all shares, participations, rights or other equivalent interests in the capital of the corporation, and with respect to any partnership, any and all partnership interests (whether general or limited) and any other interests or participations that confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

    "CARRYING VALUE" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners' and Assignees' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.5(d)(i) and 4.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

    "CASH FROM INTERIM CAPITAL TRANSACTIONS" means, at any date, such amounts of Available Cash as are deemed to be Cash from Interim Capital
  Transactions pursuant to Section 5.3.

    "CASH FROM OPERATIONS" means, at the close of any Quarter but prior to the Liquidation Date, on a cumulative basis and without duplication,

      (a) the sum of all cash receipts of the Partnership and the Operating Partnership during the period since the Closing Date through such date (including, without limitation, the cash balance of the Partnership as of the close of business on the Closing Date, plus an initial balance of $25 million, excluding any cash proceeds from any Interim Capital Transactions (except to the extent specified in Section 5.3) and Termination Capital Transactions),

      (b) less the sum of:

        (i) all cash operating expenditures of the Partnership and the Operating Partnership during such period, including, without limitation, taxes, if any, and amounts owed to the General Partner as reimbursement pursuant to Section 6.4,

        (ii) all cash debt service payments of the Partnership and the Operating Partnership during such period (other than payments or prepayments of principal and premium (A) required by reason of loan agreements (including, without limitation, covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or (B) made in connection with refinancings or refundings of indebtedness with the proceeds from new indebtedness or from the sale of equity interests, provided, that any payment or prepayment of principal and premium, whether or not then due, shall be deemed, at the election and in the discretion of the General

      Partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership or the Operating Partnership simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred),

        (iii) all cash capital expenditures of the Partnership and the Operating Partnership during such period, including, without limitation, cash capital expenditures made in respect of Maintenance Capital Expenditures, but excluding (A) cash capital expenditures made in respect of Acquisitions and Capital Additions and Improvements and (B) cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions,

        (iv) any cash reserves of the Partnership or the Operating Partnership outstanding as of such date that the General Partner deems in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in clauses (i) through (iii) of this sentence, and

        (v) any cash reserves of the Partnership or the Operating
      Partnership outstanding as of such date that the General Partner deems in its reasonable discretion to be necessary or appropriate to provide funds for distributions with respect to Units and any general partner interests in the Partnership in respect of any one or more of the next four Quarters, all as determined on a consolidated basis and after taking into account the General Partner's interest therein attributable to its general partner interest in the Operating Partnership. Where cash capital expenditures are made in part in respect of Acquisitions or Capital Additions and Improvements and in part for other purposes, the General Partner's good faith allocation thereof between the portion made for Acquisitions or Capital Additions and Improvements and the portion made for other purposes shall be conclusive. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners shall not be considered cash operating expenditures of the Partnership that reduce Cash from Operations, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to such Partners. Alternatively, in the discretion of the General Partner, such taxes (if pertaining to all Partners) may be considered to be cash operating expenditures of the Partnership which reduce Cash from Operations, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners.

    "CAUSE" means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Partnership.

    "CERTIFICATE" means a certificate, substantially in the form of Exhibit A to this Agreement or in such other form as may be adopted by the General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more Common Units, or a certificate, in such form as may be adopted by the General Partner in its sole discretion, issued by the Partnership evidencing ownership of one or more other Units.

    "CERTIFICATE OF LIMITED PARTNERSHIP" means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 6.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

    "CITIZENSHIP CERTIFICATION" means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

    "CLAIM" has the meaning assigned to such term in Section 6.13(c).

    "CLOSING DATE" means the first date on which Common Units are sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

    "CLOSING PRICE" has the meaning assigned to such term in Section 17.1(a).

    "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

    "COMBINED INTEREST" has the meaning assigned to such term in Section
  13.3(a).

    "COMMISSION" means the Securities and Exchange Commission.

    "COMMON UNIT" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement.

    "COMMON UNIT ARREARAGE" means, with respect to any Common Unit, whenever issued, and as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to such Common Unit over (b) the sum of all Available Cash distributed with respect to such Common Unit in respect of such Quarter pursuant to Section 5.4(a)(i).

    "CONTRIBUTED PROPERTY" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership (or deemed contributed to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to
  Section 4.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

    "CONTRIBUTION AGREEMENT" means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, between Ferrellgas, the Partnership and the Operating Partnership, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

    "CUMULATIVE COMMON UNIT ARREARAGE" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to such Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over
  (b) the sum of any distributions theretofore made pursuant to Section 5.4(a)(ii) with respect to such Common Unit (including any distributions to be made in respect of the last of such Quarters).

    "CURATIVE ALLOCATION" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.1(d)(xi).

    "CURRENT MARKET PRICE" has the meaning assigned to such term in Section 17.1(a).

    "DELAWARE ACT" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. (S) 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

    "DEPARTING PARTNER" means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 13.1 or 13.2.

    "ECONOMIC RISK OF LOSS" has the meaning set forth in Treasury Regulation
  Section 1.752-2(a).

    "ELIGIBLE CITIZEN" means a Person qualified to own interests in real property in jurisdictions in which the Partnership or the Operating Partnership does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject the Partnership or the Operating Partnership to a substantial risk of cancellation or forfeiture of any of its properties or any interest therein.

    "EVENT OF WITHDRAWAL" has the meaning assigned to such term in Section 13.1(a).

    "FERRELL" means Ferrell Companies, Inc., a Kansas corporation.

    "FERRELLGAS" means Ferrellgas, Inc., a Delaware corporation and a wholly owned subsidiary of Ferrell.

    "FIRST LIQUIDATION TARGET AMOUNT" has the meaning assigned to such term in Section 5.1(c)(i)(D).

    "FIRST TARGET DISTRIBUTION" means $0.55 per Unit (or, with respect to the period commencing on the Closing Date and ending on October 31, 1994, the product of $0.55 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.6 and 9.6.

    "GENERAL PARTNER" means Ferrellgas, and its successors as general partner of the Partnership.

    "GROUP" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

    "HOLDER" has the meaning assigned to such term in Section 6.13(a).

    "IDR" means a Partnership Interest issued to Ferrellgas in connection with the transfer of its assets to the Partnership pursuant to Section 4.2, which Partnership Interest shall confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to IDRs (and no other rights otherwise available to holders of a Partnership Interest).

    "INCENTIVE DISTRIBUTION" means any amount of cash distributed to the Special Limited Partners, pursuant to Sections 5.4(a)(v), (vi) or (vii) or 5.4(b)(iii), (iv) or (v).

    "INDEMNIFIED PERSONS" has the meaning assigned to such term in Section 6.13(c).

    "INDEMNITEE" means the General Partner, any Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any such Affiliate, or any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, partner, agent or trustee of another Person.

    "INITIAL LIMITED PARTNERS" means Ferrellgas (with respect to the Common Units and the Subordinated Units received by it pursuant to Section 4.2) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 12.1.

    "INITIAL OFFERING" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

    "INITIAL UNIT PRICE" means (a) the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

    "INTERIM CAPITAL TRANSACTIONS" means (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Partnership or the Operating Partnership, (b) sales of equity interests (including Common Units sold to the Underwriters pursuant to the exercise of the Overallotment Option) by the Partnership or the Operating Partnership and (c) sales or other voluntary or involuntary dispositions of any assets of the Partnership or the Operating Partnership (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including, without limitation, receivables and accounts and (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.

    "ISSUE PRICE" means the price at which a Unit is purchased from the Partnership, less any sales commission or underwriting discount charged to the Partnership.

    "LIMITED PARTNER" means, unless the context otherwise requires, (a) the Organizational Limited Partner, each Initial Limited Partner, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 13.3, subject to the provisions of
  Section 5.7, (b) solely for the purposes of Section 1.4 and Articles VI and VII, each Special Limited Partner and (c) solely for purposes of Articles IV, V and VI and Sections 14.3 and 14.4, each Assignee.

    "LIQUIDATION DATE" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 14.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

    "LIQUIDATOR" means the General Partner or other Person approved pursuant to Section 14.3 who performs the functions described therein.

    "MAINTENANCE CAPITAL EXPENDITURES" means cash capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of the Partnership and the Operating Partnership, taken as a whole, as such assets existed at the time of such expenditure and shall, therefore, not include cash capital expenditures made in respect of Aquisitions and Capital Additions and Improvements. Where cash capital expenditures are made in part to maintain the operating capacity level referred to in the immediately preceding sentence and in part for other purposes, the General Partner's good faith allocation thereof between the portion used to maintain such operating capacity level and the portion used for other purposes shall be conclusive.

    "MERGER AGREEMENT" has the meaning assigned to such term in Section 16.1.

    "MINIMUM QUARTERLY DISTRIBUTION" means (a) $0.50 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on October 31, 1994, the product of $0.50 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.6 and 9.6.

    "NATIONAL SECURITIES EXCHANGE" means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

    "NET AGREED VALUE" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership's Carrying Value of such property (as adjusted pursuant to Section 4.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

    "NET INCOME" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain (other than those items attributable to dispositions constituting Termination Capital Transactions) for such taxable period over the Partnership's items of loss and deduction (other than those items attributable to dispositions constituting Termination Capital Transactions) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 4.5(b) and shall not include any items specially allocated under Section 5.1(d). Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to a Required Allocation or a Curative Allocation, Net Income or Net Loss, whichever the case may be, shall be recomputed without regard to such item.

    "NET LOSS" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction (other than those items attributable to dispositions constituting Termination Capital Transactions) for such taxable period over the Partnership's items of income and gain (other than those items attributable to dispositions constituting Termination Capital Transactions) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.5(b) and shall not include any items specially allocated under Section 5.1(d). Once an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to a Required Allocation or a Curative Allocation, Net Income, or Net Loss, whichever the case may be, shall be recomputed without regard to such item.

    "NET TERMINATION GAIN" means, for any taxable period, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Partnership (including, without limitation, such amounts recognized through the Operating Partnership) from Termination Capital Transactions occurring in such taxable period. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 4.5(b) and shall not include any items of income, gain or loss specially allocated under Section 5.1(d). Once an item of income, gain or loss that has been included in the initial computation of Net Termination Gain is subjected to a Required Allocation or a Curative Allocation, Net Termination Gain or Net Termination Loss, whichever the case may be, shall be recomputed without regard to such item.

    "NET TERMINATION LOSS" means, for any taxable period, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Partnership (including, without limitation, such amounts recognized through the Operating Partnership) from Termination Capital Transactions occurring in such taxable period. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 4.5(b) and shall not include any items of income, gain or loss specially allocated under Section 5.1(d). Once an item of gain or loss that has been included in the initial computation of Net Termination Loss is subjected to a Required Allocation or a Curative Allocation, Net Termination Gain or Net Termination Loss, whichever the case may be, shall be recomputed without regard to such item.

    "NON-CITIZEN ASSIGNEE" means a Person who the General Partner has determined in its sole discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 11.5.

    "NONRECOURSE BUILT-IN GAIN" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Sections 5.2(b)(i)(A), 5.2(b)(ii)(A) or 5.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

    "NONRECOURSE DEDUCTIONS" means any and all items of loss, deduction or expenditures (described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

    "NONRECOURSE LIABILITY" has the meaning set forth in Treasury Regulation
  Section 1.752-1(a)(2).

    "NOTICE OF ELECTION TO PURCHASE" has the meaning assigned to such term in
  Section 17.1(b).

    "OPERATING PARTNERSHIP" means Ferrellgas, L.P., a Delaware limited partnership.

    "OPERATING PARTNERSHIP AGREEMENT" means the Agreement of Limited Partnership of the Operating Partnership, as it may be amended, supplemented or restated from time to time.

    "OPINION OF COUNSEL" means a written opinion of counsel (who may be regular counsel to Ferrellgas, any Affiliate of Ferrellgas, the Partnership or the General Partner) acceptable to the General Partner.

    "ORGANIZATIONAL LIMITED PARTNER" means Danley K. Sheldon, in his capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

    "OUTSTANDING" means, with respect to the Units or other Partnership Securities, all Units or other Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership's books and records as of the date of determination; provided that, if at any time any Person or Group (other than Ferrellgas and its Affiliates) owns beneficially 20% or more of all Common Units, such Common Units so owned shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that such Common Units shall be considered to be Outstanding for purposes of Section 13.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement).

    "OVERALLOTMENT OPTION" means the overallotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

    "PARTNERS" means the General Partner, the Limited Partners and the Special Limited Partners.

    "PARTNER NONRECOURSE DEBT" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

    "PARTNER NONRECOURSE DEBT MINIMUM GAIN" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

    "PARTNER NONRECOURSE DEDUCTIONS" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

    "PARTNERSHIP" means Ferrellgas Partners, L.P., a Delaware limited partnership established by the Certificate of Limited Partnership, and any successors thereto.

    "PARTNERSHIP INTEREST" means an interest in the Partnership, which shall include general partner interests, Common Units, Subordinated Units, IDRs or other Partnership Securities, or a combination thereof or interest therein, as the case may be.

    "PARTNERSHIP MINIMUM GAIN" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

    "PARTNERSHIP SECURITIES" has the meaning assigned to such term in Section 4.3(a).

    "PER UNIT CAPITAL AMOUNT" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

    "PERCENTAGE INTEREST" means as of the date of such determination (a) as to the General Partner, 1%, (b) as to any Limited Partner or Assignee holding Units, the product of (i) 99% multiplied by (ii) the quotient of the number of Units held by such Limited Partner or Assignee divided by the total number of all Units then Outstanding; provided, however, that following any issuance of additional Partnership Securities by the Partnership in accordance with Section 4.3, proper adjustment shall be made to the Percentage Interest represented by each Unit to reflect such issuance, and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 4.3, the percentage established as a part of such issuance.

    "PERSON" means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

    "PURCHASE DATE" means the date determined by the General Partner as the date for purchase of all Outstanding Units (other than Units owned by the General Partner and its Affiliates) pursuant to Article XVII.

    "QUARTER" means, unless the context requires otherwise, a three month period of time ending on October 31, January 31, April 30, or July 31; provided, however, that the General Partner, in its sole discretion, may amend such period as it deems necessary or appropriate in connection with a change in the fiscal year of the Partnership.

    "RECAPTURE INCOME" means any gain recognized by the Partnership (computed without regard to any adjustment required by Sections 734 or 743 of the
  Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

    "RECORD DATE" means the date established by the General Partner for determining (a) the identity of the Record Holder entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution.

    "RECORD HOLDER" means the Person in whose name a Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to a holder of a general partner interest or an IDR, the Person in whose name such general partner interest or IDR is registered on the books of the General Partner as of the opening of business on such Business Day.

    "REDEEMABLE UNITS" means any Units for which a redemption notice has been given, and has not been withdrawn, under Section 11.6.

    "REGISTRATION STATEMENT" means the Registration Statement on Form S-1 (Registration No. 33-53383), as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

    "REQUIRED ALLOCATIONS" means any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to (a)
  Section 5.1(b)(ii) or (b) Sections 5.1(d)(i), 5.1(d)(ii), 5.1(d)(iv),
  5.1(d)(v), 5.1(d)(vi), 5.1(d)(vii) and 5.1(d)(ix), such allocations (or limitations thereon) being directly or indirectly required by the Treasury regulations promulgated under Section 704(b) of the Code.

    "RESIDUAL GAIN" or "RESIDUAL LOSS" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 5.2(b)(i)(A) or 5.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

    "RESTRICTED ACTIVITIES" means the retail sale of propane to end users within the continental United States in the manner engaged in by Ferrellgas immediately prior to the Closing Date.

    "SECOND LIQUIDATION TARGET AMOUNT" has the meaning assigned to such term in Section 5.1(c)(i)(E).

    "SECOND TARGET DISTRIBUTION" means $0.63 per Unit (or, with respect to the period commencing on the Closing Date and ending on October 31, 1994, the product of $0.63 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is
  92), subject to adjustment in accordance with Sections 5.6 and 9.6.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

    "SPECIAL APPROVAL" means approval by the Audit Committee.

    "SPECIAL LIMITED PARTNER" means each holder of an IDR.

    "SPECIAL LIMITED PARTNERS BOOK CAPITAL" means, as of any date of determination, the amount equal to the sum of the balances of the Capital Accounts of all the Special Limited Partners, determined pursuant to
  Section 4.5 (prior to any adjustment pursuant to Section 4.5(d) arising upon the present event requiring a valuation of the Partnership's assets).

    "SUBORDINATED UNIT" means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Subordinated Units in this Agreement.

    "SUBORDINATION PERIOD" means the period commencing on the Closing Date and ending on the first to occur of the following dates:

      (a) the first day of any Quarter commencing on or after August 1, 1999, provided that each of the following two tests have been satisfied:

        (i) the Partnership has, with respect to each of the three consecutive four-Quarter periods immediately preceding such date, made distributions of Available Cash constituting Cash from Operations in an amount equal to or greater than the Minimum Quarterly Distribution on each Common Unit and Subordinated Unit Outstanding for such periods; provided, however, that in determining the amount of Available Cash constituting Cash from Operations distributed in any four-Quarter period the following amounts shall not be included: (A) any positive balance in Cash from Operations at the beginning of such four-Quarter period, (B) any net increase in working capital borrowings in such four-Quarter period and (C) any net decrease in reserves in such four-Quarter period; and

        (ii) as of such date, the Partnership and the Operating
      Partnership, on a combined basis, have made, directly or indirectly, cash capital expenditures attributable to Acquisitions and Capital Additions and Improvements since the Closing Date which equal or exceed $50 million; and

      (b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by Limited Partners under circumstances where Cause does not exist.

    "SUBSIDIARY" means, with respect to any Person, (i) a corporation of which more than 50% of the voting power of shares of Capital Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, (ii) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the Capital Interests of such partnership (considering all of the Capital Interests of the partnership as a single class) is owned or controlled, directly or indirectly, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

    "SUBSTITUTED LIMITED PARTNER" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 12.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

    "SURVIVING BUSINESS ENTITY" has the meaning assigned to such term in
  Section 16.2(b).

    "TERMINATION CAPITAL TRANSACTIONS" means any sale, transfer or other disposition of property of the Partnership or the Operating Partnership occurring upon or incident to the liquidation and winding up of the Partnership and the Operating Partnership pursuant to Article XIV.

    "THIRD TARGET DISTRIBUTION" means $0.82 per Unit (or, with respect to the period commencing on the Closing Date and ending on October 31, 1994, the product of $0.82 multiplied by a fraction of which the numerator is equal to the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Sections 5.6 and 9.6.

    "TRADING DAY" has the meaning assigned to such term in Section 17.1(a).

    "TRANSFER" has the meaning assigned to such term in Section 11.1(a).

    "TRANSFER AGENT" means such bank, trust company or other Person (including, without limitation, the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Units.

    "TRANSFER APPLICATION" means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

    "UNDERWRITER" means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

    "UNDERWRITING AGREEMENT" means the Underwriting Agreement dated      ,
  1994, among the Underwriters, the Partnership, the General Partner and Ferrell providing for the purchase of Common Units by such Underwriters.

    "UNIT" means a Partnership Interest of a Limited Partner or Assignee in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and shall include, without limitation, Common Units and Subordinated Units; provided, that each Common Unit at any time Outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners and Assignees holding Common Units as each other Common Unit and each Subordinated Unit at any time Outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners and Assignees holding Subordinated Units as each other Subordinated Unit.

    "UNPAID MQD" has the meaning assigned to such term in Section
  5.1(c)(i)(B).

    "UNREALIZED GAIN" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 4.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.5(d) as of such date).

    "UNREALIZED LOSS" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 4.5(d)).

    "UNRECOVERED INITIAL UNIT PRICE" means, at any time, with respect to a class or series of Units (other than Subordinated Units), the price per Unit at which such class or series of Units was initially offered to the public for sale by the underwriters in respect of such offering, as determined by the General Partner, less the sum of all distributions theretofore made in respect of a Unit of such class or series that was sold in the initial offering of Units of said class or series constituting Cash from Interim Capital Transactions and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of a Unit of such class or series that was sold in the initial offering of Units of such class or series, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

    "UNRECOVERED SUBORDINATED UNIT CAPITAL" means, at any time, with respect to a Subordinated Unit, prior to its conversion into a Common Unit pursuant to Sections 5.7(b) and (c), the excess, if any, of (a) the Net Agreed Value (at the time of conveyance) of the undivided interest in the Contributed Property conveyed to the Partnership pursuant to Section 4.2 in exchange for such Subordinated Unit, over (b) any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Subordinated Units.

    "WITHDRAWAL OPINION OF COUNSEL" has the meaning assigned to such term in
  Section 13.1(b).

                                  ARTICLE III
                                    PURPOSE

  3.1 PURPOSE AND BUSINESS. The purpose and nature of the business to be conducted by the Partnership shall be (a) to serve as a limited partner in the Operating Partnership and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership as a limited partner in the Operating Partnership pursuant to the Operating Partnership Agreement or otherwise, (b) to engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage in, any business activity that the Operating Partnership is permitted to engage in by the Operating Partnership Agreement and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity,
(c) to engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (d) to do anything necessary or appropriate to the foregoing, including, without limitation, the making of capital contributions or loans to the Operating Partnership. The General Partner has no obligation or duty to the Partnership, the Limited Partners, the Special Limited Partners or the Assignees to propose or approve, and in its sole discretion may decline to propose or approve, the conduct by the Partnership of any business.

  3.2 POWERS. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 3.1 and for the protection and benefit of the Partnership.

                                  ARTICLE IV
                             CAPITAL CONTRIBUTIONS

  4.1 INITIAL CONTRIBUTIONS; RETURN OF INITIAL CONTRIBUTIONS. (a) In connection with the formation of the Partnership under the Delaware Act, the General Partner has made an initial Capital Contribution to the Partnership in the amount of $10 for an interest in the Partnership and has been admitted as the general partner of the Partnership, and the Organizational Limited Partner has made a Capital Contribution to the Partnership in the amount of $990 for an interest in the Partnership and has been admitted as a limited partner of the Partnership.

  (b) As of the Closing Date, after giving effect to the transactions contemplated by Section 4.2 and the admission to the Partnership of the Initial Limited Partners in accordance with this Agreement, the interest of the Organizational Limited Partner shall be terminated, the $10 Capital Contribution by the General Partner and the $990 Capital Contribution by the Organizational Limited Partner as initial Capital Contributions shall be refunded and the Organizational Limited Partner shall cease to be a Limited Partner of the Partnership. Ninety-nine percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner, and the balance thereof shall be allocated and distributed to the General Partner.

  4.2 CONTRIBUTIONS BY THE GENERAL PARTNER AND THE INITIAL LIMITED PARTNERS.
(a) On the Closing Date, the General Partner shall, as set forth in the Contribution Agreement, contribute, transfer, convey, assign and deliver to the Partnership, as a Capital Contribution, a limited partner interest in the Operating Partnership which, together with the Partnership Interest (as defined in the Operating Partnership Agreement) previously held by the Partnership, will represent a 98.9899% Percentage Interest (as defined in the Operating Partnership Agreement) in the Operating Partnership, in exchange for
(i) the continuation of its Partnership Interest as general partner in the Partnership, subject to all of the rights, privileges and duties of the General Partner under this Agreement, (ii) 1,000,000 Common Units and 16,118,559 Subordinated Units and (iii) the IDRs.

  (b) Subject to completion of the Capital Contributions referred to in
Section 4.2(a), on the Closing Date, each Underwriter shall contribute and deliver to the Partnership cash in an amount equal to the Issue Price per Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the "First Closing Date", as such term is defined in the Underwriting Agreement. In exchange for such Capital Contribution by the Underwriters, the Partnership shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing
(X) the cash contribution to the Partnership by or on behalf of such Underwriter by (Y) the Issue Price per Common Unit.

  4.3 ISSUANCES OF ADDITIONAL UNITS AND OTHER SECURITIES. (a) Subject to
Section 4.3(c), the General Partner is hereby authorized to cause the Partnership to issue, in addition to the Partnership Interests and Units issued pursuant to Sections 4.1 and 4.2, such additional Units, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue, any unsecured or secured debt obligations of the Partnership convertible into any class or series of equity securities of the Partnership (collectively, "PARTNERSHIP SECURITIES"), for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners. The General Partner shall have sole discretion, subject to the guidelines set forth in this

Section 4.3 and the requirements of the Delaware Act, in determining the consideration and terms and conditions with respect to any future issuance of Partnership Securities.

  (b) Additional Partnership Securities to be issued by the Partnership pursuant to this Section 4.3 shall be issuable from time to time in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to existing classes and series of Partnership Securities (except as provided in Section 4.3(c)), all as shall be fixed by the General Partner in the exercise of its sole discretion, subject to Delaware law and Section 4.3(c), including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Securities; (ii) the right of each such class or series of Partnership Securities to share in Partnership distributions; (iii) the rights of each such class or series of Partnership Securities upon dissolution and liquidation of the Partnership; (iv) whether such class or series of additional Partnership Securities is redeemable by the Partnership and, if so, the price at which, and the terms and conditions upon which, such class or series of additional Partnership Securities may be redeemed by the Partnership; (v) whether such class or series of additional Partnership Securities is issued with the privilege of conversion and, if so, the rate at which, and the terms and conditions upon which, such class or series of Partnership Securities may be converted into any other class or series of Partnership Securities or other property; (vi) the terms and conditions upon which each such class or series of Partnership Securities will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such class or series of Partnership Securities to vote on Partnership matters, including, without limitation, matters relating to the relative rights, preferences and privileges of each such class or series.

  (c) Notwithstanding the terms of Sections 4.3(a) and 4.3(b), the issuance by the Partnership of any Partnership Securities pursuant to this Section 4.3 shall be subject to the following restrictions and limitations:

    (i) During the Subordination Period, the Partnership shall not issue an aggregate of more than 7,000,000 additional Common Units (excluding Common Units issued in connection with the exercise of the Overallotment Option and Common Units issued upon conversion of Subordinated Units pursuant to
  Section 5.7(b)) or an equivalent amount of other Units having rights to distributions or in liquidation ranking on a parity with the Common Units, without the prior approval of two-thirds of the Outstanding Common Units; provided, however, that in addition to such Units the Partnership may also issue an unlimited amount of additional Common Units or other Partnership Securities having rights to distribution or in liquidation ranking on a parity with the Common Units prior to the end of the Subordination Period and without the approval of the Unitholders if (A) such issuance occurs in connection with or (B) within 270 days of, and the net proceeds from the issuance of such Common Units or other Partnership Securities are used to repay debt incurred in connection with, an Acquisition or a Capital Addition and Improvement involving properties and assets that would have, if acquired by the Partnership as of the date that is one year prior to the first day of the Quarter in which such Acquisition is to be consummated or such Capital Addition and Improvement is to be completed, resulted in an increase in (1) the amount of Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to each of the four most recently completed Quarters (determined on a pro forma basis assuming that (w) all of the Common Units or other Partnership Securities to be issued in connection with or within 270 days of such Acquisition or Capital Addition and Improvement had been issued and outstanding, and (x) all indebtedness for borrowed money to be incurred or assumed in connection with such Acquisition or Capital Addition and Improvement (other than any such indebtedness that is to be repaid with the proceeds of such offering) had been incurred or assumed, in each case as of the commencement of such four-Quarter period), and computing expenses that would have been incurred by the Partnership in the operation of the assets and properties acquired by including (y) the personnel expenses for employees to be retained by the Partnership in the operation of the assets and properties acquired and (z) the non-personnel costs and expenses on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities) over (2) the actual amount of Available Cash constituting Cash from Operations generated by the Partnership on a per-Unit basis (for all Outstanding Units) with respect to each of such four Quarters; and

    (ii) During the Subordination Period, the Partnership shall not issue additional Partnership Securities having rights to distributions or in liquidation ranking prior or senior to the Common Units, without the prior approval of two-thirds of the Outstanding Common Units; and

    (iii) Upon the issuance of any Partnership Interests by the Partnership or the making of any other Capital Contributions to the Partnership, the General Partner shall be required to make additional Capital Contributions to the Partnership in an amount equal to 1.01% of the additional Capital Contribution then made by a Person other than the General Partner.

  (d) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with each issuance of Units, IDRs or other Partnership Securities pursuant to Section 4.3(a) and to amend this Agreement in any manner that it deems necessary or appropriate to provide for each such issuance, to admit Additional Limited Partners in connection therewith and to specify the relative rights, powers and duties of the holders of the Units, IDRs or other Partnership Securities being so issued.

  (e) The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities, including, without limitation, compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

  4.4 LIMITED PREEMPTIVE RIGHTS. Except as provided in this Section 4.4, no Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions; (b) issuance or sale of any class or series of Units, IDRs or other Partnership Securities, whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Units, IDRs or other Partnership Securities; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Units, IDRs or other Partnership Securities; or (e) issuance or sale of any other securities that may be issued or sold by the Partnership. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Units, IDRs or other Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Units, IDRs or other Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Units, IDRs or other Partnership Securities.

  4.5 CAPITAL ACCOUNTS. (a) The Partnership shall maintain for each Partner (or a beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 4.5(b) and allocated with respect to such Partnership Interest pursuant to Section 5.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 4.5(b) and allocated with respect to such Partnership Interest pursuant to Section 5.1.

  (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

    (i) Solely for purposes of this Section 4.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Partnership Agreements) of all property owned by the Operating Partnership.

    (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 5.1.

    (iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

    (iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

    (v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 4.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

    (vi) If the Partnership's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to
  Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section
  5.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

    (c) (i) Except as otherwise provided in Section 4.5(c)(ii), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred; provided, however, that, if the transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership's properties shall be deemed to have been distributed in liquidation of the Partnership to the Partners (including any transferee of a Partnership Interest that is a party to the transfer causing such termination) pursuant to Sections 14.3 and 14.4 and recontributed by such Partners in reconstitution of the Partnership. Any such deemed distribution shall be treated as an actual distribution for purposes of this Section
  4.5. In such event, the Carrying Values of the Partnership properties shall be adjusted immediately prior to such deemed distribution pursuant to
  Section 4.5(d)(ii) and such Carrying Values shall then constitute the Agreed Values of such properties upon such deemed contribution to the reconstituted Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this
  Section 4.5.

    (ii) Immediately prior to the conversion of a Subordinated Unit into a Common Unit pursuant to Sections 5.7(b) or (c) or the sale, exchange or other disposition of a Subordinated Unit by a holder thereof, the Capital Account maintained for such Person with respect to its Subordinated Units will (A) first, be allocated to the Subordinated Units to be converted or transferred,as the case may be, in an amount equal to the product of (x) the number of such Subordinated Units to be converted or transferred,as the case may be, and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

    (d) (i) Consistent with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Units for cash or Contributed Property or the conversion of the General Partner's Partnership Interest to Common Units pursuant to Section 13.3(b), the Capital Account of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Sections 5.1(a) and 5.1(b). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Units shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.

    (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 5.1. Any Unrealized Gain or

  Unrealized Loss attributable to such property shall be allocated in the same manner as Net Termination Gain or Net Termination Loss pursuant to
  Section 5.1(c); provided, however, that, in making any such allocation, Net Termination Gain or Net Termination Loss actually realized shall be allocated first. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a deemed distribution occurring as a result of a termination of the Partnership pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 4.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 14.3 or 14.4, be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt.

  4.6 INTEREST. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

  4.7 NO WITHDRAWAL. No Partner shall be entitled to withdraw any part of its Capital Contributions or its Capital Account or to receive any distribution from the Partnership, except as provided in Section 4.1, and Articles V, VII, XIII and XIV.

  4.8 LOANS FROM PARTNERS. Loans by a Partner to the Partnership shall not constitute Capital Contributions. If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such excess advances shall not result in any increase in the amount of the Capital Account of such Partner. The amount of any such excess advances shall be a debt obligation of the Partnership to such Partner and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances are made.

  4.9 NO FRACTIONAL UNITS. No fractional Units shall be issued by the Partnership.

  4.10 SPLITS AND COMBINATIONS. (a) Subject to Section 4.10(d), the General Partner may make a pro rata distribution of Units or other Partnership Securities to all Record Holders or may effect a subdivision or combination of Units or other Partnership Securities; provided, however, that after any such distribution, subdivision or combination, each Partner shall have the same Percentage Interest in the Partnership as before such distribution, subdivision or combination.

  (b) Whenever such a distribution, subdivision or combination of Units or other Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice of the distribution, subdivision or combination at least 20 days prior to such Record Date to each Record Holder as of the date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Units to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

  (c) Promptly following any such distribution, subdivision or combination, the General Partner may cause Certificates to be issued to the Record Holders of Units as of the applicable Record Date representing the new number of Units held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such distribution, subdivision or combination; provided, however, if any such distribution, subdivision or combination results in a smaller total number of Units Outstanding, the General Partner shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

  (d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 4.9 and this Section 4.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

                                   ARTICLE V
                         ALLOCATIONS AND DISTRIBUTIONS

  5.1 ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 4.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided hereinbelow.

    (a) Net Income. After giving effect to the special allocations set forth in Section 5.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

      (i) First, 100% to the General Partner until the aggregate Net Income allocated to the General Partner pursuant to this Section 5.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to
    Section 5.1(b)(iii) for all previous taxable years;

      (ii) Second, 100% to the General Partner and the Limited Partners, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this
    Section 5.1(a)(ii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 5.1(b)(ii) for all previous taxable years; and

      (iii) Third, the balance, if any, 100% to the General Partner and the Limited Partners in accordance with their respective Percentage Interests.

    (b) Net Losses. After giving effect to the special allocations set forth in Section 5.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

      (i) First, 100% to the General Partner and the Limited Partners, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 5.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 5.1(a)(iii) for all previous taxable years;

      (ii) Second, 100% to the General Partner and the Limited Partners in accordance with their respective Percentage Interests; provided, that Net Losses shall not be allocated pursuant to this Section 5.1(b)(ii) to the extent that such allocation would cause any Limited Partner to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account); and

      (iii) Third, the balance, if any, 100% to the General Partner.

    (c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 5.1(d), all items of income gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 5.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 5.1 and after all distributions of Available Cash provided under Section 5.4 have been made with respect to the taxable period ending on the date of the Partnership's liquidation pursuant to
  Section 14.3.

      (i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 4.5(d)) from Termination Capital Transactions, such Net Termination Gain shall be allocated among the General Partner, the Limited Partners and the Special Limited Partners in the following manner (and the Adjusted Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

        (A) First, to each Partner having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

        (B) Second, 99% to all Limited Partners holding Common Units, in accordance with their relative Percentage Interests, and 1% to the General Partner until the Adjusted Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price plus (2) the Minimum Quarterly Distribution for the Quarter during which such Net Termination Gain is recognized, reduced by any distribution pursuant to Sections 5.4(a)(i) or (b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the "UNPAID MQD") plus (3) any then existing Cumulative Common Unit Arrearage with respect to a Common Unit sold by the Underwriters on the Closing Date;

        (C) Third, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the expiration of the Subordination Period, 99% to the Limited Partners holding Subordinated Units, in the proportion that the total number of Subordinated Units held by each such Limited Partner bears to the total number of Subordinated Units then Outstanding, and 1% to the General Partner, in the amount which will increase the Adjusted Capital Account of each such Limited Partner maintained with respect to such Subordinated Units to that amount which equals the sum of (1) the Unrecovered Subordinated Unit Capital attributable to such Subordinated Units, determined for the taxable year (or portion thereof) to which this allocation of gain relates plus (2) the Minimum Quarterly Distribution for the Quarter during which such Net Termination Gain is recognized, reduced by any distribution pursuant to Section 5.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

        (D) Fourth, 99% to all Limited Partners, in accordance with their relative Percentage Interests, and 1% to the General Partner until the Adjusted Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, plus (2) the Unpaid MQD, if any, for such Common Unit with respect to the Quarter during which such Net Termination Gain is recognized, plus (3) any then existing Cumulative Common Unit Arrearage with respect to a Common Unit sold by the Underwriters on the Closing Date, plus (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership's existence over (bb) the amount of any distributions of Cash from Operations that was distributed pursuant to Sections 5.4(a)(iv) or 5.4 (b)(ii) (the sum of (1) plus (2) plus
      (3) plus (4) is hereinafter defined as the "FIRST LIQUIDATION TARGET AMOUNT");

        (E) Fifth, 85.8673% to all Limited Partners, in accordance with their relative Percentage Interests, and 13.1327% to the Special Limited Partners, pro rata, and 1% to the General Partner until the Adjusted Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, plus (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership's existence over (bb) the amount of any distributions of Cash from Operations that was distributed pursuant to Section 5.4(a)(v) or 5.4(b)(iii) (the sum of (1) plus (2) is hereinafter defined as the "SECOND LIQUIDATION TARGET AMOUNT");

        (F) Sixth, 75.7653% to all Limited Partners, in accordance with their relative Percentage Interests, and 23.2347% to the Special Limited Partners, pro rata, and 1% to the General Partner until the Adjusted Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, plus (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership's existence over (bb) the amount of any distributions of Cash from Operations that was distributed pursuant to Section 5.4(a)(vi) or 5.4(b)(iv); and

        (G) Finally, any remaining amount 50.5102% to all Limited
      Partners, in accordance with their relative Percentage Interests, and 48.4898% to the Special Limited Partners, pro rata, and 1% to the General Partner.

      (ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 4.5(d)) from Termination Capital Transactions, such Net Termination Loss shall be allocated to the Partners in the following manner:

        (A) First, if such Termination Capital Transaction occurs (or is deemed to occur) prior to the conversion of the last outstanding Subordinated Unit, 99% to the Partners holding Subordinated Units, in proportion that the total number of Subordinated Units held by each such Limited Partner bears to the total number of Subordinated Units then Outstanding, and 1% to the General Partner, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

        (B) Second, 99% to all Limited Partners holding Common Units, in accordance with their relative Percentage Interests, and 1% to the General Partner, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

        (C) Third, the balance, if any, 100% to the General Partner.

    (d) Special Allocations. Notwithstanding any other provision of this
  Section 5.1, the following special allocations shall be made for such taxable period:

      (i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(d) with respect to such taxable period (other than an allocation pursuant to Sections 5.1(d)(vi) and 5.1(d)(vii)). This Section 5.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

      (ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this
    Section 5.1(d), each Partner's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(d), other than Section 5.1(d)(i) and other than an allocation pursuant to Sections 5.1(d)(vi) and 5.1(d)(vii), with respect to such taxable period. This Section 5.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

      (iii) Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 14.3 or 14.4) to any Limited Partner with respect to a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Limited Partners (on a per Unit basis), then (1) each Limited Partner receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Limited Partner exceeds the distribution (on a per Unit basis) to the Limited Partners receiving the smallest distribution and (bb) the number of Units owned by the Limited Partner receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to 1/99 of the sum of the amounts allocated in clause (1) above. All or a portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated 100% to the Special Limited Partners, pro rata, until the aggregate amount of such items allocated to the Special Limited Partners, pro rata, under this paragraph (iii) for the current taxable period and all previous taxable periods is equal to the cumulative amount of cash distributed to the Special Limited Partners, pro rata, from the Closing Date through the end of such taxable period.

      (iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 5.1(d)(i) or (ii).

      (v) Gross Income Allocations. In the event any Partner has a deficit balance in its Adjusted Capital Account at the end of any Partnership taxable period, such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this
    Section 5.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(d)(v) were not in this Agreement.

      (vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

      (vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

      (viii) Nonrecourse Liabilities. For purposes of Treasury Regulation
    Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

      (ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation
    Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury regulations.

      (x) Economic Uniformity. At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, if any, shall be allocated 100% to each Partner holding Subordinated Units in the proportion of the number of Subordinated Units held by such Partner to the total number of Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain which increases the Capital Account maintained with respect to such Subordinated Units to an amount equal to the product of (A) the number of Subordinated Units held by such Partner and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will only be available to the General Partner if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 4.5(c)(ii) does not otherwise provide such economic uniformity to the Subordinated Units.

      (xi) Curative Allocation.

        (A) Notwithstanding any other provision of this Section 5.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 5.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 5.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 5.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner reasonably determines that such allocations are likely to be offset by subsequent Required Allocations.

        (B) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of
      Section 5.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to
      Section 5.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

        (xii) Retirement of Assumed Indebtedness. All losses or deductions attributable to premiums, consent fees, or other expenditures incurred by the Partnership to retire indebtedness assumed from the General Partner pursuant to the Contribution Agreement shall be allocated to the General Partner.

        (xiii) First Year Allocation. Net Income or Net Loss of the Partnership for the period beginning on the Closing Date and ending on the last day of the taxable year of the Partnership that includes the Closing Date shall be allocated 100% to the General Partner. For the immediately succeeding taxable year of the Partnership, items of income or gain (if the allocation in the prior year was an allocation of Net Income) or items of loss and deduction (if the allocation in the prior year was an allocation of Net Loss) shall be allocated 100% to the Limited Partners, in accordance with their Percentage Interests, in an amount equal to 99% of the Net Income or Net Loss allocated to the General Partner in the prior taxable year.

  5.2 ALLOCATIONS FOR TAX PURPOSES. (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to
Section 5.1.

  (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners as follows:

    (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners in the manner provided under
  Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) except as otherwise provided in Section 5.2(b)(iii), any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

    (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.5(d)(i) or (ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 5.2(b)(i)(A); and (B) except as otherwise provided in Section 5.2(b)(iii), any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

    (iii) The General Partner shall apply the principles of Temporary Regulation Section 1.704-3T to eliminate Book-Tax Disparities.

  (c) For the proper administration of the Partnership and for the preservation of uniformity of the Units (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this
Section 5.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Units issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

  (d) The General Partner in its sole discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership's common basis of such property, despite the inconsistency of such approach with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation Section 1.167(c)-1(a)(6) or the legislative history of
Section 197 of the Code. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Units.

  (e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this
Section 5.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

  (f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

  (g) Each item of Partnership income, gain, loss and deduction attributable to a transferred Partnership Interest of the General Partner or to transferred Units shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that (i) if the Underwriter's Overallotment Option is not exercised, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Closing Date occurs shall be allocated to Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month or (ii) if the Underwriters' Overallotment Option is exercised, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Second Time of Delivery (as defined in the Underwriting Agreement) occurs shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership other than in the ordinary course of business shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

  (h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article V shall instead be made to the beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

  5.3 REQUIREMENT AND CHARACTERIZATION OF DISTRIBUTIONS. (a) Within 45 days following the end of (i) the period beginning on the Closing Date and ending on October 31, 1994 and (ii) each Quarter commencing with the Quarter beginning on November 1, 1994, an amount equal to 100% of Available Cash with respect to such period or Quarter shall be distributed in accordance with this
Article V by the Partnership to the Partners, as of the Record Date selected by the General Partner in its reasonable discretion. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Cash from Operations until the sum of all amounts of Available Cash theretofore distributed by the Partnership to Partners pursuant to
Section 5.4 equals the aggregate amount of all Cash from Operations generated by the Partnership since the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 5.5, be deemed to be Cash from Interim Capital Transactions.

  (b) Notwithstanding the definitions of Available Cash and Cash from Operations contained herein, disbursements (including, without limitation, contributions to the Operating Partnership or disbursements on behalf of the Operating Partnership) made or cash reserves established, increased or reduced after the end of any Quarter but on or before the date on which the Partnership makes its distribution of Available Cash in respect of such Quarter pursuant to Section 5.3(a) shall be deemed to have been made, established, increased or reduced for purposes of determining Available Cash and Cash from Operations, within such Quarter if the General Partner so determines. Notwithstanding the foregoing, in the event of the dissolution and liquidation of the Partnership, all proceeds of such liquidation shall be applied and distributed in accordance with, and subject to the terms and conditions of, Sections 14.3 and 14.4.

  5.4 DISTRIBUTIONS OF CASH FROM OPERATIONS. (a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Cash from Operations pursuant to the provisions of
Section 5.3 or 5.5 shall be distributed as follows, except as otherwise required by Section 4.2(b) in respect of additional Partnership Securities issued pursuant thereto:

    (i) First, 99% to the Limited Partners holding Common Units, in accordance with their relative Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

    (ii) Second, 99% to the Limited Partners holding Common Units, in accordance with their relative Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage, if any, existing with respect to such Quarter;

    (iii) Third, 99% to the Limited Partners holding Subordinated Units, in accordance with their relative Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly
  Distribution;

    (iv) Fourth, 99% to all Limited Partners, in accordance with their relative Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution;

    (v) Fifth, 85.8673% to all Limited Partners, in accordance with their relative Percentage Interests, 13.1327% to the Special Limited Partners, pro rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution;

    (vi) Sixth, 75.7653% to all Limited Partners, in accordance with their relative Percentage Interests, 23.2347% to the Special Limited Partners, pro rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution; and

    (vii) Thereafter, 50.5102% to all Limited Partners, in accordance with their relative Percentage Interests, 48.4898% to the Special Limited Partners, pro rata, and 1% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 5.6, the distributions of Available Cash that is deemed to be Cash from Operations with respect to any Quarter will be made in accordance with Section 5.4(a)(vii).

  (b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Cash from Operations pursuant to the provisions of Section 5.3 or 5.5 shall be distributed as follows, except as otherwise required by Section 4.2(b) in respect of additional Partnership Securities issued pursuant thereto:

    (i) First, 99% to all Limited Partners, in accordance with their relative Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution;

    (ii) Second, 99% to all Limited Partners, in accordance with their relative Percentage Interests, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution;

    (iii) Third, 85.8673% to all Limited Partners, in accordance with their relative Percentage Interests, 13.1327% to the Special Limited Partners, pro rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution;

    (iv) Fourth, 75.7653% to all Limited Partners, in accordance with their relative Percentage Interests, 23.2347% to the Special Limited Partners, pro rata, and 1% to the General Partner until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution; and

    (v) Thereafter, 50.5102% to all Limited Partners, in accordance with their relative Percentage Interests, 48.4898% to the Special Limited Partners, pro rata, and 1% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 5.6, the distributions of Available Cash that is deemed to be Cash from Operations with respect to any Quarter will be made in accordance with Section 5.4(b)(v).

  5.5 DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS. Available Cash that constitutes Cash from Interim Capital Transactions shall be distributed, unless the provisions of Section 5.3 require otherwise, 99% to all Limited Partners, in accordance with their relative Percentage Interests, and 1% to the General Partner until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Cash from Interim Capital Transactions in an aggregate amount equal to the Initial Unit Price. Thereafter, all Available Cash shall be distributed as if it were Cash from Operations and shall be distributed in accordance with Section 5.4.

  5.6 ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS. (a) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 4.10. In the event of a distribution of Available Cash that is deemed to be Cash from Interim Capital Transactions, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.

  (b) The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall also be subject to adjustment pursuant to Section 9.6.

  5.7 SPECIAL PROVISIONS RELATING TO THE SUBORDINATED UNITS.

  (a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions of cash made with respect to Common Units pursuant to this Article V, the holder of a Subordinated Unit shall have all of the rights and obligations of a Limited Partner holding Common Units hereunder; provided, however, that immediately upon the end of the Subordination Period or upon the conversion of Subordinated Units as provided in subparagraph (b) below, the holder of a Subordinated Unit shall possess all of the rights and obligations of a Limited Partner holding Common Units hereunder, including, without limitation, the right to vote as a Common Unitholder, the right to participate in allocations of income, gain, loss and deduction and distributions of cash made with respect to Common Units pursuant to this
Article V (but such Subordinated Units shall remain subject to the provisions of Sections 4.5(c)(ii) and 5.1(d)(x)).

  (b) A total of 5,372,853 Subordinated Units will convert into Common Units (subject to paragraph (c) immediately below) on the first day of any Quarter commencing on or after August 1, 1997, provided that each of the following two tests have been satisfied:

     (i) the Partnership has, with respect to each of the two consecutive four-Quarter periods immediately preceding such date, made distributions of Available Cash constituting Cash from Operations on the Common Units and the Subordinated Units in an amount equal to or greater than the Minimum Quarterly Distribution on each Common Unit and Subordinated Unit Outstanding for such periods; provided, however, that in determining the amount of Available Cash constituting Cash from Operations distributed in any four-Quarter period the following amounts shall not be included: (A) any positive balance in Cash from Operations at the beginning of such four-Quarter period, (B) any net increase in working capital borrowings in such four-Quarter period and (C) any net decrease in reserves in such four-Quarter period; and

     (ii) the amount of Available Cash constituting Cash from Operations generated by the Partnership in each of the two consecutive four-Quarter periods immediately preceding such date, equaled or exceeded 125% of the Minimum Quarterly Distribution on all Common Units and all Subordinated Units for such periods; provided, however, that in determining the amount of Available Cash constituting Cash from Operations generated by the Partnership in any four-Quarter period (A) the following amounts shall not be included: (1) any positive balance in Cash from Operations at the beginning of such four-Quarter period, (2) any net increase in working capital borrowings in such four-Quarter period and (3) any net decrease in reserves in such four-

    Quarter period, and (B) any net increase in reserves in such four-Quarter period to provide funds for distributions with respect to Units and any general partner interests in the Partnership shall be included.

  (c) After the end of the Subordination Period or upon the occurrence of the events described in subparagraph (b) of this Section 5.7, once the General Partner determines, based on advice of counsel, that a Subordinated Unit has, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of a Common Unit then Outstanding, then the Subordinated Unit shall be converted to a Common Unit (on a one-for-one basis) and from that time forward (which time shall, except as provided in subparagraph (b) above, in no event commence before the first day following the end of the Subordination Period) shall constitute a Common Unit for all purposes under this Agreement. In connection with the condition set forth above, it is understood that the General Partner may take whatever reasonable steps are required to provide economic uniformity to the Subordinated Units in preparation for a conversion into Common Units, including the application of Sections 4.5(c) and 5.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Limited Partners holding Common Units or the Record Holders of any class of Units.

  5.8 SPECIAL PROVISIONS RELATING TO THE SPECIAL LIMITED PARTNERS. Notwithstanding anything to the contrary set forth in this Agreement, the Special Limited Partners (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Articles VI and VII and (ii) have a Capital Account as a Partner pursuant to
Section 4.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, (ii) be entitled to any distributions other than to Partners pursuant to Sections 5.4(a)(v), (vi) and (vii), 5.4(b)(iii), (iv) and
(v), 14.3 and 14.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article V.

                                  ARTICLE VI
                     MANAGEMENT AND OPERATION OF BUSINESS

  6.1 MANAGEMENT. (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 6.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including, without limitation, (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations; (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership; (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause
(iii) being subject, however, to any prior approval that may be required by
Section 6.3); (iv) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement, including, without limitation, the financing of the conduct of the operations of the Partnership or the Operating Partnership, the lending of funds to other Persons (including, without limitation, the Operating Partnership, the General Partner and Affiliates of the General Partner) and the repayment of obligations of the Partnership and the Operating Partnership and the making of capital contributions to the

Operating Partnership; (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including, without limitation, instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case); (vi) the distribution of Partnership cash; (vii) the selection and dismissal of employees and agents (including, without limitation, employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (viii) the maintenance of such insurance for the benefit of the Partnership, the Operating Partnership and the Partners (including, without limitation, the assets of the Operating Partnership and the Partnership) as it deems necessary or appropriate; (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other relationships (including, without limitation, the acquisition of interests in, and the contributions of property to, the Operating Partnership from time to time); (x) the control of any matters affecting the rights and obligations of the Partnership, including, without limitation, the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law; (xii) the entering into of listing agreements with The New York Stock Exchange, Inc. and any other securities exchange and the delisting of some or all of the Units from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 1.6); (xiii) the purchase, sale or other acquisition or disposition of Units; and (xiv) the undertaking of any action in connection with the Partnership's participation in the Operating Partnership as the limited partner (including, without limitation, contributions or loans of funds by the Partnership to the Operating Partnership).

  (b) Notwithstanding any other provision of this Agreement, the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and Assignees and each other Person who may acquire an interest in Units hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Operating Partnership Agreement, the Underwriting Agreement, the Contribution Agreement, the agreements and other documents filed as exhibits to the Registration Statement, and the other agreements described in or filed as a part of the Registration Statement, and the engaging by any Affiliate of the General Partner in business and activities (other than Restricted Activities) that are in direct competition with the business and activities of the Partnership and the Operating Partnership; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Units; and (iii) agrees that the execution, delivery or performance by the General Partner, the Partnership, the Operating Partnership or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including, without limitation, the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XVII), or the engaging by any Affiliate of the General Partner in any business and activities (other than Restricted Activities) that are in direct competition with the business and activities of the Partnership and the Operating Partnership, shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or the Assignees or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity. The term "Affiliate" when used in this Section 6.1(b) with respect to the General Partner shall not include the Partnership or any Subsidiary of the Partnership.

  6.2 CERTIFICATE OF LIMITED PARTNERSHIP. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 7.5(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner or Assignee.

  6.3 RESTRICTIONS ON GENERAL PARTNER'S AUTHORITY. (a) The General Partner may not, without written approval of the specific act by all of the Outstanding Units or by other written instrument executed and delivered by all of the Outstanding Units subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement; (ii) possess Partnership property, or assign any rights in specific Partnership property, for other than a Partnership purpose; (iii) admit a Person as a Partner, except as otherwise provided in this Agreement; (iv) amend this Agreement in any manner, except as otherwise provided in this Agreement; or (v) transfer its interest as general partner of the Partnership, except as otherwise provided in this Agreement.

  (b) Except as provided in Articles XIV and XVI, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Operating Partnership, without the approval of at least a majority of the Outstanding Units (other than Units owned by the General Partner and its Affiliates) during the Subordination Period and thereafter without the approval of at least a majority of the Outstanding Units; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets and shall not apply to any forced sale of any or all of the Partnership's assets pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of at least two-thirds of the Outstanding Units, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Operating Partnership Agreement or, except as expressly permitted by Section 6.9(d), take any action permitted to be taken by a partner of the Operating Partnership, in either case, that would have a material adverse effect on the Partnership as a partner of the Operating Partnership or (ii) except as permitted under Sections 11.2, 13.1 and 13.2 elect or cause the Partnership to elect a successor general partner of the Operating Partnership.

  (c) Unless approved by the affirmative vote of the holders of at least two-thirds of each class of Outstanding Units, including two-thirds of the Common Units (excluding for purposes of such determination Common Units owned by the General Partner and its Affiliates), the General Partner shall not take any action or refuse to take any reasonable action the effect of which, if taken or not taken, as the case may be, would be to cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; provided that this Section 6.3(c) shall not be construed to apply to amendments to this Agreement (which are governed by Article XV) or mergers or consolidations of the Partnership with any Person (which are governed by Article XVI).

  (d) At all times while serving as the general partner of the Partnership, the General Partner shall not (except as provided below) make any dividend or distribution on, or repurchase any shares of, its stock or take any other action within its control unless it shall first receive an Opinion of Counsel that the effect of such dividend, distribution, repurchase or other action would not reduce its net worth below an amount such that the Partnership will be treated as an association taxable as a corporation for federal income tax purposes; provided, however, to the extent the General Partner receives distributions of cash from the Partnership, the Operating Partnership or any other partnership of which the Partnership is, directly or indirectly, a partner, the General Partner shall not use such cash to make any dividend or distribution on, or repurchase any shares of, its stock or take any other action within its control if the effect of such dividend, distribution, repurchase or other action would be to reduce its net worth below an amount necessary to receive an Opinion of Counsel that the Partnership will be treated as a partnership for federal income tax purposes.

  6.4 REIMBURSEMENT OF THE GENERAL PARTNER. (a) Except as provided in this
Section 6.4 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partner shall not be compensated for its services as general partner of the Partnership or the Operating Partnership.

  (b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for
(i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including, without limitation, salary, bonus, incentive compensation and other amounts paid to any Person to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including, without limitation, expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 6.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 6.7.

  (c) Subject to Section 4.3(c), the General Partner in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof) may propose and adopt on behalf of the Partnership, employee benefit and incentive plans (including, without limitation, plans involving the issuance of Units), or issue Partnership Securities pursuant to any employee benefit or incentive plan maintained or sponsored by the General Partner or one of its Affiliates, in each case for the benefit of employees of the General Partner, the Partnership, the Operating Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or the Operating Partnership. The Partnership agrees to issue and sell to the General Partner any Units or other Partnership Securities that the General Partner is obligated to provide to any employees pursuant to any such benefit or incentive plans. Expenses incurred by the General Partner in connection with any such plans (including the net cost to the General Partner of Units purchased by the General Partner from the Partnership to fulfill options or awards under such plans) shall be reimbursed in accordance with Section 6.4(b). Any and all obligations of the General Partner under any employee benefit or incentive plans adopted by the General Partner as permitted by this Section 6.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 13.1 or 13.2 or the transferee of or successor to all of the General Partner's Partnership Interest as a general partner in the Partnership pursuant to Section 11.2.

  6.5 OUTSIDE ACTIVITIES. (a) After the Closing Date, the General Partner, for so long as it is the general partner of the Partnership, (i) agrees that its sole business will be to act as a general partner of the Partnership, the Operating Partnership and any other partnership of which the Partnership or the Operating Partnership is, directly or indirectly, a partner and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not enter into or conduct any business or incur any debts or liabilities except in connection with or incidental to (A) its performance of the activities required or authorized by this Agreement or the Operating Partnership Agreement or described in or contemplated by the Registration Statement and (B) the acquisition, ownership or disposition of Partnership Interests in the Partnership or partnership interests in the Operating Partnership or any other partnership of which the Partnership or the Operating Partnership is, directly or indirectly, a partner, except that, notwithstanding the foregoing, employees of the General Partner may perform services for Ferrell and its Affiliates, and (iii) shall not and shall cause its Affiliates not to engage in any Restricted Activity.

  (b) Except as described in Section 6.5(a), no Indemnitee shall be expressly or implicitly restricted or proscribed pursuant to this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby from engaging in other activities for profit, whether in the businesses engaged in by the Partnership or the Operating Partnership or anticipated to be engaged in by the Partnership, the Operating Partnership or otherwise, including, without limitation, in the case of any Affiliates of the General Partner those businesses and activities (other than Restricted Activities) in direct competition with the business and activities of the Partnership or the Operating Partnership or otherwise described in or contemplated by the Registration Statement. Without limitation of and subject to the foregoing each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and to engage in and possess an interest in other business ventures of any and every type or description, independently or with others, including, without limitation, in the case of any Affiliates of the General Partner business interests and activities (other than Restricted Activities) in direct competition with the business and activities of the Partnership or the Operating Partnership, and none of the same shall constitute a breach of this Agreement or any duty to the Partnership, the Operating Partnership or any Partner or Assignee. Neither the Partnership, the Operating Partnership, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee (subject, in the case of the General Partner, to compliance with Section 6.5(c)) and such Indemnitees shall have no obligation to offer any interest in any such business ventures to the Partnership, the Operating Partnership, any Limited Partner or any other Person. The General Partner and any other Persons affiliated with the General Partner may acquire Units or other Partnership Securities in addition to those acquired by any of such Persons on the Closing Date, and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of an Assignee or Limited Partner, as applicable, relating to such Units or Partnership Securities, as the case may be.

  (c) Subject to the terms of Sections 6.5(a) and (b) but otherwise notwithstanding anything to the contrary in this Agreement, (i) the competitive activities of any Indemnitees (other than the General Partner) are hereby approved by the Partnership and all Partners and (ii) it shall be deemed not to be a breach of the General Partner's fiduciary duty or any other obligation of any type whatsoever of the General Partner for the General Partner to permit an Affiliate of the General Partner to engage, or for any such Affiliate to engage, in business interests and activities (other than Restricted Activities) in preference to or to the exclusion of the Partnership.

  (d) The term "Affiliates" when used in this Section 6.5 with respect to the General Partner shall not include the Partnership or any Subsidiary of the Partnership.

  6.6 LOANS TO AND FROM THE GENERAL PARTNER; CONTRACTS WITH AFFILIATES. (a) The General Partner or any Affiliate thereof may lend to the Partnership or the Operating Partnership, and the Partnership and the Operating Partnership may borrow, funds needed or desired by the Partnership and the Operating Partnership for such periods of time as the General Partner may determine and
(ii) the General Partner or any Affiliate thereof may borrow from the Partnership or the Operating Partnership, and the Partnership and the Operating Partnership may lend to the General Partner or such Affiliate, excess funds of the Partnership and the Operating Partnership for such periods of time and in such amounts as the General Partner may determine; provided, however, that in either such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party (without reference to the lending party's financial abilities or guarantees), by unrelated lenders on comparable loans. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this
Section 6.6(a) and Section 6.6(b), the term "Partnership" shall include any Affiliate of the Partnership that is controlled by the Partnership and the term "Operating Partnership" shall include any Affiliate of the Operating Partnership that is controlled by the Operating Partnership.

  (b) The Partnership may lend or contribute to the Operating Partnership, and the Operating Partnership may borrow, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Operating Partnership interest at a rate greater than the rate that would be charged to the Operating Partnership (without reference to the General Partner's financial abilities or guarantees), by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of the Operating Partnership or any other Person.

  (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to the Partnership or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to the Partnership by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. The provisions of Section 6.4 shall apply to the rendering of services described in this Section 6.6(c).

  (d) The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

  (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Sections 4.1, 4.2 and 4.3, the Contribution Agreement and any other transactions described in or contemplated by the Registration Statement, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership.

  (f) The General Partner and its Affiliates will have no obligation to permit the Partnership or the Operating Partnership to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

  (g) Without limitation of Sections 6.6(a) through 6.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

  6.7 INDEMNIFICATION. (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, the General Partner, any Departing Partner and any Person who is or was an officer or director of the General Partner or any Departing Partner and all other Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner, a Departing Partner or any of their Affiliates,
(ii) an officer, director, employee, partner, agent or trustee of the Partnership, the General Partner, any Departing Partner or any of their Affiliates or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, provided, that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 6.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership or the Operating Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this
Section 6.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

  (b) To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.7.

  (c) The indemnification provided by this Section 6.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Units, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as (i) the General Partner, a Departing Partner or an Affiliate thereof, (ii) an officer, director, employee, partner, agent or trustee of the Partnership, the General Partner, any Departing Partner or an Affiliate thereof or (iii) a Person serving at the request of the Partnership in another entity in a similar capacity, and as to actions in any other capacity (including, without limitation, any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

  (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

  (e) For purposes of this Section 6.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 6.7(a); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

  (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

  (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

  (h) The provisions of this Section 6.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

  (i) No amendment, modification or repeal of this Section 6.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligation of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

  6.8 LIABILITY OF INDEMNITEES. (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Units, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

  (b) Subject to its obligations and duties as General Partner set forth in
Section 6.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

  (c) Any amendment, modification or repeal of this Section 6.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership and the Limited Partners of the General Partner, its directors, officers and employees under this Section
6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

  6.9 RESOLUTION OF CONFLICTS OF INTEREST. (a) Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Partner or any Assignee, on the other, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Operating Partnership Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of a resolution of such conflict or course of action. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or
(iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Audit Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including such Audit Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including such Audit Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or under the Delaware Act or any other law, rule or regulation.

  (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or under a grant of similar authority or latitude, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Operating Partnership, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or (iii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definitions of Available Cash or Cash from Operations shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Operating Partnership or of the Partnership, other than in the ordinary course of business. No borrowing by the Partnership or the Operating Partnership or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable Incentive Distributions or (B) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

  (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

  (d) The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner of the Operating Partnership, to approve of actions by the general partner of the Operating Partnership similar to those actions permitted to be taken by the General Partner pursuant to this Section 6.9.

  6.10 OTHER MATTERS CONCERNING THE GENERAL PARTNER. (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

  (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including, without limitation, an Opinion of Counsel) of such Persons as to matters that such General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

  (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty that is permitted or required to be done by the General Partner hereunder.

  (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

  6.11 TITLE TO PARTNERSHIP ASSETS. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Partnership. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held. The General Partner covenants and agrees that at the Closing Date, the Partnership and the Operating Partnership shall have all licenses, permits, certificates, franchises, or other governmental authorizations or permits necessary for the ownership of their properties or for the conduct of their businesses, except for such licenses, permits, certificates, franchises, or other governmental authorizations or permits, failure to have obtained which will not, individually or in the aggregate, have a material adverse effect on the Partnership or the Operating Partnership.

  6.12 PURCHASE OR SALE OF UNITS. The General Partner may cause the Partnership to purchase or otherwise acquire Units; provided that, except as permitted pursuant to Section 11.6, the General Partner may not cause the Partnership to purchase Subordinated Units during the Subordination

Period. As long as Units are held by the Partnership or the Operating Partnership, such Units shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Units for its own account, subject to the provisions of Articles XI and XII.

  6.13 REGISTRATION RIGHTS OF FERRELLGAS AND ITS AFFILIATES. (a) If (i) Ferrellgas or any Affiliate of Ferrellgas (including, without limitation, for purposes of this Section 6.13, any Person that is an Affiliate of Ferrellgas at the date hereof notwithstanding that it may later cease to be an Affiliate of Ferrellgas) holds Units or other Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Units (the "HOLDER") to dispose of the number of Units or other securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of Ferrellgas or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not more than six months following its effective date, a registration statement under the Securities Act registering the offering and sale of the number of Units or other securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 6.13(a); and provided further, that if the General Partner or, if at the time a request pursuant to this Section 6.13 is submitted to the Partnership, Ferrellgas or its Affiliate requesting registration is an Affiliate of the General Partner, the Audit Committee in connection with Special Approval determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction, and (y) such documents as may be necessary to apply for listing or to list the securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Units in such states. Except as set forth in Section 6.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 6.13(b) shall be an underwritten offering, then, in the event that the managing underwriter of such offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some of the Holder's securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter, will not so adversely and materially affect the offering. Except as set forth in Section 6.13(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

  (c) If underwriters are engaged in connection with any registration referred to in this Section 6.13, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership's obligation under Section 6.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, "INDEMNIFIED PERSONS") against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 6.13(c) as a "CLAIM" and in the plural as "CLAIMS"), based upon, arising out of, or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Units were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

  (d) The provisions of Sections 6.13(a) and 6.13(b) shall continue to be applicable with respect to Ferrellgas (and any of Ferrellgas' Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Units or other securities of the Partnership with respect to which it has requested during such two year period that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same securities for which registration was demanded during such two-year period. The provisions of Section 6.13(c) shall continue in effect thereafter.

  (e) Any request to register Partnership Securities pursuant to this Section
6.13 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person's present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

  6.14 RELIANCE BY THIRD PARTIES. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the Partnership authorized by the General Partner to act on behalf and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

                                  ARTICLE VII
                  RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

  7.1 LIMITATION OF LIABILITY. The Limited Partners, the Organizational Limited Partner and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

  7.2 MANAGEMENT OF BUSINESS. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, if such Person shall also be a Limited Partner or Assignee) shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

  7.3 OUTSIDE ACTIVITIES. Subject to the provisions of Section 6.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including, without limitation, business interests and activities in direct competition with the Partnership or the Operating Partnership. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

  7.4 RETURN OF CAPITAL. No Limited Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent provided by Article V or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of (S) 17-502(b) of the Delaware Act.

  7.5 RIGHTS OF LIMITED PARTNERS RELATING TO THE PARTNERSHIP. (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 7.5(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable demand and at such Limited Partner's own expense:

    (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

    (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local tax returns for each year;

    (iii) to have furnished to him, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

    (iv) to have furnished to him, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

    (v) to obtain true and full information regarding the amount of cash and a description and statement of the Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

    (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

  (b) Notwithstanding any other provision of this Agreement, the General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, any information that the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the Operating Partnership or could damage the Partnership or the Operating Partnership or that the Partnership or the Operating Partnership are required by law or by agreements with third parties to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in this Section 7.5).

                                 ARTICLE VIII
                    BOOKS, RECORDS, ACCOUNTING AND REPORTS

  8.1 RECORDS AND ACCOUNTING. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to
Section 7.5(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including, without limitation, the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for both tax and financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

  8.2 FISCAL YEAR. The fiscal year of the Partnership shall be August 1 to July 31.

  8.3 REPORTS. (a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed to each Record Holder of a Unit as of a date selected by the General Partner in its sole discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with generally accepted accounting principles, including a balance sheet and statements of operations, Partners' equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

  (b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each year, the General Partner shall cause to be mailed to each Record Holder of a Unit, as of a date selected by the General Partner in its sole discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

                                  ARTICLE IX
                                  TAX MATTERS

  9.1 PREPARATION OF TAX RETURNS. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within 90 days of the close of each calendar year, the tax information reasonably required by holders of Outstanding Units for federal and state income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes. The taxable year of the Partnership shall be August 1 to July 31.

  9.2 TAX ELECTIONS. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election pursuant to the Code; provided, however, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner's determination in its sole discretion that such revocation is in the best interests of the Limited Partners and Assignees. For purposes of computing the adjustments under
Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of Units will be deemed to be the lowest quoted closing price of the Units on any National Securities Exchange on which such Units are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 5.2(g) without regard to the actual price paid by such transferee.

  9.3 TAX CONTROVERSIES. Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including, without limitation, resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner and Assignee agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

  9.4 ORGANIZATIONAL EXPENSES. The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

  9.5 WITHHOLDING. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its sole discretion to be necessary or appropriate to cause the Partnership and the Operating Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld shall be treated as a distribution of cash pursuant to Section 5.3 in the amount of such withholding from such Partner.

  9.6 ENTITY-LEVEL TAXATION. If legislation is enacted or the interpretation of existing language is modified which causes the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise subjects the Partnership or the Operating Partnership to entity-level taxation for federal income tax purposes, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution or Third Target Distribution, as the case may be, shall be equal to the product obtained by multiplying (a) the amount thereof by (b) 1 minus the sum of (i) the highest marginal federal corporate (or other entity, as applicable) income tax rate of the Partnership for the taxable year of the Partnership in which such Quarter occurs (expressed as a percentage) plus (ii) the effective overall state and local income tax rate (expressed as a percentage) applicable to the Partnership for the calendar year next preceding the calendar year in which such Quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes), but only to the extent of the increase in such rates resulting from such legislation or interpretation. Such effective overall state and local income tax rate shall be determined for the taxable year next preceding the first taxable year during which the Partnership or the Operating Partnership is taxable for federal income tax purposes as an association taxable as a corporation or is otherwise subject to entity-level taxation by determining such rate as if the Partnership or the Operating Partnership had been subject to such state and local taxes during such preceding taxable year.

  9.7 ENTITY-LEVEL ARREARAGE COLLECTIONS. If the Partnership is required by applicable law to pay any federal, state or local income tax on behalf of, or withhold such amount with respect to, any Partner or Assignee or any former Partner or Assignee (a) the General Partner shall cause the Partnership to pay such tax on behalf of such Partner or Assignee or former Partner or Assignee from the funds of the Partnership; (b) any amount so paid on behalf of, or withheld with respect to, any Partner or Assignee shall constitute a distribution out of Available Cash to such Partner or Assignee pursuant to
Section 5.3; provided, however, in the discretion of the General Partner, such taxes (if pertaining to all Partners) may be considered to be cash disbursements of the Partnership which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such Partners; and (c) to the extent any such Partner or Assignee (but not a former Partner or Assignee) is not then entitled to such distribution under this Agreement, the General Partner shall be authorized, without the approval of any Partner or Assignee, to amend this Agreement insofar as is necessary to maintain the uniformity of intrinsic tax characteristics as to all Units and to make subsequent adjustments to distributions in a manner which, in the reasonable judgment of the General Partner, will make as little alteration as practicable in the priority and amount of distributions otherwise applicable under this Agreement, and will not otherwise alter the distributions to which Partners and Assignees are entitled under this Agreement. If the Partnership is permitted (but not required) by applicable law to pay any such tax on behalf of, or withhold such amount with respect to, any Partner or Assignee or former Partner or Assignee, the General Partner shall be authorized (but not required) to cause the Partnership to pay such tax from the funds of the Partnership and to take any action consistent with this Section 9.7. The General Partner shall be authorized (but not required) to take all necessary or appropriate actions to collect all or any portion of a deficiency in the payment of any such tax that relates to prior periods and that is attributable to Persons who were Limited Partners or Assignees when such deficiencies arose, from such Persons.

  9.8 OPINIONS OF COUNSEL. Notwithstanding any other provision of this Agreement, if the Partnership or the Operating Partnership is treated as an association taxable as a corporation at any time or is otherwise taxable for federal income tax purposes as an entity at any time and, pursuant to the provisions of this Agreement, an Opinion of Counsel would otherwise be required to the effect that an action will not cause the Partnership or the Operating Partnership to become so treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, such requirement for an Opinion of Counsel shall be deemed automatically waived.

                                   ARTICLE X
                                 CERTIFICATES

  10.1 CERTIFICATES. Upon the Partnership's issuance of Common Units or Subordinated Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Partnership by the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent. The Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7(c).

  10.2 REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE. (a) The General Partner shall cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the General Partner will provide for the registration and transfer of Units. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of such Units as herein provided. The Partnership shall not recognize transfers of Certificates representing Units unless same are effected in the manner described in this Section 10.2. Upon surrender for registration of transfer of any Units evidenced by a Certificate, and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number of Units as was evidenced by the Certificate so surrendered.

  (b) Except as otherwise provided in Section 11.5, the Partnership shall not recognize any transfer of Units until the Certificates evidencing such Units are surrendered for registration of transfer and such Certificates are accompanied by a Transfer Application duly executed by the transferee (or the transferee's attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer, provided, that as a condition to the issuance of any new Certificate under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

  10.3 MUTILATED, DESTROYED, LOST OR STOLEN CERTIFICATES. (a) If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number of Units as the Certificate so surrendered.

  (b) The General Partner on behalf of the Partnership shall execute, and upon its request the Transfer Agent shall countersign and deliver a new Certificate in place of any Certificate previously issued if the Record Holder of the
Certificate:

    (i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

    (ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

    (iii) if requested by the General Partner, delivers to the Partnership a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may reasonably direct, in its sole discretion, to indemnify the Partnership, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

    (iv) satisfies any other reasonable requirements imposed by the General Partner.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Units represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

  (c) As a condition to the issuance of any new Certificate under this Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including, without limitation, the fees and expenses of the Transfer Agent) reasonably connected therewith.

  10.4 RECORD HOLDER. In accordance with Section 10.2(b), the Partnership shall be entitled to recognize the Record Holder as the Limited Partner or Assignee with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand, and such other Persons, on the other, such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially,
(b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided for herein.

                                  ARTICLE XI
                             TRANSFER OF INTERESTS

  11.1 TRANSFER. (a) The term "TRANSFER," when used in this Article XI with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its Partnership Interest as a general partner in the Partnership to another Person, by which the holder of a Unit assigns such Unit to another Person who is or becomes an Assignee or by which a Special Limited Partner holding an IDR assigns such IDR to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

  (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article
XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

  (c) Nothing contained in this Article XI shall be construed to prevent a disposition by the parent entity of the General Partner of any or all of the issued and outstanding capital stock of the General Partner.

  (d) Nothing contained in this Article XI, or elsewhere in this Partnership Agreement, shall preclude the settlement of any transactions involving Common Units entered into through the facilities of the New York Stock Exchange.

  11.2 TRANSFER OF A GENERAL PARTNER'S PARTNERSHIP INTEREST. Except for a transfer by the General Partner of all, but not less than all, of its Partnership Interest as a general partner in the Partnership to (a) an Affiliate of the General Partner or (b) another Person in connection with the merger or consolidation of the General Partner with or into another Person or the transfer by the General Partner of all or substantially all of its assets to another Person, the transfer by the General Partner of all or any part of its Partnership Interest as a general partner in the Partnership to a Person prior to July 31, 2004 shall be subject to the prior approval of at least a majority of the Outstanding Units (excluding for purposes of such determination Units owned by the General Partner and its Affiliates). Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its Partnership Interest as a general partner in the Partnership to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and the Operating Partnership Agreement and to be bound by the provisions of this Agreement and the Operating Partnership Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any limited partner of the Operating Partnership or cause the Partnership or any of the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership interest of the General Partner as the general partner of the Operating Partnership. In the case of a transfer pursuant to and in compliance with this Section 11.2, the transferee or successor (as the case may be) shall, subject to compliance with the terms of
Section 12.3, be admitted to the Partnership as a General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

  11.3 TRANSFER OF UNITS. (a) Units may be transferred only in the manner described in Section 10.2. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

  (b) Until admitted as a Substituted Limited Partner pursuant to Article XII, the Record Holder of a Unit shall be an Assignee in respect of such Unit. Limited Partners may include custodians, nominees, or any other individual or entity in its own or any representative capacity.

  (c) Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

  (d) A transferee who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and
(v) given the consents and approvals and made the waivers contained in this Agreement.

  11.4 RESTRICTIONS ON TRANSFERS. Notwithstanding the other provisions of this
Article XI, no transfer of any Unit or interest therein of any Limited Partner, Special Limited Partner or Assignee shall be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (b) result in the taxation of the Partnership or the Operating Partnership as an association taxable as a corporation or otherwise subject the Partnership or the Operating Partnership to entity-level taxation for federal income tax purposes or (c) affect the Partnership's or the Operating Partnership's existence or qualification as a limited partnership under the Delaware Act.

  11.5 CITIZENSHIP CERTIFICATES; NON-CITIZEN ASSIGNEES. (a) If the Partnership or the Operating Partnership is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Partnership or the Operating Partnership has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the

General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Units owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 11.6. In addition, the General Partner may require that the status of any such Limited Partner or Assignee be changed to that of a Non-citizen Assignee, and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Units.

  (b) The General Partner shall, in exercising voting rights in respect of Units held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Limited Partners in respect of Units other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

  (c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 14.4 but shall be entitled to the cash equivalent thereof, and the General Partner shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the General Partner from the Non-citizen Assignee of his Partnership Interest (representing his right to receive his share of such distribution in kind).

  (d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Units of such Non-citizen Assignee not redeemed pursuant to Section 11.6, and upon his admission pursuant to Section 12.2 the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee's Units.

  11.6 REDEMPTION OF INTERESTS. (a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 11.5(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Units to a Person who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

    (i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Units, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Units and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Units will accrue or be made.

    (ii) The aggregate redemption price for Redeemable Units shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Units of the class to be so redeemed multiplied by the number of Units of each such class included among the Redeemable Units. The redemption price shall be paid, in the sole discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

    (iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

    (iv) After the redemption date, Redeemable Units shall no longer constitute issued and Outstanding Units.

  (b) The provisions of this Section 11.6 shall also be applicable to Units held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

  (c) Nothing in this Section 11.6 shall prevent the recipient of a notice of redemption from transferring his Units before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided, the transferee of such Units certifies in the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

  11.7 TRANSFER OF IDRS. A Special Limited Partner holding IDRs may transfer any or all of the IDRs held by such Special Limited Partner. The General Partner shall have the authority (but shall not be required) to adopt such reasonable restrictions on the transfer of IDRs, consistent with the restrictions on transfer of Units provided for in this Agreement, and requirements for registering the transfer of IDRs as the General Partner, in its sole discretion, shall determine are necessary or appropriate including, without limitation, if the General Partner shall so determine, in its sole discretion, the right of the Partnership to redeem IDRs upon terms and conditions similar to those applicable to Units.

                                  ARTICLE XII
                             ADMISSION OF PARTNERS

  12.1 ADMISSION OF INITIAL LIMITED PARTNERS. Upon the issuance by the Partnership of Common Units, Subordinated Units and IDRs to the General Partner as described in Section 4.2, the General Partner shall be deemed to have been admitted to the Partnership as a Limited Partner in respect of the Common Units and Subordinated Units issued to it and as a Special Limited Partner in respect of the IDRs issued to it. Upon the issuance by the Partnership of Common Units to the Underwriters as described in Section 4.2 in connection with the Initial Offering and the execution by each Underwriter of a Transfer Application, the General Partner shall admit the Underwriters to the Partnership as Initial Limited Partners in respect of the Common Units purchased by them.

  12.2 ADMISSION OF SUBSTITUTED LIMITED PARTNERS. By transfer of a Unit in accordance with Article XI, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Certificate shall, however, only have the authority to convey to a purchaser or other transferee who does not execute and deliver a Transfer Application (a) the right to negotiate such Certificate to a purchaser or other transferee and (b) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units. Each transferee of a Unit (including, without limitation, any nominee holder or an agent acquiring such Unit for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Units so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General

Partner consents thereto, which consent may be given or withheld in the General Partner's sole discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the Partnership. With respect to voting rights attributable to Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units. If no such written direction is received, such Units will not be voted. An Assignee shall have no other rights of a Limited Partner.

  12.3 ADMISSION OF SUCCESSOR GENERAL PARTNER. A successor General Partner approved pursuant to Section 13.1 or 13.2 or the transferee of or successor to all of the General Partner's Partnership Interest as a general partner in the Partnership pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 13.1 or 13.2 or the transfer of the General Partner's Partnership Interest as a general partner in the Partnership pursuant to Section 11.2; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 11.2 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership and Operating Partnership without dissolution.

  12.4 ADMISSION OF ADDITIONAL LIMITED PARTNERS. (a) A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 1.4, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

  (b) Notwithstanding anything to the contrary in this Section 12.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

  12.5 AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, to prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose, among others, exercise the power of attorney granted pursuant to Section 1.4.

                                 ARTICLE XIII
                       WITHDRAWAL OR REMOVAL OF PARTNERS

  13.1 WITHDRAWAL OF THE GENERAL PARTNER. (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "EVENT OF WITHDRAWAL");

    (i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners (and it shall be deemed that the General Partner has withdrawn pursuant to this Section 13.1(a)(i) if the General Partner voluntarily withdraws as general partner of the Operating Partnership);

    (ii) the General Partner transfers all of its rights as General Partner pursuant to Section 11.2;

    (iii) the General Partner is removed pursuant to Section 13.2;

    (iv) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this
  Section 13.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

    (v) a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

    (vi) a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

If an Event of Withdrawal specified in Section 13.1(a)(iv), (v) or (vi) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 13.1 shall result in the withdrawal of the General Partner from the Partnership.

  (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Standard Time, on July 31, 2004, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, provided, that prior to the effective date of such withdrawal the withdrawal is approved by Limited Partners holding at least two-thirds of the Outstanding Units (excluding for purposes of such determination Units owned by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel ("WITHDRAWAL OPINION OF COUNSEL") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or of the limited partner of the Operating Partnership or cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (ii) at any time after 12:00 midnight, Central Standard Time, on July 31, 2004, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be a General Partner pursuant to Section 13.1(a)(ii) or is removed pursuant to Section 13.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner of the Operating Partnership. If the General Partner gives a notice of withdrawal pursuant to Section 13.1(a)(i), holders of at least a majority of the

Outstanding Units (excluding for purposes of such determination Units owned by the General Partner and its Affiliates) may, prior to the effective date of such withdrawal, elect a successor General Partner. If, prior to the effective date of the General Partner's withdrawal, a successor is selected by the Limited Partners as provided herein, the Partnership, as the limited partner of the Operating Partnership, shall cause such Person to become the successor general partner of the Operating Partnership, as provided in the Operating Partnership Agreement. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Limited Partners as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 14.1. Any successor General Partner elected in accordance with the terms of this
Section 13.1 shall be subject to the provisions of Section 12.3.

  13.2 REMOVAL OF THE GENERAL PARTNER. The General Partner may be removed if such removal is approved by Limited Partners holding at least two-thirds of the Outstanding Units. Any such action by such Limited Partners for removal of the General Partner must also provide for the election of a successor General Partner by Limited Partners holding at least a majority of the Outstanding Units. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Article XII. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner of the Operating Partnership, as provided in the Operating Partnership Agreement. If a Person is elected as a successor General Partner in accordance with the terms of this Section 13.2, the Partnership, as the limited partner of the Operating Partnership, shall cause such Person to become the successor general partner of the Operating Partnership, as provided in the Operating Partnership Agreement. The right of the Limited Partners holding Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 13.2 shall be subject to the provisions of Section 12.3.

  13.3 INTEREST OF DEPARTING PARTNER AND SUCCESSOR GENERAL PARTNER. (a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the Limited Partners under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 13.1 or 13.2, the Departing Partner shall have the option exercisable prior to the effective date of the departure of such Departing Partner to require its successor to purchase its Partnership Interest as a general partner in the Partnership and its partnership interest as the general partner in the Operating Partnership (collectively, the "COMBINED INTEREST") in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Limited Partners under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement or the Operating Partnership Agreement, and if a successor General Partner is elected in accordance with the terms of Section 13.1 or 13.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest of the Departing Partner for such fair market value of such Combined Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 6.4, including, without limitation, any employee-related liabilities (including, without limitation, severance liabilities), incurred in connection with the termination of any employees employed by the General Partner for the benefit of the Partnership or the Operating Partnership. Subject to Section 13.3(b), the Departing Partner shall, as of the effective date of its departure, cease to share in any allocations or distributions with respect to its Partnership Interest as a general partner in the Partnership and Partnership income, gain, loss, deduction and credit will be prorated and allocated as set forth in
Section 5.2(g).

  For purposes of this Section 13.3(a), the fair market value of the Departing Partner's Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which shall determine the fair market value of the Combined Interest. In making its determination, such independent investment banking firm or other independent expert shall consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership's assets, the rights and obligations of the General Partner and other factors it may deem relevant.

  (b) If the Combined Interest is not purchased in the manner set forth in
Section 13.3(a), the Departing Partner shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 13.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the General Partner's Combined Interest to Common Units will be characterized as if the General Partner contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

  (c) If a successor General Partner is elected in accordance with the terms of Section 13.1 or 13.2 and the option described in Section 13.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the capital of the Partnership cash in an amount such that its Capital Account, after giving effect to such contribution and any adjustments made to the Capital Accounts of all Partners pursuant to Section 4.4(d)(i), shall be equal to that percentage of the Capital Accounts of all Partners that is equal to its Percentage Interest as the General Partner. In such event, such successor General Partner shall, subject to the following sentence, be entitled to such Percentage Interest of all Partnership allocations and distributions and any other allocations and distributions to which the Departing Partner was entitled. In addition, such successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner's admission, the successor General Partner's interest in all Partnership distributions and allocations shall be 1%, and that of the holders of Outstanding Units shall be 99%.

  13.4 WITHDRAWAL OF LIMITED PARTNERS. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Units becomes a Record Holder, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Units so transferred.

                                  ARTICLE XIV
                          DISSOLUTION AND LIQUIDATION

  14.1 DISSOLUTION. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 13.1 or 13.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 14.2) its affairs should be wound up, upon:

    (a) the expiration of its term as provided in Section 1.5;

    (b) an Event of Withdrawal of the General Partner as provided in Section 13.1(a) (other than Section 13.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 13.1(b) or 13.2 and such successor is admitted to the Partnership pursuant to Section 12.3;

    (c) an election to dissolve the Partnership by the General Partner that
  (i) during the Subordination Period, is approved by at least a majority of the Outstanding Units other than Units held by the General Partner or its Affiliates or (ii) after the expiration of the Subordination Period, is approved by at least a majority of the Outstanding Units (and all Limited Partners hereby expressly consent that in either case such approval may be effected upon written consent of said applicable percentage of the Outstanding Units);

    (d) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

    (e) the sale of all or substantially all of the assets and properties of the Partnership and the Operating Partnership taken as a whole.

  14.2 CONTINUATION OF THE BUSINESS OF THE PARTNERSHIP AFTER DISSOLUTION. Upon
(a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 13.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 13.1 or 13.2, then within 90 days thereafter or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 13.1(a)(iv), (v) or (vi), then within 180 days thereafter, a majority of the Outstanding Units may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor general partner a Person approved by a majority of the Outstanding Units. Upon any such election by a majority of the Outstanding Units, all Partners shall be bound thereby and shall be deemed to have approved thereof. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

    (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIV;

    (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated thenceforth as the interest of a Limited Partner and converted into Common Units in the manner provided in Section 13.3(b); and

    (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4; provided, that the right of a majority of Outstanding Units to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Operating Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

  14.3 LIQUIDATION. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 14.2, the General Partner, or in the event the General Partner has been dissolved or removed, become bankrupt as set forth in

Section 13.1 or withdrawn from the Partnership, a liquidator or liquidating committee approved by a majority of the Outstanding Units, shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a majority of the Outstanding Units. The Liquidator shall agree not to resign at any time without 15 days' prior notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by a majority of the Outstanding Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a majority of the Outstanding Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in
Section 6.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein. The Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

    (a) the payment to creditors of the Partnership, including, without limitation, Partners who are creditors, in the order of priority provided by law; and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to be appropriate for such purposes; and

    (b) to all Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of this clause) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with the date of such occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)); and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

  14.4 DISTRIBUTIONS IN KIND. (a) Notwithstanding the provisions of Section 14.3, which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including, without limitation, those to Partners as creditors) and or distribute to the Partners or to specific classes of Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 14.3, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Limited Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

  (b) In accordance with Section 704(c)(1)(B) of the Code, in the case of any deemed distribution occurring as a result of a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code, to the maximum extent possible consistent with the priorities of Section 14.3, the General Partner shall have sole discretion to treat the deemed distribution of Partnership assets to Partners as occurring in a manner that will not cause a shift of the Book-Tax Disparity attributable to a Partnership asset existing immediately prior to the deemed distribution to another asset upon the deemed contribution of assets to the reconstituted Partnership, including, without limitation, deeming the distribution of any Partnership assets to be made either to the Partner who contributed such assets or to the transferee of such Partner.

  14.5 CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP. Upon the completion of the distribution of Partnership cash and property as provided in Sections
14.3 and 14.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be cancelled and such other actions as may be necessary to terminate the Partnership shall be taken.

  14.6 REASONABLE TIME FOR WINDING UP. A reasonable time shall be allowed for the orderly winding up of business and affairs of the Partnership and the liquidation of its assets pursuant to Section 14.3 in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

  14.7 RETURN OF CAPITAL. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

  14.8 CAPITAL ACCOUNT RESTORATION. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

  14.9 WAIVER OF PARTITION. Each Partner hereby waives any right to partition of the Partnership property.

                                  ARTICLE XV
                      AMENDMENT OF PARTNERSHIP AGREEMENT;
                             MEETINGS; RECORD DATE

  15.1 AMENDMENT TO BE ADOPTED SOLELY BY GENERAL PARTNER. Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners, Special Limited Partners and Assignees), without the approval of any Limited Partner or Assignee, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

    (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

    (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

    (c) a change that, in the sole discretion of the General Partner, is necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership and the Operating

  Partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

    (d) a change (i) that, in the sole discretion of the General Partner, does not adversely affect the Limited Partners in any material respect,
  (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including, without limitation, the Delaware Act) or that is necessary or desirable to facilitate the trading of the Units (including, without limitation, the division of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its sole discretion to be in the best interests of the Partnership and the Limited Partners or (iii) that is necessary or desirable to implement certain tax-related provisions of the Partnership Agreement, or (iv) that is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

    (e) a change in the fiscal year and taxable year of the Partnership and any changes that, in the sole discretion of the General Partner, are necessary or appropriate as a result of a change in the fiscal year and taxable year of the Partnership including, without limitation, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

    (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

    (g) subject to the terms of Section 4.3, an amendment that, in the sole discretion of the General Partner, is necessary or desirable in connection with the authorization for issuance of any class or series of Partnership Securities pursuant to Section 4.3;

    (h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

    (i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 16.3;

    (j) an amendment that, in the sole discretion of the General Partner, is necessary or desirable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity other than the Operating Partnership, in connection with the conduct by the Partnership of activities permitted by the terms of Section 3.1; or

    (k) any other amendments substantially similar to the foregoing.

  15.2 AMENDMENT PROCEDURES. Except as provided in Sections 15.1 and 15.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner. A proposed amendment shall be effective upon its approval by the holders of at least two-thirds of the Outstanding Units during the Subordination Period and thereafter upon its approval by the holders of at least a majority of the Outstanding Units, unless, in either case, a greater or different percentage is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Limited Partners to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

  15.3 AMENDMENT REQUIREMENTS. (a) Notwithstanding the provisions of Sections
15.1 and 15.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting requirement unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

  (b) Notwithstanding the provisions of Sections 15.1 and 15.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, (ii) enlarge the obligations of the General Partner without its consent, which may be given or withheld in its sole discretion,
(iii) modify the amounts distributable, reimbursable or otherwise payable to the General Partner by the Partnership or the Operating Partnership, (iv) change Section 14.1(a) or (c), (v) restrict in any way any action by or rights of the General Partner as set forth in this Agreement or (vi) change the term of the Partnership or, except as set forth in Section 14.1(c), give any Person the right to dissolve the Partnership.

  (c) Except as otherwise provided, and without limitation of the General Partner's authority to adopt amendments to this Agreement as contemplated in
Section 15.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Outstanding Units in relation to other classes of Units must be approved by the holders of not less than a majority of the Outstanding Units of the class affected (excluding for purposes of such determination Units owned by the General Partner and its Affiliates).

  (d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 6.3 or 15.1 and except as otherwise provided by
Section 16.3(b), no amendments shall become effective without the approval of the holders of at least 95% of the Outstanding Units unless the Partnership obtains an Opinion of Counsel to the effect that (a) such amendment will not cause the Partnership or the Operating Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes and (b) such amendment will not affect the limited liability of any Limited Partner or any limited partner of the Operating Partnership under applicable law.

  (e) This Section 15.3 shall only be amended with the approval of the holders of not less than 95% of the Outstanding Units.

  15.4 MEETINGS. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XV. Meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a meeting and indicating the general or specific purposes for which the meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited

Partners' limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

  15.5 NOTICE OF A MEETING. Notice of a meeting called pursuant to Section
15.4 shall be given to the Record Holders in writing by mail or other means of written communication in accordance with Section 18.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

  15.6 RECORD DATE. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 15.11, the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

  15.7 ADJOURNMENT. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XV.

  15.8 WAIVER OF NOTICE; APPROVAL OF MEETING; APPROVAL OF MINUTES. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

  15.9 QUORUM. The holders of two-thirds of the Outstanding Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a majority in interest of such Units, in which case the quorum shall be a majority (excluding, in either case, if such are to be excluded from the vote, Outstanding Units owned by the General Partner and its Affiliates). At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement. In the absence of a quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of a majority of the Outstanding Units represented either in person or by proxy, but no other business may be transacted, except as provided in Section 15.7.

  15.10 CONDUCT OF MEETING. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 15.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including, without limitation, regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

  15.11 ACTION WITHOUT A MEETING. Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partner, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners' limited liability, (ii) will not jeopardize the status of the Partnership as a partnership under applicable tax laws and regulations and (iii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

  15.12 VOTING AND OTHER RIGHTS. (a) Only those Record Holders of Units on the Record Date set pursuant to Section 15.6 (and also subject to the limitations contained in the definition of "Outstanding") shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

  (b) With respect to Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such broker, dealer or other agent shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 15.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 10.4.

                                  ARTICLE XVI
                                    MERGER

  16.1 AUTHORITY. The Partnership may merge or consolidate with one or more corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including, without limitation, a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("MERGER AGREEMENT") in accordance with this Article XVI.

  16.2 PROCEDURE FOR MERGER OR CONSOLIDATION. Merger or consolidation of the Partnership pursuant to this Article XVI requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its sole discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

    (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

    (b) The name and jurisdictions of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "SURVIVING BUSINESS ENTITY");

    (c) The terms and conditions of the proposed merger or consolidation;

    (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partnership interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partnership interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partnership interests, securities or rights are to receive in exchange for, or upon conversion of, their general or limited partnership interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

    (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

    (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 16.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

    (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

  16.3 APPROVAL BY LIMITED PARTNERS OF MERGER OR CONSOLIDATION. (a) The General Partner of the Partnership, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners whether at a meeting or by written consent, in either case in accordance with the requirements of Article XV. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a meeting or the written consent.

  (b) The Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of at least a majority of the Outstanding Units (excluding for purposes of such determination Units owned by the General Parter and its Affiliates) during the Subordination Period and at least a majority of the Outstanding Units thereafter unless the Merger Agreement contains any provision which, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement; provided that, in the case of a merger or consolidation in which the surviving entity is a corporation or other entity intended to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, if in the opinion of the General Partner it is necessary to effect, in contemplation of such merger or consolidation, an amendment that would otherwise require a vote pursuant to Section 15.3(d), no such vote pursuant to Section 15.3(d) shall be required unless such amendment by its terms will be applicable to the Partnership in the event the merger or consolidation is abandoned or unless such amendment will be applicable to the Partnership during a period in excess of ten days prior to the merger or consolidation.

  (c) After such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 16.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

  16.4 CERTIFICATE OF MERGER. Upon the required approval by the General Partner and the Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

  16.5 EFFECT OF MERGER. (a) At the effective time of the certificate of merger:

    (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

    (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

    (iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

    (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

  (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.

                                 ARTICLE XVII
                            RIGHT TO ACQUIRE UNITS

  17.1 RIGHT TO ACQUIRE UNITS. (a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Units of any class then Outstanding are held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of the Units of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 17.1(b) is mailed, and (y) the highest cash price paid by the General Partner or any of its Affiliates for any such Unit purchased during the 90-day period preceding the date that the notice described in
Section 17.1(b) is mailed. As used in this Agreement, (i) "CURRENT MARKET PRICE" as of any date of any class of Units listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per Unit of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "CLOSING PRICE" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the Units of such class are listed or admitted to trading or if the Units of such class are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over the counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Board of Directors of the General Partner, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Board of Directors of the General Partner; and (iii) "TRADING DAY" means a day on which the principal National Securities Exchange on which the Units of any class are listed or admitted to trading is open for the transaction of business or, if Units of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

  (b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Units granted pursuant to
Section 17.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the "NOTICE OF ELECTION TO PURCHASE") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Units (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 17.1(a) at which Units will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Units, upon surrender of Certificates representing such Units in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which the Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given whether or not the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of the Units to be purchased in accordance with this Section 17.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Units (including, without limitation, any rights pursuant to Articles IV, V and XIV) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 17.1(a)) for Units therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Units, and such Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Units from and after the Purchase Date and shall have all rights as the owner of such Units (including, without limitation, all rights as owner of such Units pursuant to Articles IV, V and
XIV).

  (c) At any time from and after the Purchase Date, a holder of an Outstanding Unit subject to purchase as provided in this Section 17.1 may surrender his Certificate, as the case may be, evidencing such Unit to the Transfer Agent in exchange for payment of the amount described in Section 17.1(a), therefor, without interest thereon.

                                 ARTICLE XVIII
                              GENERAL PROVISIONS

  18.1 ADDRESSES AND NOTICES. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Unit at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Unit or the Partnership Interest of a General Partner by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 18.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 1.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

  18.2 REFERENCES. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

  18.3 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

  18.4 FURTHER ACTION. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

  18.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

  18.6 INTEGRATION. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

  18.7 CREDITORS. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

  18.8 WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

  18.9 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

  18.10 APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

  18.11 INVALIDITY OF PROVISIONS. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                               GENERAL PARTNER:

                                     FERRELLGAS, INC.

                                     By:
                                         --------------------------------------

                               ORGANIZATIONAL LIMITED PARTNER:


                                     ------------------------------------------
                                                 Danley K. Sheldon

                               LIMITED PARTNERS:

                                     All Limited Partners now and hereafter
                                     admitted as limited partners of the
                                     Partnership, pursuant to Powers of
                                     Attorney now and hereafter executed in
                                     favor of, and granted and delivered to,
                                     the General Partner.

                                     By:  FERELLGAS, INC.
                                          General Partner, as attorney-in-fact
                                          for all Limited Partners pursuant to
                                          the Powers of Attorney granted
                                          pursuant to Section 1.4.

                                            By:
                                                -------------------------------

EXHIBIT A

                             TO THE AGREEMENT OF
                            LIMITED PARTNERSHIP OF
                           FERRELLGAS PARTNERS, L.P.

                      CERTIFICATE EVIDENCING COMMON UNITS
                    REPRESENTING LIMITED PARTNER INTERESTS
                           FERRELLGAS PARTNERS, L.P.

No.                 Common Units

  FERRELLGAS, INC., a Delaware corporation, as the General Partner of FERRELLGAS PARTNERS, L.P., a Delaware limited partnership (the "Partnership"),
hereby certifies that                             (the "Holder") is the
registered owner of          Common Units representing limited partner
interests in the Partnership (the "Common Units") transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Agreement of Limited Partnership of FERRELLGAS PARTNERS, L.P., as amended, supplemented or restated from time to time (the "Partnership Agreement"). Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at One Liberty Plaza, Liberty, Missouri 64068. Capitalized terms used herein but not defined shall have the meaning given them in the Partnership Agreement.

  The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement,
(ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

  This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

  Dated:_________________

                                          FERRELLGAS, INC.,
                                          as General Partner

Countersigned and Registered by:          By:
                                             ---------------------------------
                                                        President

                                          By:
- -----------------------------------,         ---------------------------------
as Transfer Agent and Registrar                         Secretary

By:
   --------------------------------
   Authorized Signature

[REVERSE OF CERTIFICATE]

                                 ABBREVIATIONS

  The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM-    as tenants in common                UNIF GIFT MIN ACT-
TEN ENT-    as tenants by the entireties        ....... Custodian ........
JT TEN-     as joint tenants with right of      (Cust)             (Minor)
            survivorship and not as             under Uniform Gifts to
            tenants in common                   Minors
                                                Act ......................
                                                          State

   Additional abbreviations, though not in the above list, may also be used.

                          ASSIGNMENT OF COMMON UNITS
                                      in
                           FERRELLGAS PARTNERS, L.P.

             IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES
            DUE TO TAX SHELTER STATUS OF FERRELLGAS PARTNERS, L.P.

  You have acquired an interest in Ferrellgas Partners, L.P., One Liberty Plaza, Liberty, Missouri 64068, whose taxpayer identification number is 43-1675728. The Internal Revenue Service has issued Ferrellgas Partners, L.P. the following tax shelter registration number:

  YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN FERRELLGAS PARTNERS, L.P.

  You must report the registration number as well as the name and taxpayer identification number of Ferrellgas Partners, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT, OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN FERRELLGAS PARTNERS, L.P.

  If you transfer your interest in Ferrellgas Partners, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person's name, address and taxpayer identification number,
(b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Ferrellgas Partners, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Service Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

  ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED, OR APPROVED BY THE INTERNAL REVENUE SERVICE.

  FOR VALUE RECEIVED,________________________________ hereby assigns, conveys, sells and transfers unto ______________________________________________________


- ---------------------------------    ------------------------------------------
 (Please print or typewrite name      (Please insert Social Security or other
    and address of Assignee)              identifying number of Assignee)

______________________ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint ______________________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Ferrellgas Partners, L.P.

Date: _____________________    NOTE: The signature to any endorsement hereon
                                     must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY
A MEMBER FIRM OF THE NATIONAL          ---------------------------------------
ASSOCIATION OF SECURITIES DEALERS,                   (Signature)
INC. OR BY A COMMERCIAL BANK OR
TRUST COMPANY                          ---------------------------------------
                                                     (Signature)

SIGNATURE(S) GUARANTEED

  No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

     ---------------------------------------------------------------

                   APPLICATION FOR TRANSFER OF COMMON UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

  The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Agreement of Limited Partnership of Ferrellgas Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) grants the powers of attorney provided for in the Partnership Agreement and (d) makes the waivers and gives the consents and approvals contained in the Partnership Agreement.

  Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: _______________________________     -------------------------------------
                                                  Signature of Assignee



- -------------------------------------     -------------------------------------
Social Security or other identifying          Name and Address of Assignee
         number of Assignee


- -------------------------------------
           Purchase Price
    including commissions, if any

Type of Entity (check one)

_________ Individual _________ Partnership ________________________ Corporation

_________ Trust _________ Other (specify) _____________________________________

Nationality (Check One):

_____ U.S. Citizen, Resident or Domestic Entity

_____ Foreign Corporation, or _____ Non-resident alien

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interest holder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interest holder).

Complete Either A or B:

  A.Individual Interest Holder

    1.I am not a non-resident alien for purposes of U.S. income taxation.

    2.My U.S. taxpayer identifying number (Social Security Number) is
      ___________________________________________________.

    3.My home address is
      ________________________________________________.

  B. Partnership, Corporate or Other Interest-Holder

    1. ______________________________________________________________ is not a
                      (Name of Interest-Holder)

       foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

    2. The interest-holder's U.S. employer identification number is
     _____________________________________________________________________ .

    3. The interest-holder's office address and place of incorporation (if applicable) is
     _____________________________________________________________________ .

  The interest-holder agrees to notify the Partnership within 60 days of the date the interest-holder becomes a foreign person.

  The interest-holder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

- -------------------------------------------------------------------------------
                           (Name of Interest-Holder)

- -------------------------------------------------------------------------------
                              Signature and Date

- -------------------------------------------------------------------------------
                             Title (if applicable)

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                     APPENDIX B

  No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                   APPLICATION FOR TRANSFER OF COMMON UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

  The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Agreement of Limited Partnership of Ferrellgas Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement"), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: _______________________________     -------------------------------------
                                                 SIGNATURE OF ASSIGNEE


- -------------------------------------     -------------------------------------
SOCIAL SECURITY OR OTHER IDENTIFYING          NAME AND ADDRESS OF ASSIGNEE
         NUMBER OF ASSIGNEE


- -------------------------------------
      PURCHASE PRICE INCLUDING
         COMMISSIONS, IF ANY

Type of Entity (check one)

             [_] Individual             [_] Partnership         [_] Corporation
             [_] Trust                  [_] Other (specify) ________________

Nationality (check one):

                [_] U.S. Citizen, Resident or Domestic Entity
                [_] Foreign Corporation, or           [_] Non-resident alien

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interest-holder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

  A.Individual Interestholder

    1.I am not a non-resident alien for purposes of U.S. income taxation.

    2.My U.S. taxpayer identifying number (Social Security Number) is
      ___________________________________________________________________ .

    3.My home address is _________________________________________________ .

  B.Partnership, Corporate or Other Interestholder

    1._____________________________________________________ is not a foreign
                        (NAME OF INTERESTHOLDER)
      corporation, foreign partnership, foreign trust or foreign estate
      (as those terms are defined in the Code and Treasury Regulations).

    2.The interestholder's U.S. employer identification number is

      ___________________________________________________________________ .

    3.The interestholder's office address and place of incorporation (if applicable) is

      ___________________________________________________________________ .

  The interestholder agrees to notify the Partnership within sixty (60) days of the date the interest-holder becomes a foreign person.

  The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of


                  ------------------------------------------
                           (NAME OF INTERESTHOLDER)


                  ------------------------------------------
                              SIGNATURE AND DATE


                  ------------------------------------------
                             TITLE (IF APPLICABLE)

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                     APPENDIX C

                               GLOSSARY OF TERMS

  ACQUISITION PRO FORMA AVAILABLE CASH CONSTITUTING CASH FROM OPERATIONS: The amount of Available Cash constituting Cash from Operations generated by the Partnership on a per Unit basis for all outstanding Units with respect to each of the four most recently completed quarters prior to the referenced acquisition, determined on a pro forma basis assuming that all of the Common Units or any such parity securities to be issued in connection with, or in repayment of any debt incurred in connection with, such transaction had been issued and outstanding and all indebtedness for borrowed money to be incurred or assumed in connection with such transaction (other than any such indebtedness that is to be repaid with the proceeds of such issuance) had been incurred or assumed, as of the commencement of such four-quarter period, and computing expenses that would have been incurred by the Partnership in the operation of the assets and properties acquired by including (i) the personnel expenses for employees to be retained by the Partnership in the operation of the assets and properties acquired and (ii) the non-personnel costs and expenses on the same basis as those incurred by the Partnership in the operation of the Partnership's business at similarly situated Partnership facilities.

  AUDIT COMMITTEE: A committee of the board of directors of the General Partner who are neither officers nor employees of the General Partner or any affiliate of the General Partner with the authority to review, at the request of the board of directors of the General Partner, specific matters as to which the board of directors of the General Partner believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the General Partner is fair and reasonable to the Partnership.

  AVAILABLE CASH: Generally, for any quarter, all of the cash receipts of the Partnership during such quarter (other than cash receipts that are attributable to the liquidation of the Partnership) plus net reductions to reserves less all of its cash disbursements and net additions to reserves during such quarter, including, for the period from the closing of this offering through October 31, 1994, the cash balance of the Partnership on the date the Partnership commences operations. The full definition of Available Cash is set forth in the Partnership Agreement, a form of which is included in this Prospectus as Appendix A. The definition of Available Cash permits the General Partner to maintain reserves for distributions with respect to any of the next four succeeding quarters in order to reduce quarter-to-quarter variations in distributions. The General Partner has broad discretion in establishing reserves for other purposes, and its decisions regarding reserves could have a significant impact on the amount of Available Cash available for distribution.

  BTU: British thermal unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

  CASH FROM INTERIM CAPITAL TRANSACTIONS: To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is Cash from Operations or Cash from Interim Capital Transactions, all Available Cash distributed by the Partnership from any source will be treated as Cash from Operations until the sum of all Available Cash distributed as Cash from Operations equals the cumulative amount of Cash from Operations actually generated from the date the Partnership commenced operations through the end of the fiscal quarter prior to such distribution. Any excess Available Cash (irrespective of its source) will be deemed to be Cash from Interim Capital Transactions and distributed accordingly. The full definition of Cash from Interim Capital Transactions is set forth in the Partnership Agreement, a form of which is included in this Prospectus as Appendix A.

  CASH FROM OPERATIONS: Cash from Operations, which is determined on a cumulative basis, generally refers to the cash balance of the Partnership on the date the Partnership commences operations, plus an initial balance of $25 million, plus all cash receipts of the Partnership operations

(excluding any cash proceeds from Interim Capital Transactions), after deducting all cash operating expenditures, cash debt service payments (other than refinancings or refundings of debt with the proceeds from new debt or the sale of equity interests), cash capital expenditures of the Partnership necessary to maintain the facilities and operations of the Partnership (as distinguished from capital expenditures made to increase the operating capacity of the Partnership) and any cash reserves that the General Partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to above. The General Partner has the discretion to determine whether capital expenditures made by the Partnership were necessary or desirable to maintain the facilities and operations of the Partnership or whether they were made to increase the operating capacity of the Partnership. The General Partner's determination will in turn determine whether the capital expenditures in question will reduce the amount of Cash from Operations. The full definition of Cash from Operations is set forth in the Partnership Agreement, a form of which is included in this Prospectus as Appendix A.

  COMMON UNIT ARREARAGES: With respect to any Common Units for any quarter within the Subordination Period, the amount by which the Minimum Quarterly Distribution in such quarter exceeds the amount of Available Cash constituting Cash from Operations actually distributed on such Common Unit for such quarter. Common Unit Arrearages are calculated on a cumulative basis for all quarters during the Subordination Period. Common Units will not accrue arrearages for any quarter after the Subordination Period. Common Unit Arrearages do not accrue interest.

  COMMON UNITS: The 13,100,000 Common Units (15,065,000 if the Underwriters' overallotment option is exercised in full) offered hereby and to be issued at the closing of this offering together with the 1,000,000 Common Units (if the Underwriters' overallotment option is exercised in full, all of such Common Units will be repurchased by the Partnership) to be held by Ferrell at the closing of this offering. Each Common Unit represents a fractional part of the partnership interests of all limited partners and assignees and has the rights and obligations specified with respect to Common Units in the Partnership Agreement.

  COMPANY: Ferrellgas, Inc., a Delaware corporation and a wholly owned subsidiary of Ferrell. Also referred to in this Prospectus as "Ferrellgas" and the "General Partner."

  CONTRIBUTION AGREEMENT: The Contribution, Conveyance and Assumption Agreement dated as of the closing date of this offering between Ferrellgas, the Partnership and the Operating Partnership, which provides for, among other things, the principal transactions required to effect the transfer of assets to the Operating Partnership prior to or concurrent with the consummation of this offering.

  CREDIT FACILITY: The credit facility to be entered into by the Operating Partnership and Bank of America National Trust and Savings Association, as Agent, which will permit borrowings by the Operating Partnership of up to $100 million on a senior unsecured revolving line of credit basis and up to $85 million on a senior unsecured credit facility.

  CURRENT MARKET PRICE: The 20-day average of the closing prices of the applicable security on the NYSE ending three days prior to the date on which such notice is first mailed.

  EBITDA: Earnings before interest, income taxes and depreciation and amortization, calculated as operating income plus depreciation and amortization excluding interest.

  FERRELL: Ferrell Companies, Inc., a Kansas corporation.

  FERRELLGAS: Ferrellgas, Inc., a Delaware corporation and a wholly owned subsidiary of Ferrell. Also referred to in this Prospectus as the "Company" and the "General Partner."

  FIXED CHARGE COVERAGE RATIO: Earnings from continuing operations before income taxes, plus interest expense (including amortization of original issue discount) plus depreciation and amortization (excluding amortization of prepaid cash expenses) as a ratio of fixed charges (consisting of interest expense, including amortization of original issue discount and letter of credit commissions and fees).

  FGP: The trading symbol for the Common Units on the NYSE.

  GENERAL PARTNER: Ferrellgas, a wholly owned subsidiary of Ferrell, and its successors as general partner of the Partnership.

  INCENTIVE DISTRIBUTION RIGHTS: The right to receive specified incentive distributions of Available Cash constituting Cash from Operations if quarterly distributions of Available Cash constituting Cash from Operations exceed certain specified target levels, issued to Ferrellgas in connection with the transfer of its assets to the Partnership.

  INDENTURE: The indenture pursuant to which the Senior Notes will be issued (the form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part).

  INITIAL UNIT PRICE: An amount per Unit equal to the initial public offering price of the Common Units.

  INTERIM CAPITAL TRANSACTIONS: (a) borrowings, refinancings and refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Partnership, (b) sales of equity interests (including the Common Units sold to the Underwriters pursuant to the exercise of their overallotment option) by the Partnership and (c) sales or other voluntary or involuntary dispositions of any assets of the Partnership (other than (i) sales or other dispositions of inventory in the ordinary course of business, (ii) sales or other dispositions of other current assets, including, without limitation, receivables and accounts and (iii) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.

  MINIMUM QUARTERLY DISTRIBUTION OR MQD: $0.50 per Unit with respect to each quarter, subject to adjustment as described in "Cash Distribution Policy-- Quarterly Distributions of Available Cash--Distributions of Cash from Interim Capital Transactions" and "Cash Distribution Policy--Quarterly Distributions of Available Cash--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

  OPERATING PARTNERSHIP: Ferrellgas, L.P., a Delaware limited partnership of which the Partnership will own a 99% limited partner interest and Ferrellgas will own a 1% general partner interest. The Operating Partnership will conduct the Partnership's business and has been established to simplify the Partnership's obligations under the laws of certain jurisdictions in which it will conduct business.

  OPERATING PARTNERSHIP AGREEMENT: The partnership agreement for the Operating Partnership (the form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part).

  PARTNERSHIP: Ferrellgas Partners, L.P., a Delaware limited partnership.

  PARTNERSHIP AGREEMENT: The partnership agreement for the Partnership (the form of which has been filed as an exhibit to the registration statement of which this Prospectus is a part), and unless the context requires otherwise, references to the Partnership Agreement constitute references to the Partnership Agreements of the Partnership and of the Operating Partnership, collectively.

  SENIOR NOTES: The $250 million in aggregate principal amount of   % senior
notes due 2001 to be issued pursuant to the Indenture and sold by the Operating Partnership in a registered public offering concurrent with the sale of the Common Units offered by this Prospectus. The Senior Notes will be unsecured general joint and several obligations of the Operating Partnership and will be recourse to the General Partner in its capacity as general partner of the Operating Partnership.

  SUBORDINATED UNITS: The subordinated limited partner interests to be issued to Ferrellgas in connection with the transfer of its assets to the Partnership.

  SUBORDINATION PERIOD: The Subordination Period will extend from the closing of this offering until the first day of any quarter beginning on or after August 1, 1999 in respect of which (i) distributions of Available Cash on the Common Units and the Subordinated Units equaled or exceeded the Minimum Quarterly Distribution for each of the three consecutive four-quarter periods immediately preceding such date (excluding any such Available Cash that is attributable to net increases in working capital borrowings, net decreases in reserves and any positive balance in Cash from Operations at the beginning of such four-quarter periods) and (ii) the Partnership has invested at least $50 million in acquisitions and capital additions or improvements made to increase the operating capacity of the Partnership. In addition, the Subordination Period ends if the General Partner is removed other than for cause.

  TARGET DISTRIBUTIONS: The distribution level at which all Unitholders have received a total of $0.55 for such quarter in respect of each Unit, in addition to any distributions to Common Unitholders of Common Unit Arrearages (the "First Target Distribution"), and the distribution levels at which the interest in distributions for holders of Incentive Distribution Rights increase from 0% to 13% (the "Second Target Distribution") and from 13% to 23% (the "Third Target Distribution"). See "Cash Distribution Policy--Quarterly Distributions of Available Cash."

  TRANSFER APPLICATION: The application that all purchasers of Common Units in this offering and purchasers of Common Units in the open market who wish to become Common Unitholders of record must deliver before the transfer of such Common Units will be registered and before cash distributions and federal income tax allocations will be made to the transferee. A form of Transfer Application is included in this Prospectus as Appendix B.

  UNITHOLDERS: Holders of the Common Units and the Subordinated Units.

  UNITS: The Common Units and the Subordinated Units, collectively.

  UNRECOVERED INITIAL UNIT PRICE: At any time, with respect to a class or series of Units (other than Subordinated Units), the price per Unit at which such class or series of Units was initially offered to the public for sale by the Underwriters in respect of such offering, as determined by the General Partner, less the sum of all distributions theretofore made in respect of a Unit of such class or series that was sold in the initial offering of Units of said class or series constituting Cash from Interim Capital Transactions and any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of a Unit of such class or series that was sold in the initial offering of Units of such class or series, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

  UNRECOVERED SUBORDINATED UNIT CAPITAL: At any time, with respect to a Subordinated Unit, prior to its conversion into a Common Unit, the excess, if any, of (a) the net agreed value (at the time of conveyance) of the undivided interest in any property conveyed to the Partnership in exchange for such Subordinated Unit, over (b) any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Subordinated Units.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE HEREOF, OR THAT INFOR-MATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    5
Risk Factors..............................................................   27
The Transactions..........................................................   38
Use of Proceeds...........................................................   40
Capitalization............................................................   41
Dilution..................................................................   42
Cash Distribution Policy..................................................   43
Selected Historical and Pro Forma Consolidated Financial and Operating
 Data.....................................................................   50
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   52
Business..................................................................   62
Management................................................................   72
Conflicts of Interest and Fiduciary Responsibility........................   78
Description of the Common Units...........................................   83
The Partnership Agreement.................................................   85
Units Eligible for Future Sale............................................   96
Tax Considerations........................................................   98
Investment in the Partnership by Employee Benefit Plans...................  115
Underwriting..............................................................  116
Validity of Common Units..................................................  117
Experts...................................................................  118
Additional Information....................................................  118
Index to Financial Statements.............................................  F-1

Form of Agreement of Limited Partnership of Ferrellgas
 Partners, L.P. ..................................................... Appendix A
Form of Application for Transfer of Common Units .................... Appendix B
Glossary of Terms.................................................... Appendix C

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------



                            13,100,000 COMMON UNITS

                                 REPRESENTING

                           LIMITED PARTNER INTERESTS

                          FERRELLGAS PARTNERS, L. P.

                                ---------------

                      [LOGO OF FERRELLGAS APPEARS HERE]

                                ---------------

                             GOLDMAN, SACHS & CO.

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                           A.G. EDWARDS & SONS, INC.

                           PAINEWEBBER INCORPORATED

                               SMITH BARNEY INC.


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates.

      Securities and Exchange Commission registration fee........... $  115,586
      NASD filing fee...............................................     30,500
      The New York Stock Exchange, Inc. listing fee.................    120,000
      Printing and engraving expenses...............................    300,000
      Legal fees and expenses.......................................    817,182
      Accounting fees and expenses..................................    206,250
      Blue Sky fees and expenses....................................     26,000
      Transfer agent and registrar fees.............................      1,000
      Miscellaneous.................................................    125,416
                                                                     ----------
        Total....................................................... $1,741,934
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Section of the Prospectus entitled "The Partnership Agreement-- Indemnification" is incorporated herein by reference.

  Article VII of the Company's bylaws provides, with respect to indemnification, as follows:

  "Section 7.01. Indemnification of Authorized Representatives in Third Party Proceedings. The Corporation shall indemnify any person who was or is an "authorized representative" of the Corporation (which shall mean for purposes of this Article a Director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, or trustee, of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal third party proceeding (which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

  Section 7.02. Indemnification of Authorized Representatives in Corporate Proceedings. The Corporation shall indemnify any person who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporation proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor or investigative proceeding by the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

  Section 7.03. Mandatory Indemnification of Authorized Representatives. To the extent that an authorized representative of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

  Section 7.04. Determination of Entitlement to Indemnification. Any indemnification under Section 7.01, 7.02 or 7.03 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the authorized representative is proper in the circumstances because such person has either met the applicable standards of conduct set forth in Section 7.01 or 7.02 or has been successful on the merits or otherwise as set forth in Section 7.03 and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

    (1) By the Board of Directors by a majority of a quorum consisting of Directors who were not parties to such third party or corporate proceeding, or

    (2) If such a quorum is not obtainable, or, even if obtainable, a majority vote of such a quorum so directs, by independent legal counsel in a written opinion, or

    (3) By the stockholders.

  Section 7.05. Advancing Expenses. Expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of an authorized representative by the Corporation in advance of the final disposition of such third party or corporate proceeding as authorized in the manner provided in Section 7.04 of this Article upon receipt of an undertaking by or on behalf of the authorized representative to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation as authorized in this Article. The financial ability of such authorized representative to make such repayment shall not be a prerequisite to the making of an advance.

  Section 7.06. Employee Benefit Plans. For purposes of this Article, the Corporation shall be deemed to have requested an authorized representative to serve an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on an authorized representative with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines"; and action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

  Section 7.07. Scope of Article. The indemnification of authorized representatives, as authorized by this Article, shall (1) not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity, (2) continue as to a person who has ceased to be an authorized representative and (3) inure to the benefit of the heirs, executors and administrators of such a person.

  Section 7.08. Reliance on Provisions. Each person who shall act as an authorized representative of the Corporation shall be deemed to be doing so in reliance upon rights of indemnification provided by this Article."

  Article EIGHTH of Ferrell's Articles of Incorporation provides, with respect to indemnification, as follows:

  "Article EIGHTH. No Director shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that nothing in this Article EIGHTH shall be construed so as to eliminate or limit the liability of a director (A) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under the provisions of K.S.A. 17-6424 and amendments thereto, (D) for any transaction from which the director derived an improper personal benefit or (E) for any act or omission occurring prior to the effective date of this Article EIGHTH. No amendment to or repeal of this Article EIGHTH shall adversely affect any right, benefit or protection of a director of the Corporation existing at the time of such amendment or repeal with respect to any acts or omissions occurring prior to such amendment or repeal."

  In addition, paragraph 22 of Ferrell's bylaws provides as follows:

  "22. Indemnification of Directors and Officers. (a) Subject to subparagraph
(c) below, the corporation shall indemnify every director and officer who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

  (b) Subject to subparagraph (c) below, the corporation shall indemnify every person who is a party or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expense which the court shall deem proper.

  (c) Any indemnification under the subparagraphs (a) or (b) above, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in this Section 22. The determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent counsel in a written opinion, or by the stockholders.

  (d) It is the intent of this Section 22 that the corporation shall be obligated to indemnify every officer and director of this corporation to the fullest extent permitted by law provided that the officer and director has met the standard of conduct applicable by law which entitles such director and officer to such indemnification. To such end:

    (i) The indemnification and advancement of expenses provided by this
  Section 22 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person; and

    (ii) In the event the matter with respect to which indemnification is sought under this Section 22 is required by law to be authorized in accordance with subparagraph (c) above, then the exercise of discretion in granting any such authorization shall be on the basis of the utmost good faith consistent with the intent of this Section 22 to indemnify every officer and director of this corporation to the fullest extent permitted by law.

  (e) Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation as authorized in this Section 22.

  (f) Absent a vote by a majority of the Board of Directors or a determination by independent legal counsel appointed by a majority of the Board of Directors upon the facts of a specific case, indemnification described in this Section 22 will be limited to defensive application.

  (g) The corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this
Section 22.

  (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

  (i) For purposes of this Section, reference to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as director or officer of the corporation which imposes duties on, or involves services by, such director or officer, with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section."

  Section 145 of the General Corporation Law of the State of Delaware authorizes the indemnification of directors and officers of a corporation against liability incurred by reason of being a director or officer and against expenses (including attorneys' fees) in connection with defending any action seeking to establish such liability, in the case of third party claims, if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of action by or in the right of the corporation, if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such director or officer shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the director or officer had no reasonable cause to believe his conduct was unlawful.

  Reference is made to Section 8 of the Underwriting Agreement filed as
Exhibit 1.1 to this Registration Statement.

  Subject to any terms, conditions or restrictions set forth in the Partnership Agreements, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

  Under insurance policies maintained by Ferrell, directors and officers of Ferrell and its subsidiaries may be indemnified against losses arising from certain claims, including claims under the Securities Act of 1933, as amended, which may be made against such persons by reason of their being directors or officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  There has been no sale of securities of the Partnership within the past three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) EXHIBITS

     **1.1 --Form of Underwriting Agreement
      *3.1 --Form of Agreement of Limited Partnership of Ferrellgas Partners,
            L.P. (included as Appendix A to the Prospectus)
      *3.2 --Form of Agreement of Limited Partnership of Ferrellgas, L.P.

      **5.1 --Opinion of Andrews & Kurth L.L.P. as to the legality of the securities being registered
      **8.1 --Opinion of Andrews & Kurth L.L.P. relating to tax matters
      *10.1 --Form of working capital credit agreement among Ferrellgas, L.P.
             and certain banks in the amount of $185,000,000
      *10.2 --Form of Indenture among Ferrellgas, L.P., and Norwest Bank
             Minnesota, as Trustee, relating to   % Senior Notes due 2001
     **10.3 --$250,000,000 11 5/8% Senior Subordinated Debenture Indenture due
             2003, dated as of December 1, 1991, between the Company and
             Norwest Bank Minnesota, National Association, as Trustee
     **10.4 --Assignment and Agreement dated as of January 1, 1989 between BP
             Oil Company and Ferrell Petroleum, Inc., as amended
     **10.5 --Ferrell Long-Term Incentive Plan, dated June 23, 1987, between
             Ferrell and the participants in the Plan
     **10.6 --Ferrell 1992 Key Employee Stock Option Plan
      *10.7 --Form of Contribution, Conveyance and Assumption Agreement between
             Ferrellgas, the Partnership and the Operating Partnership
     **10.8 --First Supplemental Indenture dated June 2, 1994 relating to
             $250,000,000 11 5/8% Senior Subordinated Debentures
     **21.1 --List of subsidiaries
      *23.1 --Consent of Deloitte & Touche
     **23.2 --Consent of Andrews & Kurth L.L.P. (included in Exhibit 5.1)
     **23.3 --Consent of Andrews & Kurth L.L.P. (included in Exhibit 8.1)
     **24.1 --Powers of Attorney

- --------
 * Filed herewith
**Previously filed

  (b) FINANCIAL STATEMENT SCHEDULES

Index of Financial Statement Schedules..................................... S-1
Independent Auditors' Report............................................... S-2
Schedule I--Marketable Securities--Other Investments ...................... S-3
Schedule II--Amounts Receivable From Related Parties and Employees......... S-4
Schedule V--Property, Plant and Equipment.................................. S-5
Schedule VI--Accumulated Depreciation and Amortization of Property, Plant
 and Equipment ............................................................ S-6
Schedule VIII--Valuation and Qualifying Accounts........................... S-7
Schedule IX--Short-Term Borrowings......................................... S-8
Schedule X--Supplementary Income Statement Information..................... S-9

  All other financial statement schedules are omitted because the information is not required, is not material or is otherwise included in the financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

    (2) For the purposes of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LIBERTY, STATE OF MISSOURI, ON THE 23RD DAY OF JUNE, 1994.

                                          Ferrellgas Partners, L.P.

                                          By: Ferrellgas, Inc., as General
                                           Partner

                                                             *
                                          By: _________________________________
                                              JAMES E. FERRELLCHAIRMAN OF THE
                                             BOARD ANDCHIEF EXECUTIVE OFFICER


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

                  *                    Director, Chairman
- -------------------------------------   of the Board and        June 23, 1994
          JAMES E. FERRELL              Chief Executive
                                        Officer (Principal
                                        Executive Officer)

        /s/ Danley K. Sheldon          Chief Financial
- -------------------------------------   Officer/Treasurer       June 23, 1994
          DANLEY K. SHELDON             (Principal
                                        Financial and
                                        Accounting Officer)

        /s/ Danley K. Sheldon
*By: ________________________________
    DANLEY K. SHELDON ATTORNEY-IN-
                 FACT

                    INDEX OF FINANCIAL STATEMENTS SCHEDULES

Independent Auditors' Report............................................... S-2
Schedule I--Marketable Securities--Other Investments ...................... S-3
Schedule II--Amounts Receivable From Related Parties and Employees......... S-4
Schedule V--Property, Plant and Equipment.................................. S-5
Schedule VI--Accumulated Depreciation and Amortization of Property, Plant
 and Equipment ............................................................ S-6
Schedule VIII--Valuation and Qualifying Accounts........................... S-7
Schedule IX--Short-Term Borrowings......................................... S-8
Schedule X--Supplementary Income Statement Information..................... S-9

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Ferrellgas, Inc.
Liberty, Missouri

  We have audited the consolidated financial statements of Ferrellgas, Inc. and subsidiaries as of April 30, 1994 and July 31, 1993 and 1992, and for the nine months ended April 30, 1994 and for each of the three years in the period ended July 31, 1993, and have issued our report thereon dated June 3, 1994, which expressed an unqualified opinion and included an explanatory paragraph concerning an uncertainty involving an income tax matter. Our audits also included the financial statement schedules listed at Item 16(b). These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information therein set forth.

DELOITTE & TOUCHE
Kansas City, Missouri
June 3, 1994

                                                                      SCHEDULE I

                       FERRELLGAS, INC. AND SUBSIDIARIES

                    MARKETABLE SECURITIES--OTHER INVESTMENTS
                                 (IN THOUSANDS)

                                     SHARES/            MARKET       BALANCE
          ISSUANCE/ISSUER           PAR VALUE    COST    VALUE     SHEET VALUE
          ---------------           ---------   ------- -------    -----------
Year ended July 31, 1993
  United States Treasury Bills
    United States Government.......  $15,000    $14,497 $14,703      $14,497(1)
  United States Treasury Notes
    United States Government.......  $ 5,000    $ 5,116 $ 5,171      $ 5,116(1)
  Corporate Commercial Paper
    Beta Finance, Inc..............  $ 2,500    $ 2,474 $ 2,474      $ 2,474(1)
    General Electric Capital Corp..  $ 3,000    $ 2,953 $ 2,977      $ 2,953(1)
  Class B Redeemable Common Stock
    Ferrell Companies, Inc.........      643(4) $36,031 $36,031(2)   $36,031(3)
Year ended July 31, 1992
  United States Treasury Bills
    United States Government.......  $24,000    $23,165 $23,600      $23,165(1)
  Class B Redeemable Common Stock
    Ferrell Companies, Inc.........      576    $32,813 $32,813(2)   $32,813(3)
Year ended July 31, 1991
  Class B Redeemable Common Stock
    Ferrell Companies, Inc. .......      394    $23,721 $23,721(2)   $23,721(3)

- --------
(1) Short-term investments on Consolidated Balance Sheet.
(2) Class B redeemable common stock is not publicly traded. Therefore, market value was considered the same as cost for this schedule.
(3) Investment in Class B redeemable common stock of parent (eliminated in consolidation) on Balance Sheet.
(4) Total authorized and issued shares of Ferrell's Class B redeemable common stock.

                                                                     SCHEDULE II

                       FERRELLGAS, INC. AND SUBSIDIARIES

             AMOUNTS RECEIVABLE FROM RELATED PARTIES AND EMPLOYEES
                                 (IN THOUSANDS)

                                                           BALANCE AT END
                            BALANCE                           OF PERIOD
                              AT                           ---------------
                           BEGINNING              AMOUNTS            NOT
      NAME OF DEBTOR       OF PERIOD ADDITIONS   COLLECTED CURRENT CURRENT
      --------------       --------- ---------   --------- ------- -------
Year ended July 31, 1993
  One Liberty Plaza, Inc.
   (1)....................  $3,000    $   --      $   --   $   --  $3,000
                            ======    ======      ======   ======  ======
  Ferrell Development,
   Inc. (1)...............  $1,500    $   --      $   --   $   --  $1,500
                            ======    ======      ======   ======  ======
  Ferrell Properties, Inc.
   (1)....................  $   --    $  262(3)   $   --   $   --  $  262
                            ======    ======      ======   ======  ======
  James E. Ferrell (2)....  $6,588    $4,400      $4,341   $  500  $6,147
                            ======    ======      ======   ======  ======
Year ended July 31, 1992
  One Liberty Plaza, Inc.
   (1)....................  $3,000    $   --      $   --   $   --  $3,000
                            ======    ======      ======   ======  ======
  Ferrell Development,
   Inc. (1)...............  $1,500    $   --      $   --   $   --  $1,500
                            ======    ======      ======   ======  ======
  James E. Ferrell (2)....  $2,756    $5,480      $1,648   $1,000  $5,588
                            ======    ======      ======   ======  ======
Year ended July 31, 1991
  One Liberty Plaza, Inc.
   (1)....................  $3,000    $   --      $   --   $   --  $3,000
                            ======    ======      ======   ======  ======
  Ferrell Development,
   Inc. (1)...............  $1,500    $   --      $   --   $   --  $1,500
                            ======    ======      ======   ======  ======
  James E. Ferrell (2)....  $   --    $6,216      $3,460   $2,756  $   --
                            ======    ======      ======   ======  ======

- --------
(1) Notes are due December 31, 1997, and bear interest at the prime rate plus 1.375%.
(2) Note is due on demand and bears interest at the prime rate.
(3) Contributed by Ferrell in fiscal year 1993.

                                                                      SCHEDULE V

                       FERRELLGAS, INC. AND SUBSIDIARIES

                         PROPERTY, PLANT AND EQUIPMENT
                                 (IN THOUSANDS)

                          YEAR ENDED    YEAR ENDED    YEAR ENDED
                         JULY 31, 1993 JULY 31, 1992 JULY 31, 1991
                         ------------- ------------- -------------
Land and improvements...   $ 18,459      $ 17,150      $ 16,974
Buildings and improve-
 ments..................     23,001        20,339        18,560
Vehicles................     37,564        39,205        40,662
Furniture and fixtures..     16,402        14,194        11,182
Bulk equipment and mar-
 ket facilities.........     33,612        32,051        30,462
Tanks and customer
 equipment..............    314,127       313,634       307,210
Other...................      1,456            99         1,790
                           --------      --------      --------
                           $444,621      $436,672      $426,840
                           ========      ========      ========
Additions, at cost......   $ 14,187      $ 20,392      $ 25,942
                           ========      ========      ========
Retirements.............   $  6,238      $ 10,560      $  9,854
                           ========      ========      ========

- --------
Note: See Notes to financial statements for a description of the methods and estimated useful lives used in computing depreciation and amortization. Detail of additions and retirements by major classification is not provided as the totals for such additions and retirements are less than 10% of the total property, plant and equipment for each year.

                                                                     SCHEDULE VI

                       FERRELLGAS, INC. AND SUBSIDIARIES

                  ACCUMULATED DEPRECIATION AND AMORTIZATION OF
                         PROPERTY, PLANT AND EQUIPMENT

                                 (IN THOUSANDS)

                                                ADDITIONS
                                                CHARGED TO
                                      BEGINNING COSTS AND               END OF
                                       OF YEAR   EXPENSES  RETIREMENTS   YEAR
                                      --------- ---------- ----------- --------
Year ended July 31, 1993
  Land and improvements.............. $  1,293   $   263     $    5    $  1,551
  Buildings and improvements.........    5,831       996        124       6,703
  Vehicles...........................   21,804     4,466      2,260      24,010
  Furniture and fixtures.............    8,162     2,433         92      10,503
  Bulk equipment and market facili-
   ties..............................    9,186     1,712         92      10,806
  Tanks and customer equipment.......   77,270    10,579        617      87,232
                                      --------   -------     ------    --------
                                      $123,546   $20,449     $3,190    $140,805
                                      ========   =======     ======    ========
Year ended July 31, 1992
  Land and improvements.............. $  1,049   $   248     $    4    $  1,293
  Buildings and improvements.........    5,033       979        181       5,831
  Vehicles...........................   20,403     5,107      3,706      21,804
  Furniture and fixtures.............    6,742     2,072        652       8,162
  Bulk equipment and market facili-
   ties..............................    7,955     1,507        276       9,186
  Tanks and customer equipment.......   67,455    10,573        758      77,270
                                      --------   -------     ------    --------
                                      $108,637   $20,486     $5,577    $123,546
                                      ========   =======     ======    ========
Year ended July 31, 1991
  Land and improvements.............. $    826   $   234     $   11    $  1,049
  Buildings and improvements.........    5,095     1,057      1,119       5,033
  Vehicles...........................   17,323     5,115      2,035      20,403
  Furniture and fixtures.............    5,301     1,978        537       6,742
  Bulk equipment and market facili-
   ties..............................    6,263     1,826        134       7,955
  Tanks and customer equipment.......   52,521    15,775        841      67,455
                                      --------   -------     ------    --------
                                      $ 87,329   $25,985     $4,677    $108,637
                                      ========   =======     ======    ========

                                                                   SCHEDULE VIII

                       FERRELLGAS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                     BALANCE AT CHARGED   DEDUCTIONS   BALANCE
                                     BEGINNING  TO COST/   (AMOUNTS    AT END
            DESCRIPTION              OF PERIOD  EXPENSES CHARGED-OFF) OF PERIOD
            -----------              ---------- -------- ------------ ---------
Year ended July 31, 1993
  Allowance for uncollectible re-
   ceivables........................  $   837   $ 1,343     $1,573     $   607
                                      =======   =======     ======     =======
  Accumulated amortization of intan-
   gible assets.....................  $49,188   $ 9,993     $   --     $59,181
                                      =======   =======     ======     =======
  Accumulated amortization of other
   assets...........................  $ 5,286   $ 2,538     $  232     $ 7,592
                                      =======   =======     ======     =======
Year ended July 31, 1992
  Allowance for uncollectible re-
   ceivables........................  $ 1,005   $ 2,071     $2,239     $   837
                                      =======   =======     ======     =======
  Accumulated amortization of intan-
   gible assets.....................  $38,901   $10,306     $   19     $49,188
                                      =======   =======     ======     =======
  Accumulated amortization of other
   assets...........................  $ 6,895   $ 2,654     $4,263     $ 5,286
                                      =======   =======     ======     =======
Year ended July 31, 1991
  Allowance for uncollectible re-
   ceivables........................  $ 1,005   $ 2,423     $2,423     $ 1,005
                                      =======   =======     ======     =======
  Accumulated amortization of intan-
   gible assets.....................  $29,116   $ 9,785     $   --     $38,901
                                      =======   =======     ======     =======
  Accumulated amortization of other
   assets...........................  $ 4,309   $ 2,586     $   --     $ 6,895
                                      =======   =======     ======     =======

                                                                     SCHEDULE IX

                       FERRELLGAS, INC. AND SUBSIDIARIES

                             SHORT-TERM BORROWINGS

                                 (IN THOUSANDS)

                                              MAXIMUM                WEIGHTED
                                   WEIGHTED   AMOUNT      AVERAGE     AVERAGE
                           BALANCE AVERAGE  OUTSTANDING OUTSTANDING  INTEREST
                           AT END  INTEREST   DURING      DURING    RATE DURING
         CATEGORY          OF YEAR   RATE    THE YEAR    THE YEAR    THE YEAR*
         --------          ------- -------- ----------- ----------- -----------
Year ended July 31, 1993
  (There were no short-term borrowings during the fiscal year ended July 31,
   1993).
Year ended July 31, 1992
  Working capital loan....  $ --       --     $1,000      $  453       7.82%
                            ====     ====     ======      ======       ====
  Revolving loan..........  $ --       --     $4,275      $2,640       7.53%
                            ====     ====     ======      ======       ====
Year ended July 31, 1991
  (There were no short-term borrowings during the fiscal year ended July 31,
   1991).

- --------
* Based upon the actual rate in effect and the average daily outstanding balance.

                                                                      SCHEDULE X

                       FERRELLGAS, INC. AND SUBSIDIARIES

                   SUPPLEMENTARY INCOME STATEMENT INFORMATION

                                 (IN THOUSANDS)

                                                         CHARGED TO COSTS AND
                                                               EXPENSES
                                                        -----------------------
                                                         YEAR    YEAR    YEAR
                                                         ENDED   ENDED   ENDED
                                                         JULY    JULY    JULY
                                                          31,     31,     31,
                                                         1993    1992    1991
                                                        ------- ------- -------
1. Maintenance and repairs............................. $10,110 $ 9,855 $ 8,819
                                                        ======= ======= =======
2. Depreciation........................................ $20,472 $20,486 $25,985
   Amortization of intangibles.........................   9,993  10,306   9,785
   Amortization of other assets........................   2,538   2,654   2,586
                                                        ------- ------- -------
                                                        $33,003 $33,446 $38,356
                                                        ======= ======= =======

- --------
Note: Detail for the other items required for this schedule has been omitted since each of the other items is less than 1% of total revenues.

                            GRAPHICS APPENDIX LIST

PAGE WHERE
GRAPHIC          DESCRIPTION OF GRAPHIC OR CROSS-REFERENCE
- ------------     -----------------------------------------
INSIDE FRONT     A map depicting the locations of assets and operations of
COVER PAGE       Ferrellgas Partners, L.P. (the "Partnership") in the United
OF PROSPECTUS    States. The map is coded to reflect the locations of the
                 following: (1) retail markets; (ii) the headquarters; (iii) the Houston headquarters; (iv) a service center; (v) owned underground storage; and (vi) owned throughput terminals. The map also depicts LPG common carrier pipelines not owned by the Partnership and seaborne import terminals not owned by the Partnership.

PAGE 9 A chart depicting the organization and ownership of the Partnership and Ferrellgas, L.P. (the "Operating Partnership") after giving effect to the sale of the Common Units. The ownership interests as depicted are as follow: (1) Ferrell Companies, Inc. ("Ferrell") will own 1,000,000 Common Units, 16,118,559 Subordinated Units and Incentive Distribution Rights representing a 56.1% limited partner interest in the Partnership; Ferrellgas, Inc. ("Ferrellgas"), a wholly owned subsidiary of Ferrell, will own a 1% general partner interest in the Partnership and a 1.0101% general partner interest in the Operating Partnership; the Partnership will own a 98.9899% limited partner interest in the Operating Partnership; and the public unitholders will own 13,100,000 Common Units representing a 42.9% limited partner interest in the Partnership.